UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Sonim Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sonim Technologies, Inc.

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

Dear Stockholders of Sonim Technologies:

You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Sonim Technologies, Inc., a Delaware corporation (“Sonim,” the “Company,” or “we”). To provide the opportunity for participation by a broader group of stockholders and provide a consistent and convenient experience to all stockholders regardless of location, the Special Meeting will be held in a virtual-only meeting format. Stockholders will not be able to physically attend the Special Meeting. For purposes of attendance at the Special Meeting, all references in the attached proxy statement to “present” or “in person” shall mean virtually present at the Special Meeting.

As previously announced, on July 17, 2025, the Company, Pace Car Acquisition LLC, (the “Buyer”), the seller representative named in the asset purchase agreement (the “Seller Representative”), and Social Mobile Technology Holdings LLC (the “Parent”), solely for the purpose of guaranteeing complete payment and performance obligations of the Buyer, entered into an asset purchase agreement (as amended, the “Asset Purchase Agreement”). Pursuant to the Asset Purchase Agreement, the Buyer agreed to acquire substantially all assets of the Company and its subsidiaries (the “Asset Sale”) related to the Company’s enterprise 5G solutions business, including rugged handsets, smartphones, wireless internet device, software, services, and accessories (the “Legacy Business”).

If the Asset Sale is consummated, the Company will exit the operation of its Legacy Business and other historical operations. However, the Company does not intend to liquidate following the closing of the Asset Sale and currently intends to pursue a strategic transaction, the terms and timing of which are not presently known. However, there can be no assurance that any such transaction will be pursued, agreed upon, or ultimately consummated. The Company’s board of directors is currently evaluating alternatives for the use of the Post-Closing Cash. Those alternatives are currently expected to include using the Post-Closing Cash to fund, among other things, the Company’s operational expenses.

As consideration for the Asset Sale, the Buyer will (i) pay to the Company $15 million in cash, subject to customary working capital, indebtedness, and transaction expense adjustments (the “Cash Consideration”), and (ii) up to $5 million in the form of an earn-out payment, if earned. The Company estimates that, if the Asset Sale closes on or about January 31, 2026, the Company will have Post-Closing Cash of approximately $4 million to $6 million. In this proxy statement, the term “Post-Closing Cash” refers to (i) the Cash Consideration plus (ii) the cash, cash equivalents, and marketable securities that will be retained by the Company (and withheld from the Asset Sale) minus (iii) (A) the transaction expenses payable by the Company at closing and (B) the payment of up to $5.9 million of our indebtedness; provided, however, that the term “Post-Closing Cash” excludes any earn-out payments from the Buyer.

At the Special Meeting, you will be asked to consider and vote upon:

1.	A proposal to approve the Asset Purchase Agreement, the Asset Sale relating to the sale of substantially all of the Company’s assets as contemplated by the Asset Purchase Agreement, and the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal”);

2.	A proposal to approve, on an advisory, non-binding basis, certain compensation that has, will, or may be paid or become payable to the Company’s named executive officers in connection with the Asset Sale (the “Advisory Compensation Proposal”); and

3.	A proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, from time to time, to a later date or dates, even if a quorum is present, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal (the “Adjournment Proposal”).

After careful consideration, our board, upon unanimous recommendation of its Special Committee, determined that the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale, are advisable and in the best interests of the Company and its stockholders and recommends that you vote: “FOR” the Asset Sale Proposal.

After careful consideration, our board has unanimously determined that the continuation of the Company’s business other than the Legacy Business is advisable and in the best interests of the Company and its stockholders and recommends that you vote: (2) “FOR” the Advisory Compensation Proposal and (3) “FOR” the Adjournment Proposal.

The accompanying proxy statement contains important information concerning the Special Meeting, the Asset Purchase Agreement, the Asset Sale, and related matters, including information as to how to cast your vote. We encourage you to read the accompanying proxy statement and the Asset Purchase Agreement and other annexes to the proxy statement, carefully and in their entirety.

Your vote is very important, regardless of the number of shares of our common stock you own. Whether or not you plan to virtually attend the Special Meeting, your vote is important, and we encourage you to vote promptly. You may vote by proxy over the internet or by telephone, or by mail by following the instructions on your proxy card. If you virtually attend the Special Meeting, you will have the right to revoke your proxy and vote electronically during the meeting via the live webcast. If you hold your shares of common stock through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from your brokerage firm, bank, or other nominee to vote your shares. Only stockholders who owned shares of common stock at the close of business on December 2, 2025, the record date for the Special Meeting, will be entitled to vote at the Special Meeting.

The Asset Sale Proposal must be approved by the holders of a majority of the outstanding shares of common stock entitled to vote thereon at the Special Meeting. Therefore, if you do not vote by proxy or by virtual ballot or, if you hold your shares in “street name,” fail to properly instruct your broker, bank, or other nominee with respect to voting your shares, it will have the same effect as if you voted “AGAINST” the Asset Sale Proposal.

If you have any questions concerning any of the proposals, the Asset Purchase Agreement, the Asset Sale, the Special Meeting, or the proxy statement, or would like additional copies of the proxy statement or need help voting your shares of common stock, please contact Sodali & Co, our proxy solicitor:

430 Park Avenue, 14th Floor

New York, New York 10022

Stockholders Call Toll-Free in North America: (800) 662-5200

Outside of North America Call Collect: (203) 658-94000

E-mail: SONM@investor.sodali.com

On behalf of the Board of Directors,
thank you for your continued support,

Name:	Mike Mulica
Title:	Executive Chairman

San Diego, California

December 5, 2025

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the Asset Sale, passed upon the merits or fairness of the Asset Sale, or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offence.

Sonim Technologies, Inc. 4445 Eastgate Mall, Suite 200 San Diego, CA 92121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date and Time:	December 30, 2025 06:00 a.m., Pacific Time

Virtual Meeting:	Participate online at www.proxydocs.com/SONM

Record Date:	Close of business on December 2, 2025

NOTICE IS HEREBY GIVEN that a special meeting (including any postponements or adjournments thereof, the “Special Meeting”) of stockholders of Sonim Technologies, Inc., a Delaware corporation (“Sonim,” the “Company,” or “we”) will be held virtually via the internet at www.proxydocs.com/SONM on December 30, 2025 at 06:00 a.m. Pacific Time for the following purposes:

(1)	To consider and vote on a proposal to approve the asset purchase agreement, dated as of July 17, 2025, (as amended, the “Asset Purchase Agreement”) by and among the Company, Pace Car Acquisition LLC, (the “Buyer”), the Seller Representative named in the Asset Purchase Agreement, and Social Mobile Technology Holdings LLC (the “Parent”), solely for the purpose of guaranteeing complete payment and performance obligations of the Buyer contained in the Asset Purchase Agreement, the sale of substantially all assets of the Company and its subsidiaries (the “Asset Sale”) related to the Company’s enterprise 5G solutions business, including rugged handsets, smartphones, wireless internet device, software, services, and accessories (the “Legacy Business”) and the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal”);

(2)	To consider and vote on a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will, or may be paid or become payable to the Company’s named executive officers in connection with the Asset Sale (the “Advisory Compensation Proposal”); and

(3)	To consider and vote on a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, from time to time, to a later date or dates, even if a quorum is present, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal (the “Adjournment Proposal”).

Our board has designated December 2, 2025, as the record date for purposes of determining the stockholders that are entitled to receive notice of, and to vote at, the Special Meeting and any postponement or adjournment thereof, unless a new record date is fixed in connection with any such postponement or adjournment. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting and at any postponement or adjournment of the Special Meeting, unless a new record date is fixed in connection with such postponement or adjournment.

After careful consideration, our board, upon unanimous recommendation of its Special Committee, determined that the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale, are advisable and in the best interests of the Company and its stockholders and recommends that you vote: “FOR” the Asset Sale Proposal.

After careful consideration, our board has unanimously determined that the continuation of the Company’s business other than the Legacy Business is advisable and in the best interests of the Company and its stockholders and recommends that you vote: (2) “FOR” the Advisory Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Your vote is very important, regardless of the number of shares of the Company’s common stock that you own. Whether or not you plan to virtually attend the Special Meeting, your vote is important, and we encourage you to vote promptly. You may vote by proxy over the internet or by telephone, or by mail by following the instructions on your proxy card. If you virtually attend the Special Meeting, you will have the right to revoke your proxy and vote electronically during the meeting via the live webcast. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from your brokerage firm, bank, or other nominee to vote your shares. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” or “in person” shall mean virtually present at the Special Meeting.

The Asset Sale Proposal must be approved by the holders of a majority of the outstanding shares of common stock entitled to vote thereon at the Special Meeting. Therefore, if you do not vote by proxy or by virtual ballot or, if you hold your shares in “street name,” fail to properly instruct your broker, bank, or other nominee with respect to voting your shares, it will have the same effect as if you voted “AGAINST” the Asset Sale Proposal.

The accompanying proxy statement contains important information concerning the Special Meeting, the Asset Purchase Agreement, the Asset Sale, and related matters, including information as to how to cast your vote. We encourage you to read the accompanying proxy statement and the Asset Purchase Agreement and other annexes to the proxy statement carefully and in their entirety. If you have any questions concerning the Asset Purchase Agreement, the Asset Sale, the Special Meeting, or the proxy statement, or would like additional copies of the proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

430 Park Avenue, 14th Floor

New York, New York 10022

Stockholders Call Toll-Free in North America: (800) 662-5200

Outside of North America Call Collect: (203) 658-94000

E-mail: SONM@investor.sodali.com

The accompanying proxy statement and form of proxy are first being mailed to stockholders on or about December 5, 2025.

By Order of the Board of Directors,

Name:	Clay Crolius
Title:	Chief Financial Officer

San Diego, California

December 5, 2025

SUMMARY TERM SHEET

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the Asset Purchase Agreement, the transactions contemplated by the Asset Purchase Agreement, and the other matters being considered at the Special Meeting to which this proxy statement relates. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on Sonim, see the section titled “Where You Can Find More Information” beginning on page 87. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references in this proxy statement to:

●	“Buyer” or “Pace Car” refers to Pace Car Acquisition LLC, a Delaware limited liability company;

●	“Parent” or “Social Mobile” refers to Social Mobile Technology Holdings LLC, a Delaware limited liability company;

●	“Seller Representative” refers to the representative of the Seller under the Asset Purchase Agreement (currently, Clay Crolius, Chief Financial Officer of the Seller);

●	“we,” the “Company,” the “Seller,” or “Sonim” refer to Sonim Technologies, Inc., a Delaware corporation;

●	the “Asset Purchase Agreement” refers to the Asset Purchase Agreement dated as of July 17, 2025, as amended by the First Amendment to Asset Purchase Agreement dated as of November 24, 2025, by and among the Company, Buyer, Seller Representative, and, for certain specified purposes, the Parent, relating to the sale of substantially all assets of the Company and its subsidiaries related to the Legacy Business;

●	the “Asset Sale” refers to the sale of substantially all assets of the Company and its subsidiaries related to the Legacy Business, as contemplated by the Asset Purchase Agreement;

●	the “bylaws” refer to the Company’s bylaws;

●	the “Legacy Business” refers to the business of providing enterprise 5G solutions, including rugged handsets, smartphones, wireless internet devices, software, services, and accessories.

Virtual-Only Meeting

For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” or “in person” shall mean virtually present at the Special Meeting.

Website Information

Websites throughout this proxy statement are provided for reference only. Websites referred to herein are not incorporated by reference into this proxy statement.

Manner of Presentation

Assumed Closing Date

Throughout this proxy statement, we use January 31, 2026, as an illustrative date to assume Post-Closing Cash amounts, executive compensation payments, and other quantitative forward-looking assumptions in connection with the consummation of the Asset Sale. We selected this date because (i) if the Asset Sale is consummated, it is more likely to occur in 2026 than in 2025, and (ii) it would be unduly burdensome for us to present projections as of a mid-month date. The January 31, 2026 date is used solely for illustrative purposes and does not represent the expected or required closing date of the Asset Sale.

We caution you that the outside date of the Asset Sale is January 13, 2026 (for more information on the outside date, see “—Termination; Termination Fee”) and, accordingly, if the Asset Sale is not consummated pursuant to the Asset Purchase Agreement on or before January 13, 2026, each party may have the right to terminate the Asset Purchase Agreement. There can be no assurance that the Asset Sale will be consummated timely or at all.

Reverse Stock Splits

Unless provided to the contrary herein, the information in this proxy statement is retroactively adjusted to reflect (i) the 1-for-10 reverse stock split that became effective on July 17, 2024, and (ii) the 1-for-18 reverse stock split that became effective on October 27, 2025.

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Information about the Parties (see page 33)

The Company

Sonim Technologies, Inc. was founded in 1999 and is based in the United States. Our principal executive offices are located at 4445 Eastgate Mall, Suite 200, San Diego, California 92121. Our telephone number is (415) 432-7323. Our website address is https://www.sonimtech.com/

Legacy Business

Sonim is a leading provider of enterprise 5G solutions, offering a robust portfolio that includes rugged handsets, smartphones, wireless internet devices, software, services, and accessories. These products are engineered for reliable communication in challenging and unpredictable environments, serving sectors such as critical communications, first responders, government, industrial, construction, hospitality, and logistics. We currently have products available at all three U.S. Tier-one carriers – AT&T, T-Mobile and Verizon as well as the three primary carriers in Canada – Bell, Telus and Rogers, and Telstra in Australia. These carriers then resell our products, along with network services, to end customers focusing on two primary end markets: industrial enterprise and public sector. We also sell our products through distributors and resellers in various markets, including Europe and South Africa.

Principal Market and Ticker

Our common stock, par value $0.001 per share, is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SONM.”

Buyer

Pace Car Acquisition LLC is a Delaware limited liability company and a wholly-owned subsidiary of the Parent.

Parent

Founded in 2011, Social Mobile maintains offices, warehouses, and facilities around the world, in addition to its head office in Hollywood, Florida. The Parent is an IoT design firm that specializes in developing custom devices for the world’s biggest companies in all industries, including healthcare, transportation, retail, and defense.

Buyer and Parent are affiliates of MW International Ventures LLC, formerly doing business as Social Mobile and as of October 16, 2025, now doing business as NEXA.

The Asset Purchase Agreement (see page 70, Annex A, and Annex B)

We have entered into the Asset Purchase Agreement with the Buyer, Seller Representative, and the Parent that provides, among other things, that we will sell substantially all assets of the Company and its subsidiaries related to the Legacy Business, subject to the satisfaction or waiver of the conditions set forth therein, including the approval of the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the Special Meeting.

A copy of the Asset Purchase Agreement is attached as Annex A and Annex B to this proxy statement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety.

Consideration for the Asset Sale (see page 34)

As consideration for the Asset Sale, the Buyer will pay to the Company:

●	$15 million in cash, subject to customary working capital, indebtedness, and transaction expense adjustments, and

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●	up to $5 million in cash in the form of an earn-out payment, if earned.

The Company estimates that, if the Asset Sale closes on or about January 31, 2026, the Company will have Post-Closing Cash of approximately $4 million to $6 million. In this proxy statement, the term “Post-Closing Cash” refers to (i) the Cash Consideration plus (ii) the cash, cash equivalents, and marketable securities that will be retained by the Company (and withheld from the Asset Sale) minus (iii) (A) the transaction expenses payable by the Company at closing and (B) the payment of up to $5.9 million of our indebtedness; provided, however, that the term “Post-Closing Cash” excludes any earn-out payments from the Buyer.

The Seller will, if the Closing occurs, pay up to $5.9 million of our indebtedness under certain promissory notes that remain unpaid.

Given the Legacy Business’s current negative cash flow, the amount of Post-Closing Cash would be adversely affected by any delays in closing the Asset Sale.

Guaranty (see page 75)

The Parent has agreed to guarantee the full, prompt, and complete payment and performance of all obligations of the Buyer under the Asset Purchase Agreement (including payment of the Cash Consideration, all assumed Company transaction expenses in accordance with the Asset Purchase Agreement and certain agreed upon indemnification obligations as set forth in the Asset Purchase Agreement).

Reasons for the Asset Sale (see page 52)

In the course of our board making the determinations described in the section titled “The Special Meeting—Recommendation of our Board” beginning on page 28 of this proxy statement, our board:

(i)	consulted with Company management and the Company’s legal counsel, financial advisors, and financial consultants,

(ii)	took into account the recommendation of an ad hoc special committee of our board (the “Special Committee”), and

(iii)	considered a number of factors, including, but not limited to, the risks described in the section titled “Risk Factors” beginning on page 24 of this proxy statement, as well as the factors detailed under “Proposal 1: Asset Sale Proposal — Reasons for the Asset Sale and Recommendation of our Board” on page 52 of this proxy statement.

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Fairness Opinion of Roth Capital Partners, LLC (see page C-1)

The Special Committee retained ROTH Capital Partners, LLC (“Roth Capital”) to act as its financial advisor in connection with the Asset Purchase Agreement. On July 17, 2025, Roth Capital delivered its opinion to the Special Committee that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the consideration to be received by Sonim pursuant to the Asset Purchase Agreement was fair from a financial point of view.

You are urged to read Roth Capital’s opinion carefully and in its entirety. The opinion addresses only the fairness of the consideration to be received by Sonim pursuant to the Asset Purchase Agreement, from a financial point of view, as of the date of the opinion. Roth Capital expressed no opinion or recommendation to the Special Committee regarding whether Sonim should proceed with the transaction, and Roth Capital’s opinion does not constitute a recommendation to any other persons in respect of the transaction, including as to how any stockholder of Sonim should vote with respect to the transaction.

For further information, see “Fairness Opinion of Roth Capital Partners, LLC” attached as Annex C.

Special Meeting (see page 28)

Date, Time, and Place

The Special Meeting will be held virtually via the internet at www.proxydocs.com/SONM on December 30, 2025 at 06:00 a.m. Pacific Time. You will not be able to attend the Special Meeting physically in person.

Voting Matters and Board Recommendations

The Special Meeting is being held to consider and vote on the following matters:

Voting Matter	Board Vote Recommendation	Page Reference For More Information
Proposal 1 — The Asset Sale Proposal	FOR	28
Proposal 2 — The Advisory Compensation Proposal	FOR	53
Proposal 3 — The Adjournment Proposal	FOR	54

Our stockholders must vote to approve the Asset Sale Proposal as a condition for the Asset Sale to occur. If the Company’s stockholders fail to approve the Asset Sale Proposal, the Asset Sale will not occur.

In reaching its decision to approve the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement and to recommend that our stockholders vote to approve the same, our board, in consultation with our management and legal counsel, financial advisors and financial consultants, considered a number of factors, including the risks described in the section titled “Risk Factors” beginning on page 24 of this proxy statement.

For additional information on the factors considered by our board, please refer to the section titled “Proposal 1: Asset Sale Proposal — Reasons for the Asset Sale and Recommendation of our Board.”

Record Date, Stockholders Entitled to Vote, and Voting Power

Our board has designated December 2, 2025, as the record date for purposes of determining the stockholders that are entitled to receive notice of, and to vote at, the Special Meeting and any postponement or adjournment thereof, unless a new record date is fixed in connection with any such postponement or adjournment. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting and at any postponement or adjournment of the Special Meeting, unless a new record date is fixed in connection with such postponement or adjournment. At the close of business on the record date, there were 1,088,635 shares of our common stock outstanding and entitled to vote at the Special Meeting.

Each holder of our common stock will be entitled to one vote for each share of our common stock held by such holder as of the close of business on the record date.

Quorum

A quorum of stockholders is necessary to transact business at the Special Meeting. Our bylaws provide that the presence, in person, by remote communication, or by proxy of the holders of one-third of the voting power of the outstanding shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the Special Meeting. Thus, votes of stockholders of record who are present at the Special Meeting virtually or by proxy, broker non-votes (if any), and abstentions will be counted for purposes of determining whether a quorum exists. As of the record date for the Special Meeting, there were 1,088,635 shares of common stock, issued, outstanding, and entitled to vote, which means that 362,879 shares of common stock must be present in person or represented by proxy at the Special Meeting to establish a quorum.

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If a quorum is not present at the Special Meeting, under our bylaws, the Special Meeting may be adjourned either by the chairperson of the Special Meeting or by vote of the holders of a majority of voting power of the shares represented thereat, and no other business can be transacted at the Special Meeting. Therefore, failure of a quorum to be represented at the Special Meeting will necessitate a postponement or adjournment of the Special Meeting and will subject us to additional cost and expense.

Required Vote and Voting Options

The table below illustrates the voting options, vote required, and effect of abstentions and broker non-votes for each proposal, assuming a quorum is present at the Special Meeting:

Voting Matter	Voting Options	Vote Required	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes	Effect of Abstentions
Proposal 1 — The Asset Sale Proposal	For, against, or abstain	Affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the matter	No	N/A(1)(2)	Against
Proposal 2 — The Advisory Compensation Proposal	For, against, or abstain	Affirmative vote of the holders of a majority of the voting power of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote on the matter	No	N/A(1)(3)	Against
Proposal 3 — The Adjournment Proposal	For, against, or abstain	Affirmative vote of the holders of a majority of the voting power of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote on the matter	No	N/A(1)(3)	Against

(1)	Each proposal to be considered at the Special Meeting is a “non-routine” matter. As a result, if you do not provide voting instructions to your broker, bank, or other nominee, your shares will not be deemed present for any purpose at the Special Meeting, including for purposes of determining whether a quorum exists. Accordingly, no broker non-votes are expected in connection with the Special Meeting.

(2)	Although no broker non-votes are expected, a failure to provide instructions to the broker, bank, or other nominee holding your shares will, without resulting in a broker non-vote, have the same effect as a vote “Against” the Asset Sale Proposal.

(3)	Although no broker non-votes are expected, a failure to provide instructions to the broker, bank, or other nominee holding your shares will, without resulting in a broker non-vote, have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal.

Voting

If you are a stockholder of record as of the record date, there are several ways for you to vote, or authorize a proxy to vote, your shares.

Your vote is very important, regardless of the number of shares of our common stock that you own. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote in the manner you indicate. If you submit a proxy but do not indicate any voting instructions, your votes will be voted in accordance with our board’s recommendations. Voting by proxy will not affect your right to attend the Special Meeting. The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker, or other nominee who is the recordholder.

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If your shares are registered directly in your name through our stock transfer agent, or if you have stock certificates registered in your name, you may vote:

●	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 08:59 p.m. Pacific Time on December 29, 2025.

●	By mail. As described in the notice of Internet availability, you may request printed proxy materials, in which case you may complete, sign, and return the proxy card in the postage pre-paid envelope accompanying the proxy materials so that it is received prior to the Special Meeting.

●	At the meeting. If you attend the Special Meeting, you can vote using the 12-digit control number in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

If your shares are held in “street name” (meaning the shares are held in the name of a bank, broker, or other nominee who is the record holder), you must provide the bank, broker, or other nominee with instructions on how to vote your shares and can do so as follows:

●	By Internet or by telephone. Follow the instructions you receive from the bank, broker, or other nominee to vote by Internet or telephone.

●	By mail. You will receive instructions from the bank, broker, or other nominee explaining how to vote your shares.

●	At the meeting. If you attend the Special Meeting, you can vote using the 12-digit control number in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

To ensure that your vote is counted, please remember to submit your vote by the date and time indicated on your proxy card, voting instruction form, or e-mail notification, as applicable.

Solicitation of Proxies

Our board is soliciting your vote for the Special Meeting.

We will pay all of the costs of soliciting these proxies. Our directors, officers, and employees may solicit proxies in person or by e-mail or other electronic means, or by telephone. We will pay these directors, officers, and employees no additional compensation for these services. We will ask banks, brokers, and other nominees to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable, out-of-pocket expenses. The expense associated with the solicitation of proxies will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees, or fiduciaries for forwarding proxy materials and other documents to beneficial owners of stock held in their names. We have engaged the services of Sodali & Co with respect to proxy soliciting matters at an expected cost of approximately $30,000, not including incidental expenses.

Interests of our Directors and Executive Officers in the Asset Sale (see page 65)

In considering the recommendation of our board to vote “FOR” the Asset Sale Proposal, you should be aware that, aside from their interests as Sonim stockholders, our directors and executive officers have interests in the Asset Sale that are different from, or in addition to, the interests of our stockholders generally.

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These interests include potential payments to our named executive officers pursuant to the terms of agreements we have previously entered into with those officers. Additional information concerning these potential payments is provided under “Proposal 1: Asset Sale Proposal — Interests of our Directors and Executive Officers in the Asset Sale — Golden Parachute Compensation” on page 68. For more information on the severance and change in control agreements that we have entered into with our named executive officers, see “Proposal 1: Asset Sale Proposal — Interests of our Directors and Executive Officers in the Asset Sale — The Severance and Change in Control Agreements” on page 67.

Use of Proceeds and Future Operations (see page 65)

The Company, and not its stockholders, will receive the proceeds from the Asset Sale. If the Asset Sale closes, the Company will exit the operation of its Legacy Business and other historical operations. However, the Company does not intend to liquidate following the closing of the Asset Sale and currently intends to pursue a strategic transaction, the terms and timing of which are not presently known. However, there can be no assurance that any such transaction will be pursued, agreed upon, or ultimately consummated.

The Company’s post-closing board of directors will conduct an extensive review of available opportunities for the Company’s use of the Post-Closing Cash. Those alternatives are currently expected to include using the Post-Closing Cash to fund its general corporate purposes and to pursue a strategic transaction, the terms and timing of which are not presently known. However, there can be no guarantee that our board’s determination in connection with the use of the Post-Closing Cash will align with the currently disclosed expectations. Our board will conduct a careful process, and there is no set timeframe for completing the exploration of alternatives.

No Solicitation (see page 78)

We have agreed that we will not, and will cause our subsidiaries and will cause our and their respective representatives not to, directly or indirectly:

●	solicit, initiate, knowingly encourage, or knowingly induce, encourage, facilitate or assist, entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, any other person (other than Buyer or its representatives) regarding any Alternative Transaction (as defined below) or any proposal or offer that would reasonably be expected to constitute or lead to an Alternative Transaction;

●	engage in, participate in, or otherwise continue any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate the making of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Alternative Transaction; or

●	negotiate, agree to enter into or enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Alternative Transaction.

However, notwithstanding the restrictions described above, we or any of our representatives may, in response to an unsolicited inquiry or proposal that did not result from a breach of the non-solicitation restrictions described above, request information reasonably necessary to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes, or is reasonably likely to lead to or result in, a Superior Proposal (as defined below) and (ii) in response to an inquiry or proposal from a third party, inform a third party or its representatives of the restrictions imposed by the non-solicitation restrictions described above.

Furthermore, under the Asset Purchase Agreement, our board (or any of its committees) may not:

●	withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify our board’s recommendation to approve the Asset Sale in this proxy statement;

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●	recommend the approval or adoption of, or approve or adopt, declare advisable, or publicly propose to recommend, approve, adopt, or declare advisable, any Alternative Transaction;

●	publicly take a neutral position or no position with respect to an Alternative Transaction at any time beyond ten business days after receipt of such Alternative Transaction or any public announcement by the party that made the Alternative Transaction proposal;

●	fail to publicly reaffirm our board’s recommendation within five business days of a reasonable written request by Buyer to make such public reaffirmation;

●	make any public statement that would be inconsistent with our board’s recommendation to approve the Asset Purchase Agreement; or

●	fail to include our board’s recommendation to approve the Asset Purchase Agreement in this proxy statement (including when filed with the SEC or disseminated to the Company’s stockholders).

Notwithstanding the restrictions described above, our board may, after consultation with our outside legal counsel, make such disclosures as our board determines in good faith, that the failure to do so would be inconsistent with the fiduciary duties of our board under applicable law. However, any disclosure that relates to a competing proposal will be deemed to be a change in recommendation unless our board reaffirms our board’s recommendation to approve the Asset Sale in such disclosure.

Additionally, the restrictions of a non-solicitation provision do not extend to any reverse merger transaction that would not affect the Legacy Business and would be complementary to and not a substitute for the transactions contemplated by the Asset Purchase Agreement.

Financing the Asset Sale (see page 79)

The Buyer is financing the Cash Consideration payable at closing with cash and available resources on hand.

Expected Timing of the Asset Sale (see page 79)

We expect to complete the Asset Sale in the first quarter of 2026, promptly following the Special Meeting, if the Asset Sale Proposal is approved by our stockholders and the various other conditions to closing are satisfied or waived. However, there can be no assurance that the Asset Sale will be completed as currently anticipated. Certain factors, including factors outside of our control and the control of the Buyer, could result in the Asset Sale being delayed or not occurring at all.

Conditions to Closing (see page 80)

The completion of the Asset Sale is dependent upon the satisfaction of a number of conditions, including, among other things:

●	receipt of stockholder approval of the Asset Sale Proposal at the Special Meeting or any postponement or adjournment thereof;

●	the accuracy of the parties’ representations and warranties in the Asset Purchase Agreement, subject, in certain circumstances, to certain materiality and other thresholds;

●	the performance by the parties of their obligations and covenants under the Asset Purchase Agreement;

●	the delivery by each party of certain certificates, consents, resignations and other closing documentation;

●	since the date of the Asset Purchase Agreement, no Material Adverse Effect (as defined in the Asset Purchase Agreement) shall have occurred and be continuing; and

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●	the absence of any order issued by any governmental authority of competent jurisdiction or other law enjoining, restraining or otherwise prohibiting or making illegal the consummation of the Asset Sale.

Termination of the Asset Purchase Agreement (see page 81)

The Asset Purchase Agreement may be terminated prior to the closing of the Asset Sale by the mutual written agreement of the Company and the Buyer.

Additionally, the Asset Purchase Agreement may be terminated by either the Company or the Buyer if:

●	the closing of the Asset Sale has not yet occurred by January 13, 2026 (the “outside date”) and the party seeking to terminate the Asset Purchase Agreement has not breached any representation or warranty or failed to fulfill any covenant or agreement under the Asset Purchase Agreement that has resulted in the failure of the closing of the Asset Sale to occur on or before the outside date;

●	a non-appealable order is adopted by any governmental entity with jurisdiction over any party that makes the consummation of the Asset Sale illegal or otherwise prohibits the Asset Sale; or

●	the Asset Sale Proposal is not approved by the Company’s stockholders.

See “Asset Purchase Agreement — Termination of the Asset Purchase Agreement” beginning on page 81 for a discussion of these and other rights of each of the Buyer and the Company to terminate the Asset Purchase Agreement.

Termination Fees and Expenses (see page 82)

Generally, all fees and expenses incurred in connection with the Asset Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring those expenses, regardless of whether the Asset Sale is completed.

However, we are required to pay the Buyer (i) the termination fee of $1 million (One Million Dollars) and (ii) the transaction expenses reasonably incurred by the Buyer and its affiliates in a number of circumstances including when the Company or the Buyer terminates the Asset Purchase Agreement because the Asset Purchase Agreement is not consummated on or before the outside date, if our board changes its recommendation in connection with the stockholders vote on the Asset Sale, or if the Company terminates the Asset Purchase Agreement in order to enter into a binding agreement for a Superior Proposal.

See “Asset Purchase Agreement — Termination Fees and Expenses” beginning on page 82 for a further discussion of the termination fee and allocation of expenses under the Asset Purchase Agreement.

No Appraisal or Dissenters’ Rights (see page 69)

No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the Asset Sale.

Risk Factors (see page 24)

In evaluating the Asset Sale Proposal, in addition to the other information provided elsewhere in this proxy statement and the annexes hereto, you should carefully consider the risk factors relating to the Asset Sale and our future operations that are discussed beginning on page 10 below.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND
THE ASSET SALE

The following questions and answers are intended to briefly address some commonly asked questions you may have regarding the Special Meeting, the Asset Purchase Agreement, the Asset Sale, and ancillary matters. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, which you should read carefully and in their entirety.

Why am I receiving these proxy materials?

We have delivered printed proxy materials to you because our board is soliciting your proxy to vote at the Special Meeting, including any continuation, postponement, or adjournment thereof. We have entered into the Asset Purchase Agreement, which provides for the Asset Sale. You are receiving these proxy materials in connection with the solicitation by our board of proxies from our stockholders in favor of the Asset Sale Proposal and the other matters to be voted on at the Special Meeting, which will be held virtually via the internet at www.proxydocs.com/SONM on December 30, 2025 at 06:00 a.m. Pacific Time.

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have mailed the full set of our proxy materials, including this proxy statement and the proxy card, on or around December 5, 2025 to our stockholders of record as of the close of business on the record date, December 2, 2025.

How do I attend and participate in the Special Meeting?

The Special Meeting will be a completely virtual meeting of stockholders and will be audio webcast live over the internet. We believe a virtual Special Meeting provides the opportunity for participation by a broader group of stockholders, a consistent and convenient experience to all stockholders regardless of location, and cost savings. You can virtually attend the Special Meeting at www.proxydocs.com/SONM, where you will be able to vote your shares of our common stock and submit your questions during the meeting via the internet. There will not be a physical meeting location, and you will not be able to attend the Special Meeting in person.

We invite you to virtually attend the Special Meeting and request that you vote on the proposals described in this proxy statement. However, you do not need to attend the virtual Special Meeting to vote your shares of our common stock. Instead, you may vote by internet, by telephone, or by completing and mailing in your proxy card.

The Special Meeting starts at 6:00 a.m. Pacific Time on December 30, 2025. Follow the instructions on your proxy card to access the Special Meeting. We encourage you to access the meeting website prior to the start time to allow for check-in. If you encounter any difficulties with accessing the virtual meeting at any point, please call the technical support number that will be posted on the virtual meeting log-in page.

If you wish to submit a question on the day of the Special Meeting, you may log in to the virtual meeting platform at www.proxydocs.com/SONM and submit your question through the Q&A tab. Questions pertinent to meeting matters will be answered during the Special Meeting, subject to time constraints. Questions regarding personal matters or other matters not pertinent to Special Meeting matters will not be answered. Questions and answers may be grouped by topic, and substantially similar questions may be grouped and answered once. We may also elect to address all the questions following the Special Meeting in order to provide more detailed and accurate information to our stockholders.

Who pays for this proxy solicitation?

We will pay all of the costs of soliciting these proxies. Our directors, officers, and employees may solicit proxies in person or by e-mail or other electronic means, or by telephone. We will pay these directors, officers, and employees no additional compensation for these services. We will ask banks, brokers, and other nominees to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable, out-of-pocket expenses. The expense associated with the solicitation of proxies will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees, or fiduciaries for forwarding proxy materials and other documents to beneficial owners of stock held in their names. We have engaged the services of Sodali & Co with respect to proxy soliciting matters at an expected cost of approximately $30,000, not including incidental expenses.

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If I hold my shares of common stock in “street name” through a broker, bank, or other nominee, will they vote my shares for me?

No. If you hold your shares of common stock in street name, you must provide your broker, bank, or other nominee with instructions in order for your shares to be voted. To do so, you should return the voting instruction form provided to you with this proxy statement by your broker, bank, or other nominee.

What happens if I hold my shares in “street name” through a broker, bank, or other nominee, and I do not instruct them how to vote my shares?

Brokers, banks, or other nominees who hold shares in “street name” for their customers have authority to vote those shares on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks, or other nominees do not have the authority to vote shares they hold for their customers on “non-routine” proposals when they have not received instructions from the beneficial owners of such shares. The Asset Sale Proposal, the Advisory Compensation Proposal, and the Adjournment Proposal are all “non-routine” proposals. As a result, absent instructions from the beneficial owners of such shares, brokers, banks, and other nominees will not vote those shares, and those shares will not be considered present at the Special Meeting for purposes of determining a quorum. A failure to instruct the broker, bank, or other nominee holding your shares will have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal. However, shares of our common stock entitled to vote thereon as of the close of business on the record date, a failure to instruct your broker, bank, or other nominee with respect to voting your shares will have the same effect as a vote “Against” the Asset Sale Proposal.

What matters will the stockholders vote on at the Special Meeting? How does our board recommend that I vote on these matters?

The table below illustrates each proposal submitted for stockholders’ vote and the recommendation of our board in connection with each proposal:

Voting Matter	Board Vote Recommendation	Page Reference For More Information
Proposal 1 — The Asset Sale Proposal	FOR	33
Proposal 2 — The Advisory Compensation Proposal	FOR	83
Proposal 3 — The Adjournment Proposal	FOR	84

Will any other business be conducted at the Special Meeting?

No. Pursuant to our bylaws, any business transacted at any Special Meeting of stockholders is limited to the matters stated in the notice of the meeting.

What is the Asset Sale Proposal?

The Asset Sale Proposal is a proposal to sell substantially all of our assets related to the Legacy Business to the Buyer pursuant to the terms, and subject to the conditions of, the Asset Purchase Agreement.

If the Asset Sale Proposal is approved, when will the Asset Sale close?

We expect to complete the Asset Sale in the first quarter of 2026. Obtaining approval of the Asset Sale Proposal, however, is the primary condition to closing. Therefore, we expect to complete the Asset Sale promptly following the Special Meeting if the Asset Sale Proposal is approved by our stockholders. The various other conditions to closing must also be satisfied or waived, but we expect each of those conditions to be obtained within a short period of time after the Special Meeting. For more information, see “Asset Purchase Agreement — Closing Conditions” beginning on page 80.

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Is the Asset Sale subject to the fulfillment of certain conditions?

Yes. The completion of the Asset Sale is dependent upon the satisfaction of a number of conditions. If these conditions are not satisfied or waived, the Asset Sale will not be completed. For more information, see “Asset Purchase Agreement — Closing Conditions” beginning on page 80.

What is the Advisory Compensation Proposal?

The Advisory Compensation Proposal is a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will, or may be paid or become payable to our named executive officers in connection with the Asset Sale.

What is the Adjournment Proposal?

The Adjournment Proposal is a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, from time to time, to a later date or dates, even if a quorum is present, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal.

Why are holders of shares of our common stock being asked to cast an advisory (non-binding) vote to approve the compensation that has, will, or may be paid or become payable to our named executive officers in connection with the Asset Sale?

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable SEC rules thereunder, which were implemented as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, require us to seek an advisory (non-binding) vote with respect to the compensation that has, will, or may be paid or become payable to our named executive officers in connection with the Asset Sale. The Advisory Compensation Proposal is intended to satisfy this requirement. See “Proposal 2: Advisory Compensation Proposal” beginning on page 83 for additional information.

What will happen if the holders of shares of our common stock do not approve the Advisory Compensation Proposal?

The vote to approve the Advisory Compensation Proposal is a vote separate and apart from the vote to approve the Asset Sale Proposal. Approval of the Advisory Compensation Proposal is not a condition to completion of the Asset Sale and is advisory in nature only, meaning that it will not be binding on us. Accordingly, if our stockholders approve the Asset Sale Proposal and the Asset Sale is consummated, the compensation that is based on or otherwise relates to the Asset Sale will or may be payable to our named executive officers in accordance with the terms of the underlying compensation agreements and arrangements, even if this proposal is not approved.

What are the quorum requirements for the Special Meeting?

A quorum of stockholders is necessary to transact business at the Special Meeting. Our bylaws provide that the presence, in person, by remote communication, or by proxy of the holders of one-third of the voting power of the outstanding shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the Special Meeting. Thus, votes of stockholders of record who are present at the Special Meeting virtually or by proxy, broker non-votes (if any), and abstentions will be counted for purposes of determining whether a quorum exists. As of the record date for the Special Meeting, there were 1,088,635 shares of common stock, issued, outstanding, and entitled to vote, which means that 362,879 shares of common stock must be present in person or represented by proxy at the Special Meeting to establish a quorum.

If a quorum is not present at the Special Meeting, under our bylaws, the Special Meeting may be adjourned either by the chairperson of the Special Meeting or by vote of the holders of a majority of voting power of the shares represented thereat, and no other business can be transacted at the Special Meeting. Therefore, failure of a quorum to be represented at the Special Meeting will necessitate a postponement or adjournment of the Special Meeting and will subject us to additional cost and expense.

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Who is entitled to vote at the Special Meeting?

Only holders of shares of our common stock at the close of business on December 2, 2025, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and at any postponement or adjournment of the Special Meeting, unless a new record date is fixed in connection with such postponement or adjournment. At the close of business on the record date, there were 1,088,635 shares of our common stock outstanding and entitled to vote at the Special Meeting.

If shares of our common stock are registered directly in your name with our transfer agent, Equinity Trust Company, LLC (formerly, American Stock Transfer & Trust Company, LLC), then you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote electronically at the Special Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, then you are considered to be the beneficial owner of shares that are held in “street name” or a street name stockholder and the proxy materials were forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Special Meeting. However, since a beneficial owner is not the stockholder of record, you may not virtually attend the Special Meeting and vote electronically at the Special Meeting unless you follow your broker’s procedures for voting. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name” holders.

How many votes do I have?

With respect to each proposal to be presented at the Special Meeting, each holder of shares of our common stock will be entitled to one vote for each share of our common stock held by such holder as of the close of business on the record date.

What vote is required to approve each proposal?

The table below illustrates the voting options, vote required, and effect of abstentions and broker non-votes for each proposal, assuming a quorum is present at the Special Meeting:

Voting Matter	Voting Options	Vote Required	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes	Effect of Abstentions
Proposal 1 — The Asset Sale Proposal	For, against, or abstain	Affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the matter	No	N/A(1)(2)	Against
Proposal 2 — The Advisory Compensation Proposal	For, against, or abstain	Affirmative vote of the holders of a majority of the voting power of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote on the matter	No	N/A(1)(3)	Against
Proposal 3 — The Adjournment Proposal	For, against, or abstain	Affirmative vote of the holders of a majority of the voting power of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote on the matter	No	N/A(1)(3)	Against

(1)	Each proposal to be considered at the Special Meeting is a “non-routine” matter. As a result, if you do not provide voting instructions to your broker, bank, or other nominee, your shares will not be deemed present for any purpose at the Special Meeting, including for purposes of determining whether a quorum exists. Accordingly, no broker non-votes are expected in connection with the Special Meeting.

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(2)	Although no broker non-votes are expected, a failure to provide instructions to the broker, bank, or other nominee holding your shares will, without resulting in a broker non-vote, have the same effect as a vote “Against” the Asset Sale Proposal.

(3)	Although no broker non-votes are expected, a failure to provide instructions to the broker, bank, or other nominee holding your shares will, without resulting in a broker non-vote, have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal.

What is the difference between a stockholder of record and a stockholder who holds stock in “street name”?

If your shares are registered directly in your name with our transfer agent, Equinity Trust Company, LLC (formerly, American Stock Transfer & Trust Company, LLC), you are a stockholder of record. If your shares are held in an account with a broker, bank, or other nominee, your shares are held in “street name” and you are considered the beneficial owner of those shares.

How do I vote?

If you are a stockholder of record as of the record date, there are several ways for you to vote, or authorize a proxy to vote, your shares.

Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote in the manner you indicate. If you submit a proxy but do not indicate any voting instructions, your votes will be voted in accordance with our board’s recommendations. Voting by proxy will not affect your right to attend the Special Meeting. The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker, or other nominee who is the recordholder.

If your shares are registered directly in your name through our stock transfer agent, or if you have stock certificates registered in your name, you may vote:

●	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 08:59 p.m. Pacific Time on December 29, 2025.

●	By mail. As described in the notice of Internet availability, you may request printed proxy materials, in which case you may complete, sign, and return the proxy card in the postage pre-paid envelope accompanying the proxy materials so that it is received prior to the Special Meeting.

●	At the meeting. If you attend the Special Meeting, you can vote using the 12-digit control number in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

If your shares are held in “street name” (meaning the shares are held in the name of a bank, broker, or other nominee who is the record holder), you must provide the bank, broker, or other nominee with instructions on how to vote your shares and can do so as follows:

●	By Internet or by telephone. Follow the instructions you receive from the bank, broker, or other nominee to vote by Internet or telephone.

●	By mail. You will receive instructions from the bank, broker, or other nominee explaining how to vote your shares.

●	At the meeting. If you attend the Special Meeting, you can vote using the 12-digit control number in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

To ensure that your vote is counted, please remember to submit your vote by the date and time indicated on your proxy card, voting instruction form, or e-mail notification, as applicable.

What is a broker non-vote?

Broker non-votes are shares held in “street name” by brokers, banks or other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank, or other nominee has not been instructed by the beneficial owner of such shares as to how to vote on a “non-routine” proposal for which the broker, bank, or other nominee does not have discretionary voting power. As discussed above, the Asset Sale Proposal, the Advisory Compensation Proposal, and the Adjournment Proposal are all “non-routine” proposals. As a result, it is expected that there will not be any broker non-votes in connection with the Special Meeting.

What happens if I do not vote?

The required vote to approve the Asset Sale Proposal is based on the total number of shares of our common stock outstanding and entitled to vote thereon as of the close of business on the record date, not just the shares that are voted at the Special Meeting. If you do not vote, it will have the same effect as a vote “Against” the Asset Sale Proposal.

Since the required vote for the Advisory Compensation Proposal and the Adjournment Proposal is a majority of the voting power of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote on the matter, the failure to vote your shares will not have an effect on the outcome of those proposals.

Can I change or revoke my proxy?

Yes. You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the Special Meeting virtually, at the Special Meeting before the polls close.

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If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

●	By re-voting at a subsequent time by Internet or by telephone as instructed above;

●	By signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

●	By delivering a signed revocation letter to the following address: P.O. BOX 8016, Cary, NC 27512-9903 c/o Mediant Communications; or

●	By attending the Special Meeting and voting virtually. Attending the Special Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically request at the Special Meeting that it be revoked by voting at the Special Meeting.

Your latest-dated proxy card, Internet, or telephone vote is the one that is counted.

If your shares are held in the name of a bank, broker, or other nominee, you may change your voting instructions by following the instructions of your bank, broker, or other nominee.

What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

Proxies that are signed and returned by a stockholder of record without voting instructions will be voted in accordance with the recommendations of our board.

What does it mean if I get more than one proxy card or voting instruction card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, and return each proxy card, or submit a proxy to ensure that all of your shares are voted.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Special Meeting by our board. We expect that votes will be counted by our Secretary, as the inspector of election appointed for the Special Meeting, who will separately tabulate the votes with respect to all proposals.

What if I need technical assistance?

Beginning 15 minutes prior to the start of and during the Special Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call the support team listed on the virtual meeting website at www.proxydocs.com/SONM.

When will we announce the voting results for the Special Meeting?

We intend to announce the preliminary voting results at the Special Meeting, and will report the final results of the Special Meeting in a Current Report on Form 8-K to be filed with the SEC. All reports that we file with the SEC, including our Current Reports on Form 8-K, are publicly available when filed through the SEC’s website, www.sec.gov.

Are proxy materials available on the internet?

These proxy materials are available at ir.sonimtech.com and www.sec.gov.

Am I entitled to appraisal or dissenters’ rights in connection with the Asset Sale?

No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the Asset Sale.

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Will I receive any of the proceeds from the Asset Sale?

No. The Company, and not its stockholders, will receive the proceeds from the Asset Sale.

Will the Company liquidate following the Asset Sale?

No. The Company does not intend to liquidate following the consummation of the Asset Sale and currently intends to pursue a strategic transaction, the terms and timing of which are not presently known. However, there can be no assurance that any such transaction will be pursued, agreed upon, or ultimately consummated.

Will the Company liquidate if the Asset Sale Proposal is not approved by the Company’s stockholders or if the Asset Sale is not consummated otherwise?

No, our board does not intend to wind down the Company’s operations or liquidate the Company if the Asset Sale Approval is not obtained. Instead, the Company will proceed with operating its Legacy Business and currently intends to pursue a strategic transaction, the terms and timing of which are not presently known. However, there can be no assurance that any such transaction will be pursued, agreed upon, or ultimately consummated. Additionally, either the Company or the Buyer can terminate the Asset Purchase Agreement. If the Asset Purchase Agreement is terminated and the Asset Sale has not occurred, then our board intends to evaluate alternatives in connection with the Legacy Business and its long-term viability.

How will the Company use the Post-Closing Cash available to it after the Asset Sale closes?

The Company, and not its stockholders, will receive the proceeds from the Asset Sale. If the Asset Sale closes, the Company will exit the operation of its Legacy Business and other historical operations. However, the Company does not intend to liquidate following the closing of the Asset Sale and currently intends to pursue a strategic transaction, the terms and timing of which are not presently known. However, there can be no assurance that any such transaction will be pursued, agreed upon, or ultimately consummated.

The Company’s post-closing board of directors will conduct an extensive review of available opportunities for the Company’s use of the Post-Closing Cash. Those alternatives are currently expected to include using the Post-Closing Cash to fund general corporate purposes and to pursue a strategic transaction, the terms and timing of which are not presently known. However, there can be no guarantee that the board’s determination in connection with the use of the Post-Closing Cash will align with the currently disclosed expectations. Our board will conduct a careful process, and there is no set timeframe for completing the exploration of alternatives. Please carefully review the risk factor titled “Our stockholders may not receive any of the proceeds of the Asset Sale.”

What are the U.S. federal income tax consequences of the Asset Sale to U.S. Stockholders?

The Asset Sale is a corporate action. Our stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. See “Proposal 1: Asset Sale Proposal — Material U.S. Federal Income Tax Consequences” beginning on page 69.

What should I do if I have questions regarding the Special Meeting?

If you have any questions concerning the Asset Purchase Agreement, the Asset Sale, the Special Meeting, or this proxy statement, would like additional copies of this proxy statement, or need help voting your shares of common stock, please contact our proxy solicitor:

430 Park Avenue, 14th Floor

New York, New York 10022

Stockholders Call Toll-Free in North America: (800) 662-5200

Outside of North America Call Collect: (203) 658-94000

E-mail: SONM@investor.sodali.com

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UNAUDITED Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed consolidated financial information is based upon the historical consolidated financial statements of Sonim Technologies, Inc. adjusted to give effect to the Asset Purchase Agreement between the Company and the Buyer (the “Asset Sale”).

The unaudited pro forma condensed consolidated financial information has been derived from the Company’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2025, and the audited consolidated financial statements for the year ended December 31, 2024. The unaudited pro forma condensed balance sheet as of September 30, 2025, assumes that the proposed Asset Sale occurred on September 30, 2025. The unaudited pro forma condensed statement of operations for the nine months ended September 30, 2025, and for the year ended December 31, 2024, gives effect to the proposed Asset Sale as if it occurred on January 1, 2024.

The pro forma adjustments related to the Asset Sale are preliminary and based on available information and certain assumptions, as described in the accompanying notes to the unaudited pro forma condensed consolidated financial information, which the Company believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information has been prepared in accordance with the regulations of the SEC, Article 11 of Regulation S-X, as amended, and is not necessarily indicative of the financial position or results of operations to be expected in future periods or the results that actually would have been realized had the Company sold substantially all of its assets during the specified periods. The unaudited pro forma condensed consolidated financial information has been prepared solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposal to approve the proposed Asset Sale. The unaudited pro forma condensed consolidated financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the proposed Asset Sale.

The Company cautions stockholders that its future results of operations, including uses of cash and financial position, will significantly differ from those described in these unaudited pro forma condensed consolidated financial information. Additionally, there can be no assurance that the estimated adjustments to the purchase price presented in this unaudited pro forma condensed consolidated financial information will prove to be accurate or that the Company will receive the adjusted purchase price from the Asset Sale in the amount reflected in this unaudited pro forma condensed consolidated financial information. Those adjustments to the purchase price may negatively impact the amount of cash available to the Company and the net proceeds the Company receives from the Asset Sale. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the Company’s consolidated financial statements for the nine months ended and as of September 30, 2025, and the year ended December 31, 2024, and the notes thereto, which are incorporated by reference in the registration statement of which this prospectus forms a part.

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SONIM TECHNOLOGIES INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2025
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Historical	Transaction Accounting Adjustments		Pro Forma
Assets
Cash and cash equivalents	$2,137	$12,499	(B)	$14,636
Accounts receivable, net	3,498	(3,498)	(A)	—
Non-trade receivable	9,841	(9,841)	(A)	—
Inventory	10,986	(10,986)	(A)	—
Prepaid expenses and other current assets	3,839	(3,278)	(A)	561
Total current assets	30,301	(15,104)		15,197
Property and equipment, net	140	(93)	(A)	47
Contract fulfillment assets	9,053	(9,053)	(A)	—
Other assets	725	(348)	(A)	377
Total assets	$40,219	$(24,598)		$15,621
Liabilities and stockholders’ equity (deficit)
Accounts payable	$20,408	$(20,395)	(A)	$13
Accrued liabilities	13,631	(7,991)	(A)(C)	5,640
Promissory notes, net, current portion	4,817	(4,817)	(D)	—
Total current liabilities	38,856	(33,203)		5,653
Promissory notes, net	250	(250)	(D)	—
Income tax payable	1,814	—		1,814
Total liabilities	40,920	(33,453)		7,467
Commitments and contingencies
Stockholders’ equity (deficit)
Common stock, $0.001 par value per share; 100,000,000 shares authorized; and 1,015,652 outstanding at September 30, 2025(*)	1	—		1
Preferred stock, $0.001 par value per share, 5,000,000 shares authorized, and no shares issued and outstanding at September 30, 2025	—	—		—
Additional paid-in capital	294,676	—		294,676
Accumulated deficit	(295,378)	8,855	(B)(E)	(286,523)
Total stockholders’ equity (deficit)	(701)	8,855		8,154
Total liabilities and stockholders’ equity (deficit)	$40,219	$(24,598)		$15,621

(*)	Adjusted retroactively to reflect the 1-for-18 reverse stock split that became effective on October 27, 2025.

See accompanying notes to unaudited pro forma condensed consolidated financial information.

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SONIM TECHNOLOGIES INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Historical	Transaction Accounting Adjustments		Pro Forma
Net revenues	$44,125	$(44,125)	(F)	$—
Cost of revenues	33,108	(33,108)	(F)	—
Gross profit	11,017	(11,017)		—
Operating expenses
Research and development	2,723	(2,723)	(F)	—
Sales and marketing	9,136	(9,136)	(F)	—
General and administrative	9,225	(4,732)	(F)	4,493
Total operating expenses	21,084	(16,591)		4,493
Income (loss) from operations	(10,067)	5,574		(4,493)
Interest expense, net	(1,002)	1,002	(F)	—
Other expense, net	(340)	681	(F)	341
Income (loss) before income taxes	(11,409)	7,257		(4,152)
Income tax expense	(361)	361	(F)	—
Net income (loss)	$(11,770)	$7,618		$(4,152)
Net income (loss) per share (*):
Basic	$(19.14)			$(6.75)
Diluted	$(19.14)			$(6.75)
Weighted-average shares used in computing net income (loss) per share (*):
Basic	614,985			614,985
Diluted	614,985			614,985

(*)	Adjusted retroactively to reflect the 1-for-18 reverse stock split that became effective on October 27, 2025.

See accompanying notes to unaudited pro forma condensed consolidated financial information.

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SONIM TECHNOLOGIES INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Historical	Transaction Accounting Adjustments		Pro Forma
Net revenues	$50,919	$(50,919)	(G)	$—
Related party net revenues	7,379	(7,379)	(G)	—
Total net revenues	58,298	(58,298)		—
Cost of revenues	48,378	(48,378)	(G)	—
Gross profit	9,920	(9,920)		—
Operating expenses
Research and development	14,235	(14,235)	(G)	—
Sales and marketing	12,962	(12,962)	(G)	—
General and administrative	12,384	(6,591)	(G)(H)	5,793
Impairment of contract fulfillment assets	3,464	(3,464)	(G)	—
Restructuring charges	514	(514)	(G)	—
Gain on proposed Asset Sale	—	(13,309)	(I)	(13,309)
Total operating expenses	43,559	(51,075)		(7,516)
Income (loss) from operations	(33,639)	41,155		7,516
Interest expense, net	(29)	29	(G)	—
Other income, net	246	447	(G)	693
Income (loss) before income taxes	(33,422)	41,631		8,209
Income tax expense	(226)	(2,123)	(G)(J)	(2,349)
Net income (loss)	$(33,648)	$39,508		$5,860
Net income (loss) per share (*):
Basic	$(128.37)			$22.36
Diluted	$(128.37)			$22.28
Weighted-average shares used in computing net income (loss) per share (*):
Basic	262,118	—		262,118
Diluted	262,118	940	(K)	263,058

(*)	Adjusted retroactively to reflect the 1-for-18 reverse stock split that became effective on October 27, 2025.

See accompanying notes to unaudited pro forma condensed consolidated financial information.

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SONIM TECHNOLOGIES INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(In Thousands, except Share and Per Share Amounts)

1. Background and Description of the Proposed Asset Sale

On July 17, 2025, the Company entered into the Asset Purchase Agreement by and among the Company, the Buyer, the Seller Representative named in the Asset Purchase Agreement, and the Parent, solely for the purpose of guaranteeing complete payment and performance obligations of the Buyer contained in the Asset Purchase Agreement.

Pursuant to the Purchase Agreement, the Buyer agreed to acquire substantially all assets of the Company and its subsidiaries related to the Company’s enterprise 5G solutions business, including rugged handsets, smartphones, wireless internet devices, software, services, and accessories (collectively, the “Business”) for a purchase price of $15,000 in cash, subject to (i) customary working capital, indebtedness and transaction expense adjustments (referred to in the Asset Purchase Agreement as the “Adjustment Amount,” which may be a positive or a negative number) and (ii) up to $5,000 in the form of an earn-out payment (the “Earn-Out Payment”), if earned.

The Earn-Out Payment, if any, will be determined based on the performance of the Business during the twelve-month period beginning July 1, 2025, and ending June 30, 2026. If, during such period, the Business generates Net Revenue (as defined in the Asset Purchase Agreement) in excess of $70,000, the Company will be entitled to receive an amount equal to 50% of the Net Revenue above such threshold, calculated in accordance with the terms of the Asset Purchase Agreement, provided that the Earn-Out Payment will not exceed $5,000. For purposes of the Asset Purchase Agreement, “Net Revenue” generally means the gross revenue of the Business determined in accordance with U.S. generally accepted accounting principles (“GAAP”) minus (a) customary trade, quantity and cash discounts actually taken; (b) credits, allowances, rebates and chargebacks for returns, rejections, damaged goods and billing errors; (c) outbound freight, insurance, customs duties and other transportation charges directly related to such sales; (d) sales, value-added, use and similar taxes (other than income taxes) collected from customers and remitted to the appropriate taxing authority; and (e) any other items that, in accordance with GAAP, are specifically and solely deductible from gross revenue to arrive at net revenue. The Company has not included the potential Earn-Out Payment in the pro formas.

2. Basis of Presentation

The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X. The pro forma condensed consolidated financial information reflects transaction accounting adjustments management believes are necessary to present fairly the Company’s pro forma results of operations following the proposed Asset Sale.

The unaudited pro forma condensed balance sheet as of September 30, 2025, assumes that the proposed Asset Sale occurred on September 30, 2025. The unaudited pro forma condensed statement of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024, gives effect to the proposed Asset Sale as if it occurred on January 1, 2024.

The pro forma adjustments reflected in the accompanying unaudited pro forma condensed consolidated financial information are preliminary and are based on currently available information and certain assumptions, which the Company believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma condensed consolidated financial information.

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The unaudited pro forma condensed consolidated financial information has been prepared in accordance with the regulations of the SEC, Article 11 of Regulation S-X, as amended and are not necessarily indicative of the financial position or results of operations to be expected in future periods or the results that actually would have been realized had the Company sold substantially all of its assets during the specified periods. The unaudited pro forma condensed consolidated financial information has been prepared solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposal to approve the proposed Asset Sale. The unaudited pro forma condensed consolidated financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the proposed Asset Sale.

The Company cautions stockholders that its future results of operations, including uses of cash and financial position, will significantly differ from those described in this unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated financial information and the accompanying unaudited notes should be read in conjunction with the Company’s consolidated financial statements for the nine months and as of September 30, 2025, and the year ended December 31, 2024, and the notes thereto, which are incorporated by reference in this proxy statement.

3. Unaudited Pro Forma Adjustments

The following transaction accounting adjustments depict the accounting for the proposed Asset Sale and are based on preliminary estimates that could change materially as additional information is obtained.

I. Unaudited pro forma condensed balance sheet adjustments:

(A)	Reflects the elimination of historical balances of assets sold and liabilities transferred.

(B)	Reflects changes in cash and cash equivalents related to the pro forma adjustments below:

Unadjusted purchase price, excluding earn out	$15,000
Working Capital Adjustment	3,326
Estimated Indebtedness, excluding unamortized debt discount and debt issuance costs	(5,680)
Cash owned by foreign subsidiaries sold	(147)
$12,499

(C)	Reflects an accrual for estimated additional transaction expenses of $620 (the “Transaction Expenses”), estimated severance expense of $2,122 for certain employees following the Asset Sale (the “Severance Payments”), which are expected to be borne by the Company, and an estimated income tax accrual for the tax impact of the pro forma adjustments at the statutory rate of 21%.

(D)	Reflects the payment made by the Buyer, on the Seller’s behalf, of the Estimated Indebtedness and the accelerated amortization of the related debt discount and debt issuance costs.

(E)	Reflects the recognition of a gain of $13,309 (see calculations in Note (I) below) with regard to the Asset Sale, the expense related to the Severance Payments, the expense related to the accelerated amortization of the debt discount and debt issuance costs, and the tax impact of the pro forma adjustments at the noted statutory rate.

II. Unaudited pro forma condensed statement of operations for the nine months ended September 30, 2025 adjustments:

(F)	Reflects the pro forma adjustments to eliminate revenues, cost of revenues, research and development, sales and marketing, and certain general and administrative, interest and other expenses of the Company’s operations that are sold, as well as the related historical tax provision.

III. Unaudited pro forma condensed statement of operations for the year ended December 31, 2024 adjustments:

(G)	Reflects the pro forma adjustments to eliminate revenues, cost of revenues, research and development, sales and marketing, and certain general and administrative, interest and other expenses of the Company’s operations that are sold, as well as the related historical tax provision.

(H)	Reflects the estimated expense related to the Severance Payments.

(I)	Reflects the gain on the proposed Asset Sale as reflected in the table below:

Adjusted purchase price, excluding earn out	$18,326
Less: Net assets sold and liabilities transferred	(3,767)
Less: Transaction Expenses	(1,250)
Gain on proposed Asset Sale	$13,309

(J)	Reflects the tax impact of the pro forma adjustments at the noted statutory rate.

(K)	Reflects the weighted average dilutive common shares included in the calculation of dilutive net income per share.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause the actual results, performance, or achievements of the Company and its subsidiaries to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The words or phrases “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would,” “could,” “should,” “potential,” “seek,” “evaluate,” “pursue,” “continue,” “design,” “impact,” “affect,” “forecast,” “target,” “outlook,” “initiative,” “objective,” “priorities,” “goal,” or the negative of such terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, statements concerning our goals, commitments, strategies, and mission, our plans and expectations regarding:

●	our ability to consummate the Asset Sale;

●	closing timeline of the Asset Purchase Agreement;

●	our execution costs in connection with the solicitation of proxies and the consummation of the Asset Purchase Agreement;

●	potential benefits and effects of the Asset Sale;

●	the amount and use of proceeds from the Asset Sale;

●	the ability of the Company to continue to exist without liquidation following the Asset Sale; and

●	the ability of the Company to pursue a strategic transaction.

We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation:

●	conditions to the closing of the Asset Sale may not be satisfied;

●	the timing of completion of the Asset Sale is uncertain;

●	our business, including the Legacy Business, may suffer as a result of uncertainty surrounding the Asset Sale;

●	events, changes, or other circumstances could occur that could give rise to the termination of the Asset Purchase Agreement;

●	there are risks related to the disruption of our management’s attention from our ongoing business operations due to the Asset Sale;

●	the announcement or pendency of the Asset Sale could affect our relationships with our clients, operating results, and business generally, including our ability to retain employees;

●	earn-out payment may never be earned by the Company;

●	the outcome of any legal proceedings initiated against the us, the Parent, or the Buyer following the announcement of the Asset Sale could adversely affect us, the Parent, or the Buyer, including the ability of each to consummate the Asset Sale;

●	risk factors set forth in this proxy statement under the title “Risk Factors” and other risks and uncertainties described in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents we have filed with the SEC thereafter; and

●	we may be adversely affected by other economic, business, and/or competitive factors, as well as management’s response to any of the aforementioned factors.

Other unknown or unpredictable factors also could have material adverse effects on our future results, performance, or achievements. In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof. Except as required by applicable law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events, or otherwise.

23

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information contained in this proxy statement and the annexes attached to the proxy statement, including risks described in our filings with the SEC referred to herein, when deciding whether to vote to approve the Asset Sale Proposal. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties of which we are unaware, or that we currently believe are not material, may also become important factors. This proxy statement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors that are described below and elsewhere in this proxy statement. See the section titled “Special Note Regarding Forward-Looking Statements” beginning on page 23 of this proxy statement.

Risks Related to the Asset Sale

While the Asset Sale is pending, we are subject to business uncertainties and contractual restrictions that could disrupt our business.

On July 17, 2025, we entered into the Asset Purchase Agreement. See the section titled “Asset Purchase Agreement” on page 70 for further discussion of the Asset Purchase Agreement. Whether or not the Asset Sale is consummated, the Asset Sale may disrupt our current plans and operations, which could have an adverse effect on our business and financial results in connection with the Legacy Business. The uncertainties about the effect of the Asset Sale may impact our ability to retain, recruit, and hire employees and key personnel while the transaction is pending or if it fails to close. We may incur unexpected costs, charges, or expenses resulting from the Asset Sale. Furthermore, we cannot predict how our current customers, prospective customers, and other partners will view or react to the Asset Sale during the pendency or upon consummation of the Asset Sale. If we are unable to reassure our partners to continue their partnerships or affiliations with us, our revenues, financial condition, and results of operations may be adversely affected.

Employees and key personnel could experience uncertainty or face significant burdens from their commitment of substantial amounts of time and attention toward the completion of the Asset Sale. If, despite our efforts, key personnel depart because of these uncertainties and burdens, or because they do not wish to transition with the Social Mobile business post-closing, our business and results of operations may be adversely affected. In addition, whether or not the Asset Sale is consummated, while it is pending, we will continue to incur costs, fees, expenses, and charges related to the Asset Sale, including legal, accounting, financial advisor, filing, printing, and mailing fees, which may materially and adversely affect our financial condition and results of operations. In addition, the Asset Purchase Agreement generally requires the Company to operate its business in the ordinary course of business consistent with past practice, pending consummation of the Asset Purchase Agreement, and also restricts us from taking certain actions with respect to our business and financial affairs without the consent of Social Mobile. Such restrictions will be in place until the Asset Purchase Agreement is either consummated or terminated. Such restrictions could adversely affect our business and results of operations prior to completion of the Asset Purchase Agreement.

The Asset Purchase Agreement contains a termination fee and restrictions on solicitation that limit our ability to pursue alternatives to the Asset Purchase Agreement and may discourage competing offers.

Under the Asset Purchase Agreement, we are restricted from soliciting, initiating, inducing, knowingly encouraging, knowingly inducing, or knowingly facilitating alternative acquisition proposals from third parties, or providing non-public information to third parties relating to any inquiries, proposals or offers that would reasonably be expected to lead to certain transactions involving a third party, including a merger, business combination, sale of stock, sale of assets, or similar transaction, subject to specified exceptions, including the solicitation of an RTO transaction that does not impact the disposition of the Legacy Business. The Asset Purchase Agreement also contains termination provisions for both us and the Buyer, including the right of the Company to terminate the Asset Purchase Agreement to accept a Superior Proposal (as defined in the Asset Purchase Agreement), subject to and in accordance with the terms and conditions of the Asset Purchase Agreement, and provides that, in connection with the termination of the Asset Purchase Agreement by us to enter into an alternative acquisition agreement providing for a Superior Proposal, we will pay the Buyer (i) reimbursement of transaction-related expenses reasonably incurred by the Buyer and its affiliates, and (ii) a termination fee of $1 million. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of our business from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher value than the value of the consideration in the Asset Purchase Agreement.

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The conditions under the Asset Purchase Agreement to our consummation of the Asset Sale may not be satisfied in the anticipated timeframe or at all.

Under the terms of the Asset Purchase Agreement, the consummation of the Asset Sale is subject to customary closing conditions. There is no guarantee that all closing conditions will be satisfied (or waived, if permitted by the Asset Purchase Agreement and applicable law). Many of the conditions to consummation of the Asset Purchase Agreement are not within our control, and we cannot predict when or if these conditions will be satisfied (or waived, if permitted by the Asset Purchase Agreement and applicable law). Difficulties in otherwise satisfying the conditions may prevent, delay, or otherwise materially adversely affect the consummation of the Asset Sale.

If an event occurs delaying or preventing the Asset Sale, such delay or failure to complete the Asset Sale may create uncertainty or otherwise have negative consequences, including requiring the Company to pay to the Buyer an amount equal to the transaction expenses reasonably incurred by the Buyer and its affiliates, plus a termination fee equal to $1 million, which may materially and adversely affect our sales, financial condition and results of operations, as well as the price per share for our common stock, and could cause us not to realize some or all of the benefits that we expect to achieve if the transactions contemplated by the Asset Purchase Agreement are successfully completed within its expected timeframe. Furthermore, given the Legacy Business’s current negative cash flow, the amount of Post-Closing Cash would be adversely affected by any delays in closing the Asset Sale.

In the event that the Asset Sale is not consummated, the trading price of our common stock and our future business and results of operations may be negatively affected.

The conditions to the consummation of the Asset Sale may not be satisfied as noted above. If the Asset Sale is not consummated, we would remain liable for significant transaction costs and termination fees, and the focus of our management would have been diverted from seeking other potential strategic opportunities, in each case without realizing any benefits of the Asset Sale.

For these and other reasons, not consummating the Asset Sale could adversely affect our business and results of operations. Furthermore, if we do not consummate the Asset Sale, the price of our common stock may decline significantly from the current market price, and you may not recover your investment. Certain costs associated with the Asset Sale have already been incurred or may be payable even if the Asset Sale is not consummated. Finally, any disruptions to our business resulting from the announcement and pendency of the Asset Sale, including any adverse changes in our relationships with our customers, vendors, and employees or recruiting and retention efforts, could accelerate in the event of or continue following a failed transaction.

Our stockholders may not receive any of the proceeds of the Asset Sale.

The Company, and not its stockholders, will receive the proceeds from the Asset Sale (the “Post-Closing Cash”). The Company does not intend to liquidate following the closing of the Asset Sale and currently intends to pursue a strategic transaction, the terms and timing of which are not presently known. If the Asset Sale closes, the Company will exit the operation of its Legacy Business and other historical operations.

Our board will conduct an extensive review of available opportunities for the Company’s use of the Post-Closing Cash. Those alternatives are currently expected to include using the Post-Closing Cash to fund its general corporate purposes. However, there can be no guarantee that our board’s determination in connection with the use of the Post-Closing Cash will align with the currently disclosed expectations. Our board will conduct a careful process, and there is no set timeframe for completing the exploration of alternatives.

The proceeds from the Asset Sale will be used to repay our outstanding indebtedness, and little or no proceeds may be available for other corporate purposes.

If the Asset Sale is consummated, we expect to use the net proceeds to repay our outstanding debt obligations. As a result, our stockholders should not expect the Asset Sale to generate cash available for reinvestment in our business, for working capital, or for other corporate purposes. Depending on the final amount of proceeds received and the outstanding balance of our indebtedness at closing of the Asset Sale, the proceeds may be insufficient to fully satisfy our debt obligations, which could require us to seek additional financing or pursue further strategic alternatives. There can be no assurance that such financing or alternatives will be available on favorable terms, or at all. If the Asset Sale is not consummation, or if the proceeds are insufficient to address our indebtedness, our financial condition, liquidity, and ability to continue operations could be materially and adversely affected.

There is no assurance that any alternative transaction will be consummated on terms favorable to us, or at all.

We may explore or engage in discussions regarding potential strategic or alternative transactions from time to time. However, there can be no assurance that any such transaction will be pursued, agreed upon, or ultimately consummated. Even if we are able to identify and negotiate with potential counterparties, any alternative transaction, if completed, may not occur within the timeframe we expect and may not be on terms favorable to us or our stockholders. In addition, the process of evaluating or negotiating an alternative transaction may be costly, time-consuming, and disruptive to our business operations. If no transaction is completed, or if any completed transaction is not on favorable terms, our financial condition and results of operations could be adversely affected.

25

The Earn-Out Payment under the Asset Purchase Agreement may never become payable.

The Earn-Out Payment, as defined in and as further described in the section captioned “Asset Purchase Agreement” on page 70, may not be achieved within the required time period or at all, and, if it is not achieved within such time period, no Earn-Out Payment will be made pursuant to the Asset Purchase Agreement.

We may face litigation filed against us over the Asset Purchase Agreement.

Currently, the Company is not aware of any complaints filed or litigation pending related to the Asset Purchase Agreement. However, litigation is a common occurrence in connection with transactions similar to the proposed transaction, so we face potential for litigation or other disputes that relate to the Asset Purchase Agreement, including claims related to our process or disclosures and investigatory demands under Delaware law. We can provide no assurance that such litigation, disputes, or demands will not arise in the future. Any such litigation, disputes, or demands, whether successful or not, could delay the closing of the Asset Purchase Agreement or could have a material adverse effect on our business, results of operations, and financial condition.

The tax treatment of any distributions or other payments may vary from stockholder to stockholder, and the discussions in this proxy statement regarding the tax treatment of the Asset Sale are general in nature.

You should consult your own tax advisor instead of relying on the discussions of tax treatment in this proxy statement for tax advice.

We have not requested a ruling from the U.S. Internal Revenue Service with respect to the anticipated tax consequences of the Asset Sale or any matters relating thereto, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of the Asset Sale. If any of the anticipated tax consequences described in this proxy statement proves to be incorrect, the result could be increased taxation at the corporate level, thus reducing the corporate funds available for distributions (including, without limitation, liquidating distributions (if any)), dividends, redemptions, repurchases, or other returns of capital (provided, that no such distributions are currently anticipated). Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances.

Our ability to adjourn the Special Meeting is limited, which could prevent us from obtaining the required stockholder approval of the Asset Sale Proposal.

Under the terms of the Asset Purchase Agreement, our ability to postpone or adjourn the Special Meeting without consent of the Buyer is extremely limited. As a result, if the requisite vote of our stockholders is not obtained at the Special Meeting or any permitted adjournment, we may be unable to secure approval of the Asset Sale Proposal, notwithstanding the time, effort, and expense incurred in connection with preparing for and holding the Special Meeting.

Risks Related to Our Future Operations

We may be treated as a shell company following the consummation of the Asset Purchase Agreement, which may negatively impact our financial condition and results of operations.

In the past, we had publicly announced our intent to pursue two contemporaneous strategic tracks: to enter into and consummate the Asset Purchase Agreement, and to identify a reverse takeover (RTO) target and to consummate an RTO.

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We have abandoned the RTO strategy and have not consummated any alternative transaction to date. Accordingly, the disposition of the Legacy Business may render the Company a “shell company” by the SEC or Nasdaq. If the Company is deemed a shell company, we would be subject to significant regulatory and market disadvantages, including:

●	ineligibility to use Form S-3 until 12 full calendar months after filing “Form 10 information” with the SEC;

●	holders of our common stock will not be able to sell their restricted shares due to Rule 144(i), until one year after the Form 10 information is filed with the SEC;

●	the Company will become an “ineligible issuer” for three years following the closing, which will prevent the Company from (i) incorporating by reference in its Form S-1 filings, (ii) using a free writing prospectus, or (iii) taking advantage of well-known seasoned issuer status regardless of its public float;

●	potential delisting from Nasdaq; and

●	market perception risks, including a potential depressive effect on the trading price of our common stock due to our classification as a “former shell company.”

These outcomes could materially and adversely affect our sales, financial condition, and results of operations, as well as the trading price of our common stock. They may also prevent us from realizing some or all of the expected benefits associated with completing the Asset Purchase Agreement and any related strategic transactions within the anticipated timeframe.

We will have limited operations and no material sources of revenue following the Asset Sale, which may negatively impact the value and liquidity of our common stock.

We will have limited operations and no significant sources of revenue following the Asset Sale, which may negatively impact the value and liquidity of our common stock.

The uncertainty regarding the use of proceeds from the Asset Sale and our future operations may negatively impact the value and liquidity of our common stock.

Assuming the Asset Sale is consummated, we will have broad discretion regarding the use of proceeds from the Asset Sale. Although our board will evaluate various alternatives regarding the use of the proceeds from the Asset Sale with a goal to maximize the value of our common stock, we cannot guarantee that the ultimate determination of our board’s strategy will be successful. This uncertainty may negatively impact the value and liquidity of our common stock.

We will continue to incur the expense of complying with public company reporting requirements following the closing of the Asset Sale.

After the Asset Sale, we will continue to be required to comply with the applicable reporting requirements of the Exchange Act, and such compliance is economically burdensome and will require our management’s time and attention.

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THE SPECIAL MEETING

Date, Time, and Place

The Special Meeting will be held virtually via the internet at www.proxydocs.com/SONM on December 30, 2025 at 06:00 a.m. Pacific Time. You will not be able to attend the Special Meeting physically in person.

Purpose of the Special Meeting

The Special Meeting is being held:

●	to consider and vote on the Asset Sale Proposal;

●	to consider and vote on the Advisory Compensation Proposal; and

●	to consider and vote on the Adjournment Proposal.

Other than the proposals noted above, we do not expect a vote to be taken on any other matters at the Special Meeting or any postponement or adjournment thereof. Pursuant to our bylaws, any business transacted at any Special Meeting of stockholders is limited to the matters stated in the notice of the meeting.

Recommendation of our Board

After careful consideration, our board, upon unanimous recommendation of its Special Committee, determined that the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale, are advisable and in the best interests of the Company and its stockholders and recommends that you vote: “FOR” the Asset Sale Proposal.

After careful consideration, our board has unanimously determined that the continuation of the Company’s business other than the Legacy Business is advisable and in the best interests of the Company and its stockholders and recommends that you vote: (2) “FOR” the Advisory Compensation Proposal and (3) “FOR” the Adjournment Proposal.

See “Proposal 1: Asset Sale Proposal — Reasons for the Asset Sale and Recommendation of our Board” beginning on page 52 for a discussion of the factors considered by our board in reaching its decision to make the above recommendations.

Record Date and Voting Power

Our board has designated December 2, 2025, as the record date for purposes of determining the stockholders that are entitled to receive notice of, and to vote at, the Special Meeting and any postponement or adjournment thereof, unless a new record date is fixed in connection with any such postponement or adjournment. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting and at any postponement or adjournment of the Special Meeting, unless a new record date is fixed in connection with any such postponement or adjournment. At the close of business on the record date, there were 1,088,635 shares of our common stock outstanding and entitled to vote at the Special Meeting.

Each holder of our common stock will be entitled to one vote for each share of our common stock held by such holder as of the close of business on the record date.

Quorum

A quorum of stockholders is necessary to transact business at the Special Meeting. Our bylaws provide that the presence, in person, by remote communication, or by proxy of the holders of one-third of the voting power of the outstanding shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the Special Meeting. Thus, votes of stockholders of record who are present at the Special Meeting virtually or by proxy, broker non-votes (if any), and abstentions will be counted for purposes of determining whether a quorum exists. As of the record date for the Special Meeting, there were 1,088,635 shares of common stock, issued, outstanding, and entitled to vote, which means that 362,879 shares of common stock must be present in person or represented by proxy at the Special Meeting to establish a quorum.

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If a quorum is not present at the Special Meeting, under our bylaws, the Special Meeting may be adjourned either by the chairperson of the Special Meeting or by vote of the holders of a majority of voting power of the shares represented thereat, and no other business can be transacted at the Special Meeting. Therefore, failure of a quorum to be represented at the Special Meeting will necessitate a postponement or adjournment of the Special Meeting and will subject us to additional cost and expense.

Required Vote

The table below illustrates the voting options, vote required, and effect of abstentions and broker non-votes for each proposal, assuming a quorum is present at the Special Meeting:

Voting Matter	Voting Options	Vote Required	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes	Effect of Abstentions
Proposal 1 — The Asset Sale Proposal	For, against, or abstain	Affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the matter	No	N/A(1)(2)	Against
Proposal 2 — The Advisory Compensation Proposal	For, against, or abstain	Affirmative vote of the holders of a majority of the voting power of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote on the matter	No	N/A(1)(3)	Against
Proposal 3 — The Adjournment Proposal	For, against, or abstain	Affirmative vote of the holders of a majority of the voting power of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote on the matter	No	N/A(1)(3)	Against

(1)	Each proposal to be considered at the Special Meeting is a “non-routine” matter. As a result, if you do not provide voting instructions to your broker, bank, or other nominee, your shares will not be deemed present for any purpose at the Special Meeting, including for purposes of determining whether a quorum exists. Accordingly, no broker non-votes are expected in connection with the Special Meeting.

(2)	Although no broker non-votes are expected, a failure to provide instructions to the broker, bank, or other nominee holding your shares will, without resulting in a broker non-vote, have the same effect as a vote “Against” the Asset Sale Proposal.

(3)	Although no broker non-votes are expected, a failure to provide instructions to the broker, bank, or other nominee holding your shares will, without resulting in a broker non-vote, have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal.

Voting Procedures

If you are a stockholder of record as of the record date, there are several ways for you to vote, or authorize a proxy to vote, your shares.

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Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote in the manner you indicate. If you submit a proxy but do not indicate any voting instructions, your votes will be voted in accordance with our board’s recommendations. Voting by proxy will not affect your right to attend the Special Meeting. The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker, or other nominee who is the recordholder.

If your shares are registered directly in your name through our stock transfer agent, or if you have stock certificates registered in your name, you may vote:

●	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 08:59 p.m. Pacific Time on December 29, 2025.

●	By mail. As described in the notice of Internet availability, you may request printed proxy materials, in which case you may complete, sign, and return the proxy card in the postage pre-paid envelope accompanying the proxy materials so that it is received prior to the Special Meeting.

●	At the meeting. If you attend the Special Meeting, you can vote using the 12-digit control number in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

If your shares are held in “street name” (meaning the shares are held in the name of a bank, broker, or other nominee who is the record holder), you must provide the bank, broker, or other nominee with instructions on how to vote your shares and can do so as follows:

●	By Internet or by telephone. Follow the instructions you receive from the bank, broker, or other nominee to vote by Internet or telephone.

●	By mail. You will receive instructions from the bank, broker, or other nominee explaining how to vote your shares.

●	At the meeting. If you attend the Special Meeting, you can vote using the 12-digit control number in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

To ensure that your vote is counted, please remember to submit your vote by the date and time indicated on your proxy card, voting instruction form, or e-mail notification, as applicable.

Failure to Vote

The required vote to approve the Asset Sale Proposal is based on the total number of shares of our common stock outstanding and entitled to vote thereon as of the close of business on the record date, not just the shares that are voted at the Special Meeting. If you do not vote, it will have the same effect as a vote “Against” the Asset Sale Proposal.

Since the required vote for the Advisory Compensation Proposal and the Adjournment Proposal is a majority of the voting power of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote on the matter, the failure to vote your shares will not have an effect on the outcome of those proposals.

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A failure to vote will have the same effect as a vote “Against” the Asset Sale Proposal, but will have no impact on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal.

Proxies; Revocation of Proxies

Proxies that are signed and returned by a stockholder of record without voting instructions will be voted “For” the Asset Sale Proposal, the Advisory Compensation Proposal, and the Adjournment Proposal in accordance with the recommendations of our board.

You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the Special Meeting virtually, at the Special Meeting before the polls close.

If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

●	By re-voting at a subsequent time by Internet or by telephone as instructed above;

●	By signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

●	By delivering a signed revocation letter to the following address: P.O. BOX 8016, Cary, NC 27512-9903 c/o Mediant Communications; or

●	By attending the Special Meeting and voting virtually. Attending the Special Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically request at the Special Meeting that it be revoked by voting at the Special Meeting.

Your latest-dated proxy card, Internet, or telephone vote is the one that is counted.

If your shares are held in the name of a bank, broker, or other nominee, you may change your voting instructions by following the instructions of your bank, broker, or other nominee.

Adjournments

The Asset Purchase Agreement permits us, under certain limited circumstances described below, to postpone or adjourn the Special Meeting without the Buyer’s prior consent, provided, however, that we may do so only after consultation with the Buyer.

Specifically, we are permitted to postpone or adjourn the Special Meeting if:

●	a quorum is not present at the Special Meeting;

●	we have not received a sufficient number of votes to approve the Asset Sale Proposal;

●	our board determines in good faith that a postponement or adjournment is necessary to comply with applicable laws or regulations in connection with the approval of the Asset Sale Proposal; or

●	the SEC directs us to postpone or adjourn the Special Meeting.

Any adjournment will allow stockholders of record who have already sent in proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned. See “Proposal 3: Adjournment Proposal” on page 84  for more information concerning the adjournment of the Special Meeting.

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Solicitation of Proxies

Our board is soliciting your vote for the Special Meeting. We will pay all of the costs of soliciting these proxies. Our directors, officers, and employees may solicit proxies in person or by e-mail or other electronic means, or by telephone. We will pay these directors, officers, and employees no additional compensation for these services. We will ask banks, brokers, and other nominees to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable, out-of-pocket expenses. The expense associated with the solicitation of proxies will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees, or fiduciaries for forwarding proxy materials and other documents to beneficial owners of stock held in their names. We have engaged the services of Sodali & Co with respect to proxy soliciting matters at an expected cost of approximately $30,000, not including incidental expenses.

Questions and Additional Information

If you have any questions concerning the Asset Purchase Agreement, the Asset Sale, the Special Meeting, or the proxy statement, or would like additional copies of the proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

430 Park Avenue, 14th Floor

New York, New York 10022

Stockholders Call Toll-Free in North America: (800) 662-5200

Outside of North America Call Collect: (203) 658-9400

E-mail: SONM@investor.sodali.com

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PROPOSAL 1: ASSET SALE PROPOSAL

The Company is asking its stockholders to approve the Asset Purchase Agreement, the Asset Sale, and the other transactions contemplated by the Asset Purchase Agreement. The Company’s stockholders should carefully read this proxy statement and the annexes in their entirety, for more detailed information concerning the Asset Purchase Agreement and the Asset Sale. A copy of the Asset Purchase Agreement is attached to this proxy statement as Annex A and Annex B.

The approval of the Asset Proposal requires the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote thereon as of the close of business on the record date.

Failure to attend the Special Meeting in person or by proxy and abstentions will have the same effect as a vote “AGAINST” this proposal.

After careful consideration, our board, upon unanimous recommendation of its Special Committee, determined that the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale, are advisable and in the best interests of the Company and its stockholders and recommends that you vote: “FOR” the Asset Sale Proposal.

Information about the Parties

The Company

Sonim Technologies, Inc. was founded in 1999 and is based in the United States. Our principal executive offices are located at 4445 Eastgate Mall, Suite 200, San Diego, California 92121. Our telephone number is (415) 432-7323. Our website address is https://www.sonimtech.com/ Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act are filed with the SEC. Such reports and other information filed by us with the SEC are available free of charge on our website at https://ir.sonimtech.com/ when such reports are available on the SEC’s website. The SEC maintains an internet site that contains reports, proxy and, information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

Legacy Business

Sonim is a leading provider of enterprise 5G solutions, offering a robust portfolio that includes rugged handsets, smartphones, wireless internet devices, software, services, and accessories. These products are engineered for reliable communication in challenging and unpredictable environments, serving sectors such as critical communications, first responders, government, industrial, construction, hospitality, and logistics. We currently have products available at all three U.S. Tier-one carriers – AT&T, T-Mobile and Verizon as well as the three primary carriers in Canada – Bell, Telus and Rogers, and Telstra in Australia. These carriers then resell our products, along with network services, to end customers focusing on two primary end markets: industrial enterprise and public sector. We also sell our products through distributors and resellers in various markets, including Europe and South Africa.

Principal Market and Ticker

Our common stock, par value $0.001 per share, is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SONM.”

Buyer

Pace Car Acquisition LLC is a Delaware limited liability company and a wholly-owned subsidiary of the Parent.

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The Buyer’s address is 2057 Coolidge Street, Hollywood, FL 33020. The telephone number of the Buyer’s principal executive offices is (786) 657-3080.

Parent

Founded in 2011, Social Mobile maintains offices, warehouses, and facilities around the world, in addition to its head office in Hollywood, Florida. The Parent is an IoT design firm that specializes in developing custom devices for the world’s biggest companies in all industries, including healthcare, transportation, retail, and defense.

Buyer and Parent are affiliates of MW International Ventures LLC, formerly doing business as Social Mobile as of October 16, 2025, now doing business as NEXA.

The Parent’s address is 2057 Coolidge Street, Hollywood, Florida 33020. The telephone number of the Parent’s principal executive offices is (786) 657-3080.

General Description of the Asset Sale

We have entered into the Asset Purchase Agreement with the Buyer and the Parent that provides, among other things, that we will sell substantially all of our assets and the assets of our subsidiaries related to the Sonim enterprise 5G solutions business, including rugged handsets, smartphones, wireless internet devices, software, services, and accessories (collectively, the “Legacy Business”) other than the excluded assets, as discussed below, to the Buyer, and the Buyer will acquire those assets and assume substantially all of our liabilities as specified in the Asset Purchase Agreement.

The parties’ respective obligations to consummate the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of the conditions set forth therein, including the approval of the Asset Purchase Agreement, the Asset Sale, and the other transactions contemplated by the Asset Purchase Agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the Special Meeting.

For more information on the above, including a description of “excluded assets” and “excluded liabilities,” please see “Asset Purchase Agreement — Purchase and Sale of Assets” and “Asset Purchase Agreement — Assumption and Transfer of Liabilities” beginning on pages 71 and 73, respectively.

Consideration for the Asset Sale

As consideration for the Asset Sale, the Buyer will:

●	assume certain of our liabilities as specified in the Asset Purchase Agreement;

●	pay us a purchase price equal to $15 million in cash, subject to customary working capital, indebtedness, and transaction expense adjustments (referred to in the Asset Purchase Agreement as the “Adjustment Amount,” which may be a positive or a negative number) (the “Cash Consideration”); and

●	pay us up to $5 million in cash as an earn-out payment, if earned.

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The Company estimates that, if the Asset Sale closes on or about January 31, 2026, the Company will have Post-Closing Cash of approximately $4 million to $6 million. In this proxy statement, the term “Post-Closing Cash” refers to (i) the Cash Consideration plus (ii) the cash, cash equivalents, and marketable securities that will be retained by the Company (and withheld from the Asset Sale) minus (iii) (A) the transaction expenses payable by the Company at closing and (B) the payment of up to $5.9 million of our indebtedness; provided, however, that the term “Post-Closing Cash” excludes any earn-out payments from the Buyer.

The Seller will, if the Closing occurs, pay up to $5.9 million of our indebtedness under certain promissory notes that remain unpaid.

Background of the Asset Sale

Generally

The terms of the Asset Purchase Agreement are the result of arm’s-length negotiations between the Special Committee of the board of directors of the Company, the Company’s management team, and the Social Mobile management team, along with their respective advisors. Throughout this process, the Company was assisted by experienced outside financial and legal advisors in evaluating potential transactions and counterparties, including outreach to a variety of companies and prospective strategic partners.

Following is a summary of:

●	the events leading to the Company’s decision to explore strategic alternatives;

●	the process undertaken by our board and the Special Committee:

○	to identify and evaluate prospective counterparties in connection with the sale of the Legacy Business; and

○	assess a potential reverse takeover (“RTO”) and the subsequent decision to abandon the RTO; and

●	the negotiation of the Asset Purchase Agreement with Social Mobile.

The following chronology summarizes the key meetings and events that led to the signing of the Asset Purchase Agreement and the election to abandon the RTO strategy. The following chronology does not catalogue every conversation among the respective parties, their boards of directors and management, their respective representatives, or other parties. Unless otherwise indicated, share counts and per-share amounts in the following chronology are presented as of the date referenced and are not adjusted for the Reverse Stock Split.

For ease of reference, the anonymized parties engaged in communications with the Company regarding a strategic transaction involving the Legacy Business are identified alphabetically, while anonymized parties engaged in communications with the Company regarding a strategic transaction not involving the Legacy Business (the RTO strategy contemplated by the Purchase Agreement and initially anticipated to be implemented along with the Asset Sale) are identified numerically.

Events Leading to Public Announcement of the Strategic Alternatives Search

As part of the Company’s strategic planning process, the board regularly reviewed, together with senior management, the Company’s near- and long-term strategy, performance, positioning, and operating prospects with a view toward enhancing stockholder value. In addition, the board and senior management monitored and assessed industry trends, the Company’s near- and long-term performance, the Company’s stock price, and market perception of the Company’s business. The board and senior management team also periodically discussed actual and potential challenges that the Company faced in executing its near- and long-term strategy.

Calendar year 2024 was no exception. The board and management met at regularly scheduled meetings to discuss the Company’s business and prospects, as well as the opportunities and challenges. Among the challenges discussed were the significant decline in the value of the Company’s common stock and the lack of liquidity and capital resources, which constrained the Company’s ability to scale its business and remain competitive. Mr. Jeffrey Wang, who had been serving on the Company’s board since July 2022 (including his tenure as Chairman of the Board from July 2022 until November 2023), participated in these discussions. Mr. Wang also served as a manager of AJP Holding Company, LLC (“AJP”), then the largest stockholder of the Company, holding approximately 39% of the voting power (following the Wang family’s strategic investment in 2022).

On June 21, 2024, Reliance Communications, LLC (“Reliance”), a competitor of Sonim and an affiliate of Orbic North America, LLC (“Orbic”), filed a lawsuit in the United States District Court for the Eastern District of New York against Sonim, Dr. Chuan Wang (Mr. Wang’s father), and two entities controlled by Dr. Chuan Wang (Reliance Communications, LLC v. Wang et al., 24-CV-4433 (“IP Litigation”)), alleging misappropriation of trade secrets. We regard the lawsuit as meritless and have requested the Court to dismiss it with prejudice.

On January 15, 2025, Orbic publicly announced that it had reached an “agreement in principle” to acquire a substantial block of Sonim’s common stock from AJP. The announcement, made without prior notice to the Company, included Orbic’s stated intent to pursue discussions with Sonim regarding a potential acquisition.

In response, on the same day, the board formed a special committee of independent directors not affiliated with AJP (the “Special Committee”) —Mike Mulica and James Cassano — to evaluate strategic alternatives, including Orbic’s overture. The Special Committee was not granted authority to approve or authorize any potential transaction or to enter into a definitive agreement. That authority remained exclusively with the board. The Special Committee retained Roth Capital, as its financial advisor, for multiple reasons, including Roth Capital’s prior work as the Company’s financial advisor and familiarity with the Company’s business. The Special Committee retained Venable LLP (“Venable”) as its outside counsel. Roth Capital and Venable were directed to assist with a broader review of strategic alternatives with the objective of enhancing stockholder value. Roth Capital was also instructed to be prepared to review and opine on whether any consideration to be received in a strategic transaction would be fair, from a financial point of view, to the Company and its stockholders. Because the public was already aware of Orbic’s announcement, the Special Committee determined that the Company should publicly announce its intent to commence a strategic review process to gauge investor sentiment and encourage competitive bids in the event Orbic submitted a strategic proposal.

On January 22, 2025, Sonim publicly announced the formation of the Special Committee and the commencement of a process to evaluate strategic alternatives.

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General Scope of Initial Outreach to Potential Counterparties; Context of Strategic Alternatives Process

Shortly following the formation of the Special Committee, Roth Capital was directed to reach out to potential candidates for a strategic transaction to determine the general interest in Sonim and the Legacy Business.

From January 15, 2025 through April 2025, Roth Capital contacted approximately 52 parties other than Orbic. As described in detail below, only nine of those parties — Party A, Party B, Party C, Party D, Party E, Party F, Party G, Party H, and Social Mobile — executed confidentiality agreements with the Company and received access to the virtual data room (the “VDR”). Of those, only five — Party A, Party B, Party C, Party H, and Social Mobile — requested meetings with management; the remaining potential counterparties later informed Roth Capital that they were no longer interested in pursuing a transaction involving the Legacy Business.

In addition to negotiating with the foregoing parties, Sonim was simultaneously undertaking a hostile takeover defense against Orbic, including a proxy contest in connection with the Company’s 2025 annual meeting of stockholders.

Negotiation of Strategic Transactions and Hostile Takeover Defense against Orbic

On January 28, 2025, the board virtually met to discuss the challenges facing the Legacy Business and the ways to overcome them. Immediately following the meeting — at which Mr. Wang was present but Dr. Chuan Wang was not — Dr. Chuan Wang contacted Peter Liu, the Company’s chief executive officer and a director, to challenge Mr. Liu’s position on a vote relating to proposed financing initiatives to address the Legacy Business’s liquidity constraints. During this communication, Dr. Chuan Wang explicitly advocated for the resignation of the entire board and for actions aligned with Orbic’s interests. He further asserted that Orbic intended to pursue litigation against Sonim’s officers and directors in their individual capacities and demanded that Sonim cease pursuing any additional financing unless the board resigned. Mr. Liu did not relent.

On January 28, 2025, representatives of Party A contacted the Company’s management to express interest in a potential transaction.

On January 30, 2025, the Company and Party A entered into a confidentiality agreement.

On February 2, 2025, Party B contacted Roth Capital to express interest in a potential strategic transaction.

On February 2, 2025, the Company and members of Party B’s management virtually met to discuss the possibility of a transaction with members of the Roth Capital team present. On the same day, the Company and Party B entered into a confidentiality agreement.

On February 3, 2025, the Company and members of Party A’s management virtually met to discuss a potential transaction. Company management presented information about the Company and answered questions regarding its operations and the Legacy Business.

On February 3, 2025, the Company granted Party B access to the VDR to conduct diligence. Subsequently, Roth Capital contacted Party B and was informed that Party B was no longer interested in pursuing a transaction with the Company.

On February 3, 2025, the Chair of the Special Committee, the Company’s management, and members of Party A’s management virtually met to discuss a potential transaction, including whether any acquisition by Party A should encompass the entire Legacy Business and whether a stock-for-stock structure would be viable.

On February 3, 2025, in contravention of Sonim’s Insider Trading Policy (the “Insider Trading Policy”), AJP and Mr. Wang notified the Company that they had finalized a stock purchase agreement with Orbic for a portion of the Company’s common stock owned by AJP (the “AJP Shares”). The Insider Trading Policy required pre-clearance of all transactions involving Company insiders and expressly prohibited transactions during designated blackout periods. AJP and Mr. Wang failed to comply with both requirements. They stated, “AJP and Orbic have finalized and fully executed the stock purchase agreement. Orbic’s lawyers should be following up with the Special Committee shortly with their proposal.”

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On February 4, 2025, the board determined that the purported transaction between AJP and Orbic occurred in violation of the Insider Trading Policy and possibly involved trading on material nonpublic information. The board further concluded that the transaction was inconsistent with the prospectus in the registration statement covering the resale of the AJP Shares, which explicitly conditioned resales on compliance with Sonim’s internal governance policies, including the Insider Trading Policy. In light of the violations and AJP’s failure to respond to multiple inquiries regarding compliance with the Insider Trading Policy, the Company issued a stop transfer order with respect to the AJP Shares.

Around the same time, on or about February 4, 2025, Orbic submitted a vague two-page “Proposal / Discussion Agenda” to Sonim. The materials proposed a forced overhaul of the Company’s leadership and suggested a “collaboration” with Orbic to follow such a change.

On February 5, 2025, Reliance’s counsel in the IP Litigation asserted that Mr. Wang had shared Sonim’s material nonpublic information with Reliance and Orbic.

On February 6, 2025, the board notified Mr. Wang that his involvement in these disclosures appeared to constitute a breach of fiduciary duty and Insider Trading Policy.

On the same day, Dr. Chuan Wang sent an e-mail to the board demanding the immediate resignation of Sonim’s leadership and asserting that Orbic must take over Sonim. Dr. Chuan Wang further informed the board that all transactions with Sonim and entities controlled by him, directly or indirectly, would be discontinued immediately unless and until the leadership transition occurred. Despite these threats, the Special Committee continued its search and assessment of strategic alternatives, including Orbic, and successfully persuaded Dr. Wang to withdraw his threats.

On February 9, 2025, the Company and Social Mobile entered into a confidentiality agreement.

On February 10, 2025, Social Mobile contacted Roth Capital to express interest in a potential transaction.

On February 13, 2025, the Company and Roth Capital virtually met to discuss a due diligence list that Party A provided. The Company made responses to the due diligence items available to Party A through the VDR.

On February 19, 2025, the Chair of the Special Committee, Company management, members of Social Mobile’s management, and Roth Capital virtually met to discuss a potential transaction. The Company presented information about its operations, and the parties discussed potential synergies between the Legacy Business and Social Mobile’s business. Following the meeting, Social Mobile advised that it would need more information about the Legacy Business, valuation, and financials to make a meaningful proposal and expressed skepticism about the Company’s ability to overcome a hostile takeover supported by a major stockholder.

On February 20, 2025, the Special Committee Chair, the Company’s management, Roth Capital, and members of Party B’s management met virtually to discuss the possibility of a transaction. The Company presented information about its products, customers, and operations. Party B expressed interest and indicated an intent to continue discussions.

On March 3, 2025, Party B was provided access to the VDR to conduct diligence on the Company. Shortly thereafter, Roth Capital followed up with Party B and advised that Party B was no longer interested in executing a transaction with the Company.

On March 3, 2025, Social Mobile was granted VDR access.

On March 7, 2025, Party C contacted Roth Capital to express interest in a potential transaction with the Company.

On March 10, 2025, AJP and Orbic entered into an agreement and irrevocable proxy to provide Orbic with sole voting power over all AJP Shares — 1,946,345 shares of common stock — to use in connection with a contemplated proxy solicitation for the election of a slate of nominees for election to Sonim board at its 2025 annual meeting, which, in violation of Rule 13d-2 promulgated under the Exchange Act, AJP failed to disclose within two business days.

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On March 11, 2025, Party E expressed interest and provided a revised form of a non-disclosure agreement, which was accepted by the Company, and the parties counter-executed the agreement.

On March 18, 2025, the Orbic Group, comprising Orbic, AJP, and their affiliates-filed an amended Schedule 13D, disclosing the existence of the Orbic Group and the irrevocable proxy. This was the first time Sonim received visibility into the actual terms of the purported “fully executed” agreement previously referenced by AJP on February 3, 2025.

On March 18, 2025, an additional virtual meeting was held between Social Mobile management and the Company’s management. Social Mobile directed a series of due diligence questions about the Company’s operations, products, and customer relationships. Social Mobile expressed interest in continuing the discussion of a possible transaction, subject to satisfactory preliminary due diligence.

On March 18, 2025, Party C and the Company entered into a non-disclosure agreement.

March 19, 2025, Party A and the Company’s management, the Company’s chairman of the special committee, and Roth Capital met virtually for an extended diligence session on the Company’s operations, customers, and products. Party A expressed continued interest but signaled caution on pricing.

On the evening of March 20, 2025 — less than two business days before the nomination deadline — the Orbic Group submitted a purported notice of nomination (the “Director Nomination Notice”) proposing a competing slate of directors for election at the Annual Meeting. Orbic purported to submit the Director Nomination Notice pursuant to Section 5 of the bylaws.

March 25, 2025, additional video teleconferences were held between Social Mobile senior management and the Company’s senior management regarding the Company’s clients, operations, suppliers, and other aspects of the Legacy Business.

On March 27, 2025, Jack Steenstra, an independent director not affiliated with Orbic, was added as a member of the Special Committee.

On March 31, 2025, the Orbic Group submitted a non-binding proposal (the “First Orbic Proposal”) to acquire Sonim for $4.00 per share in cash. Simultaneously, the Orbic Group served a books and records demand (the “220 Demand”) under Section 220 of the Delaware General Corporation Law (the “DGCL”) seeking documents in connection with the proxy contest.

On April 1, 2025, Party G executed the Company’s form of non-disclosure agreement.

On April 1 and 2, 2025, the Special Committee and the Company’s management virtually met with Roth Capital and Venable to discuss the First Orbic Proposal. The Special Committee estimated an aggregate purchase price of approximately $24 million based on 5,872,548 shares of common stock issued and outstanding, as disclosed in the Company’s Form 8-K on February 21, 2025. The Special Committee determined that, notwithstanding Orbic’s hostile and adversarial posture, it would be in the best interests of stockholders to evaluate the merits of a potential strategic combination with Orbic, while noting concerns—based on publicly available information—regarding Orbic’s financial condition and its ability to consummate any transaction.

On April 3, 2025, the Special Committee, through its financial adviser, Roth Capital, responded to the First Orbic Proposal, among other things, requesting documentation evidencing Orbic’s ability to fund and consummate the proposed transaction.

On April 4, 2025, the Special Committee reiterated the above-mentioned request in a letter to Orbic and expressed hope to move forward with the First Orbic Proposal.

On April 4, 2025, the Company and members of Party C’s management met via a video teleconference to discuss the possibility of a transaction. The Company made a presentation to Party C’s management and answered questions about the Legacy Business. After Roth Capital’s Roth Capital’s follow-up, however, Party C advised it was no longer interested.

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On April 7, 2025, the board concluded that the Director Nomination Notice was missing information required by our bylaws (with Mr. Wang abstaining due to the conflicted nature of the subject matter). Consequently, the board determined that the Director Nomination Notice was not submitted in compliance with the bylaws and determined to reject the Director Nomination Notice. On the same day, Venable sent a notice to Orbic’s counsel advising Orbic that the Director Nomination Notice was defective and that it had been rejected by the board and Sonim.

On April 7, 2025, Party A senior management virtually met with the Company’s management to discuss the Company’s accounting policies.

On April 8, 2025, members of the Company’s management met in person with Social Mobile’s management at Social Mobile’s headquarters. The Company presented its product portfolio, strengths and weaknesses, personnel, and a process for Social Mobile to make an offer. Later that day, Social Mobile met virtually with the Company’s finance team and Roth Capital to discuss financial information and forecasts for the Legacy Business.

On April 10, 2025, Orbic responded, disputing the Company’s conclusion about the rejection of the Director Nomination Notice.

On April 10, 2025, the Special Committee convened to discuss the status of the strategic alternatives process and hostile-takeover defense measures. Venable reviewed with the members of the Special Committee their fiduciary duties in connection with a decision to explore potential strategic transactions, as well as their fiduciary duties in connection with the potential proxy contest and hostile takeover defense. The Special Committee discussed various alternatives, related considerations, and the potential timeline of the strategic review process. It also requested input from management on the Company’s financial condition, including the necessary expenses to finance a potential proxy contest. Finally, the Special Committee considered the potential adoption of defensive measures, including a stockholder rights plan (poison pill), to help ensure that Orbic could not obtain control of the Company without paying an appropriate control premium to all stockholders.

On April 14, 2025, the CEO of Party A called the Special Committee Chair, expressed enthusiasm for a potential transaction, and said an initial proposal would be submitted shortly.

On April 15, 2025, Party A extended a non-binding letter of intent proposing to purchase some of the lines of the Legacy Business for a purchase price of $2 to $4 million.

April 15, 2025, Party A, Chair of the Special Committee, Company management met in person (with some participants joining virtually) to discuss operations and the potential transaction. Party A reiterated that a transaction would be viable only on the terms of its letter of intent. After discussion with Roth Capital, the Company concluded to reject those terms but to continue exploring other potential transactions, including with Party A.

On April 16, 2025, Party H executed the Company’s form of non-disclosure agreement.

On April 17, 2025, members of the Company’s management met virtually with members of Party H’s management to discuss the Company’s accounting practices. After Roth Capital’s Roth Capital’s follow-up, however, Party H advised it was no longer interested.

Dual Transaction Strategy — RTO and the Sale of Legacy Business

On April 18, 2025, after Social Mobile communicated its intent to purchase the Company’s assets (but not the Nasdaq-listed legal entity), the Special Committee began considering potential buyers for the Nasdaq-listed entity in the event the Social Mobile transaction were consummated.

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On April 18, 2025, Roth Capital, the Special Committee, and Venable met virtually and discussed the potential strategic transaction with Orbic, the search for strategic alternatives, and related matters. Roth Capital indicated that it had not received any feedback from Orbic, and the Special Committee determined that Orbic likely announced the First Orbic Proposal to influence stockholder sentiment rather than with a genuine intent to pursue a transaction. The Special Committee also discussed Party A’s indication of interest and determined it was not viable, as the Company would derive greater benefit from selling the entirety of the Legacy Business rather than only a portion, and because the proposed purchase price would not justify the associated transaction costs. Accordingly, the Special Committee viewed a potential transaction with Social Mobile as the most viable alternative. Social Mobile had expressed a strong interest and, based on publicly available information, appeared to have the financial resources to complete a transaction. Management also advised the Special Committee that Social Mobile’s reputation in the industry was much stronger than that of Orbic. The Special Committee further noted that structuring the transaction as an asset sale would preserve the Company’s public listing, thereby enabling the possibility of a subsequent reverse takeover (“RTO”) in which the Company could merge with a private company seeking to become listed on Nasdaq. Such a structure would preserve the value of the public vehicle that would otherwise be lost in a going-private merger.

On April 21, 2025, the Special Committee and the Company’s senior management virtually met with Party 1, a real-estate-focused private company, regarding a possible RTO. Both parties expressed cautious optimism in connection with a potential reverse merger, and the Special Committee would need to see Party 1’s presentation and additional information before further discussions.

Negotiation of the Letter of Intent with Social Mobile

On April 21, 2025, Social Mobile delivered the first draft of its letter of intent (the “Social Mobile LOI”), contemplating the purchase of substantially all of the Company’s assets and the assumption of certain specified liabilities for a purchase price of $20 million on a cash-free, debt-free basis at closing, subject to the Legacy Business achieving operating revenue of $83.8 million in 2025. The draft further contemplated Social Mobile’s participation in a potential PIPE financing and included a 45-day exclusivity period.

On April 24, 2025, AJP, on behalf of itself and Orbic, filed a complaint (the “Complaint”) in the Delaware Court of Chancery against Sonim and all of its directors except for Mr. Wang (the “Director Defendants”). The Complaint alleged that the individual defendants breached their fiduciary duties and sought, among other relief, a declaration to that effect and an injunction prohibiting enforcement of certain provisions of our bylaws in connection with the rejection of the Director Nomination Notice. Orbic and AJP also filed a motion for expedited proceedings with the Complaint.

On April 25, 2025, Roth Capital briefed the Special Committee on the status of the Social Mobile LOI. The Special Committee reaffirmed that a disposition of the entire Legacy Business was preferable to a partial sale. Roth Capital advised that Social Mobile was the leading counterparty given its interest in acquiring the entire Legacy Business, while cautioning that, absent additional bidders, Social Mobile could obtain bargaining leverage over time.

On April 25, 2025, the Special Committee, the Company’s senior management, and Venable virtually met with the senior management of Party 1. Party 1’s team presented its business model and intent to list on Nasdaq. Upon inquiry, Party 1 admitted that the audited financial statements of Party 1 would not be ready in the near term. Additionally, Party 1’s strategy would not permit a consummation of a reverse merger without a significant cash injection through a PIPE in order to consummate the transaction.

On April 29, 2025, Venable sent a revised draft of the Social Mobile LOI, proposing that there would be no financial contingency to the transaction, reducing the exclusivity period to 25 days, and adding a break-up fee in favor of the Company if Social Mobile pursued an alternative transaction.

On April 30, 2025, AJP, Orbic, and related parties filed a preliminary proxy statement soliciting votes for the alternative slate of directors for the Company (the “Orbic Nominees”).

On May 2, 2025, the Delaware Court of Chancery granted the motion for expedited proceedings in connection with the Complaint filed by the Orbic Group.

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On May 8, 2025, the Company’s management and a member of Social Mobile’s management met virtually to discuss the Company’s financial statements. Later that day, the Chair of the Special Committee, the Company’s senior management, and Venable virtually met the management of Social Mobile. Social Mobile expressed concern that, in the event the members of the Board were not re-elected, the transaction would be terminated or otherwise jeopardized, as the majority of the Orbic Nominees were Orbic-affiliated. As such, Social Mobile insisted on a break-up fee payable to Social Mobile if the Social Mobile LOI did not result in a definitive agreement due to the Company pursuing an alternative transaction involving the Legacy Business, including by reason of change of control resulting from the proxy contest loss. Social Mobile also inquired whether the corporate formalities were followed in connection with the assessment of the proposals from Orbic, and whether the process was properly documented, and requested information about Roth Capital’s outreach. The Company acknowledged continuing stockholder-approval risk and emphasized that the LOI should contemplate strategic alternatives beyond the Legacy Business to maximize stockholder value, explaining why the Social Mobile transaction alone might not be in the best interests of stockholders.

On May 10, 2025, Social Mobile delivered a revised draft of the Social Mobile LOI contemplating $15.5 million in cash and up to $7 million in earn-out consideration. The draft did not contemplate any financial contingency and included information evidencing Social Mobile’s access to cash to complete the transaction. The earn-out assumed $70 million of the Legacy Business net revenue for the fiscal year 2025, and provided for earn-out payments equal to $0.33 per $1 of revenue above $70 million. The draft also contemplated customary working capital adjustments and an escrow account in connection with the definitive documents. Finally, the draft included a break-up fee payable by the Company in the amount of $1 million if the Company breached the exclusivity provisions by proceeding with an alternative transaction, and required the Company to reimburse Social Mobile’s attorneys’ fees in such event. The draft permitted a joint press release announcing the execution of the Social Mobile LOI and contemplated a 90-day exclusivity period. That same day, the Special Committee conferred with Roth Capital and requested that Roth Capital communicate to Social Mobile that the earn-out formula be more favorable to the Company and that the exclusivity period be reduced to 60 days.

On May 11, 2025, the Special Committee and the board, upon recommendation of the Special Committee (with Mr. Wang abstaining due to conflicts of interests), determined it was advisable and in the best interests of Sonim to waive the deficiency in the Director Nomination Notice rather than to engage in a protracted litigation. On the same day, the Company’s Delaware counsel notified Orbic’s counsel accordingly.

On May 12, 2025, Venable sent an e-mail to the Orbic Group, including its counsel, providing the Orbic Group with the required notification of the Company’s nominees for election at the 2025 annual meeting of stockholders, pursuant to Rule 14a-19(d) under the Exchange Act.

On May 13, 2025, Social Mobile provided a revised Social Mobile LOI contemplating an earn-out of $0.50 for every $1 of revenue above $70 million, decreased the escrow amount to $1.5 million (from $3 million), and reduced the exclusivity period to 60 days. On the same day, Venable countered, increasing the guaranteed cash payment from $15.5 million to $18.5 million and increasing the earn-out amount. The earnout period was also amended to the period starting on July 1, 2025 rather than January 1, 2025, while reducing the exclusivity period to 45 days. Additionally, restrictions on raising capital during the exclusivity period were removed.

On May 15, 2025, Social Mobile, through Roth Capital, communicated that all of the Company’s edits would be rejected, and stated that the proposed revisions were not acceptable.

On May 16, 2025, the Company produced the stocklist materials requested in the 220 Demand.

That same day, Orbic submitted a revised preliminary conditional non-binding proposal (the “Second Orbic Proposal”) to acquire Sonim for $1.81 per share in cash. Based on approximately 11 million shares of common stock outstanding and Orbic’s warrant assumptions, the Special Committee determined that the offer likely translated to an aggregate purchase price of approximately $20 million for the Legacy Business. The Second Orbic Proposal included a letter of interest from Capstone Project Finance, LLC (“Capstone”) dated as of April 11, 2025 (several weeks before Orbic’s submission of the Second Orbic Proposal). The Capstone letter was marked “confidential,” was preliminary, non-binding, and subject to extensive conditions. Accordingly, the Special Committee concluded that the Capstone letter did not constitute immediately available funds or a financing commitment, but instead expressed only a preliminary interest in “supporting Orbic with the Sonim transaction with an investment in Orbic at an amount of up to $50 million.” The Second Orbic Proposal also stated Orbic’s dissatisfaction with the Company’s adoption of defensive measures and equity financing activities. The Second Orbic Proposal was valid through 5 p.m. EST on Monday, May 19, 2025, giving the Special Committee less than one business day to act. The Special Committee viewed the proposal as designed primarily to influence stockholder sentiment and public perception rather than as a bona fide actionable proposal, and asked Roth Capital for its assessment.

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On May 17, 2025, Venable communicated a revised draft of the Social Mobile LOI to Social Mobile’s counsel Blank Rome LLP (“Blank Rome”) reducing the revenue target to $35 million, decreasing the escrow to $1.5 million, shortening exclusivity to 35 days, adding explicit language that an RTO transaction could be negotiated and that the Company would not have entered the LOI but for the expectation of an RTO to add stockholder value, and providing for a press release following execution of the Social Mobile LOI.

On May 19, 2025, following a review of publicly available information regarding Orbic’s financial condition, and upon consultation with Roth Capital and Venable, the Special Committee concluded that Orbic had failed to demonstrate the financial wherewithal to consummate the Second Orbic Proposal and communicated that determination to Orbic. The Special Committee also informed Orbic that it observed that the proposal was replete with criticisms of the Special Committee and board and offered little substantive information in connection with the transaction proposed by Orbic. The Special Committee replied that it determined that the Second Orbic Proposal was not a genuine effort to engage in constructive negotiations but rather a tactical maneuver to further Orbic’s proxy campaign, and expressed its disappointment with Orbic’s conduct. Noting Orbic’s tactics, the Special Committee also concluded it would be appropriate to communicate updates of the strategic alternatives process to stockholders and explain the Company’s decisions not to act on Orbic’s proposals to avoid potential stockholder confusion.

On May 19, 2025, Social Mobile senior management met virtually with Company management to discuss transaction progress and clarify capital-adjustment terms.

On May 20, 2025, the Chair of the Special Committee, Company management, the Social Mobile management, Venable, and Blank Rome virtually met to further discuss the general framework of the transaction and the Social Mobile LOI. Sonim outlined its plans for the continuation of business and the search for RTO candidates. Blank Rome raised questions about RTO feasibility, timing, and execution risks. The Company expressed its position that being a shell company for a period of time when the earn-out is pending would be suboptimal, and that it could not wind down before the receipt of the earn-out. The Special Committee also viewed Social Mobile’s guaranteed cash as uncharacteristically low and sought additional value for stockholders. Accordingly, the Company’s strategy was to pursue an RTO or other alternative transaction to allow the Company to be actively engaged in business other than the Legacy Business.

On the same day, Blank Rome sent the updated draft of the Social Mobile LOI to Venable, decreasing the guaranteed cash consideration to $15 million, reinstating the $70 million revenue target, and revising the termination fee provision in case of Sonim acting on a superior proposal. Additionally, the draft required only the Company to negotiate in good faith through July 17, 2025 (the LOI exclusivity end date), allowed Social Mobile to terminate at any time, and imposed a termination fee and expense reimbursement on the Company for any termination other than expiration. The RTO language was clarified to permit the Company to pursue RTO transactions not constituting an alternative to the Legacy Business sale.

On May 22, 2025, Party 2, a crypto- and AI-related business, was introduced by its bank.

On May 24, 2025, Sonim sent a revised version of the Social Mobile LOI to Social Mobile, changing the revenue threshold for earn-out from $70 million to $40 million, adding Social Mobile’s obligation to negotiate in good faith, removing the condition that the Company be on track to achieve the revenue threshold to proceed to definitive documentation, and including final edits.

On May 24, 2025, Party 2 and the Company executed a non-disclosure agreement, and Party 2 was granted access to the VDR.

On May 26, 2025, following a call with the management of the Company, the senior manager of Social Mobile sent a revised draft of the Social Mobile LOI, changing the earn-out provision from “revenue in excess of $40 million for the six month period” to “net revenue in excess of $50 million for the nine month period” and replacing the Company’s right to terminate if Social Mobile ceased good-faith negotiation with a narrower right to terminate only if Social Mobile proposed materially negative terms. The Social Mobile LOI also clarified the press-release mechanics following execution.

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On May 26, 2025, the Special Committee convened and was presented with the “best and final” offer with respect to the Social Mobile LOI. The Special Committee was advised that no viable strategic alternatives had emerged, and concluded that the deal was not optimal but reliable and preferable to then-available alternatives, considering economic and strategic challenges of the Legacy Business and the hostile-takeover environment, which the Special Committee believed had discouraged bidders. Therefore, the Special Committee recommended proceeding with the Social Mobile LOI.

On May 27, 2025, the Company and Social Mobile executed the Social Mobile LOI.

Negotiation of the Letter of Intent with Party 2

On May 27, 2025, the Special Committee Chair and Company management virtually met Party 2 and its investment bank, to further discuss the RTO transaction. During this introductory call, the Company and Party 2 each described their respective businesses, capital structures, and objectives. Party 2 presented its business and strategy. The bank provided materials comparing Party 2 to publicly listed competitors and comparables. The Company noted the ongoing proxy contest and the need to keep stockholders apprised. Party 2 expressed interest but stated it would not be willing to reveal its name publicly until definitive agreements were executed, and that negotiations would terminate if the Company did not accept this condition.

On the same day, Party 2 delivered a draft letter of intent to the Company. The draft contemplated a reverse merger transaction whereby Party 2 would acquire a certain percentage of the Company based on the valuation of each Party 2 and the Company, and a contingent value rights (“CVRs”) agreement with regard to proceeds from the Asset Sale, if consummated. Party 2 was expected to own approximately 93.4% of the combined company. Additionally, the letter of intent provided for contingent value rights distributions in favor of the Company’s pre-merger stockholders, representing the right to receive proceeds from the Asset Sale, if completed.

On May 28, 2025, the Company circulated to Social Mobile a draft press release regarding the Social Mobile LOI for review and comment.

On May 30, 2025, the chair of the Special Committee and Company management virtually met Party 2 and its investment bank, regarding a possible RTO. When asked about audited financial statements, Party 2 responded that they were expected to be ready shortly, around the first draft of definitive agreements, during diligence, and indicated willingness to grant the Company access to its facilities for diligence.

On May 30, 2025, the marketing teams of Sonim and Social Mobile revised the press release regarding the Social Mobile LOI. Social Mobile’s team indicated that while the material terms of the Social Mobile LOI could be disclosed, the Social Mobile LOI document should not be disclosed to the general public.

On May 31, 2025, Venable communicated a revised draft of the letter of intent to Party 2. The revisions removed proposed cash adjustments, changed the suggested combined company’s board composition to include one director designated by the Company in the resulting entity, and set the enterprise value of Sonim at $20 million (without proceeds from the Social Mobile transaction, if consummated).

On June 2, 2025, the Company, AJP, Orbic, and the Director Defendants entered into a Stipulation of Dismissal pursuant to which AJP and Orbic dismissed the Complaint without prejudice.

Also, on June 2, 2025, the Company publicly announced the execution of the Social Mobile LOI and the anticipated Asset Sale.

June 2, 2025, the Special Committee and the Company’s management virtually met with Party 2 to discuss the terms of the letter of intent. The Company highlighted the necessity to keep stockholders apprised during the proxy campaign. Party 2 generally agreed to the Company’s proposed edits and to a press-release framework that did not reveal Party 2’s identity.

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On June 3, 2025, Venable furnished a revised letter of intent to Party 2 to include the language in connection with the press release covering the terms of the Party 2 LOI, but not revealing the identity of Party 2.

On June 4, 2025, Party 2 requested to pre-approve a draft of any press release in connection with the Party 2 letter of intent.

On June 5, 2025, Party 2 and the Company executed the Party 2 letter of intent, containing a mutually agreed press release template.

Negotiation and Execution of the Asset Purchase Agreement; RTO Developments

June 6, 2025, the chair of the Special Committee, the Company’s management, and Venable met with Party 2, its counsel and investment bank. The parties discussed the due diligence process, the structure of the potential transaction, and the status of Party 2’s audited financial statements.

On June 9, 2025, DOOGEE, a manufacturer of rugged mobile devices, announced, via a press release, that it had submitted a non-binding proposal to acquire all outstanding shares of the Company for $3.60 per share in cash and that it was ready to discuss the proposal after the expiration of the exclusivity period with Social Mobile. The Company did not receive any materials or communication other than the press release by DOOGEE. No further materials or outreach were received.

On June 11, 2025, Party 2’s counsel delivered the first draft of the merger agreement. The draft closely followed the Party 2 letter of intent and contained customary provisions for this type of transaction, including CVRs for the benefit of the Company’s pre-merger stockholders tied to the proceeds from the asset purchase agreement.

On June 16, 2025, the Special Committee publicly communicated to DOOGEE that it lacked sufficient information to evaluate DOOGEE’s indication of interest consistent with its fiduciary duties to Sonim’s stockholders.

On June 18, 2025, the Company commenced the due diligence process with regard to Party 2. The parties held a detailed call during which the Company reviewed the models provided by Party 2 supporting Party 2’s valuation, and started arranging on-site visits of Party 2’s facilities to confirm Party 2’s computational capacity claims.

On June 19, 2025, Party 2’s counsel furnished draft ancillary documents, including forms of lock-up agreement and support agreement.

On June 20, 2025, Venable sent a revised draft of the merger agreement to Party 2’s counsel. The draft primarily addressed the mechanics of the proposed transaction, including the necessity of effecting a reverse stock split of the Company’s common stock prior to the consummation of the RTO to maintain compliance with the Nasdaq listing requirements. It also addressed conversion of Sonim’s options and warrants into securities of the combined company, stockholder proposals for the special meeting, and related matters. The Company did not have material disagreements with the draft of the merger agreement with Party 2 and generally considered the draft balanced, which was communicated to Party 2.

On June 26, 2025, the Orbic Group submitted a revised, preliminary, and conditional non-binding proposal (the “Third Orbic Proposal”) to negotiate an asset purchase of substantially all of Sonim’s assets, including, among other assets, Sonim’s inventory, name, brand, trademarks, other intellectual property, prepaid expenses, fixed assets (including those under equipment leases acceptable to Orbic) and tooling and software licenses, at a purchase price of $25 million. Sonim would retain all liabilities other than those under contracts agreed by Orbic to be assumed to the extent such contracts are not accelerated or in default. The Third Orbic Proposal was valid until 5:00 p.m. Eastern Time on July 2, 2025, giving the Special Committee four business days to act on it. The Third Orbic Proposal was accompanied by a commitment letter from Capstone expressing its non-binding intent to act as placement agent in connection with a potential financing in the amount of up to $50 million. In response, Roth Capital sought clarifications necessary to analyze the Third Orbic Proposal. The Special Committee advised Roth Capital not to communicate further with the Orbic Group due to the exclusivity then in effect with Social Mobile.

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On June 27, 2025, Blank Rome sent Venable an initial draft of the Asset Purchase Agreement that was highly buyer-favorable. Among other things, Buyer proposed:

●	either party could generally walk away from the deal if closing had not occurred within 120 days after execution (the “Outside Date”);

●	unilateral termination fee payable to Buyer in certain events of termination, including failure to obtain stockholder approval and failure to consummate the transaction before the Outside Date;

●	representations and warranties that were Buyer-favorable, structured as a private company transaction rather than a public company transaction;

●	the Company’s indemnification obligations would generally be Buyer-favorable (the draft did include customary qualifications such as indemnification caps and baskets);

●	Buyer would acquire the outstanding shares of particular Company subsidiaries rather than acquiring those assets directly

●	Buyer would not acquire Sonim India, but would hire its employees;

●	Buyer would not obtain representation and warranty insurance (“RWI”) but would instead rely on the Company’s representations, warranties, and indemnification in the Asset Purchase Agreement;

●	the Asset Purchase Agreement, consistent with the Social Mobile LOI, would include a separate escrow (the “Adjustment Escrow”) securing our payment obligations if there is a downward purchase price adjustment relating to working capital (the “Working Capital Adjustment”), but Buyer’s initial draft of the Asset Purchase Agreement did not propose a specific amount for the Adjustment Escrow (the “Adjustment Escrow Amount”);

●	as a condition to Buyer’s obligation to close, certain Company employees would need to enter into restrictive covenant agreements, confidentiality and IP assignment agreements, and offer letters with Buyer; and

●	The Company would be solely responsible for any transfer taxes.

On June 28, 2025, Blank Rome sent an initial draft of the Earnout Annex to Venable. Among other things, the Earnout Annex provided for a nine-month earn-out period from April 1, 2025 through December 30, 2025, with a $50,000,000 minimum net revenue threshold for the Legacy Business before any earn-out would be payable and a $5 million earn-out cap.

On June 30, 2025, the Chair of the Special Committee, Company management, Venable, Party 2, and its counsel virtually met to discuss the progress of the transaction. Party 2 indicated that it did not foresee any obstacles to proceeding with the RTO but expressed a preference to defer execution until after the Company’s 2025 annual meeting, citing proxy-contest uncertainty.

On July 2, 2025, the Company publicly communicated its position on the Third Orbic Proposal. The Company concluded that while it was supported by a commitment letter from an investment bank, the latter would act as a placement agent rather than a source of financing. The uncertainty was further exacerbated by the publicly available information about the financial condition of Orbic and its affiliates. Additionally, unlike the Social Mobile LOI, the Third Orbic Proposal did not entail automatic assumption of all current liabilities of Sonim, an element the Special Committee viewed as central to the relative attractiveness of the Social Mobile LOI, noting that the Company had significant ongoing liabilities to vendors and customers. Finally, the timing of the Third Orbic Proposal, expiring in less than a week, combined with the non-binding nature of the proposal, would make it unreasonable to risk a Social Mobile termination fee to explore the Third Orbic Proposal. Therefore, the Company concluded the Third Orbic Proposal was inferior to the Social Mobile LOI and more akin to solicitation materials designed to influence stockholders than a good-faith proposal to acquire the Legacy Business and publicly announced such conclusion.

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On July 5, 2025, Venable sent an issues list to Blank Rome identifying, among other things:

●	the Outside Date would be at least 180 days after the execution;

●	filing a preliminary proxy statement with the SEC within five business days after the execution of the agreement was a non-starter;

●	Buyer, at the Company’s option and expense, would obtain an RWI policy on customary terms as the primary backstop to our representations and warranties under the Asset Purchase Agreement;

●	the working capital adjustment would exclude inventory that was no longer listed for sale, was 100% reserved by the Company, and had no net value, and would include “contract fulfillment assets” related to current products;

●	the Company and Buyer would split any Transfer Taxes 50/50;

●	request for clarification of the Buyer’s position on Sonim India and on the mechanics of the acquisition of subsidiaries of Sonim; and

●	the cap on the Company’s indemnification obligations and overall more favorable Company’s indemnification mechanics.

On July 7, 2025, Blank Rome sent an annotated version of the Company’s key issues list to Venable, stating that Buyer would not obtain RWI, would acquire the shares of Chinese subsidiaries (and potentially Sonim Germany) but not Sonim India, and generally rejected most Company suggestions.

On or about July 8, 2025, Party 2 communicated through its bank that, while committed to the transaction, it preferred to pause and await the 2025 annual meeting outcome. Party 2 indicated no outstanding diligence or merger-agreement items.

On July 9, 2025, Blank Rome and Venable participated in a “lawyers’ only” call to discuss open issues. Venable emphasized that, because the Company intended to remain public, it could not agree to an Outside Date shorter than 180 days and would pursue an RTO or alternative transaction to avoid shell status. Venable noted the Company planned to file a single proxy statement or Form S-4 covering both the RTO and Asset Purchase and did not intend to proceed with the Asset Purchase without an RTO. When asked about Party 2, Venable communicated that the merger agreement was in its final stage, but that Party 2 was unwilling to execute before the proxy contest was resolved.

On July 10, 2025, Venable sent revised drafts of the Asset Purchase Agreement and the Earnout Annex to Blank Rome, containing the following edits:

●	The Outside Date would be 180 days after the execution, and the contemplated RTO would be a condition to closing;

●	Buyer should consider in good faith acquiring the shares of Sonim India;

●	Buyer would consider in good faith obtaining an RWI policy;

●	mechanical adjustments to reduce one-sided Buyer-favored terms (including fraud definition, adjustment-escrow mechanics, working-capital adjustments, and indemnification).

On July 12, 2025, Blank Rome sent a revised draft of the Asset Purchase Agreement to Venable. The draft contemplated:

●	good faith consideration by Buyer of acquiring the outstanding shares of Sonim India and Sonim German subsidiary;

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●	Buyer agreed to delete the closing condition that certain employees deliver agreements to the buyer;

●	adverse changes to the transactional mechanics, including the definition of fraud;

●	Sonim would pay any transfer taxes;

●	180-day Outside Date, but the closing would not be conditioned upon an RTO;

●	The Company would have 30 days after the execution of the Asset Purchase Agreement to file a proxy statement or a registration statement on Form S-4 with the SEC;

●	the $100,000 adjustment escrow amount; and

●	Buyer requested that the Company grant Buyer a security interest in its assets to pay a termination fee under the Asset Purchase Agreement, which security interest should be subordinate to the promissory notes issued to Streeterville Capital, LLC (the “Lender”).

On July 15, 2025, the Company’s Chief Commercial Officer and Social Mobile’s Chief Financial Officer, had a series of calls to discuss open items, including removal of a 365-day inventory-age requirement in working-capital provisions; the earn-out period; specific contracts requiring consents as a closing condition; Buyer’s requested security interest securing any termination fee (which would require Lender’s consent); allocation of transfer taxes; and timing of the RTO.

On July 15, 2025, Blank Rome sent a further revised draft of the Asset Purchase Agreement to Venable with a handful of “clean-up” comments. Subsequently, on the same day, Venable sent revised drafts of the Asset Purchase Agreement and the Earnout Annex to Blank Rome, proposing:

●	Buyer would agree to acquire the shares of Sonim India if the Company agreed to cover any related taxes;

●	for purposes of the working capital adjustment, the requirement that relevant inventory not be older than 365 days was removed;

●	the parties would split the first $200,000 of any Transfer Taxes 50/50, with the Company bearing any excess;

●	the Company would have 180 days to close the RTO and, additionally, it would as promptly as reasonably practicable file with the SEC our initial proxy statement or Form S-4, with no fixed date defined;

●	the Company will exercise reasonable efforts to cause the Lender to grant consent in connection with the subordinate security interest of Buyer in the termination fee; and

●	the earnout period would be a one-year period running from July 1, 2025 until June 30, 2026, and the earnout would require a minimum of $70,000,000 in net revenue of the Legacy Business during such period before any earnout would be payable.

On July 16, 2025, Blank Rome sent a revised draft of the Asset Purchase Agreement to Venable. Among other things, Buyer proposed: (1) as with Sonim India, Buyer would consider in good faith acquiring shares Sonim Germany, all of which we subsequently agreed to; (2) the Company would have 180 days to close the RTO as long as we as promptly as reasonably practicable, and in any event no later than 45 days after the date of the Asset Purchase Agreement, filed with the SEC (a) its initial proxy with respect to the Asset Purchase Agreement transaction and (b) its initial S-4 with respect to the proposed RTO; and (3) Buyer noted that the provision relating to its request for collateral in connection with the Termination Fee remained open.

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On the evening of July 16, 2025, Social Mobile notified the Company’s management that it would seek to enforce the break-up fee pursuant to the terms of the Social Mobile LOI if the Company did not execute the Asset Purchase Agreement by July 17, 2025. The Special Committee, following a meeting with its counsel, disagreed with the position of Social Mobile management that the break-up fee would become due under the Social Mobile LOI. Although neither Blank Rome nor Venable participated directly in those communications, Social Mobile management continued to assert in management-to-management communications that a break-up fee would be payable pursuant to the terms of the Social Mobile LOI. While contending that Social Mobile’s position was not in conformance with the Social Mobile LOI, the Special Committee determined it would nonetheless be in the Company’s best interests to seek to finalize the Asset Purchase Agreement before the Social Mobile LOI expired and instructed Venable to proceed with finalizing the documents. Venable also distributed questionnaires to directors and officers regarding any potential involvement in, or communications with, Social Mobile outside the Asset Purchase process.

On July 16, 2025, in the interim, Venable and Blank Rome continued negotiating the Asset Purchase Agreement, including the Outside Date and the deadline for the Company to file its proxy statement or registration statement in connection with both the Asset Sale and the RTO, including the Company’s right to adjourn the meeting of stockholders in connection with the Asset Purchase.

Late in the morning of July 17, 2025, the parties agreed that the final adjournment date would not exceed 157 days from the effective date.

Later on July 17, 2025, the parties exchanged revised drafts of the Asset Purchase Agreement and Earnout Annex addressing clerical and technical revisions. They agreed the Company would have 180 days to consummate the RTO, provided it filed its initial proxy or Form S-4 as promptly as reasonably practicable. With respect to any security interest securing a termination fee, the Company would grant Buyer a security interest in its personal property, subordinate to liens in favor of the noteholder, with the Company’s obligation limited to commercially reasonable efforts to obtain the Lender’s consent.

Approval of Asset Sale and Execution of the Asset Purchase Agreement

On July 17, 2025, the Special Committee and the full board received the finalized drafts of the Asset Purchase Agreement and the Earnout Annex. Upon review, the Special Committee unanimously recommended that the full board approve the Asset Purchase Agreement and the transactions contemplated thereby and adopted resolutions:

(i)	determined that the Asset Purchase Agreement and the transactions contemplated thereby were advisable in the best interests of the Company and its stockholders; and

(ii)	recommended that the full board authorize and approve the Company’s execution, delivery and performance of the Asset Purchase Agreement and the transactions contemplated thereby.

Later that evening, the board convened at a special meeting, with all members present, together with Company management and representatives of Roth Capital and Venable. Venable summarized the Asset Purchase Agreement, including the negotiation history, key terms, risks, and uncertainties related to the proposed RTO with Party 2, which had initially been contemplated to be executed concurrently. Venable also reviewed with the board the directors’ duties under the Delaware General Corporation Law in connection with the proposed Asset Sale.

Next, Roth Capital summarized its outreach in connection with the strategic alternatives review. Roth Capital noted that, following receipt of Orbic’s unsolicited indication of interest, it had contacted 52 potential counterparties, but only Social Mobile remained an active participant in discussions with the Company. Roth Capital also noted that the Company had publicly disclosed the Special Committee’s review of strategic alternatives, increasing the outreach to potential bidders. Roth Capital then distinguished Orbic’s proposals from the Asset Purchase Agreement and explained why it had determined that the Social Mobile transaction was the most favorable received by the Company to date. Roth Capital then delivered to the board an oral opinion to the effect that, as of that date, and based on and subject to the assumptions and other matters set forth in the written opinion of Roth Capital, the consideration to be received by the Company for the Asset Sale pursuant to the Asset Purchase Agreement was fair to the Company from a financial point of view. The oral opinion was confirmed by the contemporaneous delivery of a written opinion dated July 17, 2025 to the board via e-mail.

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Following Roth Capital’s presentation, a representative from Venable described the proposed board resolutions that had been distributed to the members of the board in advance of the meeting, and confirmed that Venable had conducted an additional conflicts check, which indicated that no directors or officers of the Company had any communications with Social Mobile suggesting potential or actual conflicts of interest. Venable further confirmed that based on the distributed questionnaires no executive officer or director of the Company had any financial interest in Social Mobile or had engaged in employment-related discussions with Social Mobile regarding roles in the Legacy Business. The directors confirmed that they had the opportunity to review the proposed resolutions of the board and the finalized Asset Purchase Agreement.

After deliberation of the board members, and upon motion duly made and seconded, the board resolved to proceed with the recommendation of the Special Committee and:

(i)	determined that the Asset Purchase Agreement and the transactions contemplated thereby were advisable in the best interests of the Company and its stockholders;

(ii)	authorized and approved the execution, delivery and performance of the Asset Purchase Agreement and the consummation of the transactions contemplated thereby, including the Asset Sale;

(iii)	resolved to recommend the Company’s stockholders to approve and adopt the Asset Purchase Agreement and the consummation of the transactions contemplated thereby, including the Asset Sale.

All directors other than Mr. Wang voted in favor; Mr. Wang abstained.

Venable subsequently communicated to Blank Rome that the Asset Purchase Agreement had been approved by the Special Committee and the board. The parties exchanged signatures close to midnight Eastern Time on July 17, 2025.

In the morning of July 18, 2025, the transaction was announced by way of a press release issued by the Company before Nasdaq opened for trading.

Post-Asset Purchase Agreement Developments; Termination of the RTO candidates search

On July 18, 2025, the Company held its 2025 annual meeting of stockholders.

On July 21, 2025, the independent inspector of election informed the Company that all five of the Company’s director nominees were elected, thereby prevailing in the proxy contest.

On July 22, 2025, the Company announced the voting results and reached out to Party 2 to finalize and execute the merger agreement.

On or about July 24, 2025, Party 2, through its bank, communicated that it would resort to an alternative strategy and did not intend to proceed with the RTO.

The board promptly began analyzing alternative transactions and evaluating strategies for continuing the Company’s business outside of the Legacy Business. Management was approached by several investment banks regarding potential strategic paths. The banks noted that, given the limited window to identify a reverse merger candidate with audited financials available, Sonim would likely need to consider a crypto-related strategy as the most feasible way to maintain operations, ideally with a crypto asset that offered synergies with the Legacy Business without competing with the Legacy Business. This approach would allow Company personnel not joining Social Mobile post-closing to continue with a viable line of business. A crypto-treasury strategy could be achieved by means of an RTO or a PIPE investment.

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On July 24, 2025, the Company’s management, the chairman of the board, and Venable virtually met with Party 3 and its financial adviser to discuss a potential reverse merger transaction. Party 3 introduced a strategy focused on optimizing blockchain mining and staking pools and expressed interest in using a public vehicle to scale operations globally. The discussions highlighted potential synergies between the parties. Party 3 indicated it would consider only a reverse merger strategy, not a PIPE transaction, and had not yet retained a PCAOB auditor.

On July 29, 2025, the parties executed a non-disclosure agreement and agreed to further explore a potential transaction structure.

On July 29, 2025, the Chairman of the board and Venable virtually met with Party 4, which introduced a crypto treasury strategy involving a top 50 tradeable token. Party 4 considered both an RTO and a PIPE transaction. Party 4 subsequently informed Sonim that it was not interested in proceeding.

On July 30, 2025, the board convened a special meeting, determined that no directors had conflicts of interest in connection with the contemplated transactions, and concluded that the Special Committee was no longer necessary for the RTO process complementary to the Asset Sale. The Special Committee was disbanded. The board also reviewed RTO timelines and determined that alternative strategies should be explored in parallel with the RTO search.

Also on or about July 30, 2025, in response to a demand from an original device manufacturer (the “ODM”) arising from outstanding amounts owed by the Company, the Company requested, and Social Mobile agreed to implement an arrangement under which Social Mobile (or its designees) would place orders with, and make payments directly to, the OEM and subsequently sell the products to the Company (the “ODM Arrangement”). The ODM Arrangement was entered into in the ordinary course of business.

On August 6, 2025, the Company’s management, the chairman of the board, and Venable virtually met with Party 5. Party 5 was an individual assembling a team to transition a public company into a crypto treasury with multiple underlying assets. The timelines of the parties did not align with the contemplated time of the Asset Sale.

On August 6, 2025, the Company’s management, the chairman of the board, and Venable also virtually met with representatives of Party 9 (introduced by Roth Capital). Party 9 proposed a collaborative structure combining its AI expertise with a crypto treasury strategy. Roth Capital presented an economic model for collaboration, which did not require a reverse merger and was positioned to build on the expertise of the Company’s leadership.

On August 7, 2025, Company management, the Board Chair, and Venable met virtually with Party 6, which proposed a crypto-treasury strategy through a “double dummy” reverse merger involving a top-20 token. The same day, they also met with Party 7, a blockchain-based media company contemplating solely a reverse merger. The Company determined there were no synergies and declined to proceed with Party 7.

On August 8, 2025, Party 9 extended a letter of intent contemplating a PIPE transaction rather than a change-of-control or reverse merger. The LOI included a 45-day exclusivity period. The same day, Party 3 communicated that it would not be able to proceed with any transaction with the Company.

On August 10, 2025, Party 6 delivered drafts of a letter of intent and a non-disclosure agreement.

On August 11, 2025, the Company and Party 6 executed a non-disclosure agreement; the Company’s team and Venable held a videoconference with Party 6 and its legal and financial advisers. The parties discussed the proposed structure, including the risk of the Company’s potential classification as a shell company following the Asset Sale.

On August 12, 2025, in further discussions with Party 6’s counsel, the Company reviewed Party 6’s beneficial ownership structure, and Party 6 was granted data room access. Shortly thereafter, Party 6 paused due diligence and indicated it would not proceed.

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On August 12, 2025, Party 9 delivered a revised LOI reflecting Sonim’s oral suggestions, including the use of staking income to fund post-Legacy Business operations, repay outstanding debt, and reduced the exclusivity period to 30 days.

On August 15, 2025, chairman of the board and management, together with Venable and Roth Capital, met with Party 8, which proposed a crypto treasury strategy involving a top-20 token. The Company informed Party 8 that it was in the final stages of negotiating a letter of intent with another counterparty. Party 8 nevertheless expressed interest and indicated that a non-disclosure agreement, diligence request, and LOI draft would follow shortly.

On August 15, 2025, the Company also sent a finalized LOI draft to Party 9’s counsel.

On August 18, 2025, the Company’s management, Roth Capital, Venable, and Party 9 virtually met to finalize the letter of intent. Party 9 agreed to include a non-exclusivity provision, requiring the Company only to keep Party 9 reasonably informed of alternative negotiations.

On August 18, 2025, the Company also executed an NDA with Party 8. That evening, Party 8, through Roth Capital, delivered a letter of intent draft. The draft contemplated a change in control structure, lacked a synergistic business model and continuity of business, and contained terms more aggressive than those contemplated by the Party 9 letter of intent.

On the evening of August 18, 2025, the Company, through Roth Capital, provided Party 8 with a revised LOI including terms on exclusivity, PIPE financing, advisory warrant vesting, governance, potential employee change-in-control waiver limitations, and expense caps. The Company’s proposed revisions were rejected.

On August 19, 2025, the Company’s management, Roth Capital, Venable, Party 8, and its counsel virtually met to attempt to reconcile the differences in the approach to the letter of intent draft. Party 8 rejected all of the Company’s proposed revisions, insisted on exclusivity, and conditioned discussions on termination or cardinal amendment of the Asset Purchase Agreement not to sell the entirety of the Legacy Business, guarantees of the Company never qualifying as a shell company, and an informal understanding in connection with board-level director resignations.

On the evening of August 19, 2025, the board met and determined that, despite Party 8’s projections, the risks outweighed the benefits, including legal uncertainty and the impact of terminating the Asset Purchase Agreement. Roth Capital’s analysis indicated that even if Party 8’s projections were realized, the value delivered to stockholders would not equal that provided under the Asset Purchase Agreement. The board determined that proceeding with the Asset Purchase Agreement was the optimal course and it would not change its recommendation. The board also noted that the time to consider any RTO strategy was running out due to the RTO timeline constraints and that the board should focus on a continuation of the Company’s business through a PIPE transaction rather than pursue an RTO strategy. The board determined, however, that it would not announce the change in strategy publicly.

Later that evening, the Company executed an LOI with Party 9. The Company determined a strategy, which did not involve a change of control or RTO, reduced execution risk, and created a new line of business. With that, the Company terminated its RTO candidates search and focused on exploring the new opportunities.

On August 29, 2025, the chairman of the board received a text from Orbic’s CEO stating Orbic was “ready to move forward with a $25 million cash proposal.” The message was not substantiated, and the board determined no response was warranted.

On October 16, 2025, the Company requested consent from Social Mobile (the “Business Consent”) in connection with certain elements of and transactions ancillary to the private placements.

On November 6, 2025, due to the Company’s cash limitations in connection with orders of the Legacy Business products anticipated in the first quarter of 2026, the Company and Social Mobile expanded the ODM Arrangement to additional original device manufacturers and across the product lines of the Company’s Legacy Business by entering into a manufacturing, collaboration, and license agreement (the “Supply Chain Agreement”), which was considered to be entered in the ordinary course of business. Among other things, the Supply Chain Agreement licensed Social Mobile to sell Sonim’s products if Sonim fails to purchase the manufactured products from Social Mobile.

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On November 24, 2025, the Company and the parties to the Asset Purchase Agreement entered into the First Amendment to the Asset Purchase Agreement to clarify certain mechanics of the transaction, including:

●	removal of all references to, and sections providing for or related to, the Company’s proposed reverse merger transaction (the “RTO”) and items ancillary to the RTO (e.g., the filing by the Company of a registration statement on Form S-4), as the RTO is no longer applicable to the closing of the Purchase Agreement;

●	the addition of a requirement that, after taking into account the Adjustment Amount, if the Closing Purchase Price (as defined in the Purchase Agreement) is less than $0, the Company must pay a sufficient portion of the Company’s accounts payable so that the Closing Purchase Price is greater than $0; and

●	the addition of the Company’s German subsidiary, Sonim Technologies Germany GmbH, to the acquired subsidiaries annex of the Purchase Agreement.

Reasons for the Asset Sale and Recommendation of our Board

In the course of the board making the determinations above in the section titled “The Special Meeting — Recommendation of our Board” beginning on page 28 of this proxy statement, the board:

(i)	consulted with Company management and the Company’s legal counsel and financial advisor;

(ii)	took into account the recommendation of the Special Committee; and

(iii)	considered a number of factors, including, but not limited to, the risks described in the section titled “Risk Factors” beginning on page 24 of this proxy statement, as well as potentially positive factors.

Our board considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

●	the consideration from the Buyer to the Company upon consummation of the Asset Sale:

○	the Buyer’s broad assumption of current liabilities of the Legacy Business, including vendor and customer obligations for pre-closing periods, subject only to limited, well-defined exceptions;

○	the Post-Closing Cash to be received or retained by the Company upon the closing of the Asset Sale; and

○	the Buyer will pay up to $5 million in the form of an earn-out;

●	the Company’s ability under the Asset Purchase Agreement to continue to exist as a public vehicle and explore strategic opportunities to maximize stockholders’ value. If, instead of acquiring assets in the Asset Sale, Buyer had acquired the Company’s common stock through a merger or tender offer structure, the resulting going private transaction would have resulted in delisting the public vehicle and prevented any continuation of the Company’s business;

●	Our stockholders would continue to hold shares of our common stock following the closing of the Asset Sale and could benefit from future value creation if the Company successfully executes on any post-closing business strategy;

●	the agreed upon guaranteed purchase price of $15 million (which is subject to adjustment as described under “Asset Purchase Agreement — Consideration” beginning on page 74), together with the assumption of current liabilities of Sonim in the amount of approximately $17 million and potential earn-out, implying a value of approximately $32 million to the Legacy Business’s assets (we caution, however, that pursuant to the Asset Purchase Agreement, if the Closing Purchase Price (as defined in the Asset Purchase Agreement) is less than $0, the Company must pay a sufficient portion of the Company’s accounts payable so that the Closing Purchase Price is greater than $0);

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●	the Asset Sale is the result of an active, lengthy, and thorough evaluation of strategic alternatives over the course of approximately four months, during which Roth Capital contacted 52 potential counterparties to assess potential interest;

●	on January 22, 2025, we publicly announced that the Special Committee of our board was exploring strategic alternatives for the Company and that the Special Committee had engaged Roth Capital to serve as its financial advisor for that purpose, which gave any interested potential counterparty that had not otherwise been contacted in connection with the Company’s third-party solicitation process an opportunity to inquire about the process;

●	the fact that after publicly announcing that the Special Committee of our board was exploring strategic alternatives and the wide outreach of Roth Capital, the Company received only nine (9) additional inbound inquiries (of which only five (5) requested a meeting with our management) and an attempt of a hostile takeover from a competitor:

○	after discussing the inquiries with Roth Capital, the Special Committee determined that, of those potential inquiries, Orbic’s proposals were not credible, and the inquiries of the counterparties targeting only a portion of the Legacy Business were not in the best interest of the Company; and

○	the other 43 potential counterparties did not move forward in the strategic review process following the execution of a non-disclosure agreement.

●	the fact that Social Mobile was the only counterparty that provided an indication of interest to acquire the Company on the terms the Special Committee deemed credible and feasible during the entire strategic review process, and there is no other strategic alternative with a third party available to us at this time;

●	based on publicly available information and diligence conducted by the Company, the board believes Social Mobile has the reputation and resources to operate the Legacy Business, supporting continuity for employees, customers, and vendors;

●	the fact that our board formed the Special Committee for the purpose of assisting the board in connection with the Company’s strategic review process, as a result of which the process was directed by the board, either directly or acting through the Special Committee;

●	the fact that the Special Committee was leading the discussions and evaluations of the Company’s exploration of potential strategic alternatives from January 15, 2025 (the date the Special Committee was established) until July 17, 2025 (the date the Asset Purchase Agreement was executed) and, during that period, conducted those discussions and evaluations in consultation with Company management and the Company’s legal counsel, financial advisor and other board advisors;

●	the board’s belief, based on, among other things, its familiarity with the Company’s business, the result of the negotiations between the parties and the responses of other potential counterparties contacted in connection with the Company’s third-party solicitation process, that other potentially interested parties, if any, would not likely be prepared to earnestly pursue a transaction with the Company on similar terms for a price in excess of the Cash Consideration;

●

the conclusion reached by the Special Committee and our board, after discussions with Company management and the Company’s financial advisors and negotiations with the Buyer, that the Cash Consideration was likely the highest price per share that the Buyer was willing to pay and that the combination of public disclosure of the Cash Consideration and the ability to respond to unsolicited proposals for competing transactions (as further described in the section titled “Asset Purchase Agreement — Covenants — No Solicitation” beginning on page 78) would likely result in a sale of the Company at the highest price that was reasonably attainable;

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●	the challenges facing the Company’s operations:

○	the competitive environment in the space of smartphones and mobile phones, as well as adjacent markets;

○	the Company’s overall strategic position and limited ability to scale;

○	the Company’s continued financial losses, including a significant decline in the Company’s revenue;

○	supply chain challenges;

○	tariff uncertainty and costs and risks associated with manufacturing transitions from China to Vietnam and Taiwan; and

○	the significant drop in the value of the Company’s common stock.

●	certain vendors extended payment terms pending the Asset Sale, reflecting confidence in post-closing continuity with Social Mobile;

●	the board considered Roth Capital’s oral opinion that was delivered to the board on July 17, 2025, which was simultaneously confirmed in writing on July 17, 2025 that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Roth Capital as set forth in its written opinion, the consideration to be received by the Company for the Asset Sale pursuant to the Asset Purchase Agreement was fair to the Company from a financial point of view. Roth Capital’s opinion is further described under the heading “Fairness of the Asset Sale: Opinion of Roth Capital Partners, LLC.” The full text of Roth Capital’s opinion is attached as Annex C to this Proxy Statement and is incorporated herein by reference.

●	the board’s belief that the Asset Sale was more favorable to our stockholders than any other alternative reasonably available to us and our stockholders, including:

○	continuing to operate the Legacy Business with a skeleton operating team and/or operating only certain more profitable components of the Legacy Business to extract any remaining financial benefit, which Company management advised was not viable given the Company’s high level of cost and challenges with the international scaling of the Legacy Business; and

○	liquidating and winding down our operations and making a cash distribution to the Company’s stockholders of any remaining cash:

●	this alternative was estimated by the Company’s management and Company’s financial consultants to provide no value on a price per share basis; and

●	the amount of post-liquidation cash distributions is difficult to estimate and would depend on the outcome of negotiations with vendors and customers, and indeterminate amounts for disputes with vendors and customers.

●	the terms of the Asset Purchase Agreement, including the following:

○	the Company and its legal counsel and financial advisor, acting at the direction of the Special Committee and the board, negotiated the terms and conditions of the Asset Purchase Agreement (primarily focused on provisions to increase certainty of closing, maximize the Cash Consideration, and reduce liabilities retained by the Company) on an arm’s-length basis with the Buyer and its legal counsel;

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○	the belief of the board that the terms of the Asset Purchase Agreement include the most favorable terms reasonably attainable from the Buyer;

○	the fact that the Buyer’s obligation to consummate the Asset Sale is not conditioned on the Buyer obtaining third-party financing and the availability of the remedy of specific performance to the Company under the Asset Purchase Agreement under certain circumstances to cause the Buyer to fund the purchase price;

○	the board considered that the following provisions of the Asset Purchase Agreement, are reasonable and advantageous to the Company;

○	the fact that the Asset Purchase Agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with the Company and, under certain circumstances more fully described in the section titled “Asset Purchase Agreement — Covenants — No Solicitation” beginning on page 78;

○	our board may withdraw or modify its recommendations to the Company stockholders regarding the Asset Sale in response to an unsolicited proposal for a competing transaction;

○

our board may terminate the Asset Purchase Agreement if it determines that the Alternative Transaction is a Superior Proposal and that it would be inconsistent with the board’s fiduciary duties not to terminate the Asset Purchase Agreement in order to accept the Superior Proposal;

○	the anticipated time to close the Asset Sale, which was negotiated to allow the Company to effect a continuation of its business other than the Legacy Business; and

○	the Asset Sale is subject to the approval of the holders of a majority of our outstanding shares of common stock;

●	the board’s belief that the Asset Sale would likely be consummated in accordance with the Asset Purchase Agreement.

Our board also considered and balanced the factors described above against certain negative factors and potential risks associated with the Asset Sale, including the following factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

●	as described in the section titled “Asset Purchase Agreement — Consideration” beginning on page 74, the Cash Consideration (and, as a result, the Post-Closing Cash) is subject to adjustments;

●	earn-out consideration may never be paid to the Company;

●	the fact that the Buyer has not agreed to assume all of the Company’s liabilities, including liabilities associated with certain third-party claims, including the IP Litigation and other potential liabilities (as described in the section titled “Asset Purchase Agreement — Assumption and Transfer of Liabilities — Excluded Liabilities” beginning on page 73);

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●	the incurrence of significant costs and expenses in connection with attempting to complete the Asset Sale, including legal, accounting, and other costs;

●	the belief of the board and its Special Committee that the hostile takeover attempt by Orbic, the proxy contest and related dynamics adversely affected the Company’s ability to solicit and negotiate with potential bidders and impacted the Cash Consideration;

●	the assets being sold to the Buyer include substantially all of our non-cash assets;

●	the terms of the Asset Purchase Agreement that place restrictions on our ability to consider an alternative strategic transaction and to terminate the Asset Purchase Agreement and accept a Superior Proposal;

●	one or more third parties could assert claims against us, either before or after the closing of the Asset Sale, and seek damages or other remedies, and we might be required to spend substantial time and resources defending any such claims;

●	the fact that the Asset Sale is subject to certain closing conditions, some of which are outside of our control;

●	the fact that the Company has a dispersed stockholder base that includes a significant portion of retail stockholders, which increases the difficulty of obtaining the required approval of the holders of a majority of the outstanding shares of the Company’s common stock;

●

the fact that the board will evaluate alternatives for the use of the Post-Closing Cash but has not determined how the Post-Closing Cash will be utilized and while those alternatives are currently expected to include using the Post-Closing Cash to fund the Company’s operational expenses;

●	that fact that, because of the disposition of the Legacy Business, the Company may be considered to be a shell company for the purpose of the Exchange Act Rule 12b-2;

●	the fact that the announcement and pendency of the Asset Sale, or the failure to complete the Asset Sale, may result in significant costs to us and cause substantial harm to our relationships with our employees, agents, customers and other business partners;

●	the fact that the Company does not intend to liquidate following the closing of the Asset Sale, and the Cash Consideration is not currently contemplated to be distributed to the Company’s stockholders;

●	the right afforded to the Buyer under the Asset Purchase Agreement to seek to match Alternative Transactions that the board determines in good faith are Superior Proposals;

●

the requirement that we pay the Buyer a termination fee of $1 million as well as the transaction expenses reasonably incurred by the Buyer and its affiliates if the Asset Purchase Agreement is terminated under certain circumstances, including in connection with the Company’s entry into an Alternative Transaction determined to be a Superior Proposal;

●	the risk of disruption to our Legacy Business as a result of the public announcement of the Asset Sale;

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●	the fact that, given the Asset Sale structure, the Company’s stockholders lack the right to demand appraisal of their shares and receive payment of the “fair value” of such shares pursuant to Section 262 of the DGCL if they comply in all respects with Section 262 of the DGCL; and

●	the other factors described in “Risk Factors” in this proxy statement beginning on page 24.

During its consideration of the transaction with the Buyer, our board was also aware of and considered that the Company’s directors and executive officers may have interests in the Asset Sale that differ from, or are in addition to, their interests as stockholders of the Company generally, as described in the section titled “— Interests of our Directors and Executive Officers in the Asset Sale” beginning on page 65.

After taking into account all of the factors set forth above, as well as others, our board determined that the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by our board is not intended to be exhaustive, but summarizes the material information and factors considered by our board in its consideration of the Asset Sale. Our board reached the decision to approve the Asset Purchase Agreement, the Asset Sale, and the other transactions contemplated by the Asset Purchase Agreement and to recommend that the Company’s stockholders vote to approve the same, in light of the factors described above and other factors our board determined were appropriate. In view of the variety of factors and the quality and amount of information considered, our board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination, and individual members of our board may have given different weights to different factors. Our board conducted an overall review of the factors described above, including discussions with Company management and the Company’s legal counsel, financial advisors and financial consultants, and considered the factors overall to be favorable to, and to support, its determinations. It should be noted that this explanation of the reasoning of our board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section titled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 23.

Fairness of the Asset Sale: Opinion of Roth Capital Partners, LLC

Pursuant to an engagement letter, the Special Committee retained Roth Capital to act as its financial advisor in connection with the Asset Purchase Agreement and, at the Special Committee’s request, to render an opinion to the Special Committee and to our board as to the fairness, from a financial point of view, of the consideration to be received by Sonim pursuant to the Asset Purchase Agreement. The Special Committee selected Roth Capital based on Roth Capital’s prior work as the Company’s financial advisor and familiarity with the Company’s business, its reputation, significant valuation experience, its estimated time frame for completing the valuation, and the quoted cost of serving as a financial adviser for the Special Committee. Roth Capital received professional fees of $150,000 from Sonim for rendering its opinion. Roth Capital will receive a fee of $250,000 for its services as a financial advisor to the Special Committee in connection with the Asset Purchase Agreement, which is contingent upon the closing of the transaction.

On July 17, 2025, Roth Capital delivered its opinion to the Special Committee and the board that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the consideration to be received by Sonim for the Asset Sale pursuant to the Asset Purchase Agreement was fair from a financial point of view.

The full text of Roth Capital’s written opinion, dated July 17, 2025, is attached to this proxy statement as Annex C  and is incorporated by reference herein. We encourage you to read the opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by Roth Capital in rendering its opinion. The analysis performed by Roth Capital should be viewed in its entirety, and none of the methods of analysis should be viewed in isolation when reaching a conclusion on whether the consideration to be received by Sonim pursuant to the Asset Purchase Agreement was fair.

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In arriving at its opinion, Roth Capital (among other things and materials reviewed):

●	reviewed certain publicly available financial statements and other business and financial information of Sonim;

●	performed due diligence of the business, operations, financial condition, and prospects of Sonim and reviewed the financial terms and the form of consideration offered;

●	reviewed certain internal financial statements and other financial and operating data concerning Sonim prepared by the management of Sonim (the “Financial Projections”);

●	reviewed certain financial projections concerning Sonim prepared by the management of Sonim;

●	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions we deemed comparable with the transaction and compared such financial terms with those of the transaction;

●	participated in certain discussions with representatives of the Special Committee and its legal advisors;

●	reviewed the Asset Purchase Agreement; and

●	performed such other analyses, reviewed such other information, and considered such other factors as we have deemed appropriate.

For purposes of rendering its opinion, Roth Capital assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Roth Capital by Sonim, which formed a substantial basis for its opinion, and further relied upon the assurances of the management of Sonim that such information does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in any material respect.

With respect to the Financial Projections, Roth Capital has been advised by the management of Sonim, and assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Sonim of the future financial performance of Sonim, and the opinion expresses no view as to the assumptions on which they are based.

In rendering its opinion, Roth Capital assumed that (i) the transaction will be consummated substantially in accordance with its terms and in compliance with the applicable provisions of the Securities Act, the Exchange Act, and all applicable federal, state and local statutes, rules, and regulations promulgated thereunder and the rules and regulations of the Nasdaq, and any other applicable exchanges, (ii) the representations and warranties of each party in the Asset Purchase Agreement are true and correct, (iii) each party to the Asset Purchase Agreement will perform on a timely basis all covenants and agreements required to be performed by it under the Asset Purchase Agreement and (iv) all conditions to the consummation of the Asset Purchase Agreement will be satisfied without waiver thereof.

Roth Capital further assumed that the final executed Asset Purchase Agreement will not differ in any material respect from the draft Asset Purchase Agreement reviewed by Roth Capital, as reflected in its opinion, and that the transaction will be consummated in accordance with the terms set forth in the Asset Purchase Agreement without any waiver, amendment or delay of any terms or conditions. Roth Capital have also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed transaction, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on Sonim or the contemplated benefits expected to be derived in the proposed transaction. Roth Capital are not legal, tax, accounting or regulatory advisors.

Roth Capital’s opinion addresses only the fairness of the consideration to be received by Sonim pursuant to the Asset Purchase Agreement, from a financial point of view, as of the date of the opinion. It does not address any other aspect of the Asset Purchase Agreement or any agreement or understanding entered into in connection with the Asset Purchase Agreement or otherwise, including, without limitation, the fairness of any compensation to any officers, directors or employees of any party to the Asset Purchase Agreement, or any class of such persons, relative to the consideration in the Asset Purchase Agreement. The opinion also does not address the relative merits of the Asset Purchase Agreement as compared to any alternative business strategies that might exist for Sonim, the underlying business decision of Sonim to proceed with the Asset Purchase Agreement, or the effects of any other transaction in which Sonim might engage.

Roth Capital expressed no opinion as to the actual value of the shares of Sonim or the prices at which shares of Sonim will trade at any time. Roth Capital’s opinion is necessarily based on the economic, monetary, market, financial and other conditions as they exist and can be evaluated, and the information made available to Roth Capital, as of the date of the opinion. Although subsequent developments or events may affect various assumptions used by Roth Capital in preparing its opinion, Roth Capital does not have any obligation to update, revise or reaffirm its opinion based on such developments, events or otherwise and Roth Capital expressly disclaims any responsibility to do so. In addition, Roth Capital’s opinion does not address any legal, tax or accounting matters.

Further, while Roth Capital provided its opinion as to the fairness of the consideration to be received by Sonim pursuant to the Asset Purchase Agreement from a financial point of view, Roth Capital expressed no opinion or recommendation to the Special Committee regarding whether Sonim should proceed with the transaction. Roth Capital’s opinion was directed to the Special Committee in connection with its consideration of the Asset Purchase Agreement and was not intended to be, and does not constitute, a recommendation to any other persons in respect of the transaction, including as to how any stockholder of Sonim should vote with respect to the transaction. The issuance of the opinion was approved by an authorized internal fairness committee of Roth Capital in accordance with its customary practice.

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Summary of Material Financial Analysis

The following is a summary of the material financial analyses performed by Roth Capital, which Roth Capital presented to the Special Committee and the board in connection with Roth Capital’s opinion relating to the Amended Asset Purchase Agreement and does not purport to be a complete description of the financial analyses performed by Roth Capital. The rendering of an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances of the Asset Sale. Therefore, this summary does not purport to be a complete description of the analyses performed by Roth Capital or of its presentation to the Special Committee and the board on July 17, 2025. The order of analyses described below does not represent the relative importance or weight given to those analyses by Roth Capital. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Roth Capital’s financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Roth Capital’s financial analyses.

In performing its analyses, Roth Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Sonim, Buyer, Social Mobile, or any other parties to the Asset Purchase Agreement. Roth Capital does not assume any responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below.

Selected Publicly Traded Comparable Companies Analysis

In order to assess how the public market values shares of publicly traded companies similar to Sonim, Roth Capital reviewed and compared certain financial information relating to Sonim with selected companies, which, in the exercise of its professional judgment and based on its knowledge of the industry, Roth Capital deemed similar to Sonim. Although none of the selected companies is identical to Sonim, Roth Capital selected these companies because they have publicly traded equity securities and were deemed to be similar to Sonim in one or more respects, including (i) the nature of their business operations in communication equipment and technology, (ii) relative size and market capitalization, (iii) financial performance metrics and growth profiles, (iv) geographic focus and (v) public listing status. Stockholders should note that various factors unique to each company may affect individual comparability. The selected comparable companies are:

Company	Summarized Business Description
Franklin Wireless Corp.	Franklin Wireless Corp. provides integrated wireless solutions in North America and Asia
Airgain, Inc.	Airgain, Inc. provides wireless connectivity solutions that offers embedded components, external antennas, and integrated systems worldwide
Baylin Technologies Inc.	Researches, designs, develops, manufactures, and sells passive and active radio frequency (RF) products, satellite communications products, and supporting services
Lantronix, Inc.	Develops, markets, and sells industrial and enterprise internet of things (IoT) products and services in the Americas, Europe, the Middle East, Africa, and the Asia Pacific Japan
Inseego Corp.	Engages in the design and development of cloud-managed wireless wide area network (WAN) and intelligent edge solutions for businesses, consumers, and governments internationally
Ceragon Networks Ltd.	Provides wireless transport solutions for cellular operators and other wireless service providers in North America, Europe, Africa, the Asia Pacific, the Middle East, India, and Latin America
NETGEAR, Inc.	NETGEAR, Inc. provides connectivity solutions the Americas; Europe, the Middle East, Africa; and the Asia Pacific

Source: Capital IQ. Projected financials based on median analyst estimates Enterprise Value = Market Cap + Debt + Preferred – Cash All EV to Revenue multiples less than 0 or greater than 25 are considered “NM”

For Sonim and each of the selected companies, Roth Capital calculated and compared various financial multiples and ratios based on each respective company’s public filings for historical information and third-party research estimates for forecasted information.

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In its review of the selected companies, Roth Capital considered the following key financial metrics and valuation measures: (i) market capitalizations (computed using closing share prices as of July 17, 2025), (ii) enterprise values (“EV”), (iii) EV as a multiple of historical and projected revenue, (iv) EV as a multiple of historical and projected EBITDA for calendar years 2025 through 2027, (v) the latest twelve (12)-month period (“LTM”) operating metrics including gross margin and EBITDA margin and (vi) historical growth rates as measured by LTM revenue two (2)-year compound annual growth rate (“CAGR”). These metrics were selected as they are commonly used in valuation analyses for companies in this industry. This information and the results of these analyses are summarized in the following table:

		Diluted	Share Price	Mkt. Cap	TEV	EV/Revenue		Gross	EBITDA	LTM Rev
Company Name	Ticker	Shares	07/17/25	07/17/25	07/17/25	LTM	CY 2025	Margin	Margin	2yr CAGR
Franklin Wireless Corp.	FKWL	11.8	$3.95	$46.5	$9.9	0.2x	NA	16.1%	(6.3%)	NM
Airgain, Inc.	AIRG	11.8	$4.30	$50.7	$47.7	0.8x	0.8x	41.8%	(9.9%)	(11.7%)
Baylin Technologies Inc.	BYL	152.0	$0.20	$30.4	$48.6	0.8x	0.8x	42.1%	(0.2%)	11.7%
Lantronix, Inc.	LTRX	38.9	$3.19	$124.1	$126.2	0.9x	1.1x	41.1%	2.2%	4.1%
Inseego Corp.	INSG	15.0	$7.19	$107.9	$133.1	0.7x	0.8x	38.0%	3.7%	(11.1%)
Ceragon Networks Ltd.	CRNT	88.9	$2.39	$212.5	$225.6	0.6x	0.6x	34.0%	13.3%	13.1%
NETGEAR, Inc.	NTGR	28.8	$28.70	$826.1	$462.5	0.7x	0.7x	30.4%	(7.9%)	(13.8%)

					Min	0.2x	0.6x	16.1%	(9.9%)	(13.8%)
					25th PCTL	0.6x	0.7x	32.2%	(7.1%)	(11.5%)
					Median	0.7x	0.8x	38.0%	(0.2%)	(3.5%)
					75th PCTL	0.8x	0.8x	41.5%	2.9%	9.8%
					Max	0.9x	1.1x	42.1%	13.3%	13.1%

Sonim Technologies, Inc. (1)	SONM	17.7	$0.85	$15.0	$15.0	0.3x	0.2x	34.0%	(24.0%)	(23.2%)

1)	SONM multiples derived from the implied Transaction Value, and share count and financial information provided by Company’s management

Roth Capital noted that, although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to Sonim’s business. Accordingly, Roth Capital’s comparison of selected companies to Sonim and analyses of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Sonim.

Roth Capital noted that the resulting EV to estimated Calendar Year 2025 (“CY25E”) revenue multiples of the Cash Consideration ranged between the twenty-fifth (25) percentile and the seventy-fifth (75) percentile of the selected publicly traded comparable companies. The EV to EBITDA multiples of the Asset Purchase Agreement were between the minimum and the seventy-fifth (75) percentile of these comparable companies. Roth Capital considered this positioning to support the fairness of the Cash Consideration, as it fell within typical market ranges while accounting for Sonim’s specific growth profile and operating characteristics.

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Selected Precedent Transaction Analysis

Roth Capital reviewed and compared the purchase prices and financial multiples paid in selected other transactions, primarily in the communication equipment and technology adjacent sectors from July 13, 2022 to July 17, 2025, that had publicly available data and that Roth Capital, in the exercise of its professional judgment, determined to be relevant. For each of the selected transactions, Roth Capital calculated and compared the resulting EV in the transaction as a multiple of LTM Revenue and LTM EBITDA. Such multiples for the selected transactions were based on publicly available information at the time of the relevant transaction. The selected transactions analyzed are set out in the following table:

Closed Date	Target	Buyer	Transaction Value ($USDmm)	Implied EV/Rev	Business Description
07/09/25	Trakm8 Holdings PLC	Omegro	$16.4	0.8x	Designs, develops, manufactures, markets, distributes, and sells vehicle telematics equipment and services, and optimization solutions
02/28/25	Emcore Corporation	Aerosphere Power Inc.	$52.9	0.5x	Designs and manufactures fiber optic gyro, ring laser gyro, and quartz micro-electromechanical system inertial sensors and systems in the United States, Canada, Asia, Europe, and internationally
11/08/24	Doro AB (publ) (OM:DORO)	Xplora Technologies AS (OB:XPLRA)	$84.0	0.7x	Develops telecom and technology products and services. The company offers smartphones, mobile phones, and home devices; smart devices such as tablet, smart watch, and hearing buds; and accessories, including smart device accessories, batteries, charging cradle, and other accessories
07/31/24	RFC Wireless Inc.	CSE Crosscom USA Inc.	$11.5	-	The entity specializes in providing system design, engineering and implementation, emergency communications planning, and FCC licensing and offers portable and mobile two-way radios, GPS and data applications and broadband push-to-talk services
07/05/24	DecisionPoint Systems, Inc.	Barcoding, Inc.	$91.9	0.8x	Designs, consults, and implements mobility-first enterprise solutions and retail solutions centered on point-of-sale systems and services. It provides managed and professional services that enable its customers to implement and manage complex projects; and designs, deploys, and supports mobile computing systems
07/16/23	Tessco Technologies Incorporated	Lee Equity Partners, LLC; Twin Point Capital LLC	$163.6	0.4x	Manufactures and distributes products for the wireless infrastructure market. It operates in two segments: Carrier and Commercial. The company offers base station products, including antennas, cables, towers, and mobile antennas, as well as network systems like broadband radio equipment, two-way radios, and security products
06/30/23	Länsilinkki Oy	LeadDesk Oyj (HLSE:LEADD)	$0.8	0.6x	Länsilinkki Oy operates as a telecommunications operator company. The company offers cost-effective switching solutions, company and service numbers, operator services, and mobile subscriptions for companies, communities, and operators
01/20/23	UBConnect AS	Transtema Group AB (OM:TRANS)	$20.4	0.7x	Specializes in designing, building, and upgrading base stations for next-generation mobile networks. They are a market leader in mobile networks and have built half of the approximately 15,000 5G base stations that have emerged so far. UBConconnect is building 5G stations that serve as the stepping stones for the digital transformation of society
08/17/22	Networks Centre Holding Company Limited	Alcadon Group AB (publ) (OM:ALCA)	$50.8	1.0x	Networks Centre Holding Company Limited offers network infrastructure solutions, which include data centre solutions, smart buildings, industrial networks, and telecommunications services
07/26/22	Nestor Cables Oy	Clearfield Finland Oy	$16.3	0.5x	Manufactures fibre optic and cooper cable products for the construction of telecommunications networks and instrumentation cables for industrial automation. The company offers fibre optic cables, which include duct, microduct, direct buried, submarine, and aerial cables; and NesCon connectivity accessories
07/15/22	Adtran Networks SE (XTRA:ADV)	ADTRAN Holdings, Inc. (NasdaqGS:ADTN)	$634.1	1.3x	Adtran Networks SE develops, manufactures, and sells optical and Ethernet-based networking solutions to telecommunications carriers and enterprises to deliver data, storage, voice, and video services

Note: Projected financials based on median analyst estimates. All precedent transactions included are closed control transactions Acquisitions of majority stake in the US, Canada, and Europe from 06/13/22 to present, relating to Communications Equipment or Telecommunication Services Source: Capital IQ. Excluded transactions without publicly announced multiples and transaction values less than $1B

Min	$0.8	0.4x
25th PCTL	$16.4	0.5x
Median	$50.8	0.7x
75th PCTL	$87.9	0.8x
Max	$634.1	1.3x

Sonim Technologies(1)	$15.0	0.3x

1)	SONM multiples derived from the implied purchase price and LTM financials per SEC Filings and information provided by management

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Roth Capital noted that, although the selected transactions were used for comparison purposes, no business of any selected company was either identical or directly comparable to Sonim’s business due to differences in size, business mix, growth prospects and operating characteristics. In particular, Roth Capital noted that several of the selected transactions involved significantly larger enterprises with more diversified revenue streams than Sonim. In addition, Roth Capital noted that the historical timing of precedent transactions can impact the comparability of such transactions. Accordingly, Roth Capital’s comparison of selected companies to Sonim and analyses of the results of such comparisons were not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Sonim.

Roth Capital noted that the EV to LTM revenue and EV to LTM EBITDA multiples at the value of the Asset Purchase Agreement were between the seventy-fifth (75) percentile and maximum and the median and seventy-fifth (75) percentile, respectively, for such comparable transactions.

Discounted Cash Flow Analysis

Roth Capital performed a discounted cash flow analysis on Sonim by calculating ranges of the estimated net present value of the unlevered, after-tax free cash flows that Sonim was forecasted to generate from January 1, 2025 through calendar year 2027, and by calculating a terminal value for the period beyond 2027. All of the information used in Roth Capital’s analysis was based on publicly available sources and the financial projections provided by Sonim’s management, which Roth Capital did not independently verify but assumed, with Sonim’s consent, to be reasonably prepared on the bases reflecting the best currently available estimates and judgments of Sonim’s management concerning future financial performance. The following table sets forth the free cash flows and implied equity value calculations on a per share basis used in Roth Capital’s analysis:

Cash Flow Projections (1)	CY	CY	CY
($ in millions)	2025E	2026E	2027E

Revenue	$67.4	$141.1	$141.1
Revenue growth %		109.3%	0.0%

EBITDA	($3.0)	$14.0	$14.0
EBITDA %	(4.4%)	10.0%	10.0%

EBIT	($6.8)	$10.0	$10.0

NOPAT(2)	($6.8)	$10.0	$10.0
D&A	3.9	4.0	4.0
Capex(3)	(5.6)	(11.7)	(11.7)
(Increase) / decrease in NWC	(9.0)	2.2	0.0
Unlevered free cash flow	($17.6)	$4.6	$2.3
PV of free cash flow(4)	($7.0)	$3.8	$1.6

End of year discount period:	0.4	1.4	2.4
Mid-year discount period:	0.2	0.9	1.9

1)	Assumes a valuation date of 07/31/25 and Company’s management financial forecast
2)	NOPAT = EBIT x (1-Tax Rate), where Tax Rate = 0.0%
3)	Roth estimates Capex as a percent of revenue for CY26 and CY27 using CY25 as basis
4)	Present value of FCF has been pro rated to take into account the portion of the year remaining

Perpetuity Method DCF

WACC:	22.0%

Perpetual Growth	3.0%
Terminal Value	$12.6
PV of Terminal Value	$7.8

Sum of PV of Cash Flows	($1.7)

Implied EV	$6.1

Perpetual Growth Percentage	WACC						Offer Price
		20.0%	21.0%	22.0%	23.0%	24.0%	$15.0
	2.00%	$6.9	$6.2	$5.7	$5.1	$4.7
	2.50%	$7.2	$6.5	$5.9	$5.3	$4.8
	3.00%	$7.5	$6.8	$6.1	$5.5	$5.0
	3.50%	$7.8	$7.0	$6.4	$5.8	$5.2
	4.00%	$8.1	$7.3	$6.6	$6.0	$5.4

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In performing its discounted cash flow analysis, Roth Capital calculated ranges of the estimated present values of Sonim’s unlevered, after-tax free cash flows that Sonim was forecasted to generate from January 1, 2025 through December 31, 2027 by applying discount rates ranging from 20.0% to 24.0% (with a base case WACC of 22.0%), reflecting Roth Capital’s estimates of Sonim’s weighted-average cost of capital (“WACC”), which was determined based on Sonim’s estimated capital structure, market conditions and business risks. The WACC was calculated by adding (a) the estimated market value of equity as a percentage of the total market value of Sonim’s capital multiplied by Sonim’s estimated cost of equity, and (b) the estimated market value of debt as a percentage of the total market value of Sonim’s capital multiplied by Sonim’s estimated after-tax market cost of debt. The estimated market value of Sonim’s debt and equity were calculated using the average debt to equity ratios of the comparable companies. The estimated cost of equity was calculated using the Capital Asset Pricing Model which took into account the betas of comparable companies, the risk-free rate, a historical equity market risk premium and a historical small capitalization risk premium, which risk premiums were sourced from the 2024 Kroll Cost of Capital Module. The following table sets forth Sonim’s WACC calculation:

WACC Calculation

Step 1 - Calculate Average Portfolio Beta (a)
Calculated Average Portfolio Equity Beta	0.92

Step 2 - Unlever Portfolio Beta (b)
Average Debt-to-Equity Ratio	12.9%
Average Tax Rate	24.1%
Unlevered Average Portfolio Equity Beta	1.01

Step 3 - Arrive at Sonim Technologies Equity Beta
Unlevered Average Portfolio Equity Beta	1.01
Sonim Technologies Debt-to-Equity Ratio (c)	0.0%
Sonim Technologies Tax Rate (d)	0.0%
Sonim Technologies Implied Equity Beta	1.01

Step 4
Risk Free Rate (e)	4.01%
Equity Risk Premium (f)	7.2%
Levered Equity Beta	1.01
Cost of Equity Capital (g)	11.2%
Size Premium (h)	10.7%
Sonim Technologies Adjusted Cost of Equity Capital	22.0%

Step 5
Debt-to-Capital Ratio	0.0%
Equity-to-Capital Ratio	100.0%
Pre-tax Cost of Debt (i)	20.0%
After-tax Cost of Debt	20.0%
Cost of Equity Capital	22.0%
Weighted Average Cost of Capital (j)	22.0%

a)	Beta was found using Capital IQ. Only comparable companies that had a minimum of 60 months of trading history were used. Capital IQ calculates beta on a monthly basis. Roth uses mid-year conventions to discount cash flows as Roth assumes that cash flows come in continuously throughout the year. Assumes a valuation date of 07/31/25

b)	B(u) = B(l) / (1+(1-Tax Rate) x Debt-to-Equity)

c)	Assumes debt equal to $0M. Further assumes this amount of leverage persists as the Company’s target leverage ratio

d)	Effective tax of 0.0%

e)	Source: Spot 5-year Treasury yield at 07/17/25

f)	Source: 2024 Kroll Cost of Capital Module; Historical long term (1926-2023)

g)	CAPM Cost Equity Capital Calculation: Risk Free Rate + (Equity Beta x Equity Risk Premium)

h)	Source: 2024 Kroll Cost of Capital Module; Decile 10z

i)	Interest on debt provided by Company management

j)	Weighted Average Cost of Capital = (Debt-to-Capital x Cost of Debt x (1-Tax Rate)) + (Equity-to-Capital x Cost of Equity Capital)

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Roth Capital used the following companies to calculate the portfolio beta:

Select Public Companies	Ticker	Levered Beta	Debt	Equity Value(1)	LTM Tax Rate(2)	Unlevered Beta
Franklin Wireless Corp.	FKWL	0.46	$1.5	$46.5	NM	NM
Airgain, Inc.	AIRG	0.86	$4.4	$50.7	NM	NM
Baylin Technologies Inc.	BYL	0.23	$22.4	$30.4	NM	NM
Lantronix, Inc.	LTRX	1.52	$22.1	$124.1	NM	NM
Inseego Corp.	INSG	1.16	$60.4	$107.9	NM	NM
Ceragon Networks Ltd.	CRNT	1.06	$40.8	$212.5	12.1%	0.91
NETGEAR, Inc.	NTGR	1.13	$28.3	$826.1	36.0%	1.11

Mean		0.92	$25.7	$199.8	24.1%	1.01

Levered Beta & WACC Calculation ($ in millions)		Unlevered Beta	Debt	Equity Value	LTM Tax Rate	Levered Beta

Sonim Technologies		1.01	$0.0	$15.0	0.0%	1.01

Note: Beta was found using Capital IQ; 07/17/25. Only comparable companies that had a minimum of 60 months of trading history were used. Capital IQ calculates beta monthly

1)	LTM Effective tax rate; NM if tax rate is less than 0
2)	Equity Value is representative of the Transaction Value

Perpetuity Method

Roth Capital calculated an equity value for Sonim by calculating the ranges of estimated terminal value amounts by applying a range of terminal growth rates of 2.0% to 4.0% to the estimated terminal year free cash flow. The terminal value calculations were supported by an analysis of revenue multiples from comparable precedent transactions. The range of estimated present values of these estimated terminal value amounts was then calculated by applying discount rates ranging from 20.0% to 24.0%. Combining the total present value of the estimated unlevered free cash flows, the present value of the terminal values and net cash to achieve the financial projections resulted in the following range of implied equity values for Sonim in the Asset Sale:

SONM Financial Summary

($ in millions)	LTM June 25E(1)	2025E	2026E	2027E

Total revenue	$57.3	$67.4	$141.1	$141.1

Total cost of sales	$37.8	$48.3	$103.9	$103.9

Gross profit	$19.5	$19.1	$37.2	$37.2
Gross margin	34.0%	28.3%	26.4%	26.4%

R & D	16.0	$6.2	$9.0	$9.0
Sales & Mktg	12.8	$10.6	$10.0	$10.0
General & Administrative	14.0	$10.0	$9.6	$9.6
Total operating expenses	$42.8	$26.7	$28.6	$28.6

Operating income	($23.3)	($7.6)	$8.6	$8.6

Other income (expense)	($0.5)	($0.6)	($1.2)	($1.2)

Net Operating income	($23.8)	($8.2)	$7.4	$7.4
Net Operating income %	(41.6%)	(12.2%)	5.3%	5.3%

Interest, Taxes, Depr, Amort	$10.1	$5.2	$6.6	$6.6

EBITDA	($13.7)	($3.0)	$14.0	$14.0
EBITDA %	(24.0%)	(4.4%)	10.0%	10.0%

Source: Information provided by Company’s management

1)	LTM June 2025E represents information provided by management and SEC filings

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Roth Capital noted that the Asset Purchase Agreement was at the high end, outside of the range of the implied equity value of Sonim based on the perpetuity discounted cash flow analysis, this was considered in conjunction with other valuation methodologies, market conditions, and company-specific factors in determining the fairness of the Asset Purchase Agreement.

General

The description set forth above does not contain a complete description of the analyses performed by Roth Capital, but does summarize the material analyses performed by Roth Capital in rendering its opinion. The preparation of a fairness opinion is a complex process involving numerous factors and considerations, and therefore not necessarily susceptible to partial analysis or summary description. Roth Capital believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Roth Capital opinion. In arriving at its opinion, Roth Capital considered the results of all of its analyses, while no particular weight was assigned to any specific factor or analysis. Instead, Roth Capital made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above first is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Roth Capital’s view of the actual value of the transaction.

As described above, Roth Capital’s opinion was only one of many factors considered by the Special Committee and the Sonim Board of Directors in making its determination to approve the transaction. Roth Capital was not requested to and did not solicit any expressions of interest from any other parties with respect to the transaction.

The Cash Consideration to be paid by the Buyer in connection with the Asset Sale was determined through arms’ length negotiations between the Company and Buyer and was approved by the board. Roth Capital did not recommend any specific consideration to the Company, the Special Committee, or the board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Asset Sale.

Roth Capital is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. Roth Capital provides capital raising, high-impact equity research, macroeconomics, sales and trading, technical insights, derivatives strategies, M&A advisory, and corporate access. Roth Capital may also seek to provide financial advisory and financing services to Sonim and its affiliates in the future and would expect to receive fees for the rendering of such services.

Roth Capital acted as a financial advisor to the Special Committee in connection with the Asset Purchase Agreement and will receive a fee of $250,000 for its services, which is contingent upon the closing of the transaction. The fee of $150,000 for its opinion was not contingent upon the consummation of the transaction. Prior to being engaged by the Special Committee, Roth Capital had been engaged as the Company’s financial adviser, sole placement agent, and lead underwriter since June 3, 2024. Sonim has agreed to indemnify Roth Capital against certain liabilities and reimburse Roth Capital for certain expenses in connection with its services up to a limit of $100,000. In the ordinary course of business, Roth Capital and its affiliates may acquire, hold or sell, for Roth Capital’s and its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Sonim and other parties to the transaction, and, accordingly, may at any time hold a long or a short position in such securities.

Use of Proceeds and Future Operations

The Company, and not its stockholders, will receive the proceeds from the Asset Sale. If the Asset Sale closes, the Company will exit the operation of its Legacy Business and other historical operations. However, the Company does not intend to liquidate following the closing of the Asset Sale and currently intends to pursue an alternative transaction, the terms and timing of which are not presently known.

The Company’s post-closing board of directors will conduct an extensive review of available opportunities for the Company’s use of the Post-Closing Cash. Those alternatives are currently expected to include using the Post-Closing Cash to fund its general corporate purposes and to pursue an alternative transaction, the terms and timing of which are not presently known. However, there can be no guarantee that our board’s determination in connection with the use of the Post-Closing Cash will align with the currently disclosed expectations. Our board will conduct a careful process, and there is no set timeframe for completing the exploration of alternatives.

Interests of our Directors and Executive Officers in the Asset Sale

In considering the recommendation of our Special Committee and our board to vote “FOR” the Asset Sale Proposal, you should be aware that, aside from their interests as Sonim stockholders, our directors and executive officers have interests in the Asset Sale that are different from, or in addition to, the interests of our stockholders generally.

These interests include:

(i)	potential payments to our non-employee directors;

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(ii)	potential payments to our named executive officers pursuant to the terms of agreements we have previously entered into with those named executive officers; and

(iii)	potential acceleration of options previously granted to our named executive officers pursuant to the terms of agreements we have previously entered into with those named executive officers.

Additional information concerning these potential payments is provided under “— Golden Parachute Compensation” below. For more information on the severance and change in control agreements that we have entered into with our named executive officers, see “— The Severance and Change in Control Agreements” below.

Cash Payments to Non-Employee Directors

We maintain a non-employee director compensation policy pursuant to which our non-employee directors are eligible to receive compensation for service on our board of directors and committees of our board of directors, including annual equity awards of restricted stock units (“RSUs”) issuable pursuant to the Sonim Technologies, Inc. 2019 Equity Incentive Plan (the “Plan”). However, no RSU awards were issued to our non-employee directors following the 2025 annual meeting because of a lack of shares authorized to be issued under the Plan.

Accordingly, the Compensation Committee of our board approved the grant of a cash award (the “Substitute Cash Grant”) to non-employee directors of the board in lieu of a grant of RSUs under the Plan. The amount of the Substitute Cash Grant will be determined using the following methodology (designed to closely replicate RSU vesting under the current non-employee director compensation policy:

(i)	assumption that the number of RSUs valued at $60,000 (based on the Fair Market Value (as defined in the Plan) as of the date of grant — the date of the Compensation Committee meeting on August 11, 2025) (such number of RSUs, the “Phantom RSUs”) has been granted;

(ii)	assumption that the Phantom RSUs vest on the earlier of:

a.	a change in control, whether due to consummation of the asset purchase agreement or a reverse takeover; or

b.	the 2026 annual meeting of the Company’s stockholders

(each (a) and (b), a “Vesting Event”)

(iii)	the Substitute Cash Grant shall equal the Fair Market Value of the Company’s common stock underlying the Phantom RSUs at the time of the Vesting Event and shall be payable as of the Vesting Event.

The Asset Sale is qualified as a vesting event in connection with the Substitute Cash Grant. Therefore, the Substitute Cash Grant will be due and payable to the following non-employee directors upon the consummation of the Asset Sale:

Director	Value of the Grant at the time of issuance	Assumed number of phantom RSUs(1)
James Cassano	$60,000	5,688
Jack Steenstra	$60,000	5,688
George Thangadurai	$60,000	5,688

(1)	Calculated based on $10.548, the closing price of our common stock on August 11, 2025, the grant date of the Substitute Cash Grant.

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The Severance and Change in Control Agreements

Each of our named executive officers is covered by severance and change in control agreements that specify certain payments to be made in the event that such named executive officer’s employment is terminated in certain circumstances. The severance benefits of all named executive officers are subject to customary conditions and applicable tax and other deductions and withholdings.

The severance and change in control agreements provide for certain compensation and benefits in the event of an involuntary termination of employment, including an involuntary termination of employment in connection with a change in control of the Company. We believe that these agreements are essential in helping our executive officers maintain continued focus on their assigned duties to maximize stockholder value in anticipation of the Asset Sale. The terms and conditions of these agreements were approved by our board.

Under the severance and change in control agreements, our named executive officers are eligible to receive the following:

●	Mr. Liu is eligible to receive a lump sum payment equivalent to one hundred fifty percent (150%) of his yearly base salary in effect as of his termination and a guaranteed pro-rated bonus;

●	Mr. Crolius is eligible to receive a lump sum payment equivalent to six (6) months of his base salary in effect as of his termination and a guaranteed pro-rated bonus;

●	Mr. Becher is eligible to receive twelve (12) months of salary continuation pay at the rate of his base salary in effect as of his termination, six (6) months of COBRA reimbursement, and the acceleration of vesting of all awards under the Plan that would vest within four (4) years following Mr. Becher’s termination;

●

Mr. Mulica is eligible to receive the outstanding portion of his base salary for the terminated employment period, paid in accordance with the Company’s regular payroll practices, twelve (12) months of salary continuation pay at the rate of his base salary in effect as of his termination, and accelerated vesting of any unvested equity awards and Substitute Cash Grants.

For purposes of the severance and change in control agreements, the term “good reason” means (i) a material diminution in the annual base salary of such named executive officer, other than across-the-board decreases in annual base salaries similarly affecting all executives of the Company; (ii) in the case of Mr. Liu and Mr. Crolius, the Company requiring such named executive officers to relocate (other than for travel incident to the named executive officer’s performance of duties on behalf of the Company) a distance of more than fifty (50) miles (or, in the case of Mr. Becher, thirty (30) miles) from the named executive officer’s current principal place of business; (iii) any material diminution in the named executive officer’s position, responsibilities, authority, or duties; (iv) in the case of Mr. Mulica, any material breach by the Company of the applicable severance and change in control agreement; and (v) in the case of Mr. Mulica, the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the applicable severance and change in control agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place..

Additionally, Mr. Mulica and Mr. Crolius are entitled to cash bonuses contingent upon and payable as of the consummation of the Asset Sale.

The estimated payments that would be provided to each of Mr. Liu, Mr. Crolius, and Mr. Mulica, upon a termination of employment that occurs at any time up to the twelve-month anniversary (or, in the case of Mr. Becher, the thirteen-month anniversary) of a change in control of the Company, such as the Asset Sale, are quantified in the table provided under “— Golden Parachute Compensation” below, assuming termination of employment takes place on December 30, 2025.

Following the Asset Sale, the Company maintains the obligation to pay the benefits provided for under these arrangements.

Compensation Arrangements with the Buyer

As of the date of this proxy statement, there are no new employment, equity, or other arrangements or understandings between any executive officer or non-employee director of the Company, on the one hand, and the Buyer or Parent, on the other hand. The Asset Sale is not conditioned upon any named executive officer or non-employee director of the Company entering into any such arrangement or understanding. Prior to the Closing Date, the Buyer or Parent may, in its discretion, initiate discussions or negotiations about such arrangements and understandings with certain of the Company’s executive officers and may enter into definitive agreements with certain of the Company’s executive officers regarding continued service, in each case, taking effect at or after the Closing Date of the Asset Sale. With respect to the Company’s named executive officers and non-employee directors, no such discussions or negotiations are expected to occur, and no such arrangements or understandings are expected to be implemented.

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Benefits Arrangements with Buyer

The Buyer may offer employment effective at or prior to the closing of the Asset Sale to any employee of the Company, and will assume an employment relationship with certain employees of subsidiaries of the Company acquired by the Buyer. Notwithstanding this obligation, nothing precludes the Buyer from modifying the salary or wage level or terminating the employment of any such continuing employee at any time and for any reason, including without cause.

The Company remains liable to pay any current or former employees, contractors, consultants, directors, or retirees of the Legacy Business all Benefit Liabilities (as defined in the Asset Purchase Agreement), including payment pursuant to employee benefit plans in accordance with their terms as in effect immediately prior to the Closing Date. The Company remains liable to pay any current or former employees, contractors, consultants, directors or retirees of the Legacy Business all Benefit Liabilities that are due and payable as a result of the consummation of the Asset Purchase Agreement.

Golden Parachute Compensation

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that is based on or that otherwise relates to the Asset Sale to which our named executive officers are entitled under existing agreements.

The table below assumes that:

●	the Asset Sale is consummated on January 31, 2026;

●	any amounts related to 2025 compensation, including bonus amounts, have been paid prior to the consummation of the Asset Sale; and

●	the employment of each of our named executive officers is involuntarily terminated immediately following the consummation of the Asset Sale.

GOLDEN PARACHUTE COMPENSATION(1)

Name	Cash Severance ($)(2)	Cash Payments Due Upon Asset Sale ($) (3)	Health and Other Insurance Benefits ($)		Total ($)
Peter Hao Liu	690,000	—	—		690,000
Clay Crolius	165,333	100,000	—		265,333
Charles Becher	250,000	—	16,313	(4)	266,313
Michael Mulica	512,500	828,750	—		1,341,250

(1)	There are no pension/non-qualified defined contribution, perquisites/benefits, tax reimbursements, or other payments to the named executive officers that need to be disclosed pursuant to Item 402(t) of Regulation S-K.

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(2)	Pursuant to the arrangements, these amounts represent the “double trigger” cash severance payments equal to (a) in the case of Mr. Liu, a lump sum cash payment equivalent to one hundred fifty percent (150%) of Mr. Liu’s yearly base salary and a guaranteed pro-rated bonus of forty percent (40%) of Mr. Liu’s pro-rated yearly base salary; (b) in the case of Mr. Crolius, a lump sum cash payment equivalent to six (6) months of his base salary and a guaranteed pro-rated bonus of twenty (20%) of Mr. Crolius’s pro-rated yearly base salary; and (c) in the case of Mr. Becher, twelve (12) months of salary continuation pay at the rate of Mr. Becher’s base salary, and (d) in the case of Mr. Mulica, a cash payment equaling the remaining portion of Mr. Mulica’s base salary for the terminated employment period, twelve (12) months of salary continuation pay at the rate of Mr. Mulica’s base salary, and accelerated vesting of any unvested equity awards and Substitute Cash Grants not associated with a change in control, as such grants are considered in the Cash Payments Due Upon Asset Sale since they do not require termination to accelerate vesting.

(3)	Pursuant to the arrangements, these amounts represent the “single-trigger” cash payments that become due and payable upon consummation of the Asset Sale and do not require termination of employment: (a) on December 1, 2025 Mr. Crolius was granted a cash bonus contingent upon and payable as of the consummation of the Asset Purchase Agreement, structured in the manner identical to independent directors’ Phantom RSUs described above assuming the grant of $100,000 of RSUs on October 16, 2025; (b) with respect to Mr. Mulica: (i) on October 16, 2025, Mr. Mulica entered into an employment agreement, pursuant to which Mr. Mulica was granted a cash bonus contingent upon and payable as of the consummation of the Asset Purchase Agreement, structured in a manner identical to independent directors’ Phantom RSUs described above assuming the grant of $500,000 of RSUs on October 16, 2025. Pursuant to Mr. Mulica’s employment agreement, he was also granted a cash bonus that vests ratably over eight (8) quarters and accelerates vesting upon a change in control, structured in a manner identical to independent directors’ Phantom Units described above assuming the grant of $250,000 of RSUs on October 16, 2025; (ii) on August 11, 2025, Mr. Mulica, then being an independent director of the Company, was granted a cash bonus of $60,000 in Phantom RSUs, and such grant was not terminated. Mr. Mulica was also granted a cash bonus of $50,000 in Phantom RSUs on December 1, 2025, related to Mr. Mulica’s service as Chairman, which accelerates upon a change in control.

(4)	Pursuant to the arrangement, this amount represents the “double trigger” reimbursement payments equal to six (6) months of benefit premiums payable by the Company to Mr. Becher.

No Appraisal or Dissenters’ Rights

No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the Asset Sale.

Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of the anticipated material U.S. federal income tax consequences of the Asset Sale. The following discussion is based upon the Code, its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. No rulings have been requested or received from the Internal Revenue Service as to the tax consequences of the Asset Sale and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of the Asset Sale discussed below or, if it does challenge the tax treatment, that it will not be successful. The Asset Sale is entirely a corporate transaction and, for U.S. federal income tax purposes, no stockholder will be treated as realizing any gain or loss from the Asset Sale.

The Asset Sale will be treated for U.S. federal income tax purposes as a taxable transaction upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset, including equity interests in our subsidiaries that are transferred to the Buyer pursuant to the Asset Sale, will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The amount realized by us on the Asset Sale will include the amount of cash received, the fair market value of any other property received, and total liabilities (as determined for U.S. federal income tax purposes) assumed or taken by the Buyer. For purposes of determining the amount realized by us with respect to specific assets, the total amount realized by us will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code. Our basis in our assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold.

Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. With certain exceptions, losses can generally be netted against gains.

To the extent the Asset Sale results in us recognizing a net gain for U.S. federal income tax purposes, it is anticipated that our available net operating loss carryforwards, or NOLs, will likely offset a significant amount of such gain. Our ability to use our NOLs is limited due to the investment by AJP Holding Company, LLC in 2022, and the resulting “ownership change” under Section 382 of the Code, and may be further limited by another “ownership change” due to the shares that may be issued by us in connection with one or both of the following: (i) that certain ChEF Purchase Agreement, dated as of September 29, 2025, by and between us and Chardan Capital Markets LLC establishing a committed equity facility. However, it is anticipated that, separate from the Asset Sale, we will likely have an operating loss in 2025 that will offset gain from the Asset Sale for that taxable year (assuming the Asset Sale closes in 2025). Additionally, it is anticipated that the Asset Sale will likely result in “recognized built-in gains” for purposes of Section 382 that will increase the NOLs that we can use to offset gain from the Asset Sale, offsetting up to 80% of the total taxable income for the taxable year of the Asset Sale. Although we anticipate that these operating losses and NOLs will likely offset a significant amount of our gain from the Asset Sale, we also anticipate incurring some U.S. federal income tax liability from the Asset Sale that would reduce the assets available for future asset acquisitions by us or for distribution to our stockholders.

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Anticipated Accounting Treatment

Under generally accepted accounting principles, upon completion of the Asset Sale, we will remove the net assets sold and liabilities assumed from our consolidated balance sheet, and we anticipate recording a cash receipt and loss from the Asset Sale.

Effects on our Company if the Asset Sale is Completed and the Nature of our Business following the Asset Sale

Upon the closing of the Asset Sale, we will have the Post-Closing Cash, and our shares of common stock will still be publicly traded.

The Company’s post-closing board of directors will conduct an extensive review of available opportunities for the Company’s NOLs (to the extent available) and use of the Post-Closing Cash. Those alternatives are currently expected to include using the Post-Closing Cash to fund its general corporate purposes and to pursue a strategic transaction, the terms and timing of which are not presently known. However, there can be no guarantee that our board’s determination in connection with the use of the Post-Closing Cash will align with the currently disclosed expectations, or that the Company will be able to utilize all of its NOLs before they expire. Our board will conduct a careful process, and there is no set timeframe for completing the exploration of alternatives.

The Asset Sale will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the Asset Sale will continue to hold the same number of shares immediately following the closing of the Asset Sale.

SEC Reporting

Our SEC reporting obligations as a public company will not be affected as a result of completing the Asset Sale.

Regulatory Approvals

No federal or state regulatory requirements must be complied with or approval must be obtained in connection with the Asset Sale.

ASSET PURCHASE AGREEMENT

The following discussion sets forth the principal terms of the Asset Purchase Agreement, a copy of which is attached as Annex A and Annex B to this proxy statement and is incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Asset Purchase Agreement and not by this discussion, which is a summary in nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety, as well as this proxy statement and any annexes thereto, before making any decisions regarding the proposals being brought before the Special Meeting.

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Purchase and Sale of Assets

General

We have entered into the Asset Purchase Agreement with the Buyer and the Parent that provides, among other things, that we will sell substantially all of our assets and the assets of our subsidiaries related to the Sonim enterprise 5G solutions business, including rugged handsets, smartphones, wireless internet devices, software, services, and accessories (collectively, the “Legacy Business”) other than the excluded assets, as discussed below, to the Buyer, and the Buyer will acquire those assets and assume substantially all of our liabilities as specified in the Asset Purchase Agreement.

The parties’ respective obligations to consummate the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of the conditions set forth therein, including the approval of the Asset Purchase Agreement, the Asset Sale, and the other transactions contemplated by the Asset Purchase Agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the Special Meeting.

Acquired Assets

Upon the terms and subject to the conditions of the Asset Purchase Agreement, we have agreed to sell to the Buyer the following assets, which are referred to in this discussion as the “purchased assets:”

●	all current and non-current assets of the Company and the Business, including current assets and accounts receivable;

●	the entirety of the equity interests of each of the Company’s subsidiaries identified as an “Acquired Subsidiary” (which is expected to be all of the Company’s subsidiaries other than Sonim Technologies (India) Private Limited) (the “Acquired Subsidiaries”);

●	cash of the Acquired Subsidiaries;

●	any work in process, items of inventory and supplies, finished goods, goods in transit, consigned goods, and returned goods;

●	any Personal Property (as defined in the Asset Purchase Agreement) (including all information systems used or held for use by Company for the conduct of the Business);

●	certain contracts pertaining to the Legacy Business or to which any of the purchased assets is subject;

●	any lists, records, and files pertaining to the continuing employees;

●	any actions, deposits, prepayments, prepaid expenses (or similar assets), credits, claims, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off, and rights of recoupment of every kind and nature in respect to the Legacy Business or any other purchased asset;

●	any intellectual property pertaining to the Legacy Business;

●	any telephone numbers (e.g., toll-free numbers, cell phone numbers, etc.), facsimile numbers, and e-mail addresses, and listings used in the Legacy Business;

●	any permits held by the Company or its affiliates in respect of the Legacy Business or any other purchased asset, excluding the Excluded Permits (as defined in the Asset Purchase Agreement);

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●	any insurance, warranty, and condemnation net proceeds received with respect to damage, non-conformance of, or loss to any purchased asset (but not, for clarification, to the extent related to any excluded asset or excluded liability);

●	any books and records of the Legacy Business (whether past or current and whether evidenced in writing, electronic data or otherwise), including (i) customer, client, supplier or other business relation list, customer, client, supplier or other business relation’s records and databases, invoices, ledgers, cost and pricing information, and any other records or information pertaining to any customer, client, supplier or other business relation’s accounts or records, (ii) lists, records and other information pertaining to accounts and referral sources of the Legacy Business, (iii) any other books, records or accounts (financial, accounting or otherwise), plans, manuals, studies, reports or summaries, and (iv) any samples, sales, marketing, advertising and promotional literature, materials and data, including digital marketing accounts;

●	any rights to receive and retain mail, facsimiles, electronic mail, and other notices or communications relating to the purchased assets and the assumed liabilities after the consummation of the transaction contemplated by the Asset Purchase Agreement (the “Closing”); and

●	any other assets or properties of any kind or nature of the Company or its controlled affiliates which are used or held for use in, relate to, necessary or reasonably required for the ownership or operation of the Legacy Business, other than the excluded assets.

Notwithstanding the above, any assets that are by their terms non-assignable without the consent of a third party are not transferred to the Buyer under the terms of the Asset Purchase Agreement. Instead, we and the Buyer are each required to use commercially reasonable efforts to obtain any such consent, including subcontracting, sub-licensing, or subleasing to Buyer.

Excluded Assets

Under the terms of the Asset Purchase Agreement, the following assets pertaining to the Legacy Business (referred to in this discussion as the “excluded assets”) will not be transferred to the Buyer and will remain our assets following the closing of the Asset Sale:

●	cash;

●	rights of the Company and its subsidiaries (other than Acquired Subsidiaries) under the Asset Purchase Agreement;

●	certain assets, contracts, and permits specifically not assumed under the Asset Purchase Agreements, together with any causes of action, claims, demands, and any rights to receive communication in connection therewith;

●	our governing documents;

●	all assets, properties, contracts, and other rights of our subsidiary Sonim Technologies (India) Private Limited (“Sonim India”), other than the employment of continuing employees;

●	all tax returns and information related thereto; and

●	insurance policies.

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Assumption and Transfer of Liabilities

Assumed Liabilities

Upon the terms and subject to the conditions of the Asset Purchase Agreement, the Buyer will assume substantially all of our current liabilities and obligations in connection with the Legacy Business other than any indebtedness and other excluded liabilities, as discussed below, including all of the following liabilities and obligations:

●	certain of the Company’s current liabilities; and

●	post-Closing ordinary course contractual liabilities under the assumed contracts, but only to the extent incurred under such assumed contracts after the Closing, including the continuing performance of such assumed contracts representing deferred revenue obligations (provided, that, this category does not include liabilities for breach of contract, torts, or liabilities for violation of applicable laws by the Company).

Excluded Liabilities

Under the terms of the Asset Purchase Agreement, the following liabilities and obligations will remain our liabilities and obligations (referred to in this discussion as the “excluded liabilities”) and will not be assumed by the Buyer following the closing of the Asset Sale:

●	any liabilities resulting from, arising out of, relating to, in the nature of, or caused by accounts payable or accrued liabilities (whether short-term or long-term), in each case, as defined by and calculated in accordance with GAAP other than assumed liabilities;

●	any liabilities to the extent resulting from, arising out of, relating to, in the nature of, or caused by:

●	the Company’s or the Company’s Representative’s liabilities under the Asset Purchase Agreement, any ancillary agreement, certain excluded contracts, or any certificate or schedule delivered in connection herewith or therewith;

●	any liabilities in respect of (a) taxes of the Company or its affiliates for any taxable period, (b) taxes related to any of the purchased assets or the Business with respect to any taxable period (or portion thereof) ending on or before the Closing Date, (c) taxes relating to the excluded assets or excluded liabilities for any taxable period; (d) taxes of any person imposed on the Company or its affiliates in respect of the Business or any purchased asset as a transferee or successor, by contract, pursuant to any law or otherwise, which taxes relate to an event or transaction occurring on or before the Closing; (e) taxes imposed in connection with the transactions, including transfer taxes; (f) liability for withholding of tax on any payment to the Company or its affiliates required to be made pursuant to the Asset Purchase Agreement or any ancillary agreement; or (g) certain foreign jurisdiction taxes;

●	indebtedness of the Company or any liability for any outstanding checks or other items which are paid against the bank accounts of the Company or its affiliates;

●	any excluded asset;

●	any breach or default of contract or warranty, tort, infringement (including infringement by the Company or any of its affiliates of third-party intellectual property rights), violation of laws and regulations, or other liability arising under any law where the facts, events, or conditions underlying such liability first occurred prior to the Closing;

●	any breach or alleged breach by the Company or any of its affiliates of any contract taking place prior to Closing;

●	liabilities arising out of or related to the employment or termination of service of any employee of the Company;

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●	liabilities under any employee benefit plan or a similar arrangement;

●	any costs or expenses incurred by the Company in connection with the negotiation, preparation, and performance of the Asset Purchase Agreement, the related documents, and the Asset Sale;

●	any liability owing to any of the affiliates of the Company or the Company Representative, (as defined in the Asset Purchase Agreement), including any liability for guaranteed payments or distributions to any equityholder or former equityholder of the Company and certain losses of the Company Representative;

●	any failure to comply with applicable bulk sales laws, any “de facto merger” or “successor-in-interest” theories of liability, or fraudulent transfer or conveyance law;

●	any actions to which Seller or its Affiliates is or has been a party or any liabilities resulting from the resolution or settlement of any action or order to which the Company or its affiliates is a party or otherwise subject;

●	liabilities under any contract that is not assumed under the Asset Purchase Agreement; or

●	liabilities of, relating to, or arising out of Sonim India or any of its operations, contracts, employees, properties, tax obligations, or actions, whether arising prior to, at, or after the Closing, including any claims under Indian laws or regulations.

We anticipate that our expenses relating to the Asset Sale following the closing of the Asset Sale will be approximately $1.3 million, which includes financial advisory fees and legal fees, and other fees and expenses.

Consideration

General

As consideration for the Asset Sale, the Buyer will:

●	assume our liabilities as specified in the Asset Purchase Agreement;

●	pay us a purchase price equal to $15 million in cash, subject to customary working capital, indebtedness, and transaction expense adjustments (referred to in the Asset Purchase Agreement as the “Adjustment Amount,” which may be a positive or a negative number) (the “Cash Consideration”); and

●	pay us up to $5 million in cash as an earn-out payment, if earned.

Earn-Out

The earn-out payment, if any, will be determined based on the performance of the Business during the twelve-month period beginning July 1, 2025, and ending June 30, 2026. If, during such period, the Business generates Net Revenue (as defined in the Asset Purchase Agreement) in excess of $70 million, the Company will be entitled to receive an amount equal to 50% of the Net Revenue above such threshold, calculated in accordance with the terms of the Asset Purchase Agreement, provided that the earn-out payment will not exceed $5 million.

For purposes of the Asset Purchase Agreement, “Net Revenue” generally means the gross revenue of the Business determined in accordance with GAAP minus:

●	customary trade, quantity, and cash discounts actually taken;

●	credits, allowances, rebates, and chargebacks for returns, rejections, damaged goods, and billing errors;

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●	outbound freight, insurance, customs duties, and other transportation charges directly related to such sales;

●	sales, value-added, use, and similar taxes (other than income taxes) collected from customers and remitted to the appropriate taxing authority; and

●	any other items that, in accordance with GAAP, are specifically and solely deductible from gross revenue to arrive at net revenue.

The Company estimates that, if the Asset Sale closes on or about January 31, 2026, the Company will have Post-Closing Cash of approximately $4 million to $6 million. In this proxy statement, the term “Post-Closing Cash” refers to (i) the Cash Consideration plus (ii) the cash, cash equivalents, and marketable securities that will be retained by the Company (and withheld from the Asset Sale) minus (iii) (A) the transaction expenses payable by the Company at closing and (B) the payment of up to $5.9 million of our indebtedness; provided, however, that the term “Post-Closing Cash” excludes any earn-out payments from the Buyer.

The Seller will, if the Closing occurs, pay up to $5.9 million of our indebtedness under certain promissory notes that remain unpaid.

Guaranty

The Parent has agreed to guarantee the full, prompt, and complete payment and performance of all obligations of the Buyer under the Asset Purchase Agreement (including payment of the Cash Consideration, all assumed Company transaction expenses in accordance with the Asset Purchase Agreement and certain agreed upon indemnification obligations as set forth in the Asset Purchase Agreement).

Representations and Warranties

The Asset Purchase Agreement contains representations and warranties that Sonim, on the one hand, and Buyer, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Asset Purchase Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Asset Purchase Agreement. While Sonim does not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the attached Asset Purchase Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Sonim or Buyer; the representations and warranties were made as of specific dates, may be intended merely as a risk allocation mechanism between Sonim and Buyer, and are modified by the disclosure schedules. If Sonim becomes aware of material facts that contradict the representations and warranties in the Asset Purchase Agreement, Sonim will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so.

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Company Representations and Warranties

Our representations and warranties relate to, among other things:

●	our corporate organization and qualification, as well as the organization and qualification of our subsidiaries;

●	information we provided to the Buyer on our disclosure schedules;

●	our corporate authority to enter into the Asset Purchase Agreement and other agreements related to the Asset Sale, the validity and enforceability of such agreements, and the approval of our board to enter into the Asset Purchase Agreement;

●	the absence of conflicts with our organizational documents, applicable law, or certain contracts and permits, or the occurrence of defaults under or the creation of liens with respect to certain contracts or permits, as a result of the execution, delivery, and performance by us of the Asset Purchase Agreement and other agreements relating to the Asset Sale;

●	the absence of a requirement to obtain consents or approvals with respect to our execution, delivery, and performance under the Asset Purchase Agreement, except as agreed to and acknowledged by the parties;

●	the completeness of our filings with the SEC and the preparation of our financial statements in accordance with U.S. generally accepted accounting principles;

●	the absence of undisclosed liabilities and indebtedness of the Company;

●	the absence of litigation that would materially impact our business or the purchased assets or inhibit or materially delay our ability to consummate the Asset Sale;

●	our employee benefit plans;

●	certain tax matters, including our tax filings and compliance with laws relating to the payment and withholding of taxes, as well as the absence of any outstanding tax audits or certain agreements and arrangements that the Buyer would inherit following consummation of the Asset Sale;

●	the real property leased by us;

●	our title to the purchased assets;

●	our intellectual property;

●	our information systems;

●	our data protection and privacy programs and procedures;

●	our material contracts;

●	certain environmental matters;

●	the validity and enforceability of our insurance policies;

●	transactions with affiliates or related persons;

●	certain labor matters relating to us;

●	our ten largest customers and suppliers;

●	compliance with various anti-bribery laws and international trade and economic sanctions;

●	brokers, finders, or investment bankers entitled to any fees in connection with the Asset Sale; and

●	the truthfulness of information supplied by us or on our behalf for inclusion in this proxy statement.

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Buyer Representations and Warranties

The Buyer’s representations and warranties relate to, among other things:

●	its organization and qualification;

●	its authority to enter into the Asset Purchase Agreement and other agreements related to the Asset Sale and the validity and enforceability of such agreements;

●	the absence of conflicts with the Buyer’s organizational documents and applicable law as a result of the Buyer’s execution, delivery, and performance under the Asset Purchase Agreement;

●	brokers, finders, or investment bankers entitled to any fees in connection with the Asset Sale;

●	the availability of funds that enable the Buyer to consummate the Asset Sale and pay the Cash Consideration at the closing; and

●	the solvency of the Buyer, immediately following the Closing.

Covenants

Conduct of Business Pending Closing

Until Closing, we are required, unless otherwise consented to by the Buyer, to:

●	operate and maintain the Business in the usual, regular, and ordinary course consistent with past practice;

●	preserve, in all material respects, the current relationships of the Business with customers, suppliers, landlords, and other persons with which the Business has significant business relationships; and

●	comply in all material respects with all laws applicable to the operation of the Business and the ownership or use of the purchased assets.

In addition, we may not, without the consent of the Buyer (which, in instances, where the action does not affect the Business or purchased assets may not be unreasonably withheld, conditioned, or delayed), sell, lease transfer or otherwise dispose of any purchased asset other than in the ordinary course of business or engage in certain other specified actions, including, among other things, engaging in acquisitions, materially amending or entering into any material contracts, making capital expenditures and investments in excess of a specified amount, making a material change in accounting principles, making certain changes in employee compensation, benefits or bonuses, settling claims with respect to assumed liabilities in excess of a specified amount, entering into new lines of business and granting any stock options, restricted stock units or other long-term incentive awards.

Stockholders Meeting

We are required to establish a record date for, duly give notice of, convene, and hold a meeting of our stockholders to obtain stockholder approval of the Asset Sale Proposal, to be held as promptly as reasonably practicable following the clearance of this proxy statement by the SEC. Unless there has been a change in recommendation (as defined below) by our board, we must use reasonable best efforts to solicit proxies from our stockholders in favor of the Asset Sale Proposal.

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No Solicitation

We have agreed that we will not, and will cause our subsidiaries and will cause our and their respective representatives not to, directly or indirectly:

●	solicit, initiate, knowingly encourage, or knowingly induce, encourage, facilitate or assist, entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, any other person (other than Buyer or its representatives) regarding any Alternative Transaction (as defined below) or any proposal or offer that would reasonably be expected to constitute or lead to an Alternative Transaction;

●	engage in, participate in, or otherwise continue any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate the making of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Alternative Transaction; or

●	negotiate, agree to enter into or enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Alternative Transaction.

However, notwithstanding the restrictions described above, we or any of our representatives may, in response to an unsolicited inquiry or proposal that did not result from a breach of the non-solicitation restrictions described above, and after consultation with our outside legal counsel, request information reasonably necessary to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes, or is reasonably likely to lead to or result in, a Superior Proposal (as defined below) and (ii) in response to an inquiry or proposal from a third party, inform a third party or its representatives of the restrictions imposed by the non-solicitation restrictions described above.

Furthermore, under the Asset Purchase Agreement, our board (or any of its committees) may not:

●	withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, the board recommendation to approve the Asset Sale in this proxy statement;

●	recommend the approval or adoption of, or approve or adopt, declare advisable, or publicly propose to recommend, approve, adopt, or declare advisable, any Alternative Transaction;

●	publicly take a neutral position or no position with respect to an Alternative Transaction at any time beyond ten business days after receipt of such Alternative Transaction or any public announcement by the party that made the Alternative Transaction proposal;

●	fail to publicly reaffirm the board recommendation within five business days of a reasonable written request by Buyer to make such public reaffirmation;

●	make any public statement that would be inconsistent with our board’s recommendation to approve the Asset Purchase Agreement; or

●	fail to include the board recommendation to approve the Asset Purchase Agreement in this proxy statement (including when filed with the SEC or disseminated to the Company’s stockholders).

Notwithstanding the restrictions described above, our board may make such disclosures in connection with a competing proposal as the board determines in good faith after consultation with our outside legal counsel is necessary in order to fulfill the fiduciary duties of the board under applicable law. However, any disclosure that relates to a competing proposal will be deemed to be a change in recommendation unless the board reaffirms the board’s recommendation to approve the Asset Sale in such disclosure.

Additionally, the restrictions of a non-solicitation provision do not extend to any reverse merger transaction that would not affect the Business and would be complementary to and not a substitute for the transactions contemplated by the Asset Purchase Agreement.

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“Alternative Transaction” is defined as any merger, consolidation, business combination, sale of stock, liquidation, dissolution, reorganization, recapitalization, sale of assets or any other similar transaction by the Company or any of its Subsidiaries involving, directly or indirectly, all or any part of the Business or any of the purchased assets (other than sales of inventory in the ordinary course of business consistent with past practice).

A “Superior Proposal” is defined as a bona fide written unsolicited proposal or offer related to an Alternative Transaction that was not the result or effect of a violation of non-solicitation restrictions of the Asset Purchase Agreement and was made by a person that is not an insider of the Company, and that is on the terms that our board determines in good faith, after consultation with its financial advisors and outside legal counsel, (a) is reasonably capable of being fully financed and reasonably likely to be consummated, if accepted, in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal or offer (including the sources of and terms of financing, the form of consideration, the timing of and conditions to closing and certainty of closing) and the identity of the person making the proposal or offer, and other aspects of such proposal and offer as the board considers to be relevant or appropriate, and (b) if consummated, would be more favorable from a financial point of view to our stockholders than the transactions contemplated by the Asset Purchase Agreement, in each case of clause (a) or (b), taking into account, at the time of determination, all legal, financial, regulatory and other aspects or conditions of such proposal or inquiry as the board considers to be relevant or appropriate.

Change in Recommendation

At any time prior to, but not after, the receipt of the Company stockholder approval, our board may effect a change in recommendation or may terminate the Asset Purchase Agreement if we receive a bona fide proposal in connection with an Alternative Transaction that constitutes a Superior Proposal, and our board further determines in good faith after consultation with its financial advisors and outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law. Additionally:

●	the Company must provide the Buyer written notice of such proposed action and the basis thereof at least five (5) business days in advance; and

●	if requested by Buyer, the Company must engage in good faith negotiations with Buyer to amend the Asset Purchase Agreement so that the Alternative Transaction offer would no longer constitute a Superior Proposal or in a manner that obviates the need to make a change in recommendation.

Cooperation

We and the Buyer have agreed to cooperate with each other and to each use reasonable efforts to promptly prepare and file all necessary documentation, effect all applications, notices, petitions, and filings, and obtain all permits, consents, approvals, and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the Asset Sale.

The Asset Purchase Agreement also requires that during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, we, upon reasonable advance notice by Buyer, at the sole cost and expense of Buyer, reasonably cooperate with Buyer and its affiliates in connection with reasonable requests for financial or tax information or materials concerning the business or any purchased asset or assumed liability.

Financing the Asset Sale

The Buyer is financing the Cash Consideration payable at closing with cash and available resources on hand.

Expected Timing of the Asset Sale

We expect to complete the Asset Sale in the first quarter of 2026, promptly following the Special Meeting, if the Asset Sale Proposal is approved by our stockholders and the various other conditions to closing are satisfied or waived. However, there can be no assurance that the Asset Sale will be completed as currently anticipated. Certain factors, including factors outside of our control and the control of the Buyer, could result in the Asset Sale being delayed or not occurring at all.

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Closing Conditions

Conditions to the Obligation of the Buyer

The obligation of the Buyer to consummate the Asset Sale is subject to the satisfaction or waiver of the following conditions at closing:

●	each of our “fundamental representations” being true and correct in all respects as of the date of the Asset Purchase Agreement and as of closing as though made at closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date);

●

each of our other representations and warranties that are qualified as to materiality being true and correct in all respects and our representations and warranties that are not so qualified being true and correct in all material respects, in each case as of the date of the Asset Purchase Agreement and as of the closing as though made at Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, on and as of such earlier date) and except where any failure to be true and correct would not, individually or in the aggregate, have a Seller Material Adverse Effect (as defined in the Asset Purchase Agreement) on us (without giving effect to any “materiality” or “material adverse effect” qualifications contained in such representations and warranties);

●	us having performed or complied with, in all material respects, all agreements or covenants required to be performed by it under the Asset Purchase Agreement and the other related documents to which we are a party;

●	there having been no Seller Material Adverse Effect to the business since execution of the Asset Purchase Agreement;

●	no legal proceedings were instituted or threatened seeking to restrain, enjoin, or prohibit, and there shall not be in effect any order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated under the Asset Purchase Agreement;

●

no actions have been taken or threatened, and no laws or orders have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by the Asset Purchase Agreement and the other ancillary agreements by any government entity that would (i) make the consummation of the transactions contemplated by the Asset Purchase Agreement illegal or substantially delay the Asset Sale or (ii) render any party unable to consummate the Asset Sale;

●	the Asset Sale Proposal is approved by our stockholders; and

●	us having delivered duly executed copies of various consents, certificates, agreements, and other documents relating to the Asset Sale.

Conditions to the Obligation of the Company

Our obligation to consummate the Asset Sale is subject to the satisfaction or waiver of the following conditions at Closing:

●

the “fundamental representations” of the Buyer being true and correct in all respects as of the date of the Asset Purchase Agreement and as of closing as though made at closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date);

●	the other representations and warranties of the Buyer that are qualified as to materiality being true and correct in all respects and the representations and warranties of the Buyer not so qualified being true and correct in all material respects, in each case, as of the date of the Asset Purchase Agreement and as of the closing as though made at Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, on and as of such earlier date);

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●	the Buyer having performed or complied with, in all material respects, all agreements or covenants required to be performed by it under the Asset Purchase Agreement and the other related documents to which the Buyer is a party;

●	no legal proceedings were instituted or threatened seeking to restrain, enjoin, or prohibit, and there shall not be in effect any order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated under the Asset Purchase Agreement;

●	no action have been taken or threatened, and no law or order have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by the Asset Purchase Agreement and the other ancillary agreements by any government entity that would (i) make the consummation of the transactions contemplated by the Asset Purchase Agreement illegal or substantially delay the Asset Sale or (ii) render any party unable to consummate the Asset Sale;

●	the Asset Sale Proposal is approved by our stockholders; and

●	the Buyer having delivered to us duly executed copies of various certificates, agreements, and other documents relating to the Asset Sale.

Termination of the Asset Purchase Agreement

The Asset Purchase Agreement may be terminated prior to the effective time by the mutual written agreement of us and the Buyer.

The Asset Purchase Agreement may be terminated by either us or the Buyer if:

●	the closing of the Asset Sale has not yet occurred by January 13, 2026 (as defined above, the “outside date”) and the party seeking to terminate the Asset Purchase Agreement has not breached any representation or warranty or failed to fulfill any covenant or agreement under the Asset Purchase Agreement that has resulted in the failure of the closing of the Asset Sale to occur on or before the outside date;

●	an order is adopted by any governmental entity with jurisdiction over any party that permanently makes the consummation of the Asset Sale illegal or otherwise permanently prohibits the Asset Sale; or

●	the Asset Sale Proposal is not approved by the Company’s stockholders.

The Asset Purchase Agreement may be terminated by the Buyer if:

●	the Company has breached any of its representations, warranties, covenants or other agreements contained in the Asset Purchase Agreement, which would result in a failure to satisfy certain conditions to the consummation of the Asset Sale that are dependent on the Company’s compliance with certain terms of the Asset Purchase Agreement, but only if the Buyer is not then in breach of any of its representations, warranties, covenants or agreements contained in the Asset Purchase Agreement; or

●	prior to receipt of the Company stockholder approval, there has been a change in recommendation or a failure to recommend voting for the Asset Sale Proposal.

The Asset Purchase Agreement may be terminated by us in the following circumstances:

●	if the Buyer has breached any of its representations, warranties, covenants or other agreements contained in the Asset Purchase Agreement, which would result in a failure to satisfy certain conditions to the consummation of the Asset Sale that are dependent on the Buyer’s compliance with certain terms of the Asset Purchase Agreement, but only if the Company is not then in breach of any of its respective representations, warranties, covenants or agreements contained in the Asset Purchase Agreement; or

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●

prior to the receipt of Company stockholder approval, in order to enter into a definitive written agreement providing for a Superior Proposal if such proposal was received after the date of the Asset Purchase Agreement, such proposal did not result from a breach of the non-solicit, the Company complies in all material respects with the non-solicit provisions, concurrently with, and as a condition to, any such termination the Company pays or causes to be paid to the Buyer or its designee the Buyer termination fee described below and the board (or any committee thereof) authorized the entry into, and the Company concurrently enters into a definitive written agreement providing for a Superior Proposal.

Further related information is found in the section titled “Asset Purchase Agreement — Covenants — No Solicitation” beginning on page 78.

Termination Fee and Expenses

Generally, all fees and expenses incurred in connection with the Asset Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring those expenses, regardless of whether the Asset Sale is completed.

We are required to pay the Buyer the termination fee of $1 million and the transaction expenses reasonably incurred by the Buyer and its affiliates if:

●	the Company or the Buyer terminates the Asset Purchase Agreement because the Asset Purchase Agreement is not consummated on or before the outside date;

●	the Buyer terminates the Asset Purchase Agreement due to a breach by the Company of any of its respective representations, warranties, covenants or agreements contained in the Asset Purchase Agreement which would result in a failure to satisfy certain conditions to the consummation of the Asset Sale that are dependent on the Company’s compliance with certain terms of the Asset Purchase Agreement;

●	the Company or the Buyer terminates the Asset Purchase Agreement because an order is adopted by any governmental entity with jurisdiction over any party that permanently makes the consummation of the Asset Sale illegal or otherwise permanently prohibits the Asset Sale;

●	the Company or the Buyer terminates the Asset Purchase Agreement because of the Company’s failure to obtain the required vote to approve the Asset Sale Proposal;

●	the Buyer terminates the Asset Purchase Agreement because, prior to receipt of Company stockholder approval, there has been a change in the board’s recommendation;

●	we terminate the Asset Purchase Agreement prior to the receipt of Company stockholder approval in order to enter into a definitive written agreement providing for a Superior Proposal received after the signing of the Asset Purchase Agreement that did not result from a breach of the non-solicitation covenant binding on us and we complied in all material respects with the non-solicitation covenant’s requirements binding on us.

Further related information is found in the sections titled “Asset Purchase Agreement—No Solicitation” beginning on page 78.

Indemnification

We and the Buyer are required to indemnify one another, and one another’s affiliates, officers, directors, agents, representatives, successors, and assigns, for certain losses attributable to a breach of the representations or warranties of such party.

We and the Buyer are required to indemnify one another, and one another’s affiliates, officer, directors, agents, representatives, successors, and assigns, for certain losses attributable to a breach of certain covenants of such party.

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We and the Buyer are also required to indemnify one another, and one another’s affiliates, officers, directors, agents, representatives, successors, and assigns, for certain losses attributable to matters specified in the Asset Purchase Agreement, including losses attributable to an excluded liability or assumed liability, respectively.

All of the representations and warranties or covenants required to be complied with prior to the Closing survive the Closing for the applicable survival period, which is generally twelve (12) months for general representations and warranties, six (6) years for fundamental representations and warranties (including tax), and, for covenants generally, for the express term thereof or indefinitely if no express term is specified therefor in the Asset Purchase Agreement.

OTHER AGREEMENTS AND INSTRUMENTS

Transfer Documents

At Closing, in order to effectuate the transfer of the purchased assets and the assumption of the assumed liabilities, we and the Buyer will, as referenced in the Asset Purchase Agreement, enter into and deliver to one another certain bills of sale, an intellectual property assignment agreement, the transition services agreement, and equity transfers instruments with respect to our subsidiaries being acquired by the Buyer. These documents should not include any substantive terms with respect to the Asset Sale that differ from those provided for in the Asset Purchase Agreement.

Escrow Agreement

At or prior to the Closing, the Seller Representative and Buyer will enter into an escrow agreement with the escrow agent, in form and substance mutually and reasonably acceptable to the parties. At the Closing, Buyer will deposit $1.75 million with the escrow agent, representing $1.50 million in indemnification and $250,000 in adjustment escrow amounts. These amounts shall be released as directed by the Seller Representative and Buyer, in accordance with the provisions of the Asset Purchase Agreement and the escrow agreement. The adjustment escrow amount will be held in escrow until the resolution of any purchase price adjustment under the Asset Purchase Agreement following the Closing, and the indemnification escrow will be held in escrow until twelve (12) months following the Closing or until such time as any then-outstanding indemnification claims are resolved, and both will serve as a source of recovery of any amount owed by the Company to the Buyer.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that has, will, or may be paid or become payable to our named executive officers in connection with the Asset Sale, the value of which is set forth in the table entitled “Proposal 1: Asset Sale Proposal — Interests of our Directors and Executive Officers in the Asset Sale — Golden Parachute Compensation” on page 68.

As required by Section 14A of the Exchange Act, we are asking our stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that has, will, or may be paid or become payable to the Company’s named executive officers in connection with the Asset Sale, as disclosed under “Proposal 1: Asset Sale Proposal — Interests of our Directors and Executive Officers in the Asset Sale — Golden Parachute Compensation,” including the table, associated footnotes and narrative discussion, is hereby APPROVED.”

Stockholders should note that this proposal is advisory in nature and will not be binding on us or our board. Further, because we are contractually obligated to make the potential payments detailed in the sections described above, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this proposal.

Our board unanimously recommends that stockholders vote “FOR” this proposal.

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PROPOSAL 3: ADJOURNMENT PROPOSAL

If approved, this proposal would permit us to adjourn the Special Meeting one or more times, if necessary or appropriate, from time to time, to a later date or dates, even if a quorum is present, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Asset Sale Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of (i) if a quorum is not present at the Special Meeting, a majority of the voting power of the shares of common stock entitled to vote who are present in person or represented by proxy at the Special Meeting or (ii) if a quorum is present at the Special Meeting, a majority of the voting power of the shares of common stock entitled to vote on such matter that are present in person or represented by proxy at the Special Meeting and are voted for or against the matter. Failure to attend the Special Meeting in person or by proxy will have no effect on the outcome of the vote on this proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal if a quorum is not present at the Special Meeting. If a quorum is present at the Special Meeting, abstentions will have no effect on the outcome of this proposal.

Our board recommends that stockholders vote “FOR” this proposal.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 2, 2025, the record date for the Special Meeting, by:

●	each of our named executive officers;

●	each of our directors;

●	all of our current directors and executive officers as a group; and

●	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

We have based our calculation of the percentage of beneficial ownership on 1,088,635 shares of our common stock outstanding as of December 2, 2025. In accordance with SEC rules, we have deemed shares of our common stock subject to stock options, warrants, or other rights that are currently exercisable or exercisable within sixty (60) days of December 2, 2025, and shares of our common stock underlying RSUs that are currently releasable or releasable within sixty (60) days of December 2, 2025 to be outstanding and to be beneficially owned by the person holding the common stock options or RSUs for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sonim Technologies, Inc., 4445 Eastgate Mall, Suite 200, San Diego, CA 92121. The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
Beneficial Owner Name	Number	Percentage
Directors and Named Executive Officers
James Cassano	2,729	*
Mike Mulica	4,071	*
Jack Steenstra	2,729	*
George Thangadurai	40	*
Peter Liu(1)	28,651	2.60%
Clay Crolius(2)	3,700	*
Charles Becher(3)	4,594	*
All current executive officers and directors as a group (7 persons)(4)	46,514	4.21%
Five Percent Holders
AJP Holding Company, LLC(5)	109,368	10.05%
Orbic North America, LLC(5)	109,368	10.05%
Laurence W. Lytton(6)	79,941	7.34%
1 Main Capital Management, LLC(7)	75,935	6.98%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)	Includes options to purchase 13,687 shares of common stock exercisable within 60 days of December 2, 2025.

(2)	Includes options to purchase 1,981 shares of common stock exercisable within 60 days of December 2, 2025.

(3)	Includes options to purchase 1,113 shares of common stock exercisable within 60 days of December 2, 2025.

(4)	Includes options to purchase 16,781 shares of common stock exercisable within 60 days of December 2, 2025.

(5)	Based solely on (A) a Schedule 13D/A filed with the SEC on June 26, 2025 (the “Orbic Group Report”), by the group consisting of (i) Jeffrey Wang, (ii) AJP Holding Company, LLC (“AJP”); (iii) Orbic North America, LLC (“Orbic); (iv) Ashima Narula, the sole member and manager of Orbic; and (v) Parveen Narula, the Chief Executive Officer of Orbic (collectively (i) through (v), the “Orbic Group”); (B) Section 16 filings of Mr. Wang; and (C) the adjustment of the information set forth in items (A) and (B) for the 1-for-18 reverse stock split that became effective on October 27, 2025. Section 13(d) and Rule 13d-5 under the Exchange Act provide that, when two or more beneficial owners of a class of equity security registered under Section 12 agree to act together as a group for the purpose of voting equity securities of an issuer, the “group” will be deemed to have acquired beneficial ownership of all shares held by all members of the group. Consists of (i) 1,183 shares of common stock held directly by Mr. Wang (which were not disclosed in the Orbic Group Report), (ii) 108,130 shares of common stock held by AJP (to which the members of the Orbic Group share voting and dispositive power), and (iii) 55 shares of common stock held by Orbic (to which the members of the Orbic Group share voting and dispositive power). The 108,130 shares held by AJP are subject to a proxy agreement by and between AJP and Orbic that limits AJP’s dispositive power and grants the voting power to Orbic. Mr. Wang is the sole manager of AJP. The principal office address or business of each member of the Orbic Group is as follows: (i) for AJP and Jeffrey Wang — P.O. Box 2729, Sunnyvale, CA 94087 and (ii) for Orbic, Ashima Narula, and Parveen Narula — 555 Wireless Blvd., Hauppauge, NY 11788.

(6)	Based solely on the Schedule 13G/A filed with the SEC by Mr. Lytton on November 14, 2025. Mr. Lytton has the sole voting and dispositive power with regard to the entirety of the shares of common stock. The amount does not include warrants to purchase 22,222 shares of common stock exercisable within 60 days of December 2, 2025, because the warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the holder from exercising that portion of the warrants that would result in the holder and its affiliates owning, after such exercise a number of shares of common stock in excess of the applicable beneficial ownership limitation. The address of Mr. Lytton is 467 Central Park West, New York, NY 10025.

(7)	Based solely on the Schedule 13G/A filed with the SEC by 1 Main Capital Management, LLC (“1 Main Capital”) on November 14, 2025 (as adjusted for the 1-for-18 reverse stock split that became effective on October 27, 2025). 1 Main Capital has the sole voting and dispositive power with regard to the entirety of shares of common stock. The amount does not include warrants to purchase 8,333 shares of common stock exercisable within 60 days of December 2, 2025, because the warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the holder from exercising that portion of the warrants that would result in the holder and its affiliates owning, after such exercise a number of shares of common stock in excess of the applicable beneficial ownership limitation. 1 Main Capital acts as the investment adviser to (i) 1 Main Capital Partners, L.P. (“Fund 1”), which holds 60,888 shares of common stock and 8,333 shares of common stock underlying warrants, and (ii) 2055 Partners L.P. (“Fund 2”), which holds 15,047 shares of common stock. Yaron Naymark is the Principal of 1 Main Capital and has sole voting and dispositive power with regard to the entirety of the shares of 1 Main (held by Fund 1 and Fund 2). The address of 1 Main Capital, Mr. Naymark, Fund 1, and Fund 2 is 8 Wright Street, Suite 107, Westport, Connecticut, 06880.

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OTHER MATTERS

Householding of proxy materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for notices or proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single notice or proxy statement and annual report addressed to those stockholders. This process is commonly referred to as “householding.” This process benefits both stockholders and Sonim because it can significantly reduce our printing and mailing costs and eliminates unnecessary mailings delivered to your home. It also helps the environment by conserving natural resources.

Under this procedure, we are delivering a single copy of the notice of Internet availability and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from the impacted stockholders prior to the mailing date. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

Upon written or oral request, we will deliver promptly a separate copy of a separate copy of the annual report to security holders, proxy statement, or notice of internet availability of proxy materials, as applicable, to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of a separate copy of the annual report to security holders, proxy statement, or notice of internet availability of proxy materials, as applicable, stockholders may contact our Secretary by written request to Sonim Technologies, Inc., 4445 Eastgate Mall, Suite 200, San Diego, CA 92121, or at (650) 378-8100. The same phone number and addresses may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Stockholder proposals for the 2026 annual meeting of stockholders

Rule 14a-8 of the Exchange Act

If a stockholder would like us to consider including a proposal in our proxy statement for our 2026 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our Secretary at our principal executive offices on or before February 18, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Sonim Technologies, Inc.

Attention: Secretary

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

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Advance notice procedure

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2026 annual meeting of stockholders under the advance notice provisions of our bylaws, the stockholder must provide timely written notice that must be received by the Secretary at the principal executive offices of the Company, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our bylaws. To be timely, a stockholder’s written notice must be received by the Secretary at the principal executive offices of the Company:

●	no earlier than the close of business, on March 20, 2026; and

●	no later than the close of business on April 19, 2026.

In the event that we hold our 2026 annual meeting more than 30 days before or more than 30 days after the first anniversary of the 2025 annual meeting, then written notice required by our bylaws must be received by the Secretary at the principal executive offices of the Company:

●	no earlier than the close of business on the 120th day prior to the day of the 2026 annual meeting of stockholders; and

●	no later than the later of

(A)	the close of business on the 90th day before the 2026 annual meeting of stockholders; or

(B)	the close of business on the 10th day following the day on which the public announcement of the date of the 2026 annual meeting of stockholders was first made by us.

“Public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

In addition to satisfying the foregoing requirements of our bylaws, to comply with Rule 14a-19 under the Exchange Act (the universal proxy rules), stockholders who intend to solicit proxies in support of director nominees other than our nominees for our 2025 annual meeting of stockholders must also comply with the additional requirements of Rule 14a-19 under the Exchange Act, including providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees, as required by Rule 14a-19(b) under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to https://ir.sonimtech.com/.

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Any person, including any beneficial owner of shares of our common stock, to whom this proxy statement is delivered, may request copies of proxy statement or other information concerning us by written or telephonic request directed to our address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

Sonim Technologies, Inc.
Attention: Investor Relations
4445 Eastgate Mall, Suite 200,

San Diego, California 92121
(415) 432-7323

If you have any questions concerning the Asset Purchase Agreement, the Asset Sale, the Special Meeting or this proxy statement, or would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

430 Park Avenue, 14th Floor

New York, New York 10022

Stockholders Call Toll-Free in North America: (800) 662-5200

Outside of North America Call Collect: (203) 658-94000

E-mail: SONM@investor.sodali.com

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ANNEX A

ASSET PURCHASE AGREEMENT

A-1

Certain identified information has been omitted from this exhibit because it is not material and is the type that the registrant treats as private or confidential, and has been marked with “[***]” to indicate where omissions have been made.

ASSET PURCHASE AGREEMENT

by and among

Pace Car Acquisition LLC,

Sonim Technologies, Inc.,

and

Clay Crolius, as Seller Representative

Dated as of July 17, 2025

-ii-

TABLE OF CONTENTS

(continued)

-iii-

TABLE OF CONTENTS

(continued)

-iv-

INDEX OF ANNEXES & (NON-DISCLOSURE) SCHEDULES

Annex	Description

Annex I	Earn-Out Payment

Annex II	Acquired Subsidiaries

Schedules (Non-Disclosure)	Description

Schedule A	Acquired Assets (non-exclusive)

Schedule B	Assumed Contracts

Schedule C	Assumed Liabilities

Schedule D	Excluded Assets/Contracts

Schedule E	Excluded Liabilities (non-exclusive)

Schedule 5.3	Repaid Indebtedness

Schedule 5.11	Business Marks

Schedule 6.2	Purchase Price Allocation Methodology

Schedule 8.1(i)(xiii)	Termination of Contracts

Schedule 8.1(i)(xiv)	Required Consents

Schedule 10.1(h)	Specified Indemnification Matters

-v-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 17, 2025, by and among (a) Pace Car Acquisition LLC, a Delaware limited liability company (“Buyer”), (b) Sonim Technologies, Inc., a Delaware corporation (“Seller”), and (c) Clay Crolius, solely in his capacity as the representative of Seller under this Agreement and the Ancillary Agreements (the “Seller Representative”), and (d) solely for purposes of Section 11.20 and Article XI, Social Mobile Technology Holdings LLC, a Delaware limited liability company (the “Parent”). Buyer, Seller and the Seller Representative (and, solely for purposes of Article XI, Parent) are sometimes individually referred to herein as a “Party”, and collectively, as the “Parties.” Capitalized terms used in this Agreement have the meanings assigned to such terms in Article I (Definitions) and elsewhere throughout this Agreement.

RECITALS

WHEREAS, Seller and its Subsidiaries are engaged in the business of providing enterprise 5G solutions including rugged handsets, smartphones, wireless internet devices, software, services and accessories (the business of Seller and its Subsidiaries as currently and as proposed by Seller to be conducted, is referred to herein as the “Business”); and

WHEREAS, Seller desires to sell, transfer and assign, and Buyer desires to purchase and assume, substantially all of the assets (other than the Excluded Assets) and certain expressly specified liabilities (the Assumed Liabilities, but not the Excluded Liabilities) of Seller and the Business, including the Equity Interests of the Acquired Subsidiaries, upon the terms and conditions set forth below;

WHEREAS, Seller intends to enter into a merger agreement with [***] and/or one or more Affiliates thereof, or one or more other Persons, with respect to a reverse merger transaction with respect to Seller not involving any of the Business, Acquired Assets or Assumed Liabilities (such merger agreement, the “Merger Agreement” and the transactions contemplated thereby, the “Reverse Merger”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that is either (i) in effect as of the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receives material non-public information of or with respect to Seller, the Business or Acquired Assets to keep such information confidential (subject to customary exceptions), or (ii) executed, delivered and effective after the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receives material non-public information of or with respect to Seller, the Business or Acquired Assets to keep such information confidential and containing confidentiality provisions, a “non-solicitation” provision and a “standstill” provision, in each case (x) no less favorable to Seller, in the aggregate, than those set forth in the Confidentiality Agreement, and (y) permits the sharing of information by Seller to Buyer in accordance with Section 5.20 (No Solicitation) of this Agreement.

“Accounting Firm” has the meaning set forth in Section 2.5(d).

“Accounts Receivable” means Seller’s and its Subsidiaries’ consolidated amount of accounts receivable determined in accordance with GAAP.

“Acquired Assets” means any assets, properties, rights, titles and interests of every kind or nature owned, leased, licensed, used or otherwise held by or for the benefit of Seller which are used or held for use in (currently or at any time during the period beginning one (1) year prior to the date hereof and ending on the Closing Date), related to, or necessary or reasonably required for the ownership or operation of the Business, in each case, whether tangible, intangible, real or personal and wherever located, including any assets or properties set forth on Schedule A and all of the following assets or properties, in each case, which are used or held for use in (currently or at any time during the period beginning one (1) year prior to the date hereof and ending on the Closing Date), related to, or necessary or reasonably required for the ownership or operation of the Business, but specifically excluding the Excluded Assets:

(a) all current and non-current assets of Seller and the Business, including Current Assets and Accounts Receivable,

(b) one hundred percent (100%) of the issued and outstanding equity, membership, partnership, or other ownership interests (collectively, the “Equity Interests”) of each of the Seller’s Subsidiaries identified on Annex I (each, an “Acquired Subsidiary,” and collectively, the “Acquired Subsidiaries”);

(c) Cash of the Acquired Subsidiaries, including Restricted Cash;

(d) any work in process, items of inventory and supplies, finished goods, goods in transit, consigned goods and returned goods;

(e) any Personal Property (including all Information Systems used or held for use by Seller for the conduct of the Business);

(f) any Contracts of the Business, or Contracts to which Seller or its Subsidiaries is a party or otherwise subject to in respect of the Business, or to which any other Acquired Asset is subject and set forth on Schedule B (which Schedule B may be updated from time to time by Buyer in its reasonable discretion in writing prior to the Closing to account for any such Contracts entered into between the date hereof and the Closing Date or which was otherwise not disclosed to Buyer hereunder in breach of any representation or warranty hereunder) (the “Assumed Contracts”);

(g) any lists, records and files pertaining to the Continuing Employees;

(h) any Actions, deposits, prepayments, prepaid expenses (or similar assets), credits, claims, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature in respect to the Business or any other Acquired Asset;

(i) any Business Intellectual Property, including: (i) all Intellectual Property Rights owned or purported to be owned by Seller or any Acquired Subsidiary and Intellectual Property Rights in the Business Products, along with any income, royalties, damages and payments accrued, due or payable to Seller or any Acquired Subsidiary as of the Closing or thereafter and any other intangible properties and rights relating to the Business (collectively, the “Owned Proprietary Rights”); and (ii) all trade secrets, know-how, technical information and similar intangible property and any other intangible rights and properties, including the goodwill of the Business;

(j) any telephone numbers (e.g., toll free numbers, cell phone numbers, etc.), facsimile numbers and e-mail addresses and listings used in the Business;

(k) any Permits held by Seller or its Affiliates in respect of the Business or any other Acquired Asset, excluding the Excluded Permits;

(l) any insurance, warranty and condemnation net proceeds received with respect to damage, non-conformance of or loss to any Acquired Asset (but not, for clarification, to the extent related to any Excluded Asset or Excluded Liability);

(m) any books and records of the Business (whether past or current and whether evidenced in writing, electronic data or otherwise), including (i) customer, client, supplier or other business relation list, customer, client, supplier or other business relation’s records and databases, invoices, ledgers, cost and pricing information, and any other records or information pertaining to any customer, client, supplier or other business relation’s accounts or records, (ii) lists, records and other information pertaining to accounts and referral sources of the Business, (iii) any other books, records or accounts (financial, accounting or otherwise), plans, manuals, studies, reports or summaries, and (iv) any samples, sales, marketing, advertising and promotional literature, materials and data, including digital marketing accounts;

(n) any rights to receive and retain mail, facsimiles, electronic mail and other notices or communications relating to the Acquired Assets and the Assumed Liabilities after the Closing; and

(o) any other assets or properties of any kind or nature of Seller or its controlled-Affiliates which are used or held for use in, relate to, or necessary or reasonably required for the ownership or operation of the Business, other than the Excluded Assets.

Notwithstanding anything to the contrary in this definition or elsewhere in this Agreement, the Acquired Assets shall expressly exclude any assets, rights, contracts, or operations of Sonim Technologies (India) Private Limited, other than the employment of individuals to be hired by Buyer or its nominee, as contemplated in Section 5.24.

“Acquired Subsidiary” has the meaning set forth in the definition of Acquired Assets above, provided that Buyer shall be entitled, upon written notice to Seller, to add additional Seller Subsidiaries to Annex I following the signing of this Agreement and prior to the Closing, in its sole and absolute discretion.

“Action” means any suit, litigation, arbitration, mediation, claim, dispute, action, allegation, charge, demand, audit, investigation, inquiry, assessment, examination, notice letter or other proceeding.

“Actual Indebtedness” has the meaning set forth in Section 2.5(b).

“Actual Net Working Capital” has the meaning set forth in Section 2.5(b).

“Actual Transaction Expenses” has the meaning set forth in Section 2.5(b).

“Adjustment Amount” means the amount equal to (a) the Working Capital Adjustment Amount minus (b) the Estimated Indebtedness minus (c) Estimated Transaction Expenses (provided, that, for clarity, the “Adjustment Amount” may be a positive or negative number (if a positive number, such amount shall increase the amount payable hereunder, and if a negative number, such amount shall decrease the amount payable hereunder).

“Adjustment Escrow Amount” means an amount equal to Two Hundred Fifty Thousand Dollars ($250,000).

“Adjustment Surplus” has the meaning set forth in Section 2.5(f)(i).

“Adverse Recommendation Change” shall have the meaning set forth in Section 5.20(d).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, including any general partner, managing member, director or officer of such specified Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AI Technologies” means machine learning, deep learning and other artificial intelligence technologies, including statistical learning algorithms, models (including large language models), neural networks and other artificial technology tools or methodologies, all Software implementations of any of the foregoing and related hardware or equipment.

“Alternative Transaction” shall have the meaning set forth in Section 5.20(a).

“Ancillary Agreements” means the Bill of Sale, the Intellectual Property Assignment Agreement, the Escrow Agreement, the Transition Services Agreement, the Equity Transfer Instruments with respect to the Acquired Subsidiaries and any documents, agreements, certificates, exhibits, annexes, schedules or other instruments contemplated by this Agreement or any Ancillary Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.8.

“Anti-Corruption Laws” means any applicable Laws relating to bribery, fraud or corruption, including the U.S. Foreign Corrupt Practices Act, the Canadian Corruption of Foreign Public Officials Act, the U.K. Bribery Act and any Laws enacted pursuant to, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or the Prevention of Corruption Act, 1988.

“Applicable Survival Periods” has the meaning set forth in Section 10.3(a)(i)(A).

“Assumed Liabilities” shall mean only the following Liabilities of the Business that exist as of the Closing: (a) all Liabilities specifically set forth on Schedule C, but only to the extent expressly set forth on Schedule C; and (b) post-Closing ordinary course contractual Liabilities under the Assumed Contracts, but only to the extent incurred under such Assumed Contracts after the Closing, including the continuing performance of such Assumed Contracts representing deferred revenue obligations (provided, that, for clarity, “Assumed Liabilities” shall not include any Liabilities arising out of any breach of contract, breach of warranty, tort, infringement, violation of Law, environmental matter, claim or other Action, including any Liabilities arising out of Seller’s failure to perform any Assumed Contract in accordance with its terms at or prior to the Closing). For the avoidance of doubt, “Assumed Liabilities” shall exclude accounts payable, accrued liabilities, compensation obligations, transactions with Affiliates and all Liabilities of Sonim India, except as expressly set forth on Schedule C.

“Benefits Liabilities” means all amounts and benefits, without duplication, payable or to be provided by Seller or its Subsidiaries with respect to the Business, including any and all (i) wages, salaries, bonuses, commissions and other compensation and employee benefits (including any severance pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way in whole or in part to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), retirement and any other benefits, premiums, claims and related costs), (ii) obligations under any Seller Benefits Plans, including any underfunding and any unsatisfied obligation for “withdrawal liability,” as such term is defined under ERISA, to a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) all accrued paid time off and vacation benefits owed to any current or former employees of the Business, and (iv) obligations of Seller or its Subsidiaries for the employer portion of any employment-related Taxes or other employer-related obligations, in each case arising with respect to the payment of the foregoing amounts.

“Board” means the board of directors of Seller or any committee duly authorized to act on behalf of the entire board of directors of Seller.

“Bulk Sales Laws” means the bulk-transfer provisions of the Uniform Commercial Code or any similar Laws.

“Business” has the meaning set forth in the Recitals.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York or Boston, Massachusetts are authorized or obligated by Law or executive order to close.

“Business Intellectual Property” means any Intellectual Property Rights that are used or held for use by, owned or purported to be owned by, Seller or any of its Subsidiaries in, or otherwise necessary or reasonably required for, the ownership or operation of the Business, including Third Party Technology.

“Business Owned Intellectual Property” means any Business Intellectual Property, other than Third Party Technology.

“Business Permits” has the meaning set forth in Section 3.7(a).

“Business Products” means all Software, Technology and other products and services developed and in development, manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of Seller in respect of the Business, that are currently under development, currently provided, sold or distributed to customers, clients or other third parties of the Business, currently licensed to customers, clients or other third parties of the Business or that have been licensed, provided, sold, or distributed to customers, clients or other third parties of the Business within the five (5) years prior to the Closing Date, including those Software products that are offered as a service over a network (e.g., the internet).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Party” has the meaning set forth in Section 10.1.

“Buyer Purchase Price Cap” has the meaning set forth in Section 10.4(d).

“Calculation Time” means as of immediately prior to the Closing.

“Cash” means Seller’s and its Subsidiaries’ consolidated balance of cash on hand, cash in bank or other accounts, readily marketable securities, and other cash equivalent liquid assets of any nature as of such date, determined in accordance with GAAP, excluding any Restricted Cash.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means confidential information regarding the Business or the Acquired Assets or information of Seller that is not generally known or generally available to the public, and which shall include the following with respect to the Business, the Acquired Assets, or Seller (solely with respect to the Business and the Acquired Assets), as applicable, whether written or not: (i) information regarding operations, assets, liabilities or financial condition; (ii) information regarding bidding, quotations, price, sales, profits, merchandising, marketing and promotions (including marketing strategies and concepts), advertising campaigns, capital expenditures, costs, joint ventures, business alliances, products, services or purchasing; (iii) customer lists, databases and other information and reports related to current or prospective customers, including, in each case, information regarding their identities, contact persons and purchasing patterns; (iv) information regarding current or prospective vendors, suppliers, distributors or other business partners; (v) forecasts, projections, budgets, strategies, and business plans, and (vi) all Contracts, information, documents and materials relating to this Agreement, the Ancillary Agreements and the Transactions (including the terms, conditions and other provisions hereof and thereof).

“Confidentiality Agreement” means that certain letter agreement dated February 29, 2025, by and between MW International Ventures, LLC d/b/a Social Mobile and Seller.

“Continuing Employees” means any employees employed by (i) Seller in respect of the Business who are offered and accept employment with Buyer at or prior to the Closing and who commence employment with Buyer at the Closing and (ii) by any Acquired Subsidiary at the Closing.

“Contract” means any contract, agreement, lease, sublease, license, note, bond, mortgage, pledge, security interest, guarantee, letter of intent, offer letter, document or other instrument, commitment, obligation or arrangement of any kind or nature, whether written or oral, together with any amendments, restatements, supplements or other modifications thereto.

“Current Assets” means the consolidated amount of current assets of Seller and its Subsidiaries, as defined by and determined in accordance with GAAP, including Cash and Restricted Cash of the Acquired Subsidiaries, and including any capitalized certification and testing costs (i.e., contract fulfillment assets, which costs are a non-GAAP measure) (excluding (a) any Cash of Seller, (b) any Excluded Assets, (c) any current or deferred Tax assets, (d) any Accounts Receivable that are aged greater than 90 days as of the Closing and (e) any items of Inventory that (i) are finished goods that are not In Market, and (ii) are work in progress that is not for use in In Market goods. For purposes of this definition, “In Market” shall mean existing SKUs which have been shipped in the past 180 days or have a reasonable expectation of shipping in the next 180 days.

“Current Income Taxes” means an amount (which shall not be less than zero ($0) dollars) equal to the aggregate amount of any unpaid income Taxes of the Acquired Subsidiaries for any Pre-Closing Tax Period (including, for the avoidance of doubt, the pre-Closing portion of any Straddle Period), determined by (a) calculating separately income Taxes imposed in each jurisdiction, (b) by treating the amount of Current Income Taxes for any separately-assessed income Tax in any jurisdiction as under no circumstances being less than zero, and (c) in the case of a Straddle Period, in accordance with Section 6.1(a) hereof.

“Current Liabilities” means the consolidated amount of current Liabilities of Seller and its Subsidiaries included as an Assumed Liability hereunder, as defined by and determined in accordance with GAAP (and for the avoidance of doubt, excluding (a) any Indebtedness or Transaction Expenses to the extent actually included in the calculation of the Final Adjustment Amount, (b) any Excluded Liabilities and (c) any current or deferred Tax Liabilities).

“Damages” means (i) any loss, debt, deficiency, diminution in value, damage (whether direct, indirect, incidental or consequential), disbursement, injury, judgement, Order, Action, Tax, interest, fine, penalty, payment or Liability of any kind, other than punitive damages (except as may be awarded to third parties), and (ii) any fee, cost or expense of investigating, defending, asserting, prosecuting, settling or collecting any of the foregoing (including interest, court or arbitration costs and fees and expenses of attorneys, advisors, expert witnesses or other professionals), in each of the foregoing clauses (i) and (ii) whether arising out of a Direct Claim or Third Party Claim.

“Direct Claim” has the meaning set forth in Section 10.10(b).

“Documentation” means any user guides, training materials, marketing materials and any other documents or materials detailing the functional and technical specifications of the Software, including any updates thereto.

“Earn-Out Payment” has the meaning set forth in Annex I.

“Employee Plan” means any plan, program, policy, arrangement or Contract, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) an equity bonus, equity purchase, equity option, restricted equity, equity appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, severance, health, welfare, post-employment welfare, retention, change in control, reimbursement, bonus, profit-sharing, incentive, fringe benefit, long- or short-term disability, vacation, sick time or other paid time-off plan, employment agreement, independent contractor or consulting agreement, offer letter, or any other benefit plan, program or arrangement.

“Environmental Laws” has the meaning set forth in Section 3.20.

“Equity Security” means, with respect to any Person, (a) any share, unit, capital stock, partnership or membership interest, unit of participation, voting securities, debt securities or other similar ownership interest in such Person, (b) any equity, debt or other security or interest, directly or indirectly, convertible into or exercisable or exchangeable for any share, unit, capital stock, partnership or membership interest, unit of participation, voting securities, debt securities or other similar ownership interest in such Person, (c) any option, warrant, purchase right, conversion right, exchange right, profits interest, preemptive right or other Contract that would, directly or indirectly, entitle any other Person to subscribe for or acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights) and (d) any equity appreciation right, phantom equity right or other right the value of which is linked to the value of any securities or interests referred to in clauses (a) through (c) above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person, which, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.6.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.5(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.5(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.5(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.5(a).

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (a) Seller and its Subsidiaries (other than the Acquired Subsidiaries’) rights under or pursuant to this Agreement or any Ancillary Agreement, as applicable; (b) any Cash of Seller; (c) any right to receive mail and other communications addressed to Seller to the extent relating solely to the Excluded Assets or the Excluded Liabilities; (d) any assets, properties, Contracts and Permits set forth on Schedule D (which Schedule D may be updated from time to time by Buyer in its reasonable discretion in writing prior to the Closing to account for any such assets or properties, Contracts entered into or Permits obtained between the date hereof and the Closing Date or which was otherwise not disclosed to Buyer hereunder in breach of any representation or warranty hereunder); (e) any Equity Securities, other than the Equity Interests of the Acquired Subsidiaries, and the minute books, transfer records and similar company records of such Persons; (f) all Tax Returns of Seller and any notes, worksheets, files or documents relating thereto; (g) any Excluded Contracts; (h) any rights, title or interests in any real property, including any leasehold interests of Seller in any premises at which the Business is conducted, including any security deposits related thereto, other than with respect to Seller’s Shenzhen and Beijing leased properties as described on Schedule 3.16(b) of the Seller Disclosure Schedules, (i) any insurance policy of Seller; (j) any causes of action, claims, demands, rights and privileges against third parties to the extent relating solely to any Excluded Asset or Excluded Liability, including causes of actions, claims and rights under insurance policies relating thereto; (k) any Governing Document of Seller; and (l) all assets, properties, Contracts, Permits, and other rights of Sonim Technologies (India) Private Limited, including any and all tangible or intangible assets, intellectual property, books and records, office leases, bank accounts, or any other property or interests located in or relating to India, other than the employment of Continuing Employees to be hired by Buyer or its nominee.

“Excluded Contracts” means any Contract to which Seller or its Subsidiaries is a party that is set forth on Schedule D or is not set forth on Schedule B.

“Excluded Liabilities” means any and all Liabilities of any kind or nature whatsoever of Seller, or its Affiliates (other than, for clarification, the Acquired Subsidiaries) or otherwise not expressly included (by type and amount) in the Assumed Liabilities (whenever arising prior to, at or after the Closing and whether or not relating solely or primarily to the Business or any Acquired Asset) (provided, that, for clarity, “Excluded Liabilities” shall expressly include (whether or not such Liabilities would otherwise constitute Assumed Liabilities) each of the following: (a) any Liabilities set forth on Schedule E; (b) any Liabilities resulting from, arising out of, relating to, in the nature of, or caused by accounts payable or accrued liabilities (whether short-term or long-term), in each case, as defined by and calculated in accordance with GAAP other than Liabilities set forth on Schedule C (which are Assumed Liabilities); and (c) any Liabilities to the extent resulting from, arising out of, relating to, in the nature of, or caused by: (i) Seller’s or the Seller Representative’s Liabilities under this Agreement, any Ancillary Agreement, any Excluded Agreement or any certificate or schedule delivered in connection herewith or therewith; (ii) any Excluded Tax Liability; (iii) Indebtedness of Seller or its Affiliates (whether or not reflected in the Financial Statements or the Estimated Balance Sheet) or any Liability for any outstanding checks or other items which are paid against the bank accounts of Seller or its Affiliates; (iv) any Excluded Asset; (v) any breach or default of contract or warranty, tort, infringement (including infringement by Seller or any of its Affiliates of third party Intellectual Property Rights), violation of Law (including, any Privacy Law or Environmental Law) or other requirement of any Governmental Authority or other Liability arising under any Law where the facts, Events or conditions underlying such Liability first occurred, first arose or first existed at or prior to the Closing, irrespective of whether such Liability attaches to Seller or its Affiliates or Buyer in the first instance; (vi) any breach or alleged breach by Seller or its Affiliates of any Contract taking place prior to Closing, regardless of when any such Liability is asserted, whether or not disclosed in the Seller Disclosure Schedule; (vii) the employment or service with or termination of employment or service from Seller or the Business of any Person (including the Continuing Employees); (viii) any Benefits Liability or any Seller Benefits Plan or other Employee Plan, benefit plan or arrangement with respect to which Seller has any Liability; (ix) Transaction Expenses of Seller or its Affiliates; (x) any Liability owing to any of Seller’s Affiliates (including Affiliate Transactions) or the Seller Representative, including any Liability for guaranteed payments or distributions to any equityholder or former equityholder of Seller and any Representative Losses; (xi) any failure to comply with applicable Bulk Sales Laws, any “de facto merger” or “successor-in-interest” theories of Liability or fraudulent transfer or conveyance Law; (xii) any Actions to which Seller or its Affiliates is or has been a party or any Liabilities resulting from the resolution or settlement of any Action or Order to which Seller or its Affiliates is a party or otherwise subject; (xiii) Liabilities under any Contract that is not an Assumed Contract, including any Liability arising out of or relating to any employment or similar agreement to which Seller is a party or otherwise bound (including the Merger Agreement); or (xiv) any and all Liabilities of, relating to, or arising out of Sonim India or any of its operations, contracts, employees, properties, tax obligations, or actions, whether arising prior to, at, or after the Closing, including any claims under Indian laws or regulations, and whether or not otherwise described in this Section or included in any schedule to this Agreement.

“Excluded Tax Liability” means any of the following: (a) Taxes of Seller or any of its Affiliates for any taxable period; (b) Taxes related to the Acquired Assets or the Business with respect to any taxable period (or portion thereof) ending on or before the Closing Date (calculated pursuant to Section 6.1(a) with respect to real property Taxes, personal property Taxes and other ad valorem Taxes for any Straddle Period); (c) Taxes relating to the Excluded Assets or Excluded Liabilities for any taxable period; (d) Taxes of any Person imposed on Seller or its Affiliates in respect of the Business or any Acquired Asset as a transferee or successor, by Contract, pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing Date; (e) Taxes imposed in connection with the Transactions, including Transfer Taxes; (f) Liability for withholding of Tax on any payment to Seller or its Affiliates required to be made pursuant to this Agreement or any Ancillary Agreement; or (g) Foreign Jurisdiction Indemnified Taxes.

“Ex-Im Laws” means any applicable Laws relating to import, export, reexport, transfer or similar controls, including the Export Administration Regulations or the customs and import Laws administered by U.S. Customs and Border Protection.

“Final Adjustment Amount” has the meaning set forth in Section 2.5(e).

“Final Closing Purchase Price” has the meaning set forth in Section 2.5(e).

“Financial Statements” has the meaning set forth in Section 3.8.

“Foreign Jurisdiction Indemnified Taxes” means, without duplication and only to the extent in excess of the amount of such Tax taken into consideration as a Current Liability in Net Working Capital or in Indebtedness, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a Contract entered into (or assumed) by an Acquired Subsidiary on or prior to the Closing Date, or for any other reason and whether disputed or not): (a) any Tax in respect of the Acquired Subsidiaries for any Pre-Closing Tax Period or Straddle Period (as allocated pursuant to Section 6.1(a)); and (b) unless Sonim India is an Acquired Subsidiary as contemplated by Section 5.24, any Tax of Sonim Technologies (INDIA) Private Limited in connection with the transfer of certain employees by Sonim India to Buyer or a Buyer nominee.

“Form S-4” has the meaning set forth in Section 3.6.

“Fraud” means actual and intentional common law fraud as defined by and construed under the Laws of the State of Delaware. in connection with this Agreement or the Transactions.

“Fundamental Representations” means (a) with respect to Seller, the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Subsidiaries and Investments), Section 3.3 (Seller Charter Documents), Section 3.4 (Authorization of Agreement), Section 3.5 (Capitalization of the Acquired Subsidiaries), Section 3.6(a) (No Conflict; Required Filings and Consents), Section 3.15 (Taxes), Section 3.17(a) (Title to Assets), Section 3.18(c) and (d) (Intellectual Property), Section 3.22 (Affiliate Transactions), and Section 3.27 (Brokers); and (b) with respect to Buyer, the representations and warranties set forth in Article IV.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means, with respect to any Person (other than an individual), the (a) documents by which such Person establishes its legal existence or which govern its internal organizational affairs and (b) any stockholders’ agreement, operating agreement, partnership agreement, investor rights agreement, voting agreement, proxy or trust, right of first refusal or co-sale agreement, registration rights agreement or any other document, agreement or proxy comparable to those described in the foregoing clause (a) as may be applicable to such Person pursuant to applicable Law or by Contract, together with any amendments, restatements, supplements or other modifications thereto.

“Governmental Authority” means, whether domestic or foreign, any (i) federal, state, provincial, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any authority, agency, commission, instrumentality, body, branch, department, official or entity and any court or other tribunal) or (iii) body, authority, agency, court, commission, instrumentality or tribunal exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, municipal, governmental or taxing authority or power of any entity identified in clauses (i) or (ii) of any nature.

“Indebtedness” means, with regard to any Person and without duplication, any Liability of such Person arising under or in respect of: (a) indebtedness of such Person for borrowed money, whether short-term or long-term and whether secured or unsecured; (b) notes, bonds, debentures or similar instruments, in respect of loans, deposits or advances of any kind or upon which interest payments are normally made; (c) the deferred purchase price of assets, property, goods or services (excluding trade payables incurred in the ordinary course of business); (d) any capital (but not operating) or synthetic lease obligation; (e) any Liability of any other Person that is guaranteed, directly or indirectly, as guarantor, surety or otherwise, by such Person or secured by, contingent or otherwise, any Lien on any asset or property (whether real, personal, tangible or intangible) of such Person; (f) any commitment, whether drawn or undrawn, by which such Person assures a creditor against any Liability (including letters of credit and contingent reimbursement obligations with respect to any performance bond, customs bond, surety bond, bankers acceptance, fidelity bond or similar credit transaction or facility); (g) any interest rate, foreign currency exchange, currency swap or similar rate protection or hedging transaction (valued at the termination value thereof); (h) any seller note, deferred purchase price, earn-out or similar payment obligation (such amount to be the maximum amount); (i) the factoring of accounts receivable or off-balance sheet financing; (j) deferred rent; (k) the purchase, redemption, retirement, defeasance or other acquisition of Equity Securities of such Person; (l) unpaid management, board or similar fees, costs or expenses due to any direct or indirect investor, board member or advisor of such Person or any of their Affiliates; (m) the resolution or settlement of any Action, whether private or governmental, to which such Person is a party or otherwise subject; (n)(i) any sale, transaction, success, change-of-control, retention, “stay-around,” transition, termination, or severance, in each of the foregoing cases to the extent payable in connection with the Transactions, or any phantom equity, deferred compensation, profit sharing, bonus or incentive Contract, Seller Benefits Plan, arrangement, payment or obligation or other discretionary or compensatory amount and (ii) unfunded or underfunded employee pension benefit plans and any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA; (o) the determination, resolution or settlement of any Action, whether private or governmental, to which such Person is a party or otherwise subject; (p) any non-competition, non-solicitation or other restrictive covenant Contract; (q) any Affiliate Transaction; (r) any Cash overdraft; (s) 2025 accrued bonuses in respect of the Continuing Employees; (t) any deferred revenue Liabilities; (u) any Current Income Taxes and (v) any accrued interest, prepayment premium or penalty, break fee or other fee, cost or expense arising from or attributable to any of the foregoing, including with respect to the unwinding, prepayment or termination thereof; provided, that, “Indebtedness” shall not include any Transaction Expenses to the extent actually included in the calculation of finally determined Transaction Expenses and resulting in a corresponding decrease to the Final Adjustment Amount.

“Indemnification Escrow Amount” means an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000).

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnifying Party” means any Person required by Article X to indemnify a party seeking indemnification.

“Information Systems” computers, networks, Software, Technology, workstations, routers, hubs, switches, communication lines, information technology systems, servers and other hardware, databases, data communication lines, network and telecommunications equipment, and all other information technology equipment and systems of used in connection with the operation of the Business.

“Insider” means each of the following: (a) any beneficial owner of 5% or more of the Company’s securities, director, manager, or officer of Seller; or (b) any Affiliate of any Person included in the foregoing clause (a); provided, however, that the term “Insider” shall not include AJP Holding Company, LLC, Orbic North America, LLC, Jeffrey Wang, or any of their respective Affiliates.

“Insurance Policies” has the meaning set forth in Section 3.21.

“Intellectual Property Rights” means any and all intellectual property and other proprietary rights, whether registered or unregistered, which may exist under the laws of any jurisdiction, including any and all rights: (a) arising out of, or associated with, copyrightable works and rights associated with works of authorship, including those arising under the Copyright Act of 1976 (as amended) and all foreign equivalents, and any and all copyrights therefor, including any and all copyright registrations and renewals thereof and applications for registration of copyright therefor; (b) arising out of, or associated with, inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements to inventions, patents, design patents, industrial designs, patent applications, including rights granted under the Patent Act of 1952 (as amended) and all foreign equivalents, together with any reissuances, divisions, continuations, continuations-in-part, revisions, extensions, or reexaminations of any such patent, design or patent application; (c) arising out of, or associated with, trademarks, words, names, symbols, designs or other designation, or a combination of any of the preceding items, used to uniquely identify the origin of goods, a group, a product or a service, or to indicate a form of certification, including logos, trade names, trade dress, trademarks, service marks, and corporate names, and including rights granted under the Lanham Act of 1946 (as amended) and all foreign equivalents, together with all goodwill relating thereto, registrations and renewals thereof and applications for registration therefor; (d) arising out of, or associated with, confidential information or Trade Secrets, including know-how, technical, marketing or pricing information, notes, reports, drawings, works, devices, makes, models, works-in-progress, research and development, formulas, algorithms, processes, data, designs, layouts, customer and supplier lists, inventions, and creations; (e) arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (f) of attribution and integrity and other moral rights of an author; (g) in internet domain names and websites, including all related internet protocol addresses, together with all goodwill relating thereto and all applications and registrations and renewals therefor; (h) in Software (whether in general release or under development) and databases; and (i) to prosecute and perfect any of the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation, anywhere in the world.

“Interim Financial Statements” has the meaning set forth in Section 3.8.

“Interim Period” has the meaning set forth in Section 5.4.

“Inventory” means, collectively and without limitation, all inventories of every kind and description owned, held or used in, or otherwise relating to, the conduct of the Business by Seller and its Subsidiaries, wherever located and whether in the possession of the Seller or its Subsidiaries, in transit, on consignment, in the custody of any third party or otherwise, including: (a) all raw materials, bulk goods, components, parts, sub-assemblies, packaging materials, operating and maintenance supplies and other materials and consumables purchased, maintained or intended for use in the manufacture, assembly, repair, servicing or provision of products or services; (b) all work-in-process, semi-finished and partially manufactured goods, goods under fabrication and items in the course of manufacture or assembly; (c) all finished goods, completed products, saleable merchandise, spare parts, service parts, replacement parts, repair parts, samples, prototypes, demonstration units and other goods held for sale or distribution; (d) all returned, excess, slow-moving, obsolete, damaged, defective, scrapped or otherwise unsaleable inventory items; and (e) all prepaid deposits made in respect of any of the foregoing, together with any rights under warranties, service agreements or insurance policies relating thereto, and any documents of title, storage receipts, warehouse receipts or other instruments evidencing or covering any of the foregoing. Inventory shall include any of the foregoing items that are (x) owned or held by the Seller on the Closing Date, (y) acquired or manufactured thereafter in the Ordinary Course of Business, or (z) otherwise required to be included on the books and records of the Seller in accordance with GAAP or the Seller’s and its Subsidiaries’ historical accounting practices, in each case free and clear of all Liens other than Permitted Liens.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Seller” “to Seller’s Knowledge,” “known to Seller” or any similar phrase means, with respect to any fact, Event or other matter in question, the actual knowledge of each of the following individuals: Peter Liu and Clay Crolius; provided that any such Person will be deemed to have actual knowledge of a particular Event if they could have obtained such knowledge after reasonable inquiry.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.8.

“Laws” means any applicable federal, national, international, provincial, state, local, domestic, foreign or other (including the United States) statute, law (including common law), ordinance, regulation, rule, code, decree, judgment, writ, injunction, order or determination of any kind or other requirement, policy, rule of law, guideline or pronouncement of any Governmental Authority having the effect of law, including any requirements or regulations of state accountancy boards (or similar governing or oversight bodies).

“Leased Real Property” has the meaning set forth in Section 3.16(b).

“Leases” has the meaning set forth in Section 3.16(b).

“Liabilities” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, guarantee, endorsement, duty, judgment, cause of action or other loss (including loss of benefit or profit), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, whether or not foreseeable, and whether or not due or to become due and regardless of when asserted, including those arising under any Law, Action, Order, Contract or Governing Document.

“Liens” means any lien, pledge, mortgage, deed of trust, lease, license, security interest, charge, claim, easement, encumbrance, hypothecation, encroachment, restriction, option, proxy, right of first offer or refusal, defect in survey or title or other lien or encumbrance of any kind.

“Material Contract” has the meaning set forth in Section 3.19(b).

“Nasdaq” has the meaning set forth in Section 3.6.

“Net Working Capital” means (a) Current Assets minus (b) Current Liabilities.

“Object Code” means Software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Objection Notice” has the meaning set forth in Section 2.5(c).

“Open Source Software” means (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software (e.g., Linux) or under similar licensing or distribution models; or (b) any Software that may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no or a minimal charge. For the avoidance of doubt, Open Source Software includes all Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCULL); (6) the Sun Industry Source License (SISL); (7) the Apache Software License; or (8) other open source licenses that have been approved by the Open Source Initiative™ as complying with its definition of “open source.”

“Order” means any judgment, writ, decree, award, compliance agreement, injunction or order (whether judicial, administrative or arbitral) and any determination of any Governmental Authority or arbitrator.

“Part(ies)” has the meaning set forth in the preamble to this Agreement.

“Payoff Amounts” has the meaning set forth in Section 5.3.

“Payoff Letter” has the meaning set forth in Section 5.3.

“Permits” means any permits, franchises, grants, authorizations, declarations, orders, licenses, registrations, requirements, easements, variances, exemptions, consents, certificates, approvals, filings and similar rights of any kind.

“Permitted Actions” has the meaning set forth in Section 5.20(b).

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or Taxes being contested in good faith by any appropriate proceeding and for which adequate reserves have been established in compliance with GAAP, provided such contested proceeding is set forth on Schedule 3.14(j) of the Seller Disclosure Schedule; (ii) statutory landlord’s, mechanic’s or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which are set forth on the face of the Latest Balance Sheet if required by GAAP, (iii) liens created in connection with capitalized lease obligations, (iv) recorded easements, covenants and other restrictions of record (provided, that no such item described in this clause (iv) impairs the current use, occupancy, value or marketability of title of the property subject thereto), (v) Liens with respect to any Repaid Indebtedness, only to the extent such Liens described in this clause (v) are released in connection with the Closing in accordance with Section 2.4 and (vi) Liens on any Equity Securities of Seller arising under applicable state and federal securities Laws.

“Person” means an individual, entity or organization, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Information” means data or other information relating, directly or indirectly, to an identified or identifiable natural person or household, including any data regulated under applicable Privacy Laws, such as “personally identifying information,” “protected health information,” “personal health information,” “biometric information,” “personal information,” “non-public personal information,” “personal data” and other similar terms as they are used in applicable Privacy Laws, including the California Consumer Privacy Act of 2018 (Cal. Civ. Code § 1798.100, et seq.) (“CCPA”) and the General Data Protection Regulation (EU Regulation 2016/679) (“GDPR”) or otherwise subject to the requirements of the Payment Card Industry Data Security Standard (“PCI-DSS”) and any data or other information associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests or other characteristics of a natural Person, or to target advertisements or other content to a natural Person.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, supplies and other tangible personal property, which are owned, used or leased by the Company and used in the Company Business.

“Post-Closing Statement” has the meaning set forth in Section 2.5(b).

“Pre-Closing Statement” has the meaning set forth in Section 2.4(a)(ii).

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date, and (b) with respect to a Straddle Period, the portion thereof ending on, and including, the Closing Date.

“Privacy and Security Requirements” means any (a) applicable Privacy Law; (b) Privacy Policy and (c) Privacy Contract.

“Privacy Contract” means any (a) Contract by and between Seller or any Acquired Subsidiary and any Person from whom Seller or any Acquired Subsidiary collected or otherwise obtained and processed Personal Information in respect of or in connection with the Business and (b) Contract under which Personal Information is transferred to or from Seller or any Acquired Subsidiary and a customer, vendor, marketing affiliate, business partner or other third party in respect of or in connection with the Business.

“Privacy Laws” means any applicable Laws governing or relating to data protection, privacy, security, confidentiality, destruction or breach notification, including (a) any Laws (i) governing the use of electronic communications (e.g., email, text messaging, telephone, paging and faxing), information collected online or biometric information, (ii) requiring privacy disclosures to consumers (including the CCPA), (iii) governing data breach notification, (iv) investing individuals with rights in or regarding data about such individuals and the use of such data or (v) regarding the safeguarding or security of data, including encryption, (b) the Fair Credit Reporting Act (FCRA) of 1970, (c) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM), (d) the Privacy Act of 1974, (e) the Right to Financial Privacy Act of 1978, (f) the Privacy Protection Act of 1980, (g) the Electronic Communications Privacy Act (ECPA) of 1986, (h) the Video Privacy Protection Act (VPPA) of 1988, (i) the Telephone Consumer Protection Act (TCPA) of 1991, (j) the Telecommunications Act of 1996, (k) the Health Insurance Portability and Accountability Act (HIPAA) of 1996, (l) the Children’s Online Privacy Protection Act (COPPA) of 1998, (m) the Financial Modernization Act (Gramm-Leach-Bliley Act (GLBA)) of 1999, (n) the California Consumer Privacy Act (CCPA), Cal. Civ. Code § 1798.100 et seq., (o) the New York Stop Hacks and Improve Electronic Data Act (NY Shield Act) at N.Y. Gen. Bus. Law §899-aa et seq, (p) the Massachusetts Standards for The Protection of Personal Information of Residents of the Commonwealth codified at 201 CMR 17.00 et seq., (q) the GDPR, (r) (EU) 2016/679) as implemented into national law, (s) the Swiss Federal Act on Data Protection, (t) the EU e-Privacy Directive 2002/58/EC, (u) the Privacy and Electronic Communications Directive (2002/58/EC), (v) the Electronic Privacy Regulation, (w) the requirements of any applicable self-regulatory organization and (x) any applicable industry standards (e.g., PCI-DSS).

“Privacy Policies” means any written policies (both internal and external-facing) of Seller or any Acquired Subsidiary relating to the Processing of Personal Information in respect of or in connection with the Business, including all website and mobile application privacy policies and notices, relating to the processing of Personal Information, including the collection, use, sale, lease or transfer (including cross-border transfer) of Personal Information of Seller or any Acquired Subsidiary in respect of or in connection with the Business, including any policy relating to the privacy of data subjects, including (i) employees, individual contractors or temporary workers and (ii) users of any website or service operated by or on behalf of Seller or any Acquired Subsidiary in respect of or in connection with the Business.

“Process,” “Processes,” or “Processing” means any operation performed upon Personal Information, including the creation, collection, use, storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, access, disposal or disclosure or other activity regarding data.

“Proxy Statement” has the meaning set forth in Section 3.6.

“Purchase Price” has the meaning set forth in Section 2.2.

“Registered Intellectual Property” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority at any time in any jurisdiction.

“Releasee(s)” has the meaning set forth in Section 5.17.

“Repaid Indebtedness” has the meaning set forth in Section 5.3.

“Representatives” means, with respect to any Person, any officers, directors, managers, Affiliates, controlling persons, equityholders, partners, employees, advisors, accountants, consultants, legal counsel, agents, financing sources and other representatives of such Person.

“Restricted Cash” means any trapped cash or cash equivalents, custodial cash or cash equivalents, cash or cash equivalent deposits, cash or cash equivalent escrow accounts, cash or cash equivalents in reserve accounts, cash or cash equivalents collateralizing any obligation, cash or cash equivalents subject to a lockbox, dominion, control or similar agreement, cash or cash equivalents held on behalf of or for the benefit of another Person or otherwise not freely usable or subject, directly or indirectly, to any restriction, limitation or Tax on withdrawal, use, transfer or distribution by Law, Contract or otherwise, including outstanding and uncleared checks, wires in transit, repatriations, cash securing letters of credit obligations and customer, landlord or other security deposits.

“Reverse Merger Approval” means the approval of the Reverse Merger by the Seller’s stockholders (including any related matters such as an increase of authorized shares of Seller and a reverse stock split).

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including the Balkans, Belarus, Burma, Cote D’Ivoire, Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria and Zimbabwe).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means any Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.29.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Approvals” means, collectively with any Seller Governmental Approvals, any consent, license, permit, approval, waiver or authorization or order of, filing with or any notification to, any Person, required as a result of the execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation of the Transactions, including those set forth or required to be set forth on Schedule 3.5(a) of the Seller Disclosure Schedule.

“Seller Benefits Plan” has the meaning set forth in Section 3.14(a).

“Seller Deductible” has the meaning set forth in Section 10.4(a).

“Seller Disclosure Schedule” has the meaning set forth in Article III (Representations and Warranties of Seller).

“Seller General Cap” has the meaning set forth in Section 10.4(b).

“Seller Governmental Approvals” means any consent, license, permit, approval, waiver, authorization or order of, filing with or notification to, any Governmental Authority required as a result of the execution and delivery of this Agreement or the consummation of the Transactions, including those set forth or required to be set forth on Schedule 3.5(a)(e) of the Seller Disclosure Schedule.

“Seller Indemnified Party” has the meaning set forth in Section 10.2.

“Seller Material Adverse Effect” means any event, effect, fact, occurrence, circumstance, action, omission, condition, development or change (collectively, “Events”) that, individually or in the aggregate, has had or is reasonably likely to have a materially adverse effect upon or materially adverse change in (a) the Acquired Assets or the assets, properties, results of operations or condition (financial or otherwise) of Seller or its Subsidiaries in respect of the Business, taken as a whole, or (b) the ability of Seller to consummate the Transactions; provided, however, that the following and the effects of the following shall not be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Seller Material Adverse Effect: (i) general economic, capital market, financial, political or regulatory conditions, worldwide or in any particular region; (ii) an occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing; (iii) any earthquake, natural disaster or other force majeure event; (iv) any changes in GAAP or other applicable accounting rules or applicable Law; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; and (vi) any epidemics, pandemics, disease outbreaks, or other public health emergencies; provided that, with respect to an Event described in the foregoing clause (i) through clause (vi), such Event shall only be excluded to the extent such Event does not affect Seller, individually or taken as a whole, disproportionately relative to other companies engaged in the Business or Seller’s industry.

“Seller Purchase Price Cap” has the meaning set forth in Section 10.4(c).

“Seller Related Party” has the meaning set forth in Section 5.11

“Shrink Wrap Code” means any generally commercially available non-custom Software, that is made available in executable code form on standard, non-negotiated terms for internal use only for a cost of not more than $500 for an annual license for a single user or work station (or $1,000 annually in the aggregate for all users and work stations for the specific application).

“Significant Customers” has the meaning set forth in Section 3.24(a).

“Significant Suppliers” has the meaning set forth in Section 3.24(b).

“Software” means (a) all computer programs and software systems, including any and all data, databases, compilations, software implementations of algorithms, tool sets, modules, libraries, files, models and methodologies or software code of any nature, whether operational, under development or inactive, including all Object Code, Source Code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Intellectual Property Rights embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and (b) all Documentation, including user manuals and training materials, relating to any of the foregoing.

“Sonim India” means Sonim Technologies (INDIA) Private Limited.

“Source Code” means Software and code, in form other than Object Code, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Stockholder Approval” has the meaning set forth in Section 3.4.

“Stockholder Meeting” shall have the meaning set forth in Section 5.20(d).

“Straddle Period” means a taxable period that begins on or prior to and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Superior Proposal” means a bona fide written unsolicited proposal or offer related to an Alternative Transaction that was not the result or effect of a violation of Section 5.20(a) and was made by a Person that is not an Insider, and that is on the terms that Board determines in good faith, after consultation with Seller’s financial advisors and outside legal counsel, (a) is reasonably capable of being fully financed and reasonably likely to be consummated, if accepted, in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal or offer (including the sources of and terms of financing, the form of consideration, the timing of and conditions to closing and certainty of closing) and the identity of the Person making the proposal or offer, and other aspects of such proposal and offer as the Board considers to be relevant or appropriate, and (b) if consummated, would be more favorable from a financial point of view to the stockholders of Seller (in their capacity as such) than the Transactions contemplated by this Agreement (taking into account any revisions to this Agreement made or proposed to be made in writing by Seller, if any, prior to or in response to such proposal or offer), in each case of clause (a) or (b), taking into account, at the time of determination, all legal, financial, regulatory and other aspects or conditions of such proposal or inquiry as the Board considers to be relevant or appropriate.

“Target Net Working Capital” means an amount equal to Zero Dollars ($0.00).

“Tax” means (i) any U.S. federal, state, local or municipal, foreign, provincial or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, escheat or unclaimed property tax, excise tax, ad valorem tax, transfer tax, stamp tax, goods and services harmonization tax, sales tax, use tax, real or personal property tax, business tax, profits tax, environmental tax (including Taxes pursuant to Code Section 59A), capital stock tax, severance tax, occupation tax, windfall profits tax, social security tax, disability tax, withholding tax or payroll tax, or any other Tax of any kind whatsoever and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax (including any fine, penalty, interest or addition to tax), whether disputed or not and (ii) any liability in respect of any items described in clause (i) above, whether disputed or not, by reason of (a) being a transferee or successor or by having been a member of a combined, affiliated, unitary, consolidated or similar group or otherwise by operation of Law, or (b) by contract or otherwise, in each case under (i) or (ii) regardless of whether affirmatively asserted by a Governmental Authority.

“Tax Return” means any return, form, declaration, claim for refund, information return, certificate, bill, document, declaration of estimated Taxes or other information (including any schedule, appendix or attachment thereto) and any amendment thereof, required or permitted to be filed or supplied in connection with the imposition, determination, assessment or collection of any Tax or the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.

“Technology” means all forms of technology, including any or all of the following: algorithms, application programming interfaces (APIs), databases, data collections, diagrams, inventions, methods and processes (whether or not patentable), network configurations and architectures, protocols, schematics, specifications, Software (in any form, including Shrink Wrap Code, Source Code and Object Code), techniques, interfaces, URLs, websites, in each case whether or not registered with a Governmental Authority or embodied in any tangible form.

“Third Party Claim” means any Action made or brought by any Person who or that is not a party to this Agreement.

“Trade Secret” means any and all information held confidential and deemed a trade secret under applicable Law.

“Transaction Expenses” means, without duplication, the aggregate amount of: (a) any fees, costs, expenses, disbursements or other amounts payable or reimbursable by Seller or any Acquired Subsidiary or for which Seller or any Acquired Subsidiary has any Liability arising from or in connection with the preparation, negotiation, execution or performance of this Agreement or the Ancillary Agreements or the process or consummation of the Transactions (including any marketing, auction or sale process and any discussions or negotiations with any other Person), including any fees, costs, expenses or other amounts in respect of (i) obtaining Seller Approvals, (ii) releasing or terminating any Liens and (iii) any counsel, advisor, investment banker, expert, consultant, accountant, auditor or other professional of Seller or any Acquired Subsidiary; (b) any Liability in respect of management fees or other fees, expenses or other amounts payable to Seller or its Affiliates in connection with the Transaction; (c) any Liability of Seller or any Acquired Subsidiary; for any sale, transaction, success, change-of-control, retention, “stay-around,” transition, termination, severance, phantom equity, deferred compensation, profit sharing, bonus or incentive Contract, plan, arrangement, payment or obligation or other discretionary or compensatory amount triggered (in whole or in part and with or without a subsequent event) as a result of or in connection with the Transactions (such amounts, “Sale Bonus Amounts”); (d) fifty percent (50%) of the administrative fees, costs and expenses of the Escrow Agent under the Escrow Agreement; (e) the employer’s portion of any employment, unemployment, payroll or similar Tax (including, without limitation, the employer’s portion of payroll Taxes relating to amounts incurred as a result of any Sale Bonus Amounts); and (f) any amount paid or to be paid to offset or gross-up any Person for any excise Tax or income Tax for any other Transaction Expense; provided, that, “Transaction Expenses” shall not include any Indebtedness to the extent actually included in the calculation of Estimated Indebtedness or Actual Indebtedness and resulting in a corresponding decrease to the Final Adjustment Amount.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 6.1(b).

“Treasury Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to the Code.

“WARN Act” has the meaning set forth in Section 3.23(d).

“Working Capital Adjustment Amount” means (a) Estimated Net Working Capital, minus (b) Target Net Working Capital (which may be a positive or negative number, and if Estimated Net Working Capital exceeds the Target Net Working Capital, the “Working Capital Adjustment Amount” shall be a positive number, and if Estimated Net Working Capital is less than Target Net Working Capital, the “Working Capital Adjustment Amount” shall be a negative number).

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale.

(a) On and subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase and take assignment and delivery from Seller, and Seller agrees to sell, assign, convey, transfer and deliver to Buyer all of Seller’s rights, title and interests in and to the Acquired Assets, free and clear of all Liens (other than Permitted Liens), for the consideration specified below in Section 2.2. Seller shall retain and not sell, convey, transfer or deliver to Buyer, and neither Buyer nor any Affiliate of Buyer shall purchase or have any rights in or to, the Excluded Assets.

(b) On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume only the Assumed Liabilities. Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such Liability is disclosed in this Agreement or any Ancillary Agreement or on any annex, schedule or exhibit hereto or thereto, Buyer shall not assume or have any Liability for any Excluded Liability.

2.2 Purchase Price. The aggregate consideration for the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (the “Purchase Price”) shall be an amount equal to:

(a) Fifteen Million Dollars ($15,000,000);

(b) plus the Adjustment Amount (which may be a positive or negative number (if a positive number, such amount shall increase the Purchase Price, and if a negative number, such amount shall reduce the Purchase Price) (the foregoing clauses (a) and (b) collectively, the “Closing Purchase Price”);

(c) plus the Earn-Out Payment (if any).

2.3 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place virtually via electronic exchange of documents no later than the fifth (5th) Business Day following the date on which there first occurs the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VIII (other than any condition which by its nature is satisfied at the Closing, but subject to satisfaction or waiver of all such conditions) or at such other time or place as the Seller Representative and Buyer may mutually agree, provided, however, if the Merger Agreement is executed with respect to the Reverse Merger and the Company complies with its obligations under Section 5.21 below, then the Closing shall, subject to the terms and conditions of this Agreement, take place no later than the earlier to occur of (1) the consummation of the Reverse Merger and (2) the date that is one hundred eighty (180) calendar days after the date of this Agreement. The date on which the Closing actually occurs is referred to as the “Closing Date”.

2.4 Payments and Transactions at Closing.

(a) At least three (3) Business Days prior to the Closing, Seller shall prepare and deliver to Buyer: a closing statement (the “Pre-Closing Statement”), setting forth, as of the Closing, the calculation of each component of the Closing Purchase Price and payment information with respect to each Person receiving payments pursuant to this Section 2.4 or Section 5.3 (the “Distribution Schedule”), each of which will be subject to Buyer’s reasonable approval. Buyer and Buyer’s Affiliates shall be entitled to rely fully upon the Pre-Closing Statement for all purposes, including in making any payments to, or exercising any rights of indemnification or recovery from, Seller pursuant to this Agreement. The Pre-Closing Statement shall include the following information:

(i) the (1) the Estimated Balance Sheet; (2) the calculations of Estimated Net Working Capital, Estimated Transaction Expenses and Estimated Indebtedness; (3) the Working Capital Adjustment Amount; (4) the calculation of the Closing Purchase Price and the components thereof (including the Adjustment Amount) based on such estimated calculations; and

(ii) any reasonable supporting documentation or information for such estimated calculations.

(b) At the Closing, Buyer shall make, or cause to be made, the following payments:

(i) on behalf of Seller, to the Escrow Agent, by wire transfer of immediately available funds, (1) the Indemnification Escrow Amount and (2) the Adjustment Escrow Amount (together with the Indemnification Escrow Amount, the “Escrow Amounts”), which shall be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement;

(ii) on behalf of Seller, to the Persons’ account(s) and in the amounts specified in the Distribution Schedule, the aggregate amount of all Estimated Transaction Expenses, in accordance with the payment instructions set forth in the Distribution Schedule;

(iii) on behalf of Seller, the Repaid Indebtedness, to the Persons’ account(s) and in the amounts specified in the Distribution Schedule, in accordance with the Payoff Letters and the payment instructions set forth in the Distribution Schedule; and

(iv) to the Seller an aggregate amount in cash equal to (1) the Purchase Price minus (2) the Escrow Amounts, by wire transfer of immediately available funds to an account of the Seller set forth in the Distribution Schedule.

2.5 Post-Closing Adjustment. The Adjustment Amount and Purchase Price shall be adjusted upward or downward, on a dollar-for-dollar basis, as set forth below:

(a) At least three (3) Business Days prior to the Closing, Seller shall deliver to Buyer the Pre-Closing Statement providing (i) an unaudited consolidated balance sheet of the Business as of the Calculation Time, prepared in accordance with GAAP and without giving effect to the Transactions (the “Estimated Closing Balance Sheet”), (ii) Seller’s good faith estimate, based on the Estimated Closing Balance Sheet and in accordance with GAAP, of each of the following: (A) Net Working Capital as of the Calculation Time (“Estimated Net Working Capital”), (B) Repaid Indebtedness as of the Calculation Time (“Estimated Indebtedness”) and (C) unpaid Transaction Expenses (“Estimated Transaction Expenses”) and (iii) the calculation of the Closing Purchase Price and the components thereof (including the Adjustment Amount) based thereon. To the extent that (1) Estimated Net Working Capital exceeds the Target Net Working Capital, the Adjustment Amount shall be increased by the amount by which the Estimated Net Working Capital, exceeds the Target Net Working Capital or (2) the Estimated Net Working Capital, is less than the Target Net Working Capital, the Adjustment Amount shall be decreased by the amount by which Estimated Net Working Capital is less than Target Net Working Capital.

(b) On or prior to the day that is ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative a certificate (the “Post-Closing Statement”) providing (i) an unaudited consolidated balance sheet of the Business as of the Calculation Time, prepared in accordance with GAAP and without giving effect to the Transactions (the “Actual Closing Balance Sheet”), (ii) Buyer’s calculation, based on the Actual Closing Balance Sheet and in accordance with GAAP, of each of the following: (A) Net Working Capital as of the Calculation Time (“Actual Net Working Capital”), (B) Indebtedness of the Business as of the Calculation Time giving rise to any lien on the Acquired Assets or any assets of the Acquired Subsidiaries (“Actual Indebtedness”) and (C) any unpaid Transaction Expenses (“Actual Transaction Expenses”), (iii) the amount, if any, by which the Adjustment Amount, calculated by replacing Estimated Net Working Capital, Estimated Indebtedness and Estimated Transaction Expenses with, respectively, Actual Net Working Capital, Actual Indebtedness and Actual Transaction Expenses, is less than or greater than the calculation of Adjustment Amount calculated at the Closing and (iv) the calculation of the Closing Purchase Price and the components thereof (including the Adjustment Amount) based thereon. Seller shall use commercially reasonable efforts to cooperate in the preparation of the Post-Closing Statement, as reasonably requested by Buyer.

(c) On or prior to the day that is thirty (30) days following Buyer’s delivery of the Post-Closing Statement, the Seller Representative may deliver a written notice to Buyer stating in reasonable detail Seller’s objections to and alternative calculations of (an “Objection Notice”) Actual Net Working Capital, Actual Indebtedness and Actual Transaction Expenses and the resulting Adjustment Amount. If the Seller Representative does not timely deliver an Objection Notice within such thirty (30) day period, the Post-Closing Statement, including any amounts, determinations and calculations contained therein shall be conclusive and binding upon Buyer and Seller and constitute the final determination of Actual Net Working Capital, Actual Indebtedness, Actual Transaction Expenses and Adjustment Amount for purposes of this Section 2.5. Any amount, determination or calculation contained in the Post-Closing Statement and not specifically disputed in a timely delivered Objection Notice shall be deemed final, binding and conclusive upon Buyer and Seller.

(d) If an Objection Notice is timely delivered by the Seller Representative, Buyer and the Seller Representative shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”, and any Objections actually resolved by mutual agreement of Buyer and the Seller Representative, the “Agreed Adjustments”) for a period of thirty (30) days following Buyer’s receipt of such Objection Notice. Notwithstanding such good faith efforts, in the event that Buyer and the Seller Representative fail to agree on any of the Seller Representative’s proposed adjustments set forth in the Objection Notice within such thirty (30) day period, Buyer and the Seller Representative (on behalf of Seller) shall jointly engage a mutually and reasonably acceptable national, independent accounting firm (the “Accounting Firm”) and use commercially reasonable efforts to cause the Accounting Firm to resolve any Objections still in dispute (acting as an expert and not an arbitrator) in accordance with the terms of this Agreement as soon as practicable (but in any event within thirty (30) days after the engagement of the Accounting Firm). Buyer and the Seller Representative shall provide the Accounting Firm with their respective determinations of the Adjustment Amount, Actual Net Working Capital, Actual Indebtedness and Actual Transaction Expenses, as well as all supporting documentation reasonably required by the Accounting Firm. The Accounting Firm shall render a written decision as to each Objection specifically disputed in a timely delivered Objection Notice (which did not subsequently become an Agreed Adjustment), including a statement in reasonable detail of the basis for its decision. In calculating any such Objections still in dispute, the Accounting Firm shall only address the Objections specifically disputed in a timely delivered Objection Notice (which did not subsequently become an Agreed Adjustment), and the Accounting Firm may not assign a value greater than the greatest value for any such item assigned by Buyer, on the one hand, or the Seller Representative, on the other hand, or less than the lowest value for any such item assigned by Buyer, on the one hand, or the Seller Representative, on the other hand. All Objections that are resolved between Buyer and the Seller Representative or are determined by the Accounting Firm will be final, conclusive and binding on the Parties and each of their Affiliates, successors and assigns, absent manifest error. The fees and expenses of the Accounting Firm shall be allocated between Buyer and the Seller Representative (on behalf of Seller) so that the Seller Representative shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of issues in dispute submitted to the Accounting Firm that are resolved in a manner further from the position submitted to the Accounting Firm by the Seller Representative and closer to the position submitted to the Accounting Firm by Buyer (as finally determined by the Accounting Firm), and the denominator of which is the total dollar value of the issues in dispute so submitted, and Buyer shall be responsible for the remainder of such fees and expenses. For example, if the Seller Representative challenges the calculation of the Final Closing Purchase Price by an amount of $100,000, but the Accounting Firm determines that the Seller Representative has a valid claim for only $60,000, then Buyer shall bear 60% of the fees and expenses of the Accounting Firm and the Seller Representative (on behalf of Seller) shall bear the other 40% of such fees and expenses. The Accounting Firm shall include the allocation of its fees and expenses in its written decision, determined in accordance with this Section 2.5(d).

(e) The Post-Closing Statement (including the calculation of the Final Adjustment Amount) shall be deemed final for the purposes of this Section 2.5 upon the earlier of (i) the failure of the Seller Representative to issue an Objection Notice to Buyer within thirty (30) days of the Seller Representative’s receipt thereof, (ii) the resolution of all Objections pursuant to Section 2.5(d) by Buyer and the Seller Representative (i.e., as Agreed Adjustments) and (iii) the resolution of all Objections still in dispute pursuant to Section 2.5(d) by the Accounting Firm (which, absent manifest error, shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover). Following the final determination of the Actual Net Working Capital, Actual Indebtedness and Actual Transaction Expenses, the Adjustment Amount shall be recalculated by replacing Estimated Net Working Capital, Estimated Indebtedness and Estimated Transaction Expenses with, respectively, Actual Net Working Capital, Actual Indebtedness and Actual Transaction Expenses, in each case as finally determined in accordance with this Section 2.5 (the “Final Adjustment Amount”), and the Closing Purchase Price shall be recalculated by replacing the Adjustment Amount with the Final Adjustment Amount (the “Final Closing Purchase Price”).

(f) Upon the final determination of the Final Adjustment Amount:

(i) If the Final Adjustment Amount exceeds or equals the Adjustment Amount calculated at the Closing (the amount, if any, by which the Final Adjustment Amount is greater than the Adjustment Amount calculated at the Closing shall be referred to as, the “Adjustment Surplus”), Buyer shall pay to Seller an amount equal to such Adjustment Surplus by wire transfer of immediately available funds within five (5) Business Days after the date on which the Final Adjustment Amount is finally determined, and Buyer and the Seller Representative shall jointly instruct the Escrow Agent to pay the Adjustment Escrow Amount from the Adjustment Escrow Account to the Seller Representative pursuant to instructions furnished by Seller.

(ii) If the Final Adjustment Amount is less than the Adjustment Amount calculated at the Closing (the amount, if any, by which the Adjustment Amount calculated at the Closing is greater than the Final Adjustment Amount shall be referred to as, the “Adjustment Shortfall”), then Buyer and the Seller Representative shall jointly instruct the Escrow Agent to pay to Buyer the Adjustment Shortfall from the Adjustment Escrow Account, with the Adjustment Shortfall to be deducted from the Adjustment Escrow Amount. If the Adjustment Shortfall does not exceed the Adjustment Escrow Amount, Buyer and Seller shall promptly (but in any event within five (5) Business Days after the determination of the Adjustment Shortfall) jointly instruct the Escrow Agent to pay the balance of the Adjustment Escrow Amount from the Adjustment Escrow Account pursuant to instructions furnished by Seller. If the Adjustment Shortfall exceeds the Adjustment Escrow Amount (such excess being defined as the “Excess Shortfall”), Seller shall also pay to Buyer an amount equal to such Excess Shortfall by wire transfer of immediately available funds within five (5) Business Days after the date on which the Final Adjustment Amount is finally determined.

2.6 Escrow Agreement.

(a) At or prior to the Closing, the Seller Representative and Buyer shall enter into an Escrow Agreement with the Escrow Agent, in form and substance mutually and reasonably acceptable to the Parties (the “Escrow Agreement”). At the Closing, Buyer shall deposit the Adjustment Escrow Amount and the Indemnity Escrow Amount in escrow with the Escrow Agent and shall be held and released as directed by the Seller Representative and Buyer, in accordance with the provisions of this Agreement and the Escrow Agreement.

(b) Subject to Section 10.11, the Indemnity Escrow Funds will be held by the Escrow Agent as a source of recovery for any amount owed by Seller to a Buyer Indemnified Party pursuant to the indemnification provisions of Article X (Indemnification).

2.7 Earn-Out Payment. Seller may be entitled to, and if so entitled, Buyer shall be obligated to pay to Seller as additional Purchase Price, the Earn-Out Payment (as defined in Annex I) pursuant to the terms and conditions set forth in Annex I hereto, which is incorporated herein by reference in its entirety.

2.8 Acquired Subsidiaries. At the Closing, Seller shall sell, assign, transfer, convey, and deliver to SM International Holdings, Inc., a Delaware corporation and Affiliate of Buyer (“International Buyer”), and International Buyer shall purchase, acquire, and accept from Seller, all of Seller’s and its Affiliates’ right, title, and interest in and to the Equity Interests, free and clear of all Liens other than Permitted Liens. The transfer of the Equity Interests shall be effected pursuant to one or more equity transfer agreements, share sale deeds, stock transfer forms, or analogous instruments in form and substance mutually and reasonably acceptable to the Parties (each, an “Equity Transfer Instrument”), with such changes as are (a) necessary to comply with the mandatory requirements of the laws of the jurisdiction of organization of the applicable Acquired Subsidiary, or (b) reasonably requested by Buyer and not inconsistent with the provisions of this Agreement. Upon consummation of the transfers contemplated by this Section 2.8, International Buyer shall be the sole record and beneficial owner of the Equity Interests and, consequently, of each Acquired Subsidiary. The Equity Transfer Instruments shall serve purely to effect the legal transfer of the Equity Interests of the Acquired Subsidiaries, as applicable, and shall not have any effect on the terms and conditions of the transactions contemplated hereby, including the allocation of assets and Liabilities as between them or the parties, all of which shall be determined by this Agreement, or in any way modify, amend or constitute a waiver of, any provision of this Agreement or any Ancillary Agreement.

2.9 Withholding. Notwithstanding anything in this Agreement or Ancillary Agreement to the contrary, Buyer (and any Person acting on its behalf) shall have the right to deduct and withhold any Taxes as it is required to deduct and withhold under applicable Laws from any payments to be made hereunder, but only after providing notice to such Person of the intended withholding, and a reasonable opportunity for such Person to advise on grounds for reducing or eliminating the intended withholding, which grounds the Buyer, any other applicable withholding agent, and any other Person acting on behalf of any of the foregoing, shall consider in good faith. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement or any Ancillary Agreements as having been delivered and paid to the applicable Seller or any other recipient of payment in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in this Article III (Representations and Warranties of Seller) are true and correct as of the date hereof and as of the Closing, except as (a) set forth on the applicable section or subsection in the disclosure schedule delivered by Seller to Buyer dated as of the date of this Agreement (the “Seller Disclosure Schedule”) or (b) expressly disclosed in any Form 10-K, Form 10-Q, Form 8-K, proxy statement, or registration statement filed with the SEC by Seller since January 1, 2024 (other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are predictive, cautionary or forward-looking in nature), all of which express disclosures shall be deemed to be included and incorporated in the Seller Disclosure Schedules and with respect to any relevant section or subsection of this Agreement to the extent the applicability of such express disclosure to such section or subsection is reasonably apparent from the face of such express disclosure, but it being understood that this clause (b) shall not be applicable to any of the Fundamental Representations.

3.1 Organization and Qualification.

(a) Seller (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has the requisite corporate power and authority necessary to own, lease, use and operate its properties and assets and to carry on the business conducted by it (including the Business) in substantially the same manner in all material respects as conducted as of the date of this Agreement and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it (including the Business) or the ownership, use, leasing or operation of its properties and assets (including the Acquired Assets) makes such qualification or license necessary (such jurisdictions, the “Foreign Qualifications”), except where the failure to be so qualified or licensed or in good standing would not have a Seller Material Adverse Effect.

(b) Each Subsidiary (i) is a legal entity duly organized, validly existing and in good standing (or its equivalent in the applicable jurisdiction) under the Laws of the jurisdiction of its organization, (ii) has the requisite corporate or other organizational power and authority necessary to own, lease, use and operate its properties and assets and to carry on the business conducted by it (including the Business) in substantially the same manner in all material respects as conducted as of the date of this Agreement and (iii) is duly qualified or licensed to do business and in good standing (or its equivalent in the applicable jurisdiction) in each jurisdiction in which the nature of the business conducted by it (including the Business) or the ownership, use, leasing or operation of its properties and assets (including the Acquired Assets) makes such qualification or license necessary (such jurisdictions, the “Foreign Qualifications”), except where the failure to be so qualified or licensed or in good standing would not have a Seller Material Adverse Effect.

3.2 Subsidiaries and Investments.

(a) Schedule 3.2(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the following: Seller’s (A) name, jurisdiction of organization and registration number, (B) directors, officers and managers (however designated) and (C) Foreign Qualifications, if any;

(b) Except as set forth on Schedule 3.2(b) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries (currently or at any time during the past two years) owns or controls or has any rights to acquire (currently or at any time during the past two years), directly or indirectly, any Equity Securities of any Person (other than Seller’s ownership of the Subsidiaries set forth in Schedule 3.2(a) of the Seller Disclosure Schedule). Seller is not (currently or any time during the past two years): (i) party to or otherwise bound by any Contract, arrangement or commitment of any type or kind relating to the issuance, acquisition or sale of any Equity Securities of any Person; (ii) a participant in any joint venture, partnership or similar arrangement; or (iii) obligated to, directly or indirectly, make any future investment in or capital contribution or similar advance to any Person.

3.3 Seller Charter Documents. Seller has filed with the SEC, and made available to Buyer, complete and correct copies of the Governing Documents of Seller and each Acquired Subsidiary, as amended or restated as of the Closing (collectively, the “Seller Charter Documents”). Seller is not (currently or at any time during the past two years) in violation of or default under any material provision of the Seller Charter Documents. Without limiting the foregoing, Seller has made available complete and correct copies of any Contracts, documents or agreements identified in the Seller Disclosure Schedule and each of the following: (a) copies of the minute books containing records of all proceedings, consents, actions and meetings of any board(s) of directors, partners or managers, any committee(s) of such board(s) and equityholders of Seller; (b) copies of the ledgers, journals and other records of Seller reflecting all grants, issuances, redemptions or transfers of Equity Securities of Seller; and (c) any material Permits applied for or issued by any Governmental Authority in respect of the Business.

3.4 Authorization of Agreement. Except for the Stockholder Approval with respect to Seller, Seller and each Acquired Subsidiary has all requisite corporate, limited liability company or other organizational power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and each Acquired Subsidiary and the consummation by Seller and each Acquired Subsidiary of the Transactions have been duly authorized by all necessary action on their respective parts, and no other corporate, limited liability company or other organizational action or proceeding on the part of Seller or any Acquired Subsidiary is necessary to authorize or approve the execution, delivery or performance of this Agreement, the Ancillary Agreements or the consummation of the Transactions, except for the Stockholder Approval with respect to Seller. This Agreement has been duly executed and delivered by Seller and each Ancillary Agreement to which Seller or any Acquired Subsidiary is a party will be duly executed and delivered by Seller or its Subsidiaries as of the Closing and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes the legal, valid and binding obligation of Seller or its Subsidiaries, enforceable against Seller or its Subsidiaries in accordance with its terms, except to the extent such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (the “Equitable Exceptions”). The affirmative vote of the holders of a majority of the outstanding shares of Seller’s common stock entitled to vote to approve the Transactions (the “Stockholder Approval”) is the only vote or consent of the holders of any class or series of Seller’s capital stock that is necessary in connection with the consummation of the Transactions, and no other corporate or stockholder proceedings are necessary to approve this Agreement or to consummate the Transactions. Prior to the execution of this Agreement, at a meeting duly called and held, the Board duly and validly adopted resolutions (i) approving and declaring advisable this Agreement and the Transactions on the terms and subject to the conditions set forth herein, (ii) declaring and determining that it is in the best interests of the stockholders of Seller that Seller enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth herein, (iii) directing that this Agreement be submitted to a vote at a meeting of the stockholders of Seller for approval and adoption, and (iv) recommending that the stockholders of Seller approve and adopt this Agreement and the Transactions ((i), (ii), (iii) and (iv) being collectively referred to herein as the “Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

3.5 Capitalization of the Acquired Subsidiaries.

(a) Schedule 3.5(a) of the Seller Disclosure Schedule contains a true and correct list, as of the date hereof and as of the Closing Date, of each of the Acquired Subsidiaries, the jurisdiction of its incorporation or organization and the record and beneficial owner of the outstanding Equity Interests of each such Acquired Subsidiary. All Equity Interests of the Acquired Subsidiaries are duly authorized, validly issued, fully paid or credited as fully paid and nonassessable and free and clear of all Liens.

(b) Except as set forth on Schedule 3.5(a) of the Seller Disclosure Schedule and except for ownership of another Acquired Subsidiary, no Acquired Subsidiary owns, directly or indirectly, any Equity Interest in any Person. There are no outstanding obligations or other Equity Interests of any Acquired Subsidiary or obligating any Acquired Subsidiary to repurchase, issue, register or sell any shares of Equity Interests of, or any other interest in, any Acquired Subsidiary, or to acquire any Equity Interest of any other Person or to enter into any such agreement, other than as provided in this Agreement. There are no outstanding contractual obligations of any Acquired Subsidiary to issue, repurchase, redeem or otherwise acquire any Equity Interests of such Acquired Subsidiary or to provide funds to, or make any investment in, any other Person. None of the Acquired Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote with the holders of the Equity Interests of the Acquired Subsidiaries on any matter. Except as set forth in the Organizational Documents of the Acquired Subsidiaries, there are no agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of the Transferred Entities.

3.6 No Conflict; Required Filings and Consents. Except (i) as set forth on Schedule 3.6 of the Seller Disclosure Schedule, (ii) for the filing with the SEC of (A) a proxy statement in preliminary and definitive form relating to the Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) as part of a registration statement on Form S-4 pursuant to which the offer and sale of Seller’s securities in the Reverse Merger will be registered pursuant to the Securities Act and in which the Proxy Statement will be included as part of a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the Transactions contemplated hereby, (iii) for the Stockholder Approval, or (iv) for filings, permits, clearances, authorizations, consents, orders and approvals as may be required pursuant to the rules and regulations of the Nasdaq Stock Market LLC (“Nasdaq”), neither the execution, delivery or performance of this Agreement or any Ancillary Agreement by Seller or any Acquired Subsidiary, nor the consummation of the Transactions will (a) conflict with or violate any provision of the Seller Charter Documents, (b) conflict with or violate any Law by which Seller or any of its assets or properties (including any Acquired Assets) are bound or subject, (c) conflict with or violate, constitute a default under (or an event that with or without notice, lapse of time or both could conflict with or violate or constitute a default under), require any consent, license, permit, approval, waiver, authorization, order, filing, registration, declaration or notice under or in connection with, result in or trigger any right of termination, modification, acceleration or cancellation of, or require any payment or performance obligation pursuant to, any Contract, Permit, franchise or other instrument or obligation to which Seller is a party or by which any of them or any of their assets or properties (including any Acquired Assets) are bound or subject, (d) result in the creation or imposition of any Lien on any of the properties or assets (including any Acquired Assets) of Seller or (e) require Seller or its Affiliates to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing, registration or declaration with or provide notice to, any Governmental Authority or other Person.

3.7 Permits; Compliance with Laws.

(a) Seller and each Acquired Subsidiary is in possession of all Permits necessary to own, lease, maintain, use and operate any Acquired Asset and to carry on the Business (the “Business Permits”). A true and complete list of the Business Permits and the name of the holder thereof are set forth on Schedule 3.7(a) of the Seller Disclosure Schedule. There is no Action pending or, to the Knowledge of Seller, threatened, that has resulted in or would reasonably be expected to result in (with or without notice or lapse of time or both), the revocation, suspension, modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or material fine with respect to, any Business Permit. Seller and each Acquired Subsidiary has complied with each Business Permit, and neither Seller nor any Acquired Subsidiary nor any Affiliate of Seller has received any notice or other communication, in writing, from any Person regarding any actual or alleged violation of, or failure to comply with, any Business Permit.

(b) Seller and each Acquired Subsidiary is (currently and at any time during the past two years) complying with each Law applicable to the Business, any Acquired Asset or any Assumed Liability in all material respects. Neither Seller not any Acquired Subsidiary has received any notice or other communication, in writing, from any Person regarding any actual or alleged violation of, or failure to comply with, any Law applicable to the Business, any Acquired Asset or any Assumed Liability. Neither Seller nor any Acquired Subsidiary is (currently or at any time during the past two years) subject to any adverse Action or other compliance or enforcement Action applicable to the Business, any Acquired Asset or any Assumed Liability by any Governmental Authority.

(c) Neither Seller nor any Acquired Subsidiary has (currently or at any time during the past two years) certified, represented, designated or otherwise indicated to any Person, that the Business is a woman- or minority-owned business, small business or any other designation that would entitle such entity to any preference or a favored status or benefits in respect of the Business.

3.8 Financial Statements.

(a) Schedule 3.8(a) of the Seller Disclosure Schedule sets forth complete and accurate copies of the following: (i)(A) audited consolidated balance sheets of the Seller and its Subsidiaries as of December 31, 2023 and December 31, 2024 and (B) the related audited consolidated statements of operations, audited consolidated statements of stockholders’ equity (deficit) and audited consolidated statement of cash flows for the fiscal years then ended (including, in each case, any notes or supplementary information thereto) (clause (i), collectively, the “Annual Financial Statements”) and (ii)(1) an unaudited condensed consolidated balance sheet of the Seller and its Subsidiaries (the “Latest Balance Sheet”) as of March 31, 2025 (the “Latest Balance Sheet Date”) and (2) the related unaudited consolidated statements of operations, unaudited consolidated statements of stockholders’ equity (deficit) and unaudited consolidated statement of cash flows for the three (3) month period then ended (clause (ii), collectively, the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”).

(b) All of the Financial Statements (including the notes or other information thereto) (i) are accurate and complete, in all material respects, (ii) are based upon and consistent with the books and records of Seller and its Subsidiaries and the Business (which books and records are, in turn, accurate and complete), (iii) have been prepared in accordance with GAAP, applied by Seller in good faith and on a consistent basis throughout the periods covered thereby (provided, that the Latest Balance Sheet is subject to immaterial and recurring year-end adjustments and does not include any notes required by GAAP) and (iv) fairly present, in all material respects, the financial condition and results of operation of the Business as of the dates therein indicated and for the periods therein specified.

(c) All reserves set forth or reflected in the Estimated Balance Sheet are adequate. The revenue recognition policies and methodologies of Seller and its Subsidiaries in respect of or applicable to the Business, any Acquired Asset or any Assumed Liability have been consistently applied in the Financial Statements in accordance with GAAP for the periods therein specified. Seller and its Subsidiaries has maintained a standard system of accounting (established and administered in accordance with GAAP) and internal accounting controls sufficient to provide reasonable assurances that transactions, receipts and expenditures of the Business are (i) executed and made only in accordance with appropriate policies, procedures and authorizations of management and the Seller Charter Documents and (ii) recorded as necessary to permit preparation of financial statements in accordance with GAAP. Neither Seller nor any Acquired Subsidiary has (currently or at any time during the past two years) maintained any off-the-book accounts or entered into any transactions for any off balance sheet activity in respect of or applicable to the Business, any Acquired Asset or any Assumed Liability.

(d) Seller has implemented and maintains (x) disclosure controls (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Seller, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) to provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller in accordance with GAAP and that receipts and expenditures of Seller and the Acquired Subsidiaries are being made only in accordance with authorizations of management and directors of Seller. Neither Seller nor its independent registered public accounting firm, has identified any unremediated material weakness in internal controls. To the Knowledge of Seller, there is no reason to believe that Seller’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

3.9 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.9 of the Seller Disclosure Schedule, neither Seller nor any Acquired Subsidiary has any material Liabilities in respect of or applicable to the Business, any Acquired Asset or any Assumed Liability, other than: (a) Liabilities which are adequately reflected or reserved against on the face of the Latest Balance Sheet; (b) Liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date (none of which are a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit) and (c) Liabilities expressly set forth on Schedule E (Excluded Liabilities).

3.10 Bank Accounts; Indebtedness; Transaction Expenses.

(a) Schedule 3.10(a) of the Seller Disclosure Schedule accurately lists each item of Indebtedness of Seller or its Affiliates in respect of, incurred in connection with or otherwise applicable to the Business, any Acquired Asset or any Assumed Liability, including, if applicable, for each such item of Indebtedness, the Contract governing such Indebtedness and the principal amount, interest rate, maturity date and any Assets securing or collateralizing or Liens granted upon any Assets in respect of such Indebtedness. Except as has been or will be included in the calculation of Estimated Transaction Expenses, and result in a dollar-for-dollar decrease to the Purchase Price, there are no unpaid Transaction Expenses.

(b) Except as set forth on Schedule 3.10(b) of the Seller Disclosure Schedule, no assets or properties used or held for use in, related to or necessary or reasonably required for the ownership or operation of the Business are subject to any Liens (other than Permitted Liens) or outstanding guarantees in respect of Indebtedness or any other Liability of any other Person.

(c) Schedule 3.10(c) of the Seller Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations, brokerage firms and other financial institutions at which Seller or any Acquired Subsidiary maintains accounts in respect of or applicable to the Business, any Acquired Asset or any Assumed Liability and the name of the owner or holder thereof and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.11 Accounts Receivable.

(a) All of the accounts receivable reflected on the Estimated Balance Sheet and Latest Balance Sheet are, and all of the accounts receivable to be reflected in the determination of the Actual Balance Sheet will be, (i) bona fide receivables representing obligations for the total dollar amount thereof shown on the books and records of the Business (and in the final determination of the Actual Balance Sheet), all of which have arisen from transactions entered into in the ordinary course of business and in a manner consistent with the normal credit and billing practices of the Business, including with respect to the timing of invoices and collection of thereof and the generation of deferred revenue, (ii) stated thereon in accordance with GAAP, and to the extent consistent with GAAP, applied by Seller in good faith and on a consistent basis throughout the periods covered thereby, (iii) constitute only valid, undisputed claims of the Business and are not subject to claim of set-off or other defense or counter-claim, (iv) subject to a reserve for bad debts shown on the Estimated Balance Sheet and Latest Balance Sheet, will be collected in full in the ordinary course of business, consistent with past practice, and (v) no Person has any Lien on such receivables or any part thereof.

(b) No agreements for deduction, free services or goods, discount or other deferred price or quantity adjustment will have been made with respect to any accounts receivable of the Business. Neither Seller nor any Acquired Subsidiary has accelerated or delayed collection of accounts receivable or generated deferred revenue in advance of or beyond the dates when the same would have been collected or incurred in the ordinary course of business or offered any customer a discount or other inducement to accelerate billings or collections or the generation of deferred revenue. Schedule 3.11(b) sets forth the amount of deferred revenue of the Business as of the Closing, as defined by and calculated in accordance with GAAP.

3.12 Absence of Certain Changes or Events. Except (x) as set forth on Schedule 3.12 of the Seller Disclosure Schedule, (y) for any actions required to be taken on or after the date hereof by Seller in connection with (1) Seller’s anticipated post-Closing Reverse Merger, but only to the extent not adverse to the Business, the Acquired Assets or Assumed Liabilities or (2) capital raising activities that Seller may undertake before Closing, including sale of equity, public offerings, private placements, ATM offerings, equity lines of credit, or debt financings, including convertible debt, but only to the extent not adverse to the Business, the Acquired Assets or Assumed Liabilities or (z) as expressly contemplated by this Agreement, since the Latest Balance Sheet Date: (i) Seller and its Subsidiaries have conducted the Business in the ordinary course of business, (ii) to the Knowledge of Seller, no Event has occurred or exists which has had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (iii) neither Seller nor any Acquired Subsidiary has:

(a) (i) declared, set aside or paid any dividend or distributed Restricted Cash or any other asset or property of the Business to any Person on or with respect to any Equity Security, (ii) redeemed or otherwise acquired any Equity Security or warrant, option or other right to acquire any Equity Security that would otherwise constitute an Acquired Asset, or (iii) made any other payment applicable to the Business to any Person on or with respect to any Equity Security (other than ordinary course salary payments with respect to any Person that is an employee of the Business);

(b) (i) acquired, agreed to acquire (whether by merger or consolidation, the purchase of an equity interest or a material portion of the assets) or otherwise paid for the option to acquire any Equity Security, business unit or material portion of the assets or properties of any Person in respect of or applicable to the Business or that constitutes an Acquired Asset, (ii) made capital contributions to, or investments in, any Person in respect of or applicable to the Business or that constitutes an Assumed Liability, or (iii) merged or consolidated with any Person or adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other equity reorganization in respect of, applicable to or otherwise affecting the Business any Acquired Asset or any Assumed Liability;

(c) sold, assigned, licensed or otherwise transferred any assets or properties (including Intellectual Property Rights) of the Business or that would otherwise constitute an Acquired Asset, except for Inventory (in the ordinary course) and non-exclusive grants to customers to access any Software of the Business (on a hosted basis) in the ordinary course of business;

(d) accelerated, terminated or materially modified (except with respect to renewals of customer Contracts in the ordinary course of business) any Contract (or series of related Contracts) of the Business or to which Seller or any Acquired Subsidiary is a party or by which Seller or any Acquired Subsidiary is subject or otherwise bound either involving more than $100,000 or outside the ordinary course of business;

(e) suffered or imposed any Lien (except Permitted Liens) upon any assets or properties (including any Business Intellectual Property) of the Business or that would otherwise constitute an Acquired Asset;

(f) settled or compromised any Action, right or claim (or series of related Actions, rights or claims) in respect of or applicable to the Business, any Acquired Asset or any Assumed Liability involving more than $100,000 or imposing any injunctive or other similar non-monetary relief that would be applicable to the Business or Acquired Assets after Closing;

(g) experienced any material damage or loss (whether or not covered by insurance) to any assets or properties of the Business or that would otherwise constitute an Acquired Asset;

(h) entered into, renewed, renegotiated, modified the terms of or terminated any employment agreement, or any collective bargaining agreement or any agreement with a Union, in respect of or applicable to any Continuing Employee;

(i) recorded any revenues of the Business pursuant to transactions in which the purchaser of such products or services has the right to return such products or services, including software-as-a-service, at a future date or has the right to elect early termination of such services and receive a refund of service fees paid, as applicable;

(j) (i) failed to pay and discharge current liabilities of the Business in the ordinary course of business (except to the extent disputed in good faith by appropriate proceedings and, to the extent required by GAAP, adequately reserved for in the Estimated Closing Balance Sheet), (ii) accelerated or delayed the collection of accounts receivable of the Business in advance of or beyond the dates when the same would have been collected in the ordinary course of business or (iii) offered any customer, client or other third party of the Business a discount or other inducement to accelerate billings or collections;

(k) (i) made any change in the terms of distribution of products or services of the Business, (ii) made any change to the pricing, discount, allowance or return policies of the Business, (iii) granted any pricing, discount, allowance or return term to any customer, client, vendor, supplier or other business relation of the Business, including by modifying the manner in which products or services of the Business are licensed or otherwise distributed, including making any material change in the proportion of fully paid-up and subscription-based licenses granted to customers, client or other third parties of the Business, or (iv) decreased the amount of any subscription, maintenance or support renewal fees due, directly or indirectly, to Seller or any Acquired Subsidiary from the amount of such subscription and support renewal fee payable to the Business during the preceding twelve (12) month period;

(l) made or granted any bonus or any wage or salary increase to any of directors, officers, employees, consultants or other service providers of the Business, or made any other change in any such person’s employment or service terms, other than base wage or salary increases made in the ordinary course of business;

(m) sold, assigned, licensed or otherwise transferred any assets or properties (including Intellectual Property Rights) of or related to the Business or that would otherwise constitute an Acquired Asset, except for Inventory in the ordinary course of business and Contracts under which Seller or an Acquired Subsidiary grants a non-exclusive license to its customers to access any non-custom Software of the Business (on a hosted basis) in the ordinary course of business;

(n) entered into or amended any employment, consultancy, deferred compensation, severance, settlement, release, conciliation or similar agreement, or increased the compensation payable or to become payable by such agreement, other than in the ordinary course of business;

(o) entered into or amended any settlement, conciliation or similar agreement with respect to any Action, the performance of which will involve payment after the Closing of consideration in excess of $100,000 or impose any non-monetary obligations on Seller or any Acquired Subsidiary;

(p) made any loan to, or entered into any other transaction with, (i) Seller or any Acquired Subsidiary in respect of, applicable to or otherwise affecting the Business or (ii) any directors, officers, employees, consultants or other service providers of the Business;

(q) (i) billed for any agreement or amount in respect of, applicable to or otherwise affecting the Business that would have been billed after the Closing in the ordinary course of business consistent with past practices or (ii) offered any customer, client or other third party of the Business a discount or other inducement in order to accelerate billings associated with new Contracts or the Business;

(r) increased, amended, adopted, or terminated, in any material respect, the coverage or benefits available under or relating to any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other Employee Plan in respect of, applicable to or otherwise affecting the Business or any Continuing Employee, including any Seller Benefits Plan, payment or arrangement, made to, for or with any current or former directors, officers, employees or other service providers of the Business, as applicable;

(s) (i) made or changed any Tax election, (ii) made any change in a method of Tax accounting, (iii) prepared or filed any Tax Returns (or amendment thereof) in a manner which is inconsistent with the past practices of the Seller and the Acquired Subsidiaries, (iv) incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice, (v) filed any amended Tax Return or any past-due Tax Return or filed any Tax Return in a jurisdiction where the Acquired Subsidiaries did not file a Tax Return of the same type in the immediately preceding Tax period, (vi) made a claim for refund of Taxes by the Acquired Subsidiaries, (vii) settled any claim relating to Taxes involving the Acquired Subsidiaries, (viii) surrendered any right to a Tax refund or consent to any extension or waiver of any limitations period with respect to any claim or assessment for Taxes, (ix) entered into any closing agreement relating to any Tax, or (x) failed to pay any Tax when due and payable (other than Taxes being contested in good faith by any appropriate proceeding and for which adequate reserves have been established in compliance with GAAP);

(t) changed any cash management practice of Seller or its Subsidiaries, or policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, Inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, or transferred any Cash held by any Subsidiary to Seller, another Subsidiary or Seller’s Affiliates, in each of the foregoing in a manner outside of the ordinary course of business or giving rise to any Tax or Damages; or

(u) committed or agreed, in writing, to do any of the foregoing.

3.13 Litigation. Except as set forth in Schedule 3.13 of the Seller Disclosure Schedule, during the past two years, (a) there has been no Action, whether private, governmental or otherwise, pending or, to the Knowledge of Seller, threatened in writing against Seller or its Subsidiaries in respect of or applicable to the Business, any Acquired Asset or Assumed Liability or any current or former Insider (in their capacity as such), and (b) to the Knowledge of Seller, no Event has occurred or exists that may give rise to any such Action. Neither Seller nor any of its Subsidiaries is (currently or at any time during the past two years), party or subject to or otherwise bound by any Order or any settlement agreement with any Governmental Authority or other Person in respect of, applicable to or otherwise affecting the Business, any Acquired Asset or any Assumed Liability.

3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Employee Plans that Seller or any Acquired Subsidiary sponsors or maintains, or to which Seller or any Acquired Subsidiary contributes or is obligated to contribute, or under which Seller or any Acquired Subsidiary has any Liability, including any Liability that is, or was at any time, attributable to the Business, or which benefits any current or former employee, director, consultant or independent contractor of the Business (each, a “Seller Benefits Plan”). With respect to each Seller Benefits Plan, true and complete copies of each of the following have been made available to Buyer: (i) if the plan has been reduced to writing, the plan document together with all amendments thereto, (ii) if the plan has not been reduced to writing, a written summary of all material plan terms, (iii) if applicable, the most recent trust agreements, custodial agreements, insurance policies or Contracts, administrative agreements, fidelity bond, fiduciary liability insurance policies, (iv) if applicable, the most recent summary plan description and all summaries of material modifications thereto, employee handbook, summary of benefits and coverage, and material employee communications with respect thereto, (v) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination, opinion, or advisory letter from the IRS, and any pending request for determination with respect to the plan’s qualification, (vi) the most recent non-discrimination and coverage testing performed on any Seller Benefits Plan, (vii) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two (2) most recently filed Forms 5500 (and all attachments and auditor’s reports thereto), (viii) any material notices, letters or other correspondence from the IRS, the Pension Benefit Guaranty Corporation, or the U.S. Department of Labor relating to such Seller Benefits Plan during the last year, and (ix) if applicable, the most recent annual actuarial report.

(b) Neither Seller nor any ERISA Affiliate of Seller has maintained, contributed to or had any Liability with respect to a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA or Code Section 414(f), and no Event has occurred or exists that could reasonably be expected to present a risk to Seller or any ERISA Affiliate of Seller of incurring Liability under Title IV of ERISA or Section 412 or Section 430 of the Code. Neither Seller nor any ERISA Affiliate of Seller has ever maintained, contributed to or had any Liability with respect to a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, a “multiple employer plan” as defined in Section 4063(a) of ERISA and Section 413 of the Code, or a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) Each Seller Benefits Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination, opinion, or advisory letter from the IRS as to its tax-qualified status, and nothing has occurred since the date of the applicable determination, opinion, or advisory letter that could reasonably be expected to adversely affect the tax-qualification of any Seller Benefits Plan. Each Seller Benefits Plan, including any associated trust or fund, has been administered and operated in all material respects in accordance with its terms and with applicable Laws, including ERISA and the Code, no Event has occurred or exists that could reasonably be expected to cause the loss of the tax-qualification of such Seller Benefits Plan or the tax-exempt status of its related trust.

(d) Neither Seller nor any Acquired Subsidiary has any Liability to compensate any individual for any Taxes which may be imposed under Sections 4999 or 409A of the Code. No Seller Benefits Plan would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (as determined without regard to Section 280G(b)(4)).

(e) All required material contributions to, and premium payments on account of, each Seller Benefits Plan have been made on a timely basis and all such contributions not yet due have been properly accrued and are shown on the Latest Balance Sheet as required by GAAP.

(f) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Seller Benefits Plan, other than routine claims in the ordinary course of business for benefits provided for by the Seller Benefits Plans for which internal administrative review procedures have not been exhausted. No Seller Benefits Plan is or has been the subject of an Action by a Governmental Authority, or is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program during the Lookback Period.

(g) Except as required under Section 601 et seq. of ERISA or similar Law, no Seller Benefits Plan provides post-retirement or post-termination or post-termination health or other welfare benefits or coverage to any current or former director, officer, consultant or employee of the Business, or any dependent, beneficiary or domestic partner of any such Person following such Person’s retirement or other termination of service with Seller or any Acquired Subsidiary.

(h) Except as set forth in Schedule 3.14(h) of the Seller Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any Ancillary Agreement nor the consummation of the Transactions (either together with, or upon the occurrence of, any additional or subsequent event) will constitute an event under any Seller Benefits Plan that will or may reasonably be expected to result in any payment (including severance or termination pay) or any acceleration, vesting, increase, funding (including the segregation of assets to fund) or provision of benefits thereunder, in each case, to any current or former employee, consultant, director, officer or other individual of the Business, or any dependent, beneficiary or domestic partner of any such Person.

3.15 Taxes. Except as set forth on Schedule 3.15 of the Seller Disclosure Schedule:

(a) Seller and each of its Subsidiaries have prepared and timely filed all Tax Returns required to be filed and all such Tax Returns are true, correct and complete in all material respects; and Seller and each of its Subsidiaries have paid all Taxes owed or payable by it (whether or not shown or required to be shown on any Tax Return);

(b) no power of attorney that is currently in effect has been granted by Seller or any of its Subsidiaries relating to Taxes that will remain in effect after the Closing (other than powers of attorney granted to payroll providers or similar service providers by Seller);

(c) neither Seller nor any of its Subsidiaries subject to any current, pending or, to the Knowledge of the Seller, threatened Tax audit or examination, Tax claim or Tax proceeding. Neither Seller nor any of its Subsidiaries has received during the Lookback Period from any Governmental Authority (including Governmental Authorities of jurisdictions where such Seller does not file Tax Returns) any (i) written notice indicating an intent to open an audit or other review with, (ii) written request for information related to Tax, or (iii) written notice of deficiency or proposed adjustment for any material amount of Tax from any Governmental Authority;

(d) Neither Seller nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time to assess or collect any Tax deficiency or assessment, which waiver or extension remains unexpired, and no request for any waiver or extension of statutes of limitation with respect to the Taxes or Tax Returns of Seller has been made by any Governmental Authority;

(e) the Acquired Assets do not include any Equity Securities in any Person;

(f) there are no material Liens for Taxes upon the Acquired Assets or the assets of the Acquired Subsidiaries (other than Permitted Liens);

(g) Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(h) Seller has withheld and timely paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

(i) no Actions are pending or have been received by Seller or any of its Subsidiaries from a Governmental Authority in a jurisdiction where Seller or any of its Subsidiaries does not file Tax Returns stating or alleging Seller or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in that jurisdiction;

(j) neither Seller nor any of its Subsidiaries has any material Liability for Taxes pursuant to any Assumed Contract;

(k) neither Seller nor any of its Subsidiaries is subject to any private ruling of the IRS or comparable ruling of other taxing authorities;

(l) neither Seller nor any of its Subsidiaries has any material Liability for Taxes of any other Person as a transferee or successor, by Contract (other than customary contracts the primary purpose of which is not related to Taxes), or pursuant to applicable Law;

(m) in accordance with applicable Law in all material respects, Seller and each of its Subsidiaries has properly (i) collected and remitted all sales, use and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales, use or similar Taxes and that were made without charging or remitting sales, use or similar Taxes, received and retained all Tax exemption certificates and other documentation required to qualify such sale as exempt;

(n) Schedule 3.13(n) of the Seller Disclosure Schedule sets forth a complete and accurate list of all states, territories and jurisdictions (whether foreign or domestic) in which Seller and each of its Subsidiaries currently files Tax Returns;

(o) there are no pending or, to Seller’s Knowledge, threatened claims, Actions, suits, proceedings, investigations, assessments or collections of Taxes of any kind with respect to Seller or any Acquired Subsidiary;

(p) Seller and each of its Subsidiaries is in substantial compliance with all applicable Laws relating to the payment and reporting to any Governmental Authority of amounts required under any unclaimed property or escheat Laws; and

(q) Seller and each of its Subsidiaries have complied in all material respects with all applicable transfer pricing rules (including maintaining appropriate documentation for all transfer pricing agreements for purposes of Code Section 482 (or any similar provision of non-U.S. Laws) to the extent required thereunder).

3.16 Properties.

(a) Seller and each Acquired Subsidiary has good and marketable title to, or valid leasehold interest in, all of the tangible properties and assets, real and personal, that Seller or such Acquired Subsidiary owns or leases or purports to own or lease, free and clear of all Liens, except for Permitted Liens. All equipment and other tangible personal property used, owned or leased by Seller or any of its Subsidiaries are (i) in good operating condition, reasonable wear and tear excepted, and (ii) not in need of renewal or replacement, except in the ordinary course of business. Seller and each Acquired Subsidiary owns, or has a valid leasehold interest in, all tangible properties and assets necessary for the conduct of its business as presently and as proposed to be conducted.

(b) Neither Seller nor any Acquired Subsidiary has owned (currently or at any time during the past two years) any real property. Schedule 3.16(b) of the Seller Disclosure Schedule identifies each parcel of real property leased, subleased, used or occupied by Seller or any Acquired Subsidiary in the ownership or operation of the Business (the “Leased Real Property”) and sets forth a true, correct and complete list of all Contracts under which Seller or any Acquired Subsidiary uses or occupies or has the right to use or occupy any Leased Real Property (the “Leases”) and any security deposits and other amounts or instruments deposited by or on behalf of Seller thereunder. Correct and complete copies of each Lease have been made available to Buyer. Except as set forth in Schedule 3.16(b) of the Seller Disclosure Schedule, with respect to each Lease that is an Acquired Asset, if any: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, against the applicable Seller or Affiliate of Seller, and to Seller’s Knowledge, each other party thereto, except as enforcement thereof may be limited by the Enforceability Exceptions; (ii) there are no material disputes with respect to such Lease; (iii) Neither Seller nor any Acquired Subsidiary or, to Seller’s Knowledge, any other party to the Lease is in breach of or default under such Lease in any material respect; (iv) to Seller’s Knowledge, no Event has occurred or exists which, with notice, lapse of time or both, would constitute such a breach of or default under, permit the termination or modification of, accelerate any rent or trigger any payment, penalty or fine under, such Lease; (v) Neither Seller nor any Acquired Subsidiary has subleased or otherwise granted any Person the right to use or occupy the Leased Real Property that is subject to such Lease or any portion thereof; and (vi) Neither Seller nor any Acquired Subsidiary has collaterally assigned or granted any Lien in such Lease, other than Permitted Liens, or any interest therein.

3.17 Title to Assets; Sufficiency of Assets.

(a) Seller and each Acquired Subsidiary has good and marketable title to or the valid and enforceable leasehold interest in or other valid and enforceable right to use, all of the assets, properties, interests and rights (whether, real or personal, tangible or intangible and wherever located), including, for the avoidance of doubt, Contracts and Permits (collectively, “Assets”), which Seller or such Acquired Subsidiary uses or holds immediately prior to the Closing for use in the ownership or operation of the Business (all of which constitute the Acquired Assets), free and clear of any Liens (other than Permitted Liens). At the Closing, Seller will convey good and marketable title to, or the valid and enforceable leasehold interest in or other valid and enforceable right to use, all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens), such that immediately following the consummation of the Transactions, Buyer will have good and marketable title to, or the valid and enforceable right to use, any and all Acquired Assets, which Seller or any Acquired Subsidiary uses or holds for use in the ownership or operation of the Business immediately prior to the Closing and allow Buyer to continue to own and operate the Business immediately after Closing in the same manner as conducted by Seller as of the Closing and immediately prior to the Closing.

(b) Except as set forth in Schedule 3.17(b) of the Seller Disclosure Schedule, the Acquired Assets and any rights or licenses granted or services provided pursuant to the Transition Services Agreement (subject to the limitations set forth therein) constitute all of the Assets that are necessary or reasonably required for, and are sufficient to, own, conduct and operate the Business in the ordinary course of business consistent with past practice immediately after the Closing on a standalone basis, in the same manner as conducted by Seller and the Acquired Subsidiaries as of the Closing and immediately prior to the Closing.

(c) Except for the Acquired Subsidiaries, none of Seller’s Affiliates owns, holds, licenses, uses or has any interest (other than via any Equity Interests it holds in Seller) in any Assets used or held for use in, related to or necessary or reasonably required for the ownership or operation of the Business, including any Acquired Asset. Except pursuant to this Agreement and except for the Acquired Subsidiaries, no Affiliate of Seller is a party or otherwise subject to any Contract or Liability whereby any Person has an absolute or contingent right to purchase, exclusively license, obtain or otherwise acquire any rights in any Assets of Seller or the Acquired Subsidiaries which are related to, used or held for use by Seller or the Acquired Subsidiaries or are necessary or reasonably required for the ownership or operation of the Business, including any Acquired Asset (other than Contracts under which Seller or its Subsidiaries grant a non-exclusive license to the Business Intellectual Property to customers of the Business in the ordinary course of business).

3.18 Intellectual Property and Technology.

(a) Business Products. Schedule 3.18(a) of the Seller Disclosure Schedule contains a complete and accurate list of all Business Products, including the name, product description, version level, the language in which it is written, hardware requirements, and initial release date.

(b) Registered Intellectual Property. Schedule 3.18(b) of the Seller Disclosure Schedule contains a complete and accurate list of each item of Business Owned Intellectual Property that is (i) Registered Intellectual Property used or held for use in, relating to, or necessary or reasonably required for the ownership or operation of the Business in which Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) indicating for each, (a) the jurisdictions in which each such item of Registered Intellectual Property has been registered or filed, dates issued, dates filed, the owners of record and the applicable registration or serial number, and (b) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest; and (ii) material to the operation of the Business, but is not subject to any issuance, registration, application, or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (including all unregistered trademarks, service marks, trade names, logos, or corporate names used or held for use in, relating to, or necessary or reasonably required for the ownership or operation of the Business). Schedule 3.18(b)(iii) of the Seller Disclosure Schedule sets forth a correct and complete list of all actions that are required to be taken by Seller or its Subsidiaries within 120 days of the date hereof with respect to such Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Registered Intellectual Property. All fees due in connection with the Registered Intellectual Property, including all registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Intellectual Property and recording Seller’s or its Subsidiary’s ownership interests therein. No Event has occurred or exists, including any information or facts that would constitute prior art, that would render any of such Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any such Registered Intellectual Property. Neither Seller nor any Acquired Subsidiary has misrepresented, or failed to disclose, any facts or circumstances in any application for any such Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any such Registered Intellectual Property.

(c) Title to Intellectual Property. Seller or an Acquired Subsidiary, as applicable, is the sole and exclusive owner of, and has good and marketable title to, all right, title, and interest in and to each item of Business Owned Intellectual Property, free and clear of any Liens other than Permitted Liens. Each item of Business Owned Intellectual Property is valid, subsisting, and enforceable. Each Person who is or was an employee, officer, director, consultant, or contractor of Seller or its Subsidiaries and who participated in the (or was engaged by Seller or its Subsidiaries or any of their respective agents to) design, creation or development of Business Products or any Business Owned Intellectual Property has signed an enforceable written agreement containing each of the following: (i) an irrevocable present assignment to Seller or an Acquired Subsidiary (and no other Person) of such Intellectual Property Rights (including all Technology); (ii) a waiver of moral rights in such Intellectual Property Rights (including all Technology); and (iii) a covenant to maintain the confidentiality of such Intellectual Property Rights (including all Technology). Neither Seller nor its Subsidiaries have received any notice by its current or former employee, officer, director, consultant, or contractor claiming or threatening to claim ownership or other rights to or any interests in or to any of the Business Owned Intellectual Property. No Person (other than the Seller or the Acquired Subsidiaries) has any reasonable basis for claiming any right, title or interest in and to any such Business Owned Intellectual Property.

(d) No Infringement by the Business. Seller, the Acquired Subsidiaries and the ownership and operation of the Business, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing out of any Business Products or Business Owned Intellectual Property, do not and have not infringe(d), misappropriate(d), dilute(d) or otherwise violate(d) any Intellectual Property Rights of any Person, or constitute(d) unfair competition or trade practices under the laws of any jurisdiction. Neither Seller nor any Acquired Subsidiary has received notice (including unsolicited offers to license or grants of other rights or immunities) from any Person claiming that any Business Products or Business Owned Intellectual Property infringes, misappropriates, dilutes or otherwise violates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction. Neither Seller nor any Acquired Subsidiary has received notice of any claims that have been threatened or are pending against the Seller or its Subsidiaries by any Person asserting: (i) that such Person has any right, title or interest in or to any of the Business Products or Business Owned Intellectual Property; (ii) that such Person has the right to use any of the Business Products or Business Owned Intellectual Property; or (iii) that any Business Product or Business Owned Intellectual Property or action by the Seller or the Acquired Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property right of such Person.

(e) Third Party Technology. Schedule 3.18(e) of the Seller Disclosure Schedule contains a complete and accurate list of all (i) third-party Technology (other than Open Source Software) and Intellectual Property Rights that are used or held for use in or are necessary or reasonably required in the operation of Business, including, and specifically identifying, any that are incorporated into, distributed with, or embodied in any Business Product, but excluding Shrink Wrap Code (which need not be listed on Schedule 3.18(e) of the Seller Disclosure Schedule but shall be included in the definition of “Third Party Technology”), and (ii) the corresponding Contract for each item listed in clause (i). Seller has, and upon consummation of the Transactions will continue to have, all rights in and to (A) the third-party Technology and Intellectual Property Rights listed or required to be listed in Schedule 3.18(e) of the Seller Disclosure Schedule, and (B) the Open Source Software listed or required to be listed in Schedule 3.18(i) of the Seller Disclosure Schedule, (collectively, the “Third Party Technology”). All Third Party Technology Contracts are valid, binding and enforceable between Seller or an Acquired Subsidiary and the other parties thereto. Seller and its Subsidiaries are in compliance with all applicable Contracts with respect to the Third Party Technology and neither Seller nor any Acquired Subsidiary is in breach of or default under or received any notice of breach or default or any intention to terminate, any Third Party Technology Contract. The Business Intellectual Property, including Intellectual Property Rights embodied in the Third Party Technology, constitutes all of the Intellectual Property Rights that are used or held for use in or are necessary or reasonably required for, and are sufficient for, the ownership and operation of the Business, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of all Business Products. There are no problems, defects, or deficiencies in the Business Products or Third Party Technology that prevent the Business or the Business Products from operating in all material respects as described in their related documentation or specifications, or prevent such Business Products from operating in all material respects as warranted to any third party. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Business Intellectual Property, including any rights to the Third Party Technology

(f) Third Party Rights. Except as set forth in Schedule 3.18(f) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has granted any third party ownership or joint ownership of, or any exclusive license to, any Business Products or Business Owned Intellectual Property. Neither Seller nor any of its Subsidiaries has developed or created any Intellectual Property Rights as a “work made for hire” or otherwise assigned or transferred any Intellectual Property Rights (including Technology) to any third party (including any customer or end user). No employee of the Business is (i) bound by or otherwise subject to any Contract restricting such employee from performing their duties for the Business or (ii) in breach of any Contract with any former employer or other Person, in each case, concerning Intellectual Property Rights or confidentiality.

(g) No Third Party Infringement. To the Knowledge of Seller, except as set forth in Schedule 3.18(g) of the Seller Disclosure Schedule, no Person has or is infringing, misappropriating, diluting or otherwise violating any Business Products or Business Intellectual Property, and Seller or an Acquired Subsidiary has the sole right to bring actions against any Person that is infringing, misappropriating, diluting or otherwise violating any Business Products Business Intellectual Property Rights and to retain for Seller or an Acquired Subsidiary any damages recovered in any such Action. No Actions have been brought or threatened against any Person by Seller or its Subsidiaries alleging that such Person is infringing, misappropriating or otherwise violating any Business Product or Business Intellectual Property and neither Seller nor any of its Subsidiaries is aware of any facts or circumstances that could reasonably be expected to give rise to any such Actions. Neither Seller nor any of its Subsidiaries has entered into any Contract granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to any Business Product or Business Intellectual Property Right. Neither Seller nor its Subsidiaries has granted to any third party the right to file, or conduct prosecution of, any patents, copyrights, trademark applications, or any domain names with respect to such Business Intellectual Property.

(h) No Government Funding. At no time during the conception of or reduction to practice of any Business Product or Business Owned Intellectual Property was Seller or any of its Subsidiaries operating under any grants from any Governmental Authority or educational institution, performing research sponsored by any Governmental Authority or educational institution, or utilizing the facilities of any Governmental Authority or educational institution. Seller and its Subsidiaries have not been a member or promoter of, or contributor to, any industry standards body that could require or obligate Seller or its Subsidiaries to grant or offer to any other Person any license or right to any Business Product or Business Owned Intellectual Property.

(i) Open Source Software. Schedule 3.18(i) of the Seller Disclosure Schedule (i) contains a complete and accurate list all Open Source Software that is distributed in Business Products or Business Intellectual Property or that has been incorporated into, embedded in, linked to (dynamically or statically) or otherwise used with any Business Product or Business Intellectual Property, (ii) for each item of such Open Source Software identified, specifies the license that the Open Source Software is licensed under, and (iii) describes whether such Open Source Software was modified or distributed by Seller or its Subsidiaries. Neither Seller nor its Subsidiaries has used any Open Source Software in any manner that could, with respect to any Business Product or Business Intellectual Property (including Technology), (A) require its disclosure or distribution in Source Code form, (B) require its licensing thereof for the purpose of making derivative works, (C) impose any restriction on the consideration to be charged for the distribution thereof, (D) allow reverse engineering, reverse assembly or disassembly of any Business Product or Business Intellectual Property (including Technology), or (E) obligate Seller or its Subsidiaries to covenant not to sue third persons for infringement of the Business Products or Business Intellectual Property. With respect to any Open Source Software that is or has been used by Seller or its Subsidiaries in any way in the Business, Seller and its Subsidiaries are (currently and at any time during the past two years) in full compliance with all applicable licenses or agreements related to such Open Source Software.

(j) Source Code. Seller and the Acquired Subsidiaries possess all Source Code that embody any Software contained within the Business Products or Business Owned Intellectual Property. Schedule 3.18(j)(i) of the Seller Disclosure Schedule contains a complete and accurate list of all Software owned or purported to be owned by Seller and its Subsidiaries, including the name and description of the Software. Schedule 3.18(j)(ii) of the Seller Disclosure Schedule lists each Source Code escrow agreement or other Contract under which Seller or its Subsidiaries is or may be required to disclose any Source Code that embodies any Business Product or Business Intellectual Property, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in connection with their performance of services for Seller or the Acquired Subsidiaries in respect of or in connection with the Business. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will, or would reasonably be expected to, result in any third party being granted rights or access to, or the placement in or release from escrow or similar arrangement of, any Business Product or Business Intellectual Property, including Source Code that embodies Business Products or Business Intellectual Property. Except as set forth in Schedule 3.18(j)(iii) of the Seller Disclosure Schedule, neither Seller nor its Subsidiaries has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure, delivery or license to any escrow agent or other Person of, any Source Code for any Software that embodies the Business Products or Business Intellectual Property. No Event has occurred or exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Seller to any Person of any Source Code that embodies the Business Products or Business Intellectual Property. Seller has maintained and protected the Source Code that embodies the Business Products or Business Intellectual Property with appropriate proprietary notices and confidentiality agreements as are necessary to protect said Source Code from disclosure, infringement or misappropriation by third parties.

(k) Malicious Code. Except as set forth in Schedule 3.18(k) of the Seller Disclosure Schedule, the Business Products and Information Systems are free of any “spyware,” “trackware,” “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that disrupt, harm, impede, permit unauthorized access or the unauthorized disablement or erasure of, any Business Products, Information Systems, or data or other Technology of the Business (collectively, “Malicious Code”). Seller and its Subsidiaries have in place disaster recovery plans, procedures and facilities consistent with (i) the customary practices of other companies engaged in the Business, (ii) all Laws and (iii) all Contracts (including customer contracts) to which Seller is party or otherwise subject in respect of or applicable to the Business and is in compliance with all such plans, procedures and facilities. Seller and its Subsidiaries have implemented technical, physical and administrative measures and safeguards consistent with prevailing industry standards to (A) prevent the introduction of Malicious Code into the Information Systems or Business Products and maintain them free from Malicious Code, including the use of firewall protections, incident logging, and regular virus scans, and (B) protect Personal Information in its possession or control from unauthorized access by any Person, including Seller’s and its Subsidiaries’ employees and contractors, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

(l) Information Systems. Seller and each Acquired Subsidiary has obtained and possesses valid licenses to use all of the Software programs present on the computers and other software-enabled electronic devices and Information Systems used in connection with or otherwise applicable to the Business. Seller and each Acquired Subsidiary is in compliance with, and has paid in full, a sufficient number of licenses, consents or permissions for the operation of such Information Systems. All Information Systems used in connection with or otherwise applicable to the Business currently operate and perform materially in accordance with their documentation, and as required in connection with, the operation of the Business as currently conducted, including with the respect to redundancy, reliability, scalability and security. Seller and each Acquired Subsidiary has taken reasonable steps to back-up at secure off-site locations and safeguard the security and the integrity of the Information Systems used in connection with or otherwise applicable to the Business. Except as set forth in Schedule 3.18(l) of the Seller Disclosure Schedule, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting the Information Systems that has caused a material disruption or interruption in or to the use of such Information Systems. The Information Systems constitute all Technology assets necessary to, and operate and perform as currently required for Seller and each Acquired Subsidiary to, conduct the Business as of the Closing Date, in the manner in which it is presently conducted and presently contemplated to be conducted in the future.

(m) Except as set forth in Section 3.18(l) of the Seller Disclosure Schedule, there have been no unauthorized intrusions or breaches of security with respect to Seller’s or its Acquired Subsidiaries’ Information Systems used in connection with or otherwise applicable to the Business, or any unauthorized or unlawful access, acquisition, use, disclosure, modification, destruction, or loss of any Personal Information in Seller’s or the Acquired Subsidiaries’ possession or control. Neither Seller, each of its Subsidiaries nor any Person acting on the Seller’s or the Subsidiary’s behalf or direction has: (i) paid any perpetrator of any data breach incident or cyber-attack or (ii) paid any third Person with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person. Seller has a policy of evaluating and determining whether to implement security patches or upgrades that are generally available for the Information Systems used in connection with or otherwise applicable to the Business. Seller and the Acquired Subsidiaries use commercially reasonable methods (including passwords) to ensure the correct identity of the users of their respective Information Systems.

(n) Personal Information Databases. Schedule 3.18(n) of the Seller Disclosure Schedule identifies each distinct electronic or other database containing Personal Information maintained by or on behalf of Seller at any time in connection with or otherwise applicable to the Business (each, a “Personal Information Database”) and with respect to each Personal Information Database: (i) the type of Personal Information in each such Personal Information Database; (ii) the physical location of the server hosting such Personal Information Database; and (iii) the security policies that have been adopted and maintained with respect to each such Personal Information Database.

(o) Privacy & Security Compliance. Seller and each of its Subsidiaries has complied (currently and at any time during the past two years) with any applicable (or then-applicable) Privacy and Security Requirements, including as it relates to: (i) the privacy of users of the Business Products and all Internet websites owned, maintained or operated by Seller or any of its Subsidiaries in connection with or otherwise applicable to the Business; or (ii) the use, collection, storage, disclosure, transfer or other Processing of any Personal Information, including employee Personal Information, collected by or provided to Seller or any of its Subsidiaries or by third parties having authorized access to the records of or applicable to the Business. Seller and each Subsidiary’s practices used in connection with or otherwise applicable to the Business are (currently and at any time during the past two years) are in compliance with (i) Seller’s Privacy Policies, including the privacy policy posted on Seller’s website, and (ii) third party website terms, when required to do so by Contract (including any Privacy Contracts). Each website of the Business and all materials distributed or marketed by Seller in respect of or applicable to the Business make and have at all times during the past two years made all material disclosures to users or customers expressly required under Privacy and Security Requirements, and none of such disclosures made or contained in any website of the Business or in any such materials have been inaccurate, misleading or deceptive in a manner which would cause any violation of Privacy and Security Requirements. Correct and complete copies of all Privacy Policies of the Business have been provided to Buyer, and each such Privacy Policy complies, in all material respects, with all Privacy Laws and Privacy Contracts. Seller has provided (currently and at any time during the past two years) accurate notice of any Privacy Policy then in effect to the users of any Business Product and any employees, third party vendors and representatives of the Business, each to the extent such notice is required under Privacy Laws. Each Privacy Policy of Seller provides accurate and sufficient notice of Seller’s then-current privacy practices relating to its subject matter as required by Privacy Laws. During the past two years, no Action by any Person has been received by or asserted against Seller regarding a violation of any Privacy and Security Requirements. To the Seller’s Knowledge, there are no facts or circumstances which could form the basis for any such Action or violation. No Action by any Person, has been received by or asserted against Seller with respect to the collection, use, retention, disclosure, transfer, storage, security, disposal or other Processing of Personal Information. To the Seller’s Knowledge, there are no facts or circumstances which could form the basis for any such Action. Seller and each Acquired Subsidiary have completed all necessary actions in response to any requests of individuals relating to Personal Information, including requests to access, cease processing activities, rectify, erase any Personal Information, and to opt out of the sale or sharing of Personal Information, and communicated such requests to service providers, processors and third parties, in each case in accordance with Privacy Laws, and there are no such requests outstanding. Seller (A) maintains commercially reasonable backup and data recovery, disaster recovery and business continuity plans, procedures and facilities in respect of and in connection with the Business, (B) acts in compliance therewith and (C) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective and meet the Privacy and Security Requirements in all material respects upon such testing, or have been appropriately remediated and proven effective in all material respects upon testing after the applicable remediation. The execution, delivery or performance of this Agreement and the consummation of the Transactions will comply with Privacy and Security Requirements.

(p) Security Safeguards & Incidents. Seller has implemented reasonable, physical, technical and administrative safeguards, that comply with applicable Privacy and Security Requirements and industry standards, regarding protection of Personal Information in Seller’s possession or control from unintended loss or destruction, unauthorized modification and unauthorized access by third Persons, including employees, consultants, contractors and other service providers of the Business. Neither Seller nor any Acquired Subsidiary has received any complaints, whether written or in writing, from any Governmental Authority, data protection authority, private party or other Person regarding the Processing of Personal Information or compliance with applicable Privacy and Security Requirements in respect of or in connection with the Business. No Event has occurred or exists that would, or would reasonably be expected to, require Seller under Privacy Laws or Privacy Contracts to give notice to any Person of any actual or perceived data security breach or unauthorized access to Personal Information. As required by applicable Privacy and Security Requirements, Seller has executed a written Contract with any agents, vendors, or subcontractors of the Business that Processes Personal Information.

(q) Confidentiality. Seller and each Acquired Subsidiary has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Intellectual Property Rights that Seller or any Acquired Subsidiary holds or purports to hold as confidential, whether owned by, or provided to, Seller or any Acquired Subsidiary, and that is material to the ownership or operation of the Business, the value of which to Seller or any Acquired Subsidiary is contingent upon maintenance of the confidentiality thereof. No Trade Secret or confidential know-how owned or purported to be owned by Seller or any of its Subsidiaries in respect of or in connection with the Business has been disclosed or authorized to be disclosed to any third party (other than employees or consultants of the Business who are bound by an agreement protecting Seller’s or any Acquired Subsidiary’s proprietary interests in and to such Trade Secrets and confidential know-how) by Seller, any of its Subsidiaries or any of its employees, or by any third party who received such Trade Secret or confidential know-how from Seller or any of its Subsidiaries in respect of or in connection with the Business, other than pursuant to a non-disclosure agreement that protects Seller’s proprietary interests in and to such Trade Secrets and confidential know-how and where such disclosure would not be materially adverse to the Business. Without limiting the foregoing, Seller and each Acquired Subsidiary have, and enforce, a policy requiring each employee, officer, director, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements, and all current and former employees, officers, directors, consultants, and contractors have executed such agreements. Seller and each Acquired Subsidiary have provided true and complete copies of such forms. All such proprietary information, confidentiality and assignment agreements are valid, binding and enforceable between the applicable Seller or an Acquired Subsidiary and the other parties thereto. Seller and the Acquired Subsidiaries are not in default under (or is alleged to be in breach or in default under), and has not provided or received any notice of breach or default of or any intention to terminate or repudiate the surviving confidentiality or proprietary rights provisions of, any such proprietary information, confidentiality and assignment agreements.

(r) AI Technology. Seller and each Acquired Subsidiary uses all AI Technologies in compliance with the applicable license terms. Neither Seller not any Acquired Subsidiary included and does not include any Personal Information, trade secrets or confidential or proprietary information of Seller or any Acquired Subsidiary, or of any other Person under an obligation of confidentiality by Seller and the Acquired Subsidiaries, in any prompts or inputs into any AI Technologies. The Seller and the Acquired Subsidiaries are in compliance with all Laws applicable to the Seller and each Acquired Subsidiary’s development and implementation of AI Technology and its use of Personal Information in such AI Technology.

3.19 Material Contracts.

(a) Except as set forth on Schedule 3.19(a) (such Contracts responsive to any of the following subsections (whether or not actually set forth thereon), collectively, the “Material Contracts”), neither Seller nor any Acquired Subsidiary is a party to or otherwise subject to or bound by any Contract of the following types:

(i) any Contract with any current or former director, manager, officer, individual employee, consultant, independent contractor or other Person on a full-time, part-time, consulting or other basis in respect of or applicable to the Business (other than (A) any “at-will” Contract that may be terminated by Seller upon thirty (30) days’ or less advance notice without Liability or (B) under which Seller or any Acquired Subsidiary has any further Liability or executory obligations) (1) with respect to employment with or the provision of services providing annual compensation in excess of $100,000, (2) related to any redundancy, severance, separation, settlement, release of claims or other post-termination benefits or (3) providing or granting any change in control, retention or transaction bonuses or similar arrangements required as a result of or triggered (in whole or in part) by the Transactions;

(ii) any Contract (A) related to Indebtedness of Seller or any Acquired Subsidiary (whether incurred, assumed, guaranteed or secured by any asset or properties of the Business or any Acquired Asset), (B) subjecting Seller or any Acquired Subsidiary or any of their respective assets or properties (including the Acquired Assets) to any Lien (other than Permitted Liens) or (C) guarantying any Liability of any other Person in respect of, in connection with or otherwise applicable to the Business;

(iii) any Contract under which Seller or any Acquired Subsidiary (A) is lessee of or holds or operates any personal property owned by any other Person that is used or held for use in, related to or necessary or reasonably required for the ownership or operation of the Business or included in the Acquired Assets, except for any lease of personal property under which the aggregate annual rental payments do not exceed $10,000 or (B) is lessor of or permits any other Person to hold or operate any personal property owned or controlled by it that is used or held for use in or necessary or reasonably required for the ownership or operation of the Business or included in the Acquired Assets;

(iv) any Contract (A) under which Seller or any Acquired Subsidiary is a licensee of or is otherwise granted by any Person any rights to use any Intellectual Property Rights that are used or held for use in, related to or necessary or reasonably required for the ownership or operation of the Business or included in the Acquired Assets (other than non-exclusive licenses of (or agreements to provide Software on a non-exclusive, hosted basis) commercially-available, unmodified Software used solely for Seller’s internal use with a total replacement cost of less than $5,000), (B) which provides for the development of any Intellectual Property Rights for Seller or any Acquired Subsidiary in respect of or in connection with the Business, or (C) that restricts the Seller or any Acquired Subsidiary’s ability to own, use, transfer, license, disclose or enforce any Intellectual Property Rights (or any assignment, license, royalty, development (and co development), concurrent use, settlement, consent to use, covenant not to sue, Software escrow and indemnification agreements relating to any Intellectual Property Rights;

(v) any Contract under which Seller or any Acquired Subsidiary is a licensor or otherwise grants to any Person any rights to use any Intellectual Property Rights in respect of or in connection with the Business (other than Seller or any Acquired Subsidiary’s granting a non-exclusive license of commercially-available, unmodified Software included in the Business Products to its customers in the ordinary course of business);

(vi) any Contract (A) granting a royalty, dividend or similar arrangement based on the revenues or profits of the Business or (B) with respect to any partnership, manufacturer, development, joint venture or similar relationship or arrangement that involves a sharing of revenues, profits, losses, costs or liabilities relating to the Business or any other Person;

(vii) any Contract with any professional employer organization, staffing agency, temporary employee agency or similar company or service;

(viii) any collective bargaining agreement or other Contract with any Union;

(ix) any Contract involving the settlement or compromise of any Action in respect, in connection with or otherwise applicable to the Business;

(x) any Contract related to any completed (during the past two years), pending or future (A) disposition, divestiture or acquisition (whether by merger, sale of stock, sale of assets or otherwise) of any business or material portion of assets or properties (including any Acquired Assets) used or held for use in, related to or necessary or reasonably required for the ownership or operation of the Business by Seller or any Acquired Subsidiary or (B) any consolidation, recapitalization, reorganization or other business combination with respect to Seller or any Acquired Subsidiary, or (C) issuance of any Equity Securities of Seller or any Acquired Subsidiary;

(xi) any Contract pursuant to which Seller or any Acquired Subsidiary is granted a lease in, a sublease in, or the right to use or occupy any land or building used or held for use in the ownership or operation of the Business;

(xii) any Contract or group of related Contracts that involves future expenditure, payment or receipt of consideration in respect of, in connection with or otherwise applicable to the Business in excess of $100,000 in any calendar year;

(xiii) any Contract (A) prohibiting, or purporting to limit or restrict, directly or indirectly, Seller or any Acquired Subsidiary from freely engaging in the Business, including restrictions on Seller’s or any Acquired Subsidiary’s ability to compete, freedom to solicit customers, solicit or hire any Person or to conduct the Business in any geographical area or the type or line of the Business in which they may engage, (B) providing “most favored nation” or other provisions where the pricing, discounts or benefits to any customer of the Business changes based on the pricing, discounts or benefits offered to other customers of the Business, (C) granting a right of first refusal or right of first offer for any line of business, Equity Securities or material portion of Seller’s or any Acquired Subsidiary’s assets or properties (including any Acquired Assets) used or held for use in, related to or necessary or reasonably required for the ownership or operation of the Business or (D) establishing an exclusive sale or purchase obligation in respect of, in connection with or otherwise applicable to the Business with respect to any obligation or geographical area;

(xiv) [Reserved];

(xv) any Contract providing for (A) marketing of the Business or any Business Product or (B) the distribution of, or referrals of sales with respect to the Business or any Business Product;

(xvi) any Contract providing for co-location or software hosting, data hosting or infrastructure hosting services to Seller or any Acquired Subsidiary in respect of, in connection with or otherwise applicable to the Business;

(xvii) any Contract (A) containing an agreement by Seller or any Acquired Subsidiary to provide any Person with access to the source code for any Business Products or (B) between Seller or any Acquired Subsidiary, on the one hand, and an escrow agent, on the other, to provide for the source code for any Business Products to be put in escrow;

(xviii) any Contract with a Significant Customer or Significant Supplier; or

(xix) any Contract material to the Business or any Acquired Asset or Assumed Liability and not otherwise set forth on Schedule 3.19(a) of the Seller Disclosure Schedule.

(b) Except as set forth on Schedule 3.19(b) of the Seller Disclosure Schedule, each Material Contract is in full force and effect and is the legal, valid and binding obligation of, and enforceable against, the applicable Seller or Acquired Subsidiary and, to Seller’s Knowledge, the other parties thereto in accordance with its terms, subject to the Enforceability Exceptions. Except as set forth on Schedule 3.19(b) of the Seller Disclosure Schedule, (i) Seller and each Acquired Subsidiary, as applicable, has performed and complied, in all material respects, with all of its obligations under each Material Contract; (ii) Neither Seller nor any Acquired Subsidiary or, to Seller’s Knowledge, any other party thereto, is in breach of or default in any material respect under any Material Contract or has received any notice or other communication, in writing, of any breach of or default in any material respect under, or the cancellation, termination, modification or acceleration of any Material Contract; (iii) to the Knowledge of Seller, no Event has occurred or exists that (with or without notice, lapse of time or both) will or could reasonably be expected to, (A) result in any breach of or default under (or give any Person the right to declare a default or exercise any remedy under) any Material Contract, or (B) give any Person the right to (1) accelerate the maturity, payment or performance of any material grant, right or other Liability under a Material Contract or (2) cancel, terminate or adversely modify any Material Contract; (iv) neither Seller nor any Acquired Subsidiary or, to Seller’s Knowledge, any other party thereto, is contemplating or threatening any cancellation, termination, acceleration, adverse modification or non-renewal of any Material Contract. Correct and complete copies of each written Material Contract and summaries of the material terms of all oral Material Contracts have been made available to Buyer; and (v) no Subsidiary of Seller other than an Acquired Subsidiary is a party to any of the Contracts that would fall within the definition of Material Contract hereunder if such Subsidiary of Seller was an Acquired Subsidiary.

3.20 Environmental, Health and Safety. Seller and each of its Subsidiaries has complied (currently and at any time during the past six years), in all material respects, with any applicable Laws concerning pollution or protection of the environment, public health and safety, and employee health and safety (collectively “Environmental Laws”) in the ownership or operation of the Business, including obtaining, maintaining and complying with any Permits in all material respects required by Environmental Laws for the ownership and operation of the Business or the use, lease or occupancy of any real property used or held for use in the Business. During the past six years, no Action has been filed or commenced against or received by Seller or any of its Subsidiaries from a Governmental Authority or any other Person alleging any material violation of or material Liability under any such Environmental Laws in respect of, in connection with or otherwise applicable to the Business. Neither Seller nor any of its Subsidiaries has during the past six years assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Liability of any other Person relating to any Environmental Laws in the ownership or operation of the Business. Neither Seller nor any of its Subsidiaries has during the past six years treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, or owned, occupied, or operated any facility or property contaminated by substance in the ownership or operation of the Business which would be reasonably expect to give rise to material Liabilities pursuant to Environmental Laws.

3.21 Insurance. Each insurance policy currently held by, or on behalf or for the benefit of, Seller or any Acquired Subsidiary and applicable to the Business or any Acquired Asset or Assumed Liability (collectively, the “Insurance Policies”) is set forth on Schedule 3.21 of the Seller Disclosure Schedule and complete copies of the Insurance Policies have been made available to Buyer. All premiums due and payable under such Insurance Policies have been timely paid, and Seller and each of its Subsidiaries is (currently and at any time during the past two years) in compliance in all material respects with the terms of the Insurance Policies. The Insurance Policies are in full force and effect and are sufficient for compliance by Seller and any of its Subsidiaries with all Contracts to which Seller or any Acquired Subsidiary is a party or otherwise subject in respect of, in connection with or otherwise applicable to the Business. Neither Seller nor any of its Subsidiaries has received any notice, whether written or oral, of cancellation, termination, premium increase or revocation and, to Seller’s Knowledge, there are no threatened terminations of, or premium increases with respect to, any of the Insurance Policies. There are no pending or former claims under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such policy, and no claims have been filed against the Insurance Policies that could materially erode available policy limits.

3.22 Affiliate Transactions. Except as set forth on Schedule 3.22 of the Seller Disclosure Schedule, no Insider or, to Seller’s Knowledge, any parent, sibling, child, grandchild, or spouse of any of any Insider, or any other Person in which any such Person has an economic interest, (a) to Seller’s Knowledge, has any direct or indirect ownership in, or any employment or consulting agreement with, any Person that competes or does business with the Business (except with respect to any interest of less than three percent (3%) of the outstanding voting shares of any company whose Equity is publicly traded), (b) is, directly or indirectly, interested in any Contract to which Seller or any Acquired Subsidiary is a party or otherwise subject or bound in respect of, in connection with or otherwise applicable to the Business (except for compensation for services as a director, officer, consultant or employee of the Business pursuant to a Material Contract listed in the Seller Disclosure Schedule), (c) has, directly or indirectly, any interest in any property, real or personal, tangible or intangible, used or held for use in, related to or necessary or reasonably required to, the ownership of operation of the Business (except via any interest of less than three percent (3%) of the outstanding voting shares of any company whose Equity is publicly traded), or (d) has, directly or indirectly, a material interest in any Person that purchases from or sells, licenses or furnishes to Seller or any Acquired Subsidiary any goods, property, technology or intellectual or other property rights or services used or held for use in, related to or necessary or reasonably required to, the ownership of operation of the Business or included in the Acquired Assets (except via any interest of less than three percent (3%) of the outstanding voting shares of any company whose Equity is publicly traded) (such interests, Contracts or other transactions contemplated in this Section 3.22, collectively, “Affiliate Transactions”).

3.23 Employment and Labor Matters.

(a) Seller and each of its Subsidiaries has been (currently and at any time during the past two years) in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto. To the Knowledge of Seller no Events have occurred or exist that have, or would reasonably give rise to, any claim by a current or former employee for compensation on termination of employment by Seller or any of its Subsidiaries. All amounts that Seller or any of its Subsidiaries is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by applicable Law have been withheld and paid, and neither Seller nor any of its Subsidiaries has any outstanding obligation to make any such withholding or payment, other than with respect to an open payroll period. There has not been (currently and any time during the past two years) any Action pending or, to Seller’s Knowledge, threatened or reasonably anticipated, to be brought or filed by or against Seller or any of its Subsidiaries (or their respective officers, directors or executives) relating to any employment, independent contractor or consulting contract, any collective bargaining obligation or agreement, discrimination, harassment, pay equity, human rights, equal opportunity, overtime exemption classification, wages and hours, independent contractor classification, labor relations, plant closing notification, occupational health and safety, leave of absence requirements, privacy rights, retaliation, immigration, wrongful discharge, or other violation of the rights of current or former employees, current or former independent contractors, current or former consultants, or employment candidates. To Seller’s Knowledge, each agent of Seller or any of its Subsidiaries who has received employment discrimination or sexual harassment allegations of, or against, any employee of Seller or any of its Subsidiaries has promptly, thoroughly and impartially investigated all such allegations. When indicated by Seller’s or any of its Subsidiaries’ policies, Seller or such of its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further discrimination or harassment and neither Seller nor any of its Subsidiaries reasonably expects to incur any material Liability with respect to any such allegations. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors and consultants for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Latest Balance Sheet) and there are no outstanding agreements, understandings or commitments of Seller or any of its Subsidiaries with respect to any compensation, commissions or bonuses.

(b) Schedule 3.23(b) of the Seller Disclosure Schedule contains a true, accurate and complete list of (i) all employees of Seller and each of its Subsidiaries in respect of or providing services to the Business, specifying each employee’s name; title; employing entity; department; hire date; status (full-time/part-time/ seasonal/temporary); principal place of employment; classification as exempt or non-exempt under the Fair Labor Standards Act (the “FLSA”) or any similar applicable Laws; current year annual base salary or hourly wage; current year target incentive compensation (bonus or commission, as applicable); full, prior year actual incentive compensation (bonus or commission, as applicable); any other benefits; and whether the employee is subject to an employment agreement and (ii) all Persons engaged by Seller or any of its Subsidiaries in respect of or providing services to the Business as independent contractors or consultants at any time during the past two years, specifying each Person’s name; entity with which the Person is or was engaged; start date; end date (if applicable); location; full, prior year total compensation (or, if prior year not available, current year to date total compensation); current year to date total compensation; compensation rate; whether the Person is subject to an independent contractor, consulting or related agreement; and whether the Person subcontracts or has subcontracted to other Persons in performing the work for Seller or a Subsidiary of Seller in respect of or in connection with the Business, or has otherwise used the services of other Persons to perform the work for Seller or a Subsidiary of Seller in respect of or in connection with the Business. All current and former employees of Seller or any of its Subsidiaries in respect of or providing services to the Business who have been classified as exempt under the FLSA or any similar applicable Laws have been properly classified and treated as such, and all current and former employees of Seller or any of its Subsidiaries in respect of or providing services to the Business have been properly compensated for all time worked in accordance with the FLSA and similar Laws. All Persons who have provided services to Seller or any of its Subsidiaries in respect of or in connection with the Business as independent contractors or consultants have been properly classified as independent contractors, rather than employees, of Seller or a Subsidiary of Seller, for purposes of all applicable Laws and Seller Benefits Plans.

(c) Each employee, independent contractor and consultant of Seller or any of its Subsidiaries in respect of or providing services to the Business is terminable at will, without payment of severance or other compensation or consideration, and without advance notice. There are no agreements or understandings between Seller or any of its Subsidiaries, on the one hand, and any of its employees, independent contractors or consultants of the Business, on the other hand, that their employment or services will be for any particular period. None of the executives, officers, or employees of Seller or any of its Subsidiaries in respect of or providing services to the Business having an annual salary of $70,000 or more has given written notice of any intent to terminate his or her employment with Seller or any of its Subsidiaries, and, to Seller’s Knowledge, no such employee intends to terminate his or her employment with Seller or any of its Subsidiaries. Seller and each of its Subsidiaries is in compliance, and, to Seller’s Knowledge, each employee, independent contractor and consultant of Seller or any of its Subsidiaries in respect of or providing services to the Business is in compliance, with the terms of any employment, independent contractor and consulting agreements between such Seller or any of its Subsidiaries and such individual. There are not any oral or informal arrangements, commitments or promises between Seller or any of its Subsidiaries, on the one hand, and any employee, independent contractor or consultant of Seller or any of its Subsidiaries in respect of or providing services to the Business, on the other hand, that have not been documented as part of the formal written agreements between any such individuals and Seller or any of its Subsidiaries. Except as set forth on Schedule 3.23(c) of the Seller Disclosure Schedule, no employee of Seller or any of its Subsidiaries in respect of or providing services to the Business is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person (other than a Seller or any of its Subsidiaries) that would be material to the performance of such employee’s employment duties for the Business, or the ability of Seller or any of its Subsidiaries to conduct the Business. Correct and complete copies of all employment agreements, confidentiality agreements, non-competition agreements, non-solicitation agreements, material employee manuals and handbooks, policy statements and other materials relating to the employment of employees of Seller or any of its Subsidiaries in respect of or providing services to the Business have been made available to Buyer.

(d) Neither Seller nor any of its Subsidiaries has failed to provide advance notice of any plant closing, layoff, termination or reduction in hours as required by, or incurred any Liability under, the Worker Adjustment and Retraining Notification Act of 1988, and including any similar foreign, state, or local Law (the “WARN Act”), and no such action is planned or anticipated. Neither Seller nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Buyer, Seller or any of its Subsidiaries to incur any Liability under the WARN Act following the Closing.

(e) Neither Seller nor any of its Subsidiaries has been (currently and at any time during the past two years) a party or otherwise subject to or bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”) in respect of, in connection with or otherwise applicable to the Business, and there has not been (currently or at any time during the past two years) any Union representing or purporting to represent any employee, independent contractor or consultant of the Business. There has not been any actual or threatened strike, slowdown, work stoppage, lockout or other similar labor disruption or material dispute affecting the Business or any employee, independent contractor or consultant of the Business, with respect to their work for the Business. Neither Seller nor any of its Subsidiaries has any duty to recognize or bargain with any Union or other Person purporting to act as the exclusive bargaining representative of any employee, independent contractor or consultant of the Business. There is no Union, employee representative, other labor organization or other Person purporting to act as the exclusive bargaining representative of any employee, independent contractor or consultant of the Business which, pursuant to Law, must be notified, consulted or negotiated with in connection with the Transactions. Neither Seller nor any of its Subsidiaries has been (currently or at any time during the past two years) the subject of any actual or threatened Action asserting that Seller or any of its Subsidiaries has committed an unfair labor practice in respect of or in connection with the Business. There has never been (currently or at any time during the past two years) any organizing effort or demand for recognition or certification or attempt to organize employees, independent contractors or consultants of the Business by any Union.

(f) Seller has complied (currently and at any time during the past two years) in all material respects with the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder (“IRCA”) with respect to the completion, maintenance and other documentary requirements of Forms I-9 (Employment Eligibility Verification Forms) for all employees of Seller and the re-verification of the employment status of any employees of Seller whose employment authorization documents indicated a limited period of employment authorization. Seller in respect of or in connection with the Business has only employed Persons authorized to work in the United States, other than those employees located overseas. Seller has not received notice of any inspection or investigation relating to an alleged noncompliance with or violation of IRCA by Seller in respect of or in connection with the Business, nor have they been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

3.24 Significant Customers and Significant Suppliers.

(a) Schedule 3.24(a) of the Seller Disclosure Schedule sets forth a complete and correct list of the top 10 customers of the Business (based on revenue received therefrom during such period), (i) for the trailing twelve-month periods ended December 31, 2024 and December 31, 2023 and (ii) as of the date of this Agreement ((i) and (ii), collectively, the “Significant Customers”), including the amount of such revenue for each such Significant Customer as of such date. There are no pending or, to Seller’s Knowledge, threatened, material disputes with any Significant Customer concerning any products or services of the Business, and to the Knowledge of Seller, no Event has occurred or exists that (with or without notice, lapse of time or both) could reasonably be expected to form the basis of any such material dispute. During the past two years, neither Seller nor any of the Acquired Subsidiaries has received any notice or other communication, in writing, from any Significant Customer that such customer has or intends to terminate, cancel, cease doing business with, not renew or let lapse upon the expiration of its term or materially modify its Contract(s) (whether related to payment, price, services to be provided or otherwise) or relationship with Seller or any of its Subsidiaries or materially reduce the rate or volume of products or services or the amount of business or payable to Seller for products and services.

(b) Schedule 3.24(b) of the Seller Disclosure Schedule sets forth a complete and correct list of the ten (10) largest suppliers, vendors or service providers of the Business (based upon amounts spent during such period) (i) for the trailing twelve-month periods ended December 31, 2024 and December 31, 2023, and (ii) as of the date of this Agreement ((i) and (ii), collectively, the “Significant Suppliers”), including the amount of such purchases, fees or service costs for each such Significant Supplier as of such date. Neither Seller nor any of its Subsidiaries has any pending or, to Seller’s Knowledge, threatened, material disputes with any Significant Supplier concerning any products or services of such Significant Supplier, and to the Knowledge of Seller, no Event has occurred or exists that (with or without notice, lapse of time or both) could reasonably be expected to form the basis of any such material dispute. During the past two years, neither Seller nor any of its Subsidiaries has received any notice or other communication, in writing, from any Significant Supplier that such supplier has or intends to terminate, cancel, not renew or let lapse upon the expiration of its term or materially modify its Contract(s) (whether related to payment, price or otherwise) or relationship with Seller or any of its Subsidiaries or stop or materially reduce the rate at which it supplies products or services to Seller or any of its Subsidiaries.

3.25 Certain Transactions and Payments. Neither Seller nor any of its Subsidiaries or any Insider or Representative of Seller or any of its Subsidiaries, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his, her or its influence to affect an act or decision of a government official or employee that relates to the Business, to any (a) governmental official or employee, (b) political party or candidate thereof, or (c) other Person, while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof. Neither Seller nor any of its Subsidiaries or any Insider or Representative of Seller or any of its Subsidiaries or to Seller’s Knowledge, any agent or other third party representative acting on behalf of Seller or any of its Subsidiaries, has (currently or at any time during the past six years) made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any government official or other Person that relates to the Business in violation of any applicable Anti-Corruption Laws in any material respect.

3.26 International Trade and Anti-Corruption. Neither Seller nor any of its Subsidiaries, any Insider, or to the Knowledge of Seller, any Representative acting on behalf of Seller or any of its Subsidiaries, has been (currently or any time during the past six years) in respect of, in connection with or otherwise applicable to the Business: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws in any material respect; (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws in any material respect; (v) engaging in any imports into the United States in violation of any Ex-Im Laws in any material respect, including those regulating the classification and valuation or imported items and payment of applicable antidumping or countervailing duties; or (vi) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s IRS in any material respect (collectively, “Trade Control Laws”). Neither Seller nor any of its Subsidiaries, any Insider, or to the Knowledge of Seller, any Representative acting on behalf of Seller or any of its Subsidiaries, has (currently or any time during the past six years) in respect of, in connection with or otherwise applicable to the Business: (i) received any notice, inquiry, or internal or external allegation, in writing, from, or been subject to any Action by, any Governmental Authority or any other Person related to Trade Control Laws or Anti-Corruption Laws; (ii) made any voluntary or involuntary disclosure to a Governmental Authority or any other Person related to Trade Control Laws or Anti-Corruption Laws; or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

3.27 Brokers. Except as set forth on Schedule 3.27 of the Seller Disclosure Schedule, no broker, finder, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or any future acquisition or disposition of the Business or any Acquired Assets, based upon arrangements made by or on behalf of Seller or any of its Subsidiaries.

3.28 Information Provided. None of the information provided or to be provided by Seller or its Subsidiaries or their respective Representatives for inclusion or incorporation by reference (i) in the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Seller, at the time of the Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Seller is responsible for filing with the SEC in connection with the Transactions and the Reverse Merger will comply in all material respects with the provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations promulgated thereunder.

3.29 SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement or information statement filed with or furnished to the SEC by Seller since January 1, 2022 pursuant to the Securities Act or the Exchange Act (the “SEC Reports”) is publicly available. No such SEC Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2022, as of their respective dates, all SEC Reports complied in all material respects with the applicable rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Seller has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the SEC Reports.

3.30 Independent Investigation. Seller acknowledges that, prior to the execution of this Agreement, Seller and its Affiliates and Representatives have had the opportunity to conduct, and have conducted to the extent they deemed appropriate, an independent investigation, review and analysis of the financial condition of Buyer. Seller further acknowledges that, in the course of such investigation, Seller and its Representatives may have received from Buyer or its Representatives certain documents, materials, estimates, projections, forecasts or other information of a forward-looking or evaluative nature. Except for the individual representations and warranties of Buyer that are expressly set forth in this Agreement and the Ancillary Agreements (collectively, the “Buyer Express Representations”), Seller is not relying upon, and Buyer is not making, any other representation or warranty, whether written or oral, express or implied, statutory or otherwise, with respect to its financial condition or any other matter relating to the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, Seller shall be entitled to rely upon, and to pursue all rights and remedies (including indemnification) in respect of, any inaccuracy in or breach of any Buyer Express Representation regardless of (a) the results of any investigation, examination or review conducted at any time by Seller or its Affiliates or Representatives, or (b) any actual, constructive or imputed knowledge that Seller or any of its Affiliates or Representatives may have had, may have or may hereafter obtain with respect to any such inaccuracy or breach, whether before, on or after the Closing Date. For the avoidance of doubt, the provisions of this paragraph are intended to, and do, preserve Seller’s full benefit of the bargain contained in the Buyer Express Representations and expressly eliminate any requirement that Seller demonstrate reliance or lack of knowledge, and no anti-sandbagging defense or similar doctrine shall be available to Buyer with respect to any claim by Seller for breach of any Buyer Express Representation. Nothing in this paragraph shall limit or impair any claim of Seller based on fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article IV (Representations and Warranties of Buyer) are true and correct as of the date hereof and as of the Closing:

4.1 Organization and Qualification. Buyer is a legal entity duly organized, validly existing and in good standing under its relevant jurisdiction of organization.

4.2 Authorization of Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements to which it is a party and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the Transactions have been duly authorized by all necessary action, and no other proceedings on the part of Buyer is necessary to authorize this Agreement, the Ancillary Agreements to which it is a party or to consummate the Transactions. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the other Parties thereto, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

4.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Buyer does not, and the consummation of the Transactions will not (a) conflict with or violate the Governing Documents of Buyer, (b) conflict with or violate any Laws applicable to Buyer or by which any of Buyer’s assets or properties is bound or subject, (c) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under any of the properties or assets of Buyer pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by or to which Buyer or its respective assets or properties is bound or subject or (d) require Buyer to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority or third Person.

4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

4.5 Sufficiency of Funds. Buyer hereby represents and warrants that Buyer will have, at the Closing, sufficient funds available to enable Buyer to pay the Purchase Price and any other amounts required to be paid by Buyer pursuant to this Agreement.

4.6 Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and will not be rendered insolvent by the transactions contemplated hereby.

4.7 Independent Investigation. Buyer acknowledges that, prior to the execution of this Agreement, Buyer and its Affiliates and Representatives have had the opportunity to conduct, and have conducted to the extent they deemed appropriate, an independent investigation, review and analysis of the Business, including its operations, assets, liabilities, results of operations, financial condition, Intellectual Property and prospects. Buyer further acknowledges that, in the course of such investigation, Buyer and its Representatives may have received from Seller or its Representatives certain documents, materials, estimates, projections, forecasts or other information of a forward-looking or evaluative nature. Except for the individual representations and warranties of Seller that are expressly set forth in this Agreement and the Ancillary Agreements (collectively, the “Express Representations”), Buyer is not relying upon, and Seller is not making, any other representation or warranty, whether written or oral, express or implied, statutory or otherwise, with respect to the Business, the Acquired Assets, the Assumed Liabilities or any other matter relating to the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to rely upon, and to pursue all rights and remedies (including indemnification) in respect of, any inaccuracy in or breach of any Express Representation regardless of (a) the results of any investigation, examination or review conducted at any time by Buyer or its Affiliates or Representatives, or (b) any actual, constructive or imputed knowledge that Buyer or any of its Affiliates or Representatives may have had, may have or may hereafter obtain with respect to any such inaccuracy or breach, whether before, on or after the Closing Date. For the avoidance of doubt, the provisions of this paragraph are intended to, and do, preserve Buyer’s full benefit of the bargain contained in the Express Representations and expressly eliminate any requirement that Buyer demonstrate reliance or lack of knowledge, and no anti-sandbagging defense or similar doctrine shall be available to Seller with respect to any claim by Buyer for breach of any Express Representation. Nothing in this paragraph shall limit or impair any claim of Buyer based on fraud.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Appropriate Actions; Consents; Filings. The Parties shall cooperate with each other in connection with, and each of Seller and Buyer shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to (i) take, or to cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under the Agreement and the other Ancillary Agreements to which they are a party, applicable Law or otherwise to consummate and make effective the Transactions, (ii) obtain from any Governmental Authorities any consents, licenses, Permits, waivers, approvals, authorizations or Orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority required to be made by such Governmental Authority in connection with this Agreement, the other Ancillary Agreements to and the consummation of the Transactions, and (iii) make all necessary filings, notices and other required submissions, with respect to this Agreement and the Ancillary Agreements, that are necessary, proper or advisable under applicable Law or otherwise are required to obtain the Seller Approvals and to comply with applicable Law. Each of the Seller Approvals shall be in writing and in form and substance reasonably satisfactory to Buyer, and executed counterparts of such Seller Approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof. Notwithstanding anything herein to the contrary, none of Buyer or its Affiliates, or Seller or its Affiliates, shall be required to pay any amounts in connection with obtaining any Seller Approvals or to provide any guarantees of the obligations of Seller or its Affiliates or any other Person.

5.2 Confidentiality; Public Announcements. Except to the extent disclosure is required by applicable Law or the rules and regulations of any national securities exchange, Seller shall, and shall cause its Affiliates to, continue to maintain the confidentiality of all Confidential Information. In the event that Seller reasonably believes, after consultation with counsel, that it is required by Law to disclose any confidential information described in this Section 5.2, Seller shall: (a) provide Buyer with prompt notice before such disclosure so that Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information; and (b) cooperate with Buyer and Buyer’s Affiliates in attempting to obtain such order or assurance. Except to the extent issuance is required by Law, or the rules and regulations of any national securities exchange or national securities quotation system, Seller shall not issue any press releases, announcements or other releases of information related to this Agreement, the Ancillary Agreements or the Transactions, without the written consent of Buyer, and in the case of such releases of information that are required by applicable Law or the rules and regulations of any national securities exchange, Seller shall consult with Buyer about such release of information and allow Buyer reasonable time to comment on such release of information in advance of such issuance.

5.3 Payoff Amounts; Payoff Letters. It is contemplated by the Parties and Section 2.4 that all Indebtedness of Seller and its Subsidiaries set forth on Schedule 5.3 (which Buyer may update from time to time prior to Closing to include any Indebtedness incurred by Seller or the Acquired Subsidiaries after the execution and delivery of this Agreement that gives rise to any lien on the Acquired Assets or any assets of the Acquired Subsidiaries) (the “Repaid Indebtedness”) will be fully repaid, and such repayment will be funded with a portion of the amounts payable hereunder. In order to facilitate such repayment, no less than three (3) Business Days prior to the Closing, Seller obtained payoff letters for the Repaid Indebtedness (the “Payoff Letters”), which Payoff Letters are in a form reasonably satisfactory to Buyer and include: (a) the balance required to pay off all obligations arising in connection with such Repaid Indebtedness in whole as of the Closing (including outstanding principal, all accrued and unpaid interest, the per-diem interest amount and any and all prepayment penalties (such amount through and including the Closing Date, the “Payoff Amounts”)); (b) a statement from each secured creditor that upon payment of the applicable Payoff Amount, any Liens relating to the assets or properties (including any Acquired Assets) of Seller and its Subsidiaries shall immediately be released; and (c) wiring instructions for the payment of the Payoff Amounts on which Buyer and Buyer’s Affiliates shall be entitled to rely. At the Closing, Buyer shall make, or cause to be made, the payments referenced in such Payoff Letters in order to discharge the Repaid Indebtedness covered thereby in accordance with Section 2.4.

5.4 Conduct of the Business. From the date hereof until the earlier of (i) the Closing Date and (ii) the termination of the Agreement in accordance with its terms (such period, the “Interim Period”), Seller covenants and agrees that it shall, and shall cause each of its Subsidiaries and controlled-Affiliates (collectively, the “Seller Group”) to:

(a) Ordinary Course Operations and Preservation. Use commercially reasonable efforts to (i) operate and maintain the Business only in the ordinary course of business consistent with past practice, including with respect to production, sales, marketing, research and development, quality assurance, inventory management, order fulfillment, customer service, and payment of trade payables; (ii) preserve, in all material respects, the current relationships of the Business with customers, suppliers, landlords, and other Persons with which the Business has significant business relationships in the ordinary course of business and consistent with past practices; and (iii) keep and maintain the Acquired Assets in good repair and normal operating condition, wear and tear excepted.

(b) Preservation of Business and Assets. Use commercially reasonable efforts to (i) preserve intact the present business organization, goodwill, reputation, and relationships of the Business with customers, suppliers, distributors, licensors, employees, regulators, landlords, lenders, and other third parties; (ii) maintain the properties, plant, equipment, fixtures, and other tangible assets used or useful in the Business in at least as good order and condition (ordinary wear and tear excepted) as on the date hereof; (iii) maintain in full force and effect all current policies of insurance (or substantially equivalent replacement coverages) with respect to the Business and the Acquired Assets; (iv) maintain in effect and good standing all material Permits necessary to conduct the Business as presently conducted and as contemplated to be conducted through the Closing; (v) pay its debts, Taxes, and other obligations when due; and (vi) defend and protect the Acquired Assets from infringement or usurpation.

(c) Compliance With Laws and Contracts. (i) Comply in all material respects with all applicable Laws and Orders applicable to the operation of the Business and the ownership or use of the Acquired Assets; (ii) perform in all material respects all obligations under, and not amend, terminate, waive, or assign any material rights under, any Contract that is material to the Business or that would constitute a Material Contract if in effect on the date hereof; (iii) perform all of its obligations under all Assumed Contracts; and (iv) maintain the Books and Records of the Business in accordance with past practice.

(d) Prohibited Actions Without Buyer Consent. Except (w) as contemplated or expressly permitted by this Agreement, (x) for any actions taken, or to be taken, by Seller in connection with (1) Seller’s anticipated post-Closing Reverse Merger, but only to the extent not adverse to the Business the Acquired Assets or Assumed Liabilities or (2) capital raising activities that Seller may undertake before Closing, including sale of equity, public offerings, private placements, ATM offerings, equity lines of credit, or debt financings, including convertible debt, but only to the extent not adverse to the Business the Acquired Assets or Assumed Liabilities, (y) as required by applicable Law, or (z) with Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), Seller shall not, and shall cause each member of the Seller Group not to, directly or indirectly:

(i) make or authorize any change in any of Seller’s and Subsidiaries’ charter or bylaws to the extent such amendment or change would prevent, impede or delay the Stockholder Approval, the consummation of the Transactions or otherwise adversely affect the Acquired Assets or the Assumed Liabilities;

(ii) declare, set aside, or pay any dividend or other distribution (whether in cash, equity, property, or otherwise) in respect of any of Seller’s or any Subsidiary’s equity interests, or redeem, purchase, or otherwise acquire any equity interests of Seller or any Subsidiary, except for intercompany cash distributions solely among Seller and/in the ordinary course of business and not adverse to the Business, Acquired Assets or Assumed Liabilities;

(iii) except to the extent not adverse to the Business, Acquired Assets or Assumed Liabilities: issue, sell, grant, pledge, dispose of, encumber, or otherwise transfer, or authorize the issuance, sale, grant, pledge, disposition, encumbrance, or transfer of, (A) any equity interests of Seller or any Subsidiary, or (B) any options, warrants, convertible securities, or other rights to acquire equity interests of Seller or any Subsidiary, or any “phantom” equity, profit participation, or similar rights;

(iv) split, combine, subdivide, recapitalize, reclassify, or otherwise change any equity interests of Seller or any Subsidiary;

(v) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, share exchange, restructuring, or other reorganization of Seller or any Subsidiary, or effect any such transaction;

(vi) form any new Subsidiary or, other than in the ordinary course of business, enter into any joint venture, partnership, strategic alliance, or similar arrangement;

(vii) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a material portion of the assets of, or by any other manner, any business or any Person, or otherwise acquire any material assets, properties, or rights, other than purchases of Inventory or raw materials in the ordinary course of business;

(viii) sell, lease, sublease, license, transfer, abandon, dedicate to the public, fail to maintain, mortgage, pledge, encumber, or otherwise dispose of any Acquired Asset or any material asset of any Subsidiary, or any interest therein (other than (A) sales of Inventory in the ordinary course of business, or (B) Permitted Liens arising after the date hereof in the ordinary course of business), or enter into any agreement regarding the foregoing.

(ix) incur, assume, guarantee, prepay, refinance, or otherwise become liable for any Indebtedness (including through the issuance or sale of any debt securities), other than (A) current liabilities incurred in the ordinary course of business, or (B) borrowings under existing revolving credit facilities incurred in the ordinary course of business for working capital purposes and not in excess of the aggregate amount outstanding thereunder on the date hereof.

(x) cancel, forgive, waive, compromise, assign, or fail to diligently pursue collection of any claims or rights with a value in excess of $25,000 individually or $50,000 in the aggregate.

(xi) make, authorize, or commit to make capital expenditures in excess of those set forth on the forecasts thereof (if any) delivered to Buyer prior to the date hereof, or in excess of $25,000, individually or $50,000 in the aggregate.

(xii) enter into, materially amend, renew, terminate, or waive any material rights under, or assign any interest in, any Material Contract, Leases, or Assumed Contracts, (or any Contract that would constitute a Material Contract, Assumed Contract, or Lease if entered into prior to the date hereof), except in the ordinary course of business consistent with past practice or to the extent not adverse to the Business, Acquired Assets or Assumed Liabilities.

(xiii) fail to maintain its Books and Records in accordance with past practices and GAAP applied on a consistent basis.

(xiv) adopt or change any method of accounting, except as required by GAAP or applicable Law.

(xv) make, change, or revoke any material Tax election; adopt or change any Tax accounting period or method of Tax accounting; file any amended income or other material Tax Return; settle, concede, compromise, or abandon any material Tax claim, audit, or proceeding; surrender any right to claim a material refund; or waive or extend any statute of limitations with respect to Taxes.

(xvi) enter into any transaction with any Affiliate or Insider that would be required to be disclosed under Item 404 of Regulation S-K, other than transactions solely among Seller and wholly owned Subsidiaries in the ordinary course of business.

(xvii) grant any increase in the compensation or benefits payable or to become payable to any Continuing Employee (other than scheduled increases in base salary or wages in the ordinary course of business consistent with past practice, or as required by applicable Law or existing Seller Benefit Plans set forth on Schedule 3.14(a) of the Seller Disclosure Schedule), or establish, adopt, enter into, materially amend, or terminate any collective bargaining agreement or Seller Benefits Plan; or increase the salary payable to any Continuing Employee or enter into any new bonus, incentive, employee benefits, severance or termination agreement or arrangement with any Continuing Employee or independent contractor of the Business, except in the ordinary course of business consistent with past practices or to the extent required under the terms of any Seller Benefits Plan or Contract of the Business or to comply with applicable Law.

(xviii) except to the extent not adverse to the Business, Acquired Assets or Assumed Liabilities, hire, engage, promote, demote, transfer, or terminate (other than for cause) any individual whose annualized aggregate compensation would exceed $100,000, or implement any plant closing or employee layoff that could implicate the WARN Act.

(xix) accelerate or delay the collection of Accounts Receivable or the payment of accounts payable or other liabilities outside the ordinary course of business.

(xx) enter into any agreement that limits or restricts the ability of the Business, Seller, any Subsidiary, or, after Closing, Buyer or its Affiliates, to (A) compete in any line of business or geographic area, (B) solicit or hire employees other than pursuant to customary confidentiality agreements entered into in the ordinary course of business, or (C) solicit or transact business with any Person.

(xxi) fail to maintain in full force and effect and protect any Business Intellectual Property or grant any exclusive license or other exclusive right with respect to any material Business Intellectual Property; disclose any material Trade Secrets except pursuant to a confidentiality agreement entered into in the ordinary course of business; or otherwise abandon, dedicate to the public, or knowingly permit to lapse any material Intellectual Property Rights.

(xxii) settle, release, waive, or compromise any pending or threatened Action involving the Business or any Acquired Asset with an amount at stake or settlement value in excess of $25,000 or that imposes any material non-monetary remedy or restriction on the Business.

(xxiii) take, fail to take, or permit any action that, individually or in the aggregate, would reasonably be expected to (A) result in a Seller Material Adverse Effect, (B) cause any representation or warranty of Seller contained in this Agreement to be untrue in any material respect as of any time during the Interim Period to the extent that it would be reasonably expected to result in any condition to Closing set forth in Article VIII not being satisfied, (C) result in any condition to Closing set forth in Article VIII not being satisfied, or (D) cause any of the changes, events, or conditions described in Section 3.12 (Absence of Certain Changes or Events) to occur.

5.5 Access to Records and Personnel.

(a) Exchange of Information. From and after the Closing Date, until the second (2nd) anniversary of the Closing Date, each Party shall provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access (including using commercially reasonable efforts to give access to third parties possessing information), during normal business hours, to the other Party’s Representatives and to any books, records, documents, files and correspondence in the possession or under the control of the other Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority, (ii) for use in any other judicial, regulatory, administrative or other Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements arising from or relating to the Transactions, (iii) for use in any Proceeding relating to the infringement of the Intellectual Property Rights of another Person, or (iv) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that, no Party shall be required to provide access to or disclose information where such access or disclosure would violate any Law or waive any attorney-client or other similar privilege (provided, that, the Parties shall take all commercially reasonable measures to permit the compliance the obligations set forth in this Section 6.4 in a manner that avoids any such harm or consequence).

(b) Ownership of Information. Except as otherwise specifically provided in this Agreement, (i) any information owned by a Party that is provided to a requesting Party pursuant to this Section 5.5 shall be deemed to remain the property of the providing Party and (ii) nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(c) Record Retention. Except as otherwise specifically provided in this Agreement, each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business or any Acquired Asset or Assumed Liability (the “Books and Records”) in such Party or its Affiliates’ respective possession or reasonable control for six (6) years following the Closing Date. Following the expiration of such period, Seller or its Affiliates may destroy or otherwise dispose of any Books and Records, provided, that, prior to such destruction or disposal (i) Seller or its Affiliates shall use commercially reasonable efforts to provide no less than thirty (30) days’ prior written notice to Buyer of any such proposed destruction or disposal (which notice shall specify in detail which of the Books and Records is proposed to be so destroyed or disposed of), and (ii) if Buyer shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, Seller or its Affiliate proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by Buyer (it being understood and agreed that any reasonable out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by Buyer).

(d) Limitation of Liability. Without limiting the indemnification obligations set forth in Article X (including any inaccuracies in or breaches of any representations and warranties set forth in this Agreement or any Ancillary Agreement), no Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Section 5.5 is inaccurate.

(e) Other Agreements Providing For Exchange of Information. From and after the Closing Date, to the extent that Buyer or any Affiliate of Buyer receives any mail or packages addressed to Seller not relating to the Business or any Acquired Asset or Assumed Liability, Buyer shall promptly deliver, or cause to be delivered, such mail or packages to the Seller Representative. From and after the Closing Date, Buyer may deliver to the Seller Representative any checks or drafts made payable to Seller or any Affiliate of Seller that constitute payment in respect of the Business or any Acquired Asset or Assumed Liability, and the Seller Representative shall promptly deposit, or cause to be deposited, such checks or drafts, and, upon receipt of funds, reimburse Buyer within five (5) Business Days for the amounts of all such checks or drafts, or, if so requested by Buyer, endorse such checks or drafts to Buyer for collection. From and after the Closing Date, the extent Seller or any Affiliate of Seller receives any mail or packages addressed to Seller or any Affiliate of Seller that relates to the Business or any Acquired Asset or Assumed Liability, the Seller Representative shall promptly deliver, or cause to be delivered, such mail or packages to Buyer.

5.6 Further Assurances; Additional Agreements.

(a) From time to time after the Closing, as and when requested by any Party, each Party shall use all commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such agreements, documents, certificates and other instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transactions. Without limiting the generality of the foregoing, Seller shall, and shall cause its Affiliates and Representatives to, from time to time after the Closing, at Buyer’s request, to execute, acknowledge, and deliver to Buyer such other instruments of conveyance and transfer, and take such other actions and execute and deliver such other agreements, documents, certificates, instruments, and further assurances, as reasonably necessary in order to vest more effectively in Buyer or to put Buyer, more fully in possession of, the Acquired Assets. Each Party shall bear its own costs and expenses in compliance with this Section 5.6(a).

(b) From time to time after the Closing, Seller shall, and shall cause its Affiliates and Representatives to, promptly and within ten (10) Business Days transfer or deliver to Buyer cash, checks (which shall be properly endorsed) or other property that Seller or its Affiliates or Representatives may receive in respect of any Acquired Asset or Assumed Liability. From time to time after the Closing, Buyer shall, and shall cause its Affiliates and Representatives to, promptly transfer or deliver to the Seller Representative cash, checks (which shall be properly endorsed) or other property that Buyer or any Affiliate or Representative of Buyer may receive in respect of any Excluded Asset or Excluded Liability.

(c) From time to time after the Closing, Seller shall, and shall cause its Affiliates and Representatives to, reasonably cooperate with Buyer and Buyer’s Affiliates and Representatives in their efforts to continue and maintain for the benefit of Buyer any business relationship of Seller or the Acquired Subsidiaries existing prior to the Closing in respect of or in connection with the Business or any Acquired Asset or Assumed Liability, including relationships with any Governmental Authority and any licensor, customer, vendor, distributor, lessor, supplier, contractor, consultant, service provider or other business relation of the Business, at the expense of Buyer.

5.7 Payments with Respect to Accounts Receivable.

(a) Following the Closing, the Seller Representative shall remit to Buyer within five (5) Business Days following receipt thereof all monies received by Seller or its Affiliates in payment for any accounts receivable included in the Acquired Assets acquired by Buyer as of the Closing. Payments remitted to Buyer pursuant to this Section 5.7(a) shall be accompanied by a description of the accounts receivable to which they relate, including an invoice or account number, as applicable and as available from normal accounting systems of Seller.

(b) Following the Closing, (i) Buyer shall instruct any licensor, customer, vendor, distributor, lessor, supplier, contractor, consultant, service provider or other business relation of the Business to remit to Buyer or Buyer’s Affiliate payment for all future amounts payable to the Business and control the billing, invoicing and collection of any accounts receivable of the Business (whether or not included in the Acquired Assets) and any communications with customers of the Business in respect thereof and (ii) neither Seller nor its Affiliates shall seek to collect any such accounts receivable and shall refrain from communicating with any customers of the Business in respect thereof; provided, that, to the extent the Seller Representative shall have consulted with Buyer regarding the communications to such customers, Seller or its Affiliates may communicate with such customers (if permitted by Buyer in its sole discretion) to the extent consistent with the content and form of communication reasonably approved by Buyer.

(c) As and when reasonably requested by Buyer, Seller shall, and shall cause their Affiliates to, confirm the validity of the instructions provided by Buyer to any such licensor, customer, vendor, distributor, lessor, supplier, contractor, consultant, service provider or other business relation; provided, that, the Seller Representative shall consult with Buyer regarding the communications to such Persons, and Seller’s and its Affiliate’s communications shall be consistent with the content and form of communication reasonably approved by Buyer. The Seller Representative shall periodically provide Buyer with such additional evidence or supporting detail as Buyer may reasonably request regarding particular payments or outstanding accounts.

5.8 Payments with Respect to Excluded Liabilities. Following the Closing, Seller shall, and shall cause its Affiliates to, continue to timely pay, perform and discharge, as and when due, any Excluded Liabilities retained by Seller or Affiliate of Seller at the Closing, including any accounts payable and accrued liabilities, and Buyer shall, and shall cause its Affiliates to, to timely pay, perform and discharge, as and when due, any Assumed Liabilities. The Seller Representative shall provide Buyer with such additional evidence or supporting detail as Buyer may reasonably request regarding particular payments or outstanding accounts or liabilities, including a description of the Excluded Liabilities to which they relate, including an invoice or account number, as applicable and as available from normal accounting systems of Seller. Notwithstanding, if Buyer deems it material to the continued operation of the Business, Buyer, in its sole discretion, may elect to pay, perform and/or discharge any such Excluded Liability. This payment, performance and/or discharge of such Excluded Liability shall not constitute an assumption of such Excluded Liability, and Seller agrees and understands that such obligations shall remain classified as an Excluded Liability and that Seller will be liable to reimburse Buyer in full for any such amounts expended on Excluded Liabilities upon demand by Buyer in accordance with Article X.

5.9 Insurance Policies.

(a) All insurance policies of Seller or any of its Affiliates in effect at any time at or prior to the Closing Date (the “Seller Insurance Policies”), together with all rights, benefits and privileges thereunder, shall be retained by Seller or its Affiliates from and after the Closing Date, and Buyer shall have no rights with respect to such policies, except that, to the extent permitted by such Seller Insurance Policies and the applicable insurer (which permission, if any, shall be obtained by Buyer, at the sole cost and expense of Buyer), Buyer shall have the right to:

(i) assert claims (and Seller shall, and shall cause its Affiliates to, assist Buyer in asserting claims, at the sole cost and expense of Buyer) for any Liability with respect to the Business or any Acquired Asset or Assumed Liability under such Seller Insurance Policies that are “occurrence basis” policies which provide coverage with respect to the Business or any Acquired Asset or Assumed Liability (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing Date to the extent that the terms and conditions of any such Occurrence Basis Policies and any Contracts related to such policies so allow; and

(ii) continue to prosecute claims (and Seller shall, and shall cause its Affiliates to, assist Buyer in connection therewith, at the sole cost and expense of Buyer) for any Liability with respect to the Business or any Acquired Asset or Assumed Liability properly asserted with the insurance carrier prior to the Closing Date under such Seller Insurance Policies that are “claims made basis” policies and which provide coverage with respect to the Business or any Acquired Asset or Assumed Liability (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing Date to the extent that the terms and conditions of any such Claims Made Policies and any Contracts related to such policies so allow.

(b) Buyer shall have the right to notify the Seller Representative (on behalf of Seller and its Affiliates) of any claims related to the Business or any Acquired Asset or Assumed Liability that would or may be subject to any Seller Insurance Policy and based on Events that have occurred or exist at or prior to the Closing, and Seller shall, and shall cause its Affiliates to, (i) not seek to change any rights and obligations of Seller or its Affiliates under the Seller Insurance Policies; and (ii) use their commercially reasonable efforts, at the sole cost and expense of Buyer, to timely file such claims with the applicable insurance carriers. Each Party shall use commercially reasonable efforts to keep each other Party advised of the status of (and any developments regarding) any such claims, and to cooperate with each other Party and any insurance carrier in connection with the investigation and defense of any such claims. The Seller Representative (on behalf of Seller) shall remit to Buyer within five (5) Business Days following receipt thereof all proceeds received by Seller or its Affiliates under the Seller Insurance Policies with respect to such claims made in respect of the Business or any Acquired Asset or Assumed Liability pursuant to this Section 5.9.

5.10 Cooperation with Audit. During the period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date, Seller shall, and shall cause its Affiliates to, upon reasonable advance notice by Buyer, at the sole cost and expense of Buyer, reasonably cooperate with Buyer’s and Buyer’s Affiliates’ and each of their Representatives’ reasonable requests for financial or Tax information or materials concerning the Business or any Acquired Asset or Assumed Liability generally, for assistance with an audit of the financial statements of the Business following the Closing Date or concerning other financial or Tax matters relating to the Business or any Acquired Asset or Assumed Liability.

5.11 Use of Business Marks. Seller, on behalf of itself and its Affiliates, and each of their respective successors, assigns, equityholders, officers, directors, managers, partners, next of kin, representatives, administrators, executors, agents and any other Person claiming by, through, or under any of the foregoing (each, a “Seller Related Party”), hereby agrees that upon the Closing, Buyer shall have the sole right to the use of all of Seller’s right, title and interest in the service marks, names, trade names and trademarks set forth on Schedule 5.11 or substantially similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise relating to, used or held for use in, or necessary or reasonably required for the ownership or operation of the Business, including any name or mark confusingly similar thereto and the trademarks and service marks related thereto (collectively, the “Business Marks”). Seller shall not, and shall cause its Affiliates not to, use any of the Business Marks or any confusingly similar variation or simulation thereof in any manner anywhere in the world after Closing. At the Closing, Seller shall deliver to Buyer all such executed documents as may be required to change Seller’s and its Affiliates’ (other than the Acquired Subsidiaries) name on that date to another name bearing no similarity to “Sonim” or any derivation thereof, including any name change amendments with the Secretary of State of the State of Delaware and appropriate name change notices for each jurisdiction where Seller or its Affiliate is qualified to do business.

5.12 Domain Name Transfer. At the Closing, Seller shall and shall cause each of the Acquired Subsidiaries to take all actions reasonably necessary to convey all Seller’s and any such Acquired Subsidiary’s right, title and interest in any domain names included in the Acquired Assets to Buyer. Prior to the Closing Date, Buyer shall determine, in its sole discretion, the landing pages associated with all domain names included in the Acquired Assets. To the extent Seller fails to take any action required under this Section 5.12 after request by Buyer, Seller, for itself and on behalf of each of its Subsidiaries hereby appoints Buyer as its attorney-in-fact to file all such documents and update all such information on or after the Closing.

5.13 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any Bulk Sales Law that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer (provided, that, for clarity, any Liabilities arising out of the failure of Seller or any Acquired Subsidiary to comply with the requirements and provisions of any Bulk Sales Law shall be treated as an Excluded Liability).

5.14 Assignment of Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign (or assignment of) any Contract if an attempted assignment thereof, without consent, authorization, approval or waiver of any third Person, would constitute a breach, violation or other contravention of or default under such Contract or applicable Law or in any way adversely affect the rights or obligations of Buyer under such Contract following the assignment thereof. Unless and until such consent, authorization, approval or waiver is obtained, or if an attempted assignment (or assignment) of such Contract would be ineffective or would adversely affect the rights or obligations of Seller or any Acquired Subsidiary under or with respect to such Contract such that Buyer would not in fact receive all rights under or with respect to such Contract, Seller and each Acquired Subsidiary, as applicable, and Buyer, shall enter into an arrangement under which Buyer shall obtain the benefits under such Contract in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller and each Acquired Subsidiary, as applicable, shall use commercially reasonable efforts to enforce for the benefit of Buyer, any and all rights of Seller or such Acquired Subsidiary against all applicable third Persons. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver. Following the Closing, Seller shall use commercially reasonable efforts, and Buyer shall cooperate with Seller, to (i) obtain any release, substitution or amendment required to novate to Buyer all Liabilities under any and all Assumed Contracts that would constitute Assumed Liabilities but for the Parties’ inability to obtain such consent, authorization, approval or waiver, or release, substitution or amendment, or (ii) obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such Liabilities from and after the Closing Date, provided, that Buyer receives all rights under or with respect to such Assumed Contracts. Without limiting the generality of the foregoing, the Seller Representative (on behalf of Seller and its Affiliates) shall promptly pay to Buyer when received all monies received under any such Contract, and Buyer shall pay, defend, discharge and perform any Assumed Liability under such Contract.

5.15 Retained Assets. To the extent that title held by Seller or any of its controlled-Affiliates as of the Closing to any material asset or property (including, for the avoidance of doubt, Software, Business Intellectual Property and Assumed Contracts) used or held for use, related to, or necessary or reasonably required for the ownership or operation of the Business at or prior to the Closing (other than the Excluded Assets or Assets subject to any Transition Services Agreement) is retained by Seller or any of Seller’s controlled-Affiliates at and after the Closing (whether knowingly or not), Seller shall, and shall cause its Affiliates to, promptly transfer any such title to such asset or property to Buyer for the payment of no additional consideration and such asset or property shall be held in trust for Buyer pending such transfer.

5.16 Waiver of Certain Rights. Seller, on behalf of itself and its Subsidiaries, hereby waives any past, present or future right of first refusal or offer, put or call right, co-sale or tag-along right, pre-emptive, anti-dilution or other similar right of Seller or Seller Related Party, that may be applicable to, or triggered by, this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, regardless of whether such requirement or right is pursuant to any Governing Document, Contract, Law or otherwise.

5.17 Waiver of Contribution Rights. From and after the Closing, Seller, on behalf of itself and its controlled-Affiliates, hereby expressly: (a) waives and releases any rights of subrogation, offset, contribution, indemnification, advancement of expenses or other remedies or rights of recovery of Seller or its controlled-Affiliates and any Seller Related Party, regardless of whether such right is pursuant to any Governing Document, Contract, Law or otherwise, for any Event prior to the Closing that gives or may give rise to any indemnification obligation or other Liability of or against any Acquired Subsidiary or with respect to the Acquired Assets or Assumed Liabilities; (b) waives, and covenants to, and to cause any Seller Related Party to, refrain from, directly or indirectly, exercising, enforcing, asserting or otherwise commencing any Action with respect to, any remedies or rights described in Section 5.17(a); and (c) agrees that neither Seller nor its controlled-Affiliates nor any Seller Related Party shall have a right of contribution, subrogation, assignment or other right of recovery against or indemnity from any Buyer Indemnified Party in the event Seller, its Affiliates or any Seller Related Party is required to take, or refrain from taking, any action, whether by the payment of money or otherwise, as a result of Section 5.17(a) or (b).

5.18 Release.

(a) Effective upon the Closing, Seller, on behalf of itself, and its controlled-Affiliates, hereby irrevocably and unconditionally releases, acquits and forever discharges Buyer and each of Buyer’s Affiliates and each of their respective past, present, and future, direct and indirect, equityholders, parents, Subsidiaries, principals, directors, managers, partners, general partners, limited partners, officers, employees, trustees, joint ventures, predecessors, insurers, attorneys, agents and representatives, and each of their respective successors, assigns, beneficiaries, heirs, executors, personal and legal representatives (individually, a “Releasee” and, collectively, the “Releasees”) of and from any commitment, obligation, right, promise, compensation, Contract, Action, Liability, Damage or claim of any kind or nature, at Law or in equity, arising out of or relating to, directly or indirectly, any act, omission, matter, cause, circumstance, event or other transaction occurring contemporaneously with or prior to the Closing, in respect of, in connection with or otherwise applicable to the Business or any Acquired Asset, Assumed Liability, Excluded Asset or Excluded Liability, including any claims arising from or relating to Seller or its Affiliates or any Seller Related Party’s prior relationship or status with any Releasee (the “Causes of Action”); provided, however, that the Causes of Action shall not include any rights or claims by such Releasee arising from or under this Agreement or any Ancillary Agreement or Excluded Agreement. Seller, its Affiliates and each Seller Related Party understands that this is a full and final general release of any Actions, Damages or Liabilities of any kind or nature, that could have been asserted in any Action against any Releasee that is released under the prior sentence.

(b) Seller, on behalf of itself, and its controlled-Affiliates, acknowledges and agrees that any rights under Section 1542 of the California Civil Code or any similar provision of any applicable Law are hereby expressly waived by Seller, its Affiliates and each Seller Related Party. Said section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, this Section 5.18 is intended to include in its effect all any Actions, Damages or Liabilities of any kind or nature which Seller, its Affiliates or any Seller Related Party does not know of or suspect to exist in its favor at the time of signing this Agreement, and that this release contemplates the release of any such Actions, Damages or Liabilities.

(c) Seller, on behalf of itself, and its controlled-Affiliates, represents and warrants to the Releasees that: (i) neither it nor any of its controlled-Affiliates has assigned any Causes of Action against any Releasee; (ii) it has consulted with counsel with respect to this Agreement and has been fully apprised of the consequences of this release; (iii) it has had access to adequate information regarding the terms of this Agreement and any other matters encompassed by this Agreement or the Transactions (including the scope and effect of this release) to make an informed and knowledgeable decision with respect to entering into this Agreement, the Ancillary Agreements and consummating the Transactions; and (iv) it has not relied upon any Releasee in deciding to enter into this Agreement or the Ancillary Agreements and has made its own independent analysis and decision to enter into this Agreement and the Ancillary Agreements. Effective upon the Closing, Seller, on behalf of itself, its controlled-Affiliates, waives, and covenants to refrain from and to cause each controlled-Affiliate to refrain from, directly or indirectly, exercising, enforcing, asserting or otherwise commencing any Action with respect to, the Causes of Action. The Releasees are intended to be third party beneficiaries of this Section 5.18.

5.19 Representative; Fees and Expenses.

(a) For purposes of this Agreement and the Ancillary Agreements, Seller hereby agrees to the appointment of the party designated above as the initial Seller Representative of Seller, as the attorney-in-fact for and on behalf of Seller, and the taking by the Seller Representative of any and all actions and the making of any decisions required or permitted to be taken by them under or contemplated by this Agreement, the Ancillary Agreements and the other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby, including the exercise of the power to (i) execute this Agreement, the Ancillary Agreements and any other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby, including all amendments to such documents, and take all actions required or permitted to be taken under such documents, (ii) authorize delivery to Buyer of the Escrow Funds, or any portion thereof, in satisfaction of indemnification or other claims contemplated by this Agreement or as provided in the Escrow Agreement, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such indemnification or other claims, (iv) resolve any indemnification or other claims, (v) receive and forward notices and communications pursuant to this Agreement and the Ancillary Agreements, and (vi) take all actions necessary in the judgment of the Seller Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, the Ancillary Agreements and any other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby. The Seller Representative hereby accepts his appointment as the Seller Representative. The Seller Representative is hereby authorized by Seller to act on its behalf as required hereunder and under the Ancillary Agreements and to disburse the Escrow Funds as set forth in the Escrow Agreement. Seller agrees to be bound by all actions taken and documents executed by the Seller Representative in connection with is Agreement, the Ancillary Agreements and any other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby, including this Section 5.19. Each Buyer Indemnified Party will be entitled to rely on any action or decision of the Seller Representative as the full and final decision of Seller and will be fully protected and indemnified for its reliance thereof. Seller and its Affiliates shall release and discharge the Buyer Indemnified Parties from and against any Liability arising out of or in connection with any action or decision of the Seller Representative or the Seller Representative’s failure to distribute any amounts received by the Seller Representative on behalf of, or for further distribution to, Seller or other Person. At any time during the term of the Escrow Agreement, Seller shall be entitled to appoint a new Seller Representative by sending notice of such appointment to Buyer and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the notice or the date such notice is received by both Buyer and the Escrow Agent.

(b) Each Party acknowledges that the Seller Representative’s obligations under this Section 5.19 are solely as a representative of Seller and its controlled-Affiliates, that all the obligations to indemnify the Buyer Indemnified Parties under this Section 5.19 are the obligations of Seller (and not the Seller Representative’s except in his capacity as an Indemnifying Party, if applicable), and that the Seller Representative shall have no responsibility for any expenses incurred by the Seller Representative acting in such capacity. Without limiting the foregoing, Seller and its controlled-Affiliates agree to reimburse the Seller Representative jointly and severally for all reasonable out-of-pocket expenses incurred by the Seller Representative in the performance of such Seller Representative’s duties hereunder.

(c) The Seller Representative shall incur no Liability of any kind with respect to any action or omission by the Seller Representative in connection with the Seller Representative’s services as the Seller Representative pursuant to this Agreement, the Ancillary Agreements and any other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby. Seller and its controlled-Affiliates shall, jointly and severally, indemnify, defend and hold harmless the Seller Representative from and against any and all Damages, Liability, damage, claim, penalty, fine, forfeiture, action, fee, cost and expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Seller Representative’s execution and performance of this Agreement, the Ancillary Agreements and any other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby, in each case, as such Representative Loss is suffered or incurred.

5.20 No Solicitation.

(a) Except as permitted by this Section 5.20, during the Interim Period, Seller shall not, and Seller shall, and shall cause its Subsidiaries, and its and their respective directors, officers, employees and other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or knowingly induce, encourage, facilitate or assist, entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, any other Person (other than Buyer or its Representatives) regarding any merger, consolidation, business combination, sale of stock, liquidation, dissolution, reorganization, recapitalization, sale of assets or any other similar transaction by Seller or any of its Subsidiaries involving, directly or indirectly, all or any part of the Business or any of the Acquired Assets (other than sales of inventory in the ordinary course of business consistent with past practice) (any of the above, an “Alternative Transaction”) or any proposal or offer that would reasonably be expected to constitute or lead to an Alternative Transaction, (ii) engage in, participate in or otherwise continue any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate the making of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Alternative Transaction, or (iii) negotiate, agree to enter into or enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Alternative Transaction, other than any Acceptable Confidentiality Agreement. Neither Seller, any of its Subsidiaries, nor any of their respective Representatives, have any agreement, arrangement, or understanding with respect to any Alternative Transaction. Seller shall, and Seller shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Alternative Transaction, or proposal or offer that constitutes, or would reasonably be expected to lead to any Alternative Transaction. Seller will promptly inform the individuals and entities referred to in the preceding sentence of the obligations undertaken in this Section 5.20. Seller will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making an Alternative Transaction within the past two years to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Business and promptly terminate all physical and electronic data access previously granted to such person. Seller shall promptly (but in any event within two Business Days after any Representatives of Seller or any of its Subsidiaries becomes aware of the occurrence of any of the events set forth in clauses (A)-(C) below) notify Buyer if (A) any Alternative Transaction or any indication of interest, proposal or offer with respect to an Alternative Transaction is received by, (B) any non-public information is requested in connection with any Alternative Transaction from, or (C) any discussions or negotiation with respect to an Alternative Transaction are sought to be initiated or continued with, it, or any of such Representatives, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Buyer reasonably informed, on a reasonably current basis, of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(b) Notwithstanding anything to the contrary in Section 5.20(a), at any time prior to receipt of the Stockholder Approval, Seller may furnish information to, and negotiate or otherwise engage in discussions with (“Permitted Actions”), any Person who delivers a bona fide proposal or offer from any Person or group (other than Buyer or its Representatives) relating to, in a single transaction or series of related transactions, an Alternative Transaction, that was not solicited or otherwise obtained in violation of Section 5.20(a), if and so long as (i) the Board of Seller determines in good faith after consultation with its financial advisors and outside legal counsel that (x) such proposal or offer constitutes a Superior Proposal and (y) the failure to take Permitted Actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (ii) there has been no breach of Section 5.20(a) in connection with such proposal or offer, (iii) Seller has provided at least 24 hours prior written notice to Buyer of its intention to furnish information to, and negotiate or otherwise engage in discussions with, any Person and (iv) Seller has provided Buyer with a copy of written inquiry, proposal or offer; provided, however, that Seller (x) will not take any such action without first entering into an Acceptable Confidentiality Agreement with such Person, and (y) will concurrently (and in any event within 24 hours) provide to Buyer any non-public information related to the Seller, the Business or any Acquired Assets provided to such other Person which was not previously provided to Buyer. Additionally, notwithstanding anything to the contrary in Section 5.20(a) or in this Section 5.20(b), to the extent that any Person who delivers a bona fide proposal or offer from any Person or group (other than Buyer or its Representatives) relating to, in a single transaction or series of related transactions, an Alternative Transaction, that was not solicited or otherwise obtained in violation of Section 5.20(a), the Board may, to the extent required in order to fulfill the director’s fiduciary duties under applicable law, request follow-up information from such Person solely to the extent Seller, after consultation with its financial advisors and outside legal counsel, in good faith determines that such information is reasonably necessary to determine whether such proposal or offer may constitute a Superior Proposal. For the avoidance of doubt, the immediately preceding sentence shall not permit the Seller or the Board to engage in any activities that are prohibited under Section 5.20(a).

(c) Seller agrees that it will keep Buyer reasonably informed, on a prompt basis, of the status and material terms of any such proposals or offers and the current basis of the status and details (including any material developments) in respect of any such discussions or negotiations and that it will deliver to Buyer a summary of any material changes to any such proposals or offers and all nonpublic information being furnished to such Person.

(d) Except as set forth in this Section 5.20(d), neither the Board nor any committee thereof shall (i) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, the Board Recommendation, (ii) recommend the approval or adoption of, or approve or adopt, declare advisable, or publicly propose to recommend, approve, adopt or declare advisable, any Alternative Transaction, (iii) publicly take a neutral position or no position with respect to an Alternative Transaction at any time beyond ten Business Days after receipt of such Alternative Transaction by Seller or any public announcement by the party that made the Alternative Transaction proposal, (iv) fail to publicly reaffirm the Board Recommendation within five Business Days of a reasonable written request by Buyer to make such public reaffirmation or (v) make any public statement in connection with the Stockholders Meeting that is inconsistent with the Board Recommendation (any action described in this clause being referred to as an “Adverse Recommendation Change”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Stockholder Approval (and in no event after the receipt of the Stockholder Approval), the Board may effect an Adverse Recommendation Change and, subject to compliance with this Section 5.20 and Section 9.1 (Grounds for Termination), terminate this Agreement if and only if the Board receives an unsolicited proposal, offer or inquiry related to an Alternative Transaction that the Board has determined to be a Superior Proposal and further determines in good faith after consultation with its financial advisors and outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law. Prior to effecting such Adverse Recommendation Change, Seller shall provide Buyer with five (5) Business Days’ prior written notice advising Buyer of its intention to effect an Adverse Recommendation Change, and specifying in reasonable detail the material terms and conditions of, and the identity of any Person proposing, such Superior Proposal, and Seller shall, during such time and if requested by Buyer, engage in good faith negotiations with Buyer to amend this Agreement (x) such that such Superior Proposal would no longer constitute a Superior Proposal or (y) in a manner that obviates the need to effect an Adverse Recommendation Change, as applicable. Notwithstanding any Adverse Recommendation Change, if this Agreement is not otherwise terminated by any Party in accordance with the terms hereof, this Agreement shall be submitted to Seller stockholders at the Stockholders Meeting for the purpose of voting on adopting this Agreement, and nothing contained herein shall be deemed to relieve Seller of such obligation. From the date of this Agreement until the Closing Date, Seller shall not terminate, amend, modify or waive any provision of any “standstill” or similar agreement to which Seller is a party and shall use its reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof, except, in each case, to the extent the Board determines in good faith, after consultation with outside legal counsel, that taking such action would result in a violation of the fiduciary duties of the board of directors of Seller under applicable Law.

5.21 Preparation of Form S-4 and Proxy Statement; Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (i) Seller shall, in consultation with Buyer, prepare and file with the SEC, the Proxy Statement and (ii) Seller shall prepare file with the SEC, Form S-4, which will include the Proxy Statement as a prospectus. Seller shall not file the Proxy Statement (or any preliminary version thereof) or Form S-4 with the SEC without first providing Buyer and its counsel a reasonable opportunity to review and comment thereon, and Seller shall give reasonable and good faith consideration to all additions, deletions or changes suggested by Buyer or its counsel. Buyer shall provide to Seller all information concerning Buyer and its Affiliates as may be reasonably requested by Seller in connection with the Proxy Statement and shall otherwise reasonably assist in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC, provided that, unless otherwise expressly required by applicable Law, no disclosure relating specifically to non-public information about Buyer or its Affiliates may be made without Buyer’s prior written approval. Seller shall include in the Proxy Statement the Board Recommendation. Each of Seller and Buyer shall correct any information provided by it for use in the Proxy Statement or Form S-4, as applicable, as promptly as reasonably practicable if and to the extent such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller shall be responsible for 100% of the fees, costs and expenses associated with the preparation, filing and mailing of the Proxy Statement and Form S-4.

(b) Seller shall use its reasonable best efforts to (i) have Form S-4 declared effective under the Securities Act as promptly as practicable after the filing of Form S-4 with the SEC, (ii) mail or deliver the Proxy Statement to its stockholders as promptly as practicable after Form S-4 is declared effective and (iii) keep Form S-4 effective for so long as necessary to complete the Transaction contemplated hereby.

(c) Seller shall (i) notify Buyer promptly of the receipt of any comments, whether written or oral, from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or Form S-4 or for additional information and (ii) supply Buyer with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such filings. Seller shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement and Form S-4. Notwithstanding the foregoing, prior to responding to any comments from the SEC or its staff, Seller shall consult with Buyer and provide Buyer and its counsel a reasonable opportunity to review and comment on any response thereto, Seller shall give reasonable and good faith consideration to all additions, deletions or changes suggested by Buyer or its counsel, and shall include in such response all comments reasonably proposed by Buyer.

(d) Seller shall advise Buyer, promptly after it receives notice thereof, (x) of the time of effectiveness of Form S-4, (y) the issuance of any stop order relating thereto, and Seller shall use its reasonable best efforts to have any such stop order lifted, reversed or otherwise terminated.

(e) No amendment or supplement to portion of the Proxy Statement or Form S-4 relating to Buyer or its Affiliates, the Business, the Acquired Assets, the Assumed Liabilities or the Transactions shall be made by Seller without the prior written approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed).

(f) Seller will take all action necessary in accordance with applicable Law, its organizational documents and the rules of Nasdaq to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as reasonably practicable following the effectiveness of Form S-4, for the purpose of obtaining the Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, Seller shall convene, subject to Section 5.20(d), and hold the Stockholder Meeting as soon as practicable (but in no event more than 60 days) following the date that the SEC declares Form S-4 effective and the Proxy Statement is mailed to Seller’s stockholders or on such other date elected by Seller with Buyer’s prior written consent (which shall not to be unreasonably withheld, conditioned or delayed). Seller shall use its reasonable best efforts to solicit proxies to obtain the Stockholder Approval.

(g) Seller shall cooperate with and keep Buyer informed upon Buyer’s reasonable request regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to Seller’s stockholders. Seller shall be permitted to postpone or adjourn the Stockholder Meeting (after consultation with Buyer) to a date that is on or before the one hundred fifty-seventh (157th) day following the date hereof, if, but only if, (i) as of the time that the Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are (A) holders of an insufficient number of shares of Seller’s common stock present or represented by proxy at the Stockholder Meeting to constitute a quorum at the Stockholder Meeting or (B) if Buyer has not received proxies representing a sufficient number of shares for Stockholder Approval or the Reverse Merger Approval, (ii) Seller has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law or Governmental Order with respect to the Stockholder Approval or the Reverse Merger Approval to postpone or adjourn the Stockholder Meeting (whether or not the quorum is present), (iii) Seller is requested to postpone or adjourn the Stockholder Meeting by the SEC or its staff for any reason, or (iv) with the prior written consent of Buyer; provided, that the Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Stockholder Meeting was originally scheduled; and provided further, the Stockholder Meeting may not be postponed or adjourned on the date the Stockholder Meeting is scheduled if Seller shall have received proxies in respect of an aggregate number of Seller’s Common Stock, which have not been withdrawn, such that Stockholder Approval and Reverse Merger Approval will be obtained at such meeting.

5.22 Seller Disclosure Schedule Updates. From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of any matter, event, development, or circumstance arising after the date hereof (an “Intervening Event”) that would require a modification or addition to any of the Seller Disclosure Schedules in order to ensure the information set forth therein remains accurate, complete, and not misleading in any material respect. For the avoidance doubt, no matter, event, development, or circumstance that relates directly or indirectly to the time period prior to the date hereof shall constitute an Intervening Event. Unless (and except to the extent that) an Intervening Event is expressly disclosed in any Form 10-K, Form 10-Q, Form 8-K, proxy statement, or registration statement filed with the SEC by Seller prior to such date, Seller shall deliver to Buyer an updated version of the applicable Disclosure Schedule(s) reflecting such modifications or additions (a) with respect to any Intervening Event arising in the ordinary course of business and consistent with past practice and without any action by Seller or any of its Subsidiaries that would constitute a breach of any covenant hereunder, regardless of whether or not such Intervening Event is material to the Business, on a monthly basis (with Seller delivering such updates no later than the end of each calendar month ending before the Closing Date and, with respect to any partial month that ends on the Closing Date, by the Closing Date), and (y) with respect to any other Intervening Event, within ten (10) Business Days after Seller becoming aware of such matter (but not later than five (5) Business Days prior to the Closing Date. Any such update shall (i) clearly identify the section(s) of the Agreement to which the update relates, (ii) provide a reasonably detailed explanation of the underlying facts and circumstances, and (iii) include copies of any relevant documentation, to the extent such documentation is necessary to provide a full understanding of the matter disclosed. The provision of such updated Disclosure Schedule(s) pursuant to this Section shall not (i) be deemed to cure any breach of any representation, warranty, or covenant hereunder, nor shall it affect the rights or remedies of either Party in respect of any such breach, unless expressly agreed to in writing by Buyer, (ii) be deemed to add or remove any item from the definitions of Acquired Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities, unless expressly agreed to in writing by Buyer, (iii) prevent any future adverse development that may occur with respect to such matter from being a breach of any. representation, warranty, or covenant hereunder or (iv) be deemed to amend, supplement or update the Disclosure Schedules delivered on the date hereof.

5.23 Reverse Merger. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that, in addition to the Transactions, Seller is contemporaneously involved in the Reverse Merger, which Seller contemplates will be consummated after the Closing. The Parties agree and acknowledge Seller would not have contemplated the Transactions but for the anticipation of a Reverse Merger as a strategic transaction that is complimentary, but does not serve as an alternative, to the Transactions. The Parties agree to reasonably cooperate with one another in connection with Seller’s evaluation, pursuit and/or consummation of any Reverse Merger; provided, however, that the Closing of the Transactions is not conditioned on, or otherwise related to, the consummation of the Reverse Merger. Nothing in this Agreement shall be construed to restrict, prohibit, or otherwise limit Seller’s ability to explore, negotiate, or consummate a Reverse Merger following the consummation of the Transactions, provided, however, that in no event such activities or amendments shall involve, the Business, the Acquired Assets or Assumed Liabilities. For clarification, notwithstanding anything herein to the contrary, the Reverse Merger shall not constitute an Alternative Transaction.

5.24 Foreign Subsidiaries.

(a) Seller shall, and shall cause each of its Subsidiaries and controlled-Affiliates to, use commercially reasonable efforts to cooperate with Buyer, an Affiliate of Buyer or a third-party nominee of Buyer (including a third-party vendor of Buyer) in hiring the employees of Sonim India that are Continuing Employees.

(b) Although this Agreement contemplates that (subject to all of the terms and conditions hereof) Buyer will hire (or cause a Buyer nominee to hire) the employees of Sonim India rather than acquiring the issued and outstanding capital stock of Sonim India, during the Interim Period, Buyer agrees to in good faith to consider acquiring the issued and outstanding capital stock of Sonim India instead of directly hiring (or causing a Buyer nominee to directly hire) such employees. If, based on its further due diligence, Buyer determines that it is willing to acquire the issued and outstanding capital stock of Sonim India (in which case Sonim India would be an Acquired Subsidiary hereunder) in lieu of hiring (or causing a Buyer nominee to hire) the employees of Sonim India, and if Seller is willing for Buyer to acquire such capital stock, the Parties agree that any such acquisition shall be contingent on all of the terms and conditions of such acquisition (including any related modifications of this Agreement) being acceptable to each Party, in its sole discretion

(c) Buyer agrees to in good faith consider acquiring the issued and outstanding capital stock of Sonim Technologies Germany GmbH (“Sonim Germany”). If, based on its further due diligence, Buyer determines that it is willing to acquire the issued and outstanding capital stock of Sonim Germany, Buyer will notify Seller in writing and Sonim Germany will be deemed an Acquired Subsidiary hereunder.

5.25 R&W Insurance Policy. Although this Agreement contemplates that no representation and warranty insurance will be obtained in connection with the Transactions, Buyer and Seller have agreed to consider in good faith obtaining a buy-side representation and warranty insurance policy with respect to the representations and warranties of Seller in this Agreement and the Ancillary Documents (the “R&W Insurance Policy”). If, after the signing, Buyer consents to obtaining an R&W Insurance Policy (which consent Buyer will not unreasonably withhold, condition or delay so long as the following terms and conditions are satisfied), and if Seller is willing for Buyer to obtain an R&W Insurance Policy, the Parties agree that they would use commercially reasonable efforts to obtain such R&W Insurance Policy (including Buyer conducting reasonable and customary due diligence for purposes of the underwriting process), provided that the following terms and conditions shall apply to the potential use of a R&W Insurance Party: (i) Buyer and Seller shall mutually (and in the case of Buyer reasonably) agree on the use of the R&W Insurance Policy, (ii) Seller shall pay all premiums, underwriting costs and other post-Agreement-signing expenses associated with procuring and implementing the R&W Insurance Policy, (iii) Seller shall be responsible for the entirety of the retention amount under the R&W Insurance Policy and shall place such amount in escrow on customary terms that are reasonably acceptable to Buyer (provided that if the R&W Insurance Policy includes a retention drop-down schedule reducing the retention amount at specific points in time, the escrow will include customary provisions relating to the release of funds from the escrow to Seller to match the retention drop-down), (iv) the policy limit of the R&W Insurance Policy shall be not less than $3,000,000, (v) the R&W Insurance Policy shall be provided by a reputable insurer on customary terms that are reasonably acceptable to Buyer, (vi) the R&W Insurance Policy will cover fundamental representations and will include tax coverage/synthetic tax indemnity, (vii) in the event a Buyer Indemnified Party has a right to recover Damages pursuant to the R&W Insurance Policy, Buyer shall use commercially reasonable efforts to recover such Damages pursuant to the R&W Insurance Policy before bringing an indemnity claim (to the extent permitted under this Agreement) against the Seller (provided that in no event will the foregoing require Buyer to initiate any legal proceeding against the R&W insurance Policy insurer) and (viii) the parties will amend or amend and restate this Agreement as mutually agreed by Buyer and Seller to account for the use of the R&W Insurance Policy, including without limitation, modifications to the indemnity escrow (being adjusted to 100% of the retention under the R&W Insurance Policy, with the potential for a separate (to be negotiated) escrow if any known liability is excluded from coverage), scope of representations and warranties, interim period covenants and “bring down” requirements, and the indemnity provisions.

ARTICLE VI

TAX MATTERS

6.1 Tax Matters.

(a) Straddle Period/Tax Return Preparation. For purposes of allocating responsibility for Taxes between Buyer and Seller under this Section 6.1(a) attributable to any Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period shall be: (i) in the case of Taxes based upon or related to income, gain or receipts, the amount that would be payable if the Straddle Period had ended at the end of the day on the Closing Date and the books of the Seller and the Acquired Subsidiaries were closed as of the close of such date; provided, however, that (A) depreciation, amortization and cost recovery deductions will be taken into account in accordance with the principles of clause (iii) below, and (B) any Taxes that would be computed at the end of a Tax year, including income from any pass-through entities shall be computed as if the applicable Tax year of such entity ended on the Closing Date; (ii) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date (other than any such Taxes imposed as a result of an event occurring on the Closing Date but after the Closing); and (iii) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clauses (i) or (ii) above, the amount of such Taxes for the entire Straddle Period multiplied by a fraction (X) the numerator of which is the number of calendar days in the period ending on the Closing Date and (Y) the denominator of which is the number of calendar days in the entire Straddle Period. Seller shall be liable for the Acquired Subsidiaries’ Taxes that are attributable to a Pre-Closing Tax Period (including, for the avoidance of doubt, the pre-Closing portion of any Straddle Period), and Buyer shall be liable for the Acquired Subsidiaries’ Taxes that are attributable to the post-Closing Tax period, which Taxes shall be included in the calculation of Indebtedness as Current Income Taxes. With respect to any Tax Return of any Acquired Subsidiary required to be filed after the Closing Date that includes a Pre-Closing Tax Period or a Straddle Period (a “Buyer Prepared Tax Return”), Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed each such Buyer Prepared Tax Return. Each such Buyer Prepared Tax Return shall be prepared in a manner consistent with past custom and practice of the applicable Acquired Subsidiary (unless otherwise required by Law). Buyer shall deliver a true, correct, and complete copy of each such Buyer Prepared Tax Return that is an income Tax Return (together with reasonably requested supporting documentation) to Seller for review no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions); provided, however, that if such Tax Return is required to be filed within ninety (90) days following the Closing Date, Buyer shall provide such copy as soon as commercially reasonable. Buyer shall accept any reasonable comments provided by Seller in writing at least ten (10) days before the due date (taking into account applicable extensions), to the extent such comments relate to a Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date. Buyer shall not, and shall not permit any Acquired Subsidiary to amend, refile, or otherwise modify any Tax Return of an Acquired Subsidiary for any tax period ending on or before the Closing Date without the prior written consent of Seller (not to be unreasonably withheld, conditioned, or delayed), unless required by Law. The Seller and Buyer shall cooperate to promptly reimburse the other for any such Taxes based on their respective liability for such Taxes as determined pursuant to this Section 6.1(a), except to the extent such Taxes have already been included in the calculation of Indebtedness as Current Income Taxes.

(b) Transfer Taxes. All transfer, documentary, registration, sales, use and similar Taxes incurred in connection with and as a result of the transfer of the Acquired Assets or the Equity Interests of the Acquired Subsidiaries that are not based on net income, together with any related fee, penalties, interest and additions to such Taxes (“Transfer Taxes”) shall be paid (x) with respect to the first $200,000 thereof in the aggregate, 50% by the Seller and 50% by the Buyer and (y) with respect to any amount thereof in the aggregate in excess of $200,000, by the Seller. The party customarily responsible under applicable Law shall file all necessary Tax Returns (for which such party is customarily responsible) with respect to Transfer Taxes. The Seller Representative and Buyer shall cooperate in timely preparing and filing all Tax Returns as may be required under applicable Laws and in timely providing of any information and documentation that may be necessary to obtain available exemptions from any Transfer Taxes.

(c) Cooperation. Each Party shall (i) provide assistance to each other party as reasonably requested in preparing and filing Tax returns and responding to related Actions, audits, examinations, litigation or other proceedings with Tax authorities; (ii) make available to each other party as reasonably requested all material information, records, and documents relating to Taxes; (iii) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax return, or for any Action, audit, examination, litigation or other proceeding relating to Taxes; and (iv) cooperate fully, as and to the extent reasonably requested by any other party, in connection with any Action, audit, examination, litigation or other proceeding with respect to Taxes.

6.2 Purchase Price Allocation. Seller and Buyer agree to allocate the Purchase Price and all other relevant amounts (the “Tax Consideration”) among the Acquired Assets as of the Closing Date in accordance with the methodology set forth on Schedule 6.2 and Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation Methodology”). No later than sixty (60) days after the Purchase Price is finally determined pursuant to Section 2.5, Buyer shall deliver to Seller Representative an allocation of the Tax Consideration among the Acquired Assets as of the Closing Date (the “Draft Purchase Price Allocation”), together with detailed supporting calculations and such other materials with respect thereto as Seller Representative shall reasonably request. The Draft Purchase Price Allocation shall be prepared in accordance with the Purchase Price Allocation Methodology. If Seller Representative does not object to the Draft Purchase Price Allocation within thirty (30) days of receipt thereof, then the Draft Purchase Price Allocation shall become final and binding on the parties hereto and shall be referred to herein as the “Purchase Price Allocation.” Any objection to the Draft Purchase Price Allocation shall be made in writing to Buyer and shall set forth the basis for such objection in reasonable detail. If Seller Representative so objects to the Draft Purchase Price Allocation, then Seller Representative and Buyer shall negotiate in good faith to resolve promptly any such objection. If Seller Representative and Buyer do not obtain a final resolution within fifteen (15) days after Seller Representative has received the statement of objections, then Representative and Buyer shall submit the disputed items to the Accounting Firm for resolution in accordance with the principles of Section 2.5(d), mutatis mutandis. The Draft Purchase Price Allocation, as amended to reflect any agreement among Seller and Buyer and the resolution of any disputed items by the Accounting Firm, shall be referred to herein as the “Purchase Price Allocation.” Buyer and Seller and their respective Affiliates shall report, act and file all Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Purchase Price Allocation as well as any amendments to such Tax Returns required with respect to any adjustment to the Tax Consideration. None of Buyer, the Seller or any of their respective Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the information set forth on the Purchase Price Allocation, unless required to do so by applicable Law; provided, however, that (i) Buyer’s cost for the assets that it is deemed to acquire may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated and (ii) the amount realized by the Seller may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes. At each time that an adjustment to the Tax Consideration is made after the Purchase Price Allocation is finalized as a result of any provision of this Agreement, Buyer shall deliver to the Seller a revised Purchase Price Allocation following the principles set forth in this Section 6.2 and each party shall file any supplemental Tax Returns as applicable. Any disputes regarding the revised Purchase Price Allocation shall be addressed in the same manner as set forth above with respect to the deliverance of the initial Purchase Price Allocation.

ARTICLE VII

EMPLOYEE AND RELATED MATTERS

7.1 Employees and Related Matters. Nothing in this Agreement shall limit the ability of Buyer to modify the salary or wage level or terminate the employment of any Continuing Employee at any time and for any reason, including without cause. Seller shall terminate the employment of the Continuing Employees effective as of the date immediately prior to the Closing. Seller shall be solely responsible for the payment of all Benefits Liabilities that are or become payable to any current or former employees, contractors, consultants, directors, or retirees of the Business on or prior to the Closing Date or as a result (in whole or in part) of the Transactions contemplated hereby. Seller shall be solely liable for the payment of all Benefits Liabilities that are or become payable to any current or former employees, contractors, consultants, directors or retirees of the Business after the Closing Date to the extent that such remuneration, compensation, benefit or perquisite was earned or accrued as of the Closing Date. For purposes of the preceding, any Benefits Liability shall, to the extent that it vests or becomes payable by reason of the occurrence of the Closing, automatically be deemed to have been earned and accrued as of the Closing Date.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Buyer’s Condition Precedents. The obligation of Buyer to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement and the Ancillary Agreements (i) qualified as to materiality or “Seller Material Adverse Effect” shall be true and correct (1) as of the date of this Agreement in all respects and (2) as of the Closing Date in all respects except to the extent that the failure to be so true and correct in all respects as of the Closing Date would not have or be reasonably expected to have a Material Adverse Effect, and (ii) those not so qualified shall be true and correct (1) as of the date of this Agreement in all material respects and (2) as of the Closing Date in all material respects except to the extent that the failure to be so true and correct in all material respects as of the Closing Date would not have or be reasonably expected to have a Material Adverse Effect, in each case, provided, however, that the Fundamental Representations of Seller set forth in this Agreement shall be true and correct in all respects, in each instance, as of the date of this Agreement and as of the Closing Date as though made at and as of such date, except to the extent such representations and warranties expressly relate to a specified date earlier than the date of this Agreement (in which case such representations and warranties qualified as to materiality or “Seller Material Adverse Effect” shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, further, with respect to the entirety of the foregoing, without giving effect to any update to the Seller Disclosure Schedule (other than with respect to any Intervening Event arising in the ordinary course of business and consistent with past practice and arising without any action by Seller or any of its Subsidiaries that would constitute a breach of any covenant hereunder, it being understood that, for the avoidance of doubt, no Intervening Event constituting a breach of a Fundamental Representation, Section 3.13 (Litigation) or Section 3.24 (Significant Customers and Suppliers) shall be deemed to arise in the ordinary course of business or be consistent with past practice) or any investigation of the information contained in the representations and warranties made herein or on the Seller Disclosure Schedule.

(b) Compliance with Agreements. The covenants, agreements and obligations required by this Agreement or the Ancillary Agreements to be performed and complied with by Seller prior to or at the Closing shall have been performed and complied with in all material respects, except (in the case of Sections 5.4(a), 5.4(b) and 5.4(c)) to the extent that the failure to have performed and complied in all material respects would not have or be reasonably expected to have a Material Adverse Effect.

(c) Material Adverse Effect. Since the date hereof, there shall not have occurred (nor shall Buyer have become aware of), and no effect or circumstance shall exist which would be expected to have, a Seller Material Adverse Effect.

(d) No Proceedings. No Legal Proceedings shall have been instituted or threatened seeking to restrain, enjoin or prohibit, and there shall not be in effect any Order (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting, the consummation of the transactions contemplated hereby.

(e) No Illegality or Delay. No action shall have been taken or threatened, and no Law or Order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement and the other Ancillary Agreements by any Government Entity that would (i) make the consummation of the transactions contemplated hereby or thereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby or thereby or (ii) render any party unable to consummate the transactions contemplated hereby or thereby.

(f) Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law.

(g) RESERVED.

(h) RESERVED.

(i) Closing Deliveries of Seller. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer (unless the delivery thereof is waived in writing by Buyer) the following documents and other items, in form and substance acceptable to Buyer:

(i) Secretary’s Certificate. A certificate, dated as of the Closing Date, duly executed on behalf Seller and each Acquired Subsidiary by its Secretary or other authorized officer, certifying (A) the Seller Charter Documents, (B) the resolutions of the board of directors, managers or similar governing body or member(s), as applicable, of Seller and each Acquired Subsidiary approving the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the Transactions and (C) the action taken by the stockholders or member(s), as applicable, of Seller and each Acquired Subsidiary approving the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the Transactions.

(ii) Escrow Agreement. The Escrow Agreement, dated as of the Closing Date, duly executed by the Seller Representative and the Escrow Agent.

(iii) Bill of Sale. A Bill of Sale, Assignment and Assumption Agreement, in form and substance mutually and reasonably acceptable to the Parties (the “Bill of Sale”), duly executed by Seller.

(iv) Intellectual Property Assignment Agreement. An Intellectual Property Assignment Agreement, in form and substance mutually and reasonably acceptable to the Parties (the “Intellectual Property Assignment Agreement”), duly executed by Seller.

(v) Closing Certificate. Execute and deliver to Buyer a certificate dated as of the Closing Date, signed by a duly authorized officer of Seller, certifying that the conditions set forth in Sections 8.1(a) through (i) have been duly satisfied.

(vi) RESERVED.

(vii) Transition Services Agreement. A Transition Services Agreement, in form and substance mutually and reasonably acceptable to the Parties (the “Transition Services Agreement”), dated as of the Closing Date, duly executed by Buyer and Seller.

(viii) RESERVED.

(ix) Payoff Letters. The Payoff Letters and any UCC authorizations, filings or other releases as may be reasonably required to evidence the satisfaction of the Repaid Indebtedness and the release of any related Liens.

(x) Pre-Closing Statement. The Pre-Closing Statement, dated as of the Closing Date, duly executed by Seller.

(xi) Distribution Schedule. The final Distribution Schedule, prepared in accordance with Section 2.4(a)(i).

(xii) Good Standing Certificates. Certificates of the appropriate officials of each jurisdiction where Seller and each Acquired Subsidiary is, or is required to be, qualified to do business stating that Seller and each Acquired Subsidiary is in good standing, qualified to do business or the equivalent in such jurisdiction, certified on a date not greater than ten (10) days prior to the Closing Date.

(xiii) Termination of Contracts. Evidence of the termination of the Contracts, Permits, obligations and arrangements set forth on Schedule 8.1(i)(xiii).

(xiv) Required Consents. Copies of each Seller Approval set forth on Schedule 8.1(i)(xiv), which Schedule 8.1(i)(xiv) may be updated from time to time by Buyer in its reasonable discretion in writing prior to the Closing to account for any such Contracts entered into between the date hereof and the Closing Date or which was otherwise not disclosed to Buyer hereunder in breach of any representation or warranty hereunder, provided that any Contract to be added to Schedule 8.1(i)(xiv) by Buyer shall, as a condition to being placed on such Schedule, be reasonably expected by Buyer to be or become a Material Contract.

(xv) Resignations. Resignations and releases, duly executed by each Continuing Employee that is a director, manager, officer or managing member (however designated) of any Acquired Subsidiary.

(xvi) FIRPTA Certificate and W-9. A non-foreign affidavit from Seller, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Sections 1445 of the Code stating that such Seller is not a “foreign person” for purposes of Sections 1445 of the Code.

(xvii) Seller Name Change. Copies of any name change amendments filed with the Secretary of State of the State of Delaware or such other applicable jurisdiction changing Seller and its Affiliates’ names to names bearing no similarity to “Sonim” or any derivation, as well as appropriate name change notices for each jurisdiction where Seller or its Affiliates are qualified to do business and an IRS Form W-9 duly completed by Seller.

(xviii) Additional Instruments of Transfer. Any other assignments or instruments of transfer or assumption relating to the Acquired Assets and the Assumed Liabilities as may be reasonably requested by Buyer, in form and substance reasonably satisfactory to Buyer and effective as of the Closing.

8.2 Seller’s Condition Precedents. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Seller:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement and the Ancillary Agreements qualified as to materiality or “Buyer Material Adverse Effect” shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, provided, however, that the Fundamental Representations of Buyer shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of such date, except to the extent such representations and warranties expressly relate to a specified date earlier than the date of this Agreement (in which case such representations and warranties qualified as to materiality or “Buyer Material Adverse Effect” shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b) Compliance with Agreements. The covenants, agreements and obligations required by this Agreement and the Ancillary Agreements to be performed and complied with by Buyer prior to or at the Closing shall have been performed and complied with in all material respects.

(c) No Proceedings. No Legal Proceedings shall have been instituted or threatened seeking to restrain, enjoin or prohibit, and there shall not be in effect any Order (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting, the consummation of the transactions contemplated hereby.

(d) No Illegality or Delay. No Law or Order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement and the Ancillary Agreements by any Government Entity that would make the consummation of the transactions contemplated hereby or thereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby or thereby.

(e) Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law.

(f) Closing Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller (unless the delivery is waived in writing by Seller) the following documents and other items:

(i) Escrow Agreement. The Escrow Agreement, dated as of the Closing Date and executed by Buyer.

(ii) Bill of Sale. The Bill of Sale, duly executed by Buyer.

(iii) Intellectual Property Assignment Agreement. The Intellectual Property Assignment Agreement, duly executed by Buyer.

(iv) Transition Services Agreement. The Transition Services Agreement, dated as of the Closing Date, duly executed by Buyer.

ARTICLE IX
TERMINATION; AMENDMENT

9.1 Grounds for Termination. This Agreement may be terminated by written notice at any time prior to the Closing:

(a) by either Buyer or Seller if the Closing shall not have occurred within one-hundred eighty (180) calendar days after the date of this Agreement, provided, that Buyer cannot terminate under this Section 9.1(a) if the failure of the Closing to occur is the result of a breach by Buyer of any of its representations, warranties, covenants or agreements hereunder and Seller cannot terminate this Agreement under this Section 9.1(a) if the failure of the Closing to occur is the result of a breach by Seller of any of its representations, warranties, covenants or agreements hereunder;

(b) by Buyer if Seller shall have breached or failed to perform any of the representations, warranties, covenants or agreements contained in this Agreement or any Ancillary Agreement to be complied with by Seller such that the closing condition set forth in Section 8.1 would not be satisfied or there exists a breach of any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement such that the closing condition set forth in Section 8.1 would not be satisfied, provided that the right to terminate this Agreement under this Section 9.1(b) will not be available to Buyer if Buyer is then in material breach of any representation, warranty or covenant set forth in this Agreement or any Ancillary Agreement;

(c) by Seller if Buyer shall have breached or failed to perform any of the representations, warranties, covenants or agreements contained in this Agreement or any Ancillary Agreement to be complied with by Buyer such that the closing condition set forth in Section 8.2 would not be satisfied or there exists a breach of any representation or warranty of Buyer contained in this Agreement or any Ancillary Agreement such that the closing condition set forth in Section 8.2 would not be satisfied; provided that the right to terminate this Agreement under this Section 9.1(c) will not be available to Seller if Seller is then in material breach of any representation, warranty or covenant set forth in this Agreement or any Ancillary Agreement;

(d) by Buyer, on the one hand, or Seller, on the other hand, in writing if (i) there shall be in effect a non-appealable Order prohibiting, enjoining, restricting or making illegal the transactions contemplated by this Agreement or if any Law that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited is enacted, adopted or promulgated or (ii) the Stockholder Approval shall not have been obtained at the Stockholder Meeting; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a Party if such Order or the failure to obtain the Stockholder Approval was due to the failure of such Party to perform any of its obligations under this Agreement; or

(e) by mutual written agreement of Buyer and Seller;

(f) by Buyer, at any time prior to obtaining the Stockholder Approval, in the event that (x) the Board shall have failed to include the Board Recommendation in the Proxy Statement or shall have effected an Adverse Recommendation Change or (y) Seller shall have breached Section 5.20 in any material respect;

(g) by Seller, at any time prior to obtaining the Stockholder Approval, in order to enter into a binding agreement for a Superior Proposal (provided that such Superior Proposal was not solicited in violation of Section 5.20), if prior to or concurrently with such termination, Seller pays the Termination Fee pursuant to Section 9.3.

9.2 Effect of Termination. If this Agreement is terminated as permitted by Section 9.1, such termination shall be without liability of any Party (or any Party’s Affiliates or Representatives), except under the Confidentiality Agreement which shall survive termination of this Agreement and the following provisions, which shall also survive termination of this Agreement: Section 5.2 (Confidentiality; Public Announcements), Section 9.2 (Effect of Termination), Section 9.3 (Termination Fee), and Article XI (General Provisions); provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of another Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

9.3 Termination Fee. If this Agreement is terminated by Buyer pursuant to Section 9.1(a), Section 9.1(b), Section 9.1(d) or Section 9.1(f) or by Seller pursuant to Section 9.1(a), Section 9.1(d) or Section 9.1(g), then Seller shall promptly and in any event, within three (3) Business Days following such termination, pay to Buyer an amount equal to the transaction expenses reasonably incurred by Buyer and its Affiliates plus One Million Dollars ($1,000,000.00) (the “Termination Fee”) in immediately available funds to an account designated in writing by Buyer. The parties agree that the receipt by Buyer of the Termination Fee shall be deemed to be liquidated damages and provided that the Termination Fee is timely paid (time being of the essence) the Termination Fee shall be deemed to be Buyer’s sole remedy, which amount constitutes a reasonable estimate of the damages that will be suffered by Buyer and its Affiliates by reason of any termination of this Agreement (and not a penalty).

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by Seller. Subject to the terms and conditions of this Article X (Indemnification), upon the Closing of the Transactions, Seller hereby agrees to indemnify, defend and hold harmless Buyer and Buyer’s Affiliates, and each of their respective Affiliates, equityholders, partners, directors, managers, officers, employees, advisors, agents, representatives, successors and assigns (each, a “Buyer Indemnified Party”) from and against any and all Damages suffered, incurred or sustained by, or imposed upon, the Buyer Indemnified Parties resulting from, related to, arising out of or incurred in connection with:

(a) any breach of or inaccuracy in any representation or warranty of Seller or its Affiliates set forth in (i) this Agreement or (ii) any Ancillary Agreement;

(b) any breach of or non-fulfillment of any covenant or agreement set forth in (i) this Agreement or (ii) any Ancillary Agreement required to be performed by Seller, its Affiliates or the Seller Representative;

(c) any (i) Indebtedness of Seller or its Affiliates or Transaction Expenses, in each case, to the extent not paid in full at the Closing or actually included in the calculation of the Final Adjustment Amount or (ii) any Adjustment Shortfall;

(d) any actual or alleged errors, omissions or inaccuracies in the Pre-Closing Statement;

(e) any Excluded Liability;

(f) any Excluded Asset, including the ownership, use or operation of any Excluded Asset after Closing;

(g) any claim, demand, action, suit or proceeding by a third-party or a derivative matter, based on or directly or indirectly relating to: (x) the Letter of Intent dated May 26, 2025 between the Parties or their Affiliates entered into in connection with this Agreement (the “LOI”), the Agreement, the Ancillary Agreements or the Transactions contemplated hereby or thereby, (y) any litigation pending at the time of the execution and delivery of the LOI, this Agreement or the Ancillary Agreements or initiated following the execution and delivery of the LOI, this Agreement or the Ancillary Agreements or the Transactions contemplated hereby or thereby or (z) any proxy fight or proxy contest, whether pending at the time of the execution and delivery of the LOI, this Agreement or the Ancillary Agreements or initiated following the execution and delivery of the LOI, this Agreement or the Ancillary Agreements; and

(h) any matters set forth on Schedule 10.1(h).

10.2 Indemnification by Buyer. Subject to the terms and conditions of this Article X (Indemnification), upon the Closing of the Transactions, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, equityholders, partners, directors, managers, officers, employees, advisors, agents, representatives, successors and assigns (each, a “Seller Indemnified Party”), from and against any and all Damages suffered, incurred or sustained by, or imposed upon, the Seller Indemnified Parties resulting from, related to or arising out of:

(a) any breach of or inaccuracy in any representation or warranty of Buyer set forth in (i) this Agreement or in any (ii) Ancillary Agreement delivered in connection herewith;

(b) any breach of or non-fulfillment of any covenant or agreement contained in (i) this Agreement or (ii) any Ancillary Agreement required to be performed by Buyer; and

(c) any Assumed Liability.

10.3 Survival, Time for Claims. Subject to the terms and other provisions of this Agreement:

(a) Survival.

(i) All of the representations and warranties, covenants and agreements set forth in this Agreement or in any Ancillary Agreement delivered in connection with this Agreement shall survive the Closing and continue in full force and effect until expiration of the Applicable Survival Period set forth in this Section 10.3(a). No Indemnified Party shall be entitled to indemnification for any Damages pursuant to the terms of this Article X (Indemnification) unless (i) Buyer, on behalf of the Buyer Indemnified Parties or (ii) the Seller Representative, on behalf of the Seller Indemnified Parties, delivers a Claim Notice setting forth its claim for indemnification to the Seller Representative (in the case of a Buyer Indemnified Party) or Buyer (in the case of a Seller Indemnified Party) prior to expiration of the Applicable Survival Period, in which case, such claims and any representations, warranties, covenants or agreements contemplated thereby shall survive expiration of the Applicable Survival Period until final resolution thereof that is not subject to appeal and any Damages resulting from, related to or arising out of such claim shall be fully-recoverable.

(A) With respect to the representations and warranties set forth in this Agreement and any Ancillary Agreement, the term “Applicable Survival Period” shall be the period immediately following the Closing and ending at 11:59 p.m. (Eastern Time) on the date that is twelve (12) months after the Closing Date (the “General Survival Date”); provided that the Applicable Survival Period with respect to Damages arising from or as a result of a breach of or inaccuracy in: (1) any of the Fundamental Representations (excluding the representations and warranties set forth in Section 3.15 (Taxes)) shall survive the Closing for a period of six (6) years; and (2) the representations and warranties set forth in Section 3.15 (Taxes) shall be the date which is the later of: (y) six (6) years after the Closing Date; and (z) sixty (60) days following the expiration of all applicable statute of limitations related to the underlying subject matter of such claim (taking into account any extensions or waivers thereof).

(B) With respect to the covenants and agreements set forth in this Agreement and any Ancillary Agreement, the term “Applicable Survival Period” shall be the period immediately following the Closing and ending as of the time or on the date such covenant or agreement expressly terminates in accordance with its terms or if no such period is expressly provided, such covenant and agreement shall have no time limitation and shall continue in full force indefinitely; provided, that, the indemnification obligation set forth in Section 10.1(e) (Excluded Liability) shall survive the Closing until the date which is the later of: (y) six (6) years after the Closing Date; and (z) sixty (60) days following the expiration of all applicable statute of limitations related to the underlying subject matter of such claim (taking into account any extensions or waivers thereof).

(ii) Notwithstanding anything in Section 10.3(a)(i) to the contrary, in the event that any breach of, inaccuracy in, or non-fulfillment of any representation, warranty, covenant or agreement of any Party constitutes Fraud, the term “Applicable Survival Period” shall have no time limitation and such representation, warranty, covenant or agreement shall survive the Closing and continue in full force indefinitely.

(b) Time for Claims. It is the express intent of the Parties that, if the Applicable Survival Period is longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall automatically be increased to the extended survival period set forth in this Section 10.3. The Parties further acknowledge that the Applicable Survival Period set forth in this Section 10.3 for the assertion of claims under this Agreement are the result of an arm’s-length negotiation among the Parties and that the Parties intend for the time periods to be enforced as agreed by the Parties.

10.4 Liability Limitations. The rights of the Indemnified Parties to indemnification pursuant to the provisions of Section 10.1 and Section 10.2 are subject to the following limitations:

(a) Seller Deductible. The Buyer Indemnified Parties shall not be entitled to recover from Seller under Section 10.1(a) unless and until the aggregate amount of Damages incurred, paid or accrued by the Buyer Indemnified Parties, individually or in the aggregate, exceeds an amount equal to $112,500 (the “Seller Deductible”) (at which point the Buyer Indemnified Parties shall be entitled to indemnification for any Damages from the first dollar, subject to the Seller General Cap); provided, that, the Seller Deductible shall not apply to any Damages arising from or as a result of any (i) action or inaction that constitutes Fraud or (ii) breach of or inaccuracy in the Fundamental Representations of Seller, and any such Damages shall be recoverable from the first dollar and count towards satisfaction of the Seller Deductible.

(b) Seller General Cap. The Buyer Indemnified Parties shall not be entitled to recover from Seller under Section 10.1(a) for more than an amount equal to $1,500,000 (the “Seller General Cap”) (it being understood and agreed that, from and after the Closing and subject to the following proviso, the sole and exclusive remedy of the Buyer Indemnified Parties for recovery under Section 10.1(a) for any breach of or inaccuracy in any representation or warranty of Seller or its Affiliates shall be the Indemnity Escrow Funds); provided, that, the Seller General Cap shall not apply to any Damages arising from or as a result of any (i) action or inaction that constitutes Fraud, or (ii) breach of or inaccuracy in the Fundamental Representations of Seller, and any such Damages shall not count towards satisfaction of the Seller General Cap.

(c) Seller Purchase Price Cap. The maximum liability, in the aggregate, of Seller, collectively, with respect to Damages indemnifiable under Section 10.1 shall be an amount equal to the Purchase Price (the “Seller Purchase Price Cap”); provided, that, the Seller Purchase Price Cap shall not apply to any Damages arising from or as a result of any action or inaction that constitutes Fraud, and any such Damages shall not count towards satisfaction of the Seller Purchase Price Cap.

(d) Buyer Purchase Price Cap. The maximum liability of Buyer, in the aggregate, with respect to Damages indemnifiable under Section 10.2 shall be an amount equal to the Purchase Price (the “Buyer Purchase Price Cap”); provided, that, the Buyer Purchase Price Cap shall not apply to any Damages arising from or as a result of any action or inaction that constitutes Fraud and any such Damages shall not count towards satisfaction of the Buyer Purchase Price Cap.

(e) Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Damages, to the extent required under Delaware law, for which such Indemnified Party seeks indemnification under this Agreement.

(f) Indemnity Escrow Funds. To the extent that Buyer Indemnified Parties are entitled to recovery under this Article X and such recovery is not limited hereunder to the Indemnity Escrow Funds, such Damages shall be satisfied: (i) first from the Indemnity Escrow Funds, to the extent funds remain in such account that are not already the subject of an asserted but unresolved indemnification claim and (ii) second, from the Seller.

10.5 Materiality. For purposes of determining whether there has been a breach or alleged breach of or inaccuracy in any representation or warranty set forth in this Agreement or any Ancillary Agreement, and in calculating the amount of any Damages with respect to any such breach or inaccuracy, any qualifications in such representation or warranty (including in any definitions contained therein) referencing the terms “substantial”, “material,” “material and adverse”, “materially,” “Seller Material Adverse Effect,” “in all material respects” or words of similar import or effect shall be disregarded.

10.6 Alternative Provisions. If any Indemnified Party’s claim under this Article X may be brought under different one or more sections of Section 10.1 or Section 10.2, as applicable, then such Indemnified Party shall have the right to bring such claim under any applicable section in accordance with this Article X; provided that no Indemnified Party shall be entitled to recover more than once for the same amount of indemnified Damages (it being understood and agreed that the intent of this Section 10.6 is to avoid “double counting” or duplicative recovery of the same amount of any Liability hereunder).

10.7 Special Rule for Bad Acts. Notwithstanding anything in this Agreement to the contrary, in no event shall any provision of this Agreement limit or restrict the rights or remedies of any Indemnified Party for Fraud by an Indemnifying Party arising from or relating to the subject matter of this Agreement or the Transactions. In the event of any breach of, inaccuracy in, or non-fulfilment of a representation, warranty, covenant or agreement by an Indemnifying Party arising from or relating to Fraud, such representation, warranty, covenant or agreement shall survive the Closing and continue in full force and effect without any time, economic, procedural or any other limitation.

10.8 Effect of Knowledge. Any Buyer Indemnified Party’s right to indemnification and payment of Damages or any other remedy based on any breach of, inaccuracy in or compliance with any representation, warranty, covenant or agreement of Seller or its Affiliates contained in or made pursuant to this Agreement, any Ancillary Agreement or the Transactions shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to any breach of, inaccuracy in or compliance with, any such representation, warranty, covenant or agreement.

10.9 Calculation of Damages. For purposes of calculating the amount of Damages incurred by an Indemnified Party for purposes of this Agreement, such amount shall not include any amounts actually taken into account as a Current Liability, Transaction Expense, or Indebtedness, in the determination of Final Adjustment Amount and resulting in a corresponding decrease to the Purchase Price (it being understood and agreed that the intent of this Section 10.9 is to avoid “double counting” or duplicative recovery of the same amount of any Liability hereunder).

10.10 Indemnification Claims Procedures.

(a) Third Party Claims.

(i) Notice of Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a Third Party Claim against an Indemnified Party shall be made in accordance with the procedures set forth in this Section 10.10. An Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party of any Third Party Claim giving rise to a claim for indemnification against the Indemnifying Party within forty-five (45) days after the Indemnified Party receives written notice of the assertion of such Third Party Claim; provided, that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, except in the event (and only to the extent) the Indemnifying Party and the defense of such claim are actually and materially prejudiced as a result thereof. Such Claim Notice shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Third Party Claim and the amount of the Damages determinable at such time.

(ii) Assumption of Defense, etc. Within thirty (30) days after receipt of a Claim Notice with respect to any Third Party Claim (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party may assume the defense of such matter by providing written notice of such assumption (an “Assumption Notice”) to the Indemnified Party. Such Assumption Notice shall (1) certify that the Indemnifying Party will be fully responsible for (with no reservation of any rights) and indemnify the Indemnified Party from and against the entirety of any Damages resulting from, arising out of, relating to, in the nature of or caused by such Third Party Claim without regard to any limitation set forth in this Article X (Indemnification) (e.g., any cap, basket, deductible, etc.) or any obligation of the Indemnified Party to seek recovery under any insurance policy or other right of recovery and (2) provide evidence reasonably acceptable to the Indemnified Party of the Indemnifying Party’s ability and resources (financial and otherwise) to defend against such claim and fulfill its indemnification obligations hereunder fully and promptly if required.

(iii) Limitations on Indemnifying Party’s Assumption of Control. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of the defense of such Third Party Claim if such claim (i) seeks (whether in whole or in part) any injunctive, equitable or other non-monetary relief, (ii) involves a criminal or quasi-criminal Action, (iii) could have an adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Indemnified Party or establish a precedent, custom or practice adverse to the continuing business interests of the Indemnified Party, as determined by the Indemnified Party in good faith, (iv) could result in Damages in excess of the Indemnified Party’s right to recover from the Indemnifying Party pursuant to this Article X (Indemnification), (v) [RESERVED], (vi) fails to be actively and diligently prosecuted or defended by the Indemnifying Party as determined by the Indemnified Party in good faith or (vii) presents a conflict of interest between the Indemnifying Party and the Indemnified Party, as advised by the Indemnified Party’s counsel.

(iv) Limitations on Indemnifying Party Control. In the event the Indemnifying Party properly assumes the defense of the Third Party Claim in accordance with Section 10.10(a)(i), (i) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party and defend such Third Party Claim actively and diligently and (ii) the Indemnified Party may retain separate counsel of its own choice and participate in the defense of the Third Party Claim, at its own expense, unless the Indemnified Party reasonably determines that there is a material conflict of interest between or among the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, in which case, the fees, costs and expenses of one firm as such counsel shall be borne by the Indemnifying Party. The Indemnifying Party shall not permit a default or consent to the entry of any judgment with respect to the matter or enter into any settlement or compromise with respect to the matter if (A) such default, entry, settlement or compromise involves any finding or admission of any violation of Law or otherwise contains or requires any admission of guilt, fault or Liability of any Indemnified Party or any of its Affiliates, (B) does not cause each Indemnified Party to be fully and unconditionally released from all Liability with respect to such Third Party Claim, or (C) imposes any equitable remedies or non-monetary obligations on the Indemnified Party. Any default or entry of any judgement or settlement or compromise that does not comply with this Section 10.10(a) shall not be determinative of the amount of Damages with respect to any related claims for indemnification pursuant to this Article X (Indemnification). If the Indemnifying Party assumes the defense of any Third Party Claim in accordance with this Section 10.10(a), it will be deemed conclusively established for purposes of this Agreement that all claims asserted or alleged in such proceeding are within the scope of and are subject to the indemnification provisions set forth in this Article X (Indemnification) (without regard to any limitation set forth in this Article X (Indemnification) (including, any liability cap, basket, deductible or shared liability)) and the Indemnifying Party shall not be permitted to contest the applicability of this Article X (Indemnification) to such claim or to contest the Indemnifying Party’s obligation to provide indemnification with respect thereto.

(v) Indemnified Party’s Control. In the event that the Indemnifying Party or the Seller Representative, as applicable, elects not to assume or is not entitled to assume or fails to properly assume the defense of the Third Party Claim in accordance with Section 10.10(a), the Indemnified Party the right to control the defense of such Third Party Claim and may defend against the matter in any manner that it reasonably may deem appropriate with counsel of its own choice, at the cost and expense of the Indemnifying Party, and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to matter without the consent of the Indemnifying Party; provided, however, that if such consent is not obtained, such settlement shall not be dispositive of the amount of or existence of any indemnifiable Damage hereunder.

(vi) Cooperation. Each Party shall (i) use commercially reasonable efforts to cooperate in the defense, negotiation and settlement of any Third Party Claim in connection with this Section 10.10, (ii) make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and work with each other in preparation for such events consistent with deadlines dictated by the particular Third Party Claim, (iii) preserve any documents and materials reasonably required by litigation hold orders pending with respect to particular Third Party Claims, and (iv) provide such documents and materials as required by legal procedure or court order or consistent with deadlines dictated by a particular matter or requests by the other Party; provided, that such cooperation shall not require any waiver of any attorney-client or other privilege or the work product doctrine.

(b) Direct Claims. Any claim by an Indemnified Party on account of a Damage which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted in a Claim Notice and delivered to the Indemnifying Party prior to the expiration of the Applicable Survival Period. Such Claim Notice shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Direct Claim and the amount of the Damages determinable at such time. If the Indemnifying Party in good faith objects to any claim made in a Claim Notice, then the Indemnifying Party shall deliver a written notice (a “Claim Dispute Notice”) to the Indemnified Party during the thirty (30) day period commencing following delivery by the Indemnified Party of the Claim Notice. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the Claim Notice. Each claim for indemnification set forth in such Claim Notice shall be deemed to have been conclusively determined in the Indemnified Party’s favor for purposes of this Article X (Indemnification) on the terms set forth in the Claim Notice upon the earlier of (i) notice that the Indemnifying Party agrees with the Direct Claims asserted in the Claim Notice or (ii) expiration of such twenty (20) day period if the Indemnifying Party does not deliver a Claim Dispute Notice to the Indemnified Party prior to the expiration of such twenty (20) day period. In such event, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms and subject to the provisions of this Agreement.

(c) Indemnification Objections. In the event the Indemnifying Party timely objects, in whole or in part, to a claim for indemnification under this Article X (Indemnification), then such Indemnifying Party shall not be obligated to provide indemnification with respect to such properly disputed claim (or such disputed portion) unless and until (i) a court of competent jurisdiction or arbitration tribunal has determined that the Indemnifying Party is liable or responsible for such Damages in a final, non-appealable judgment or arbitration award or (ii) such matter has been finally resolved by written agreement of Buyer and the Seller Representative.

10.11 Satisfaction of Indemnification Claims; Indemnification Escrow Matters.

(a) In the event that (i) the Seller Representative does not timely object to the amount claimed by Buyer for indemnification with respect to any Damages in accordance with the procedures set forth in the Escrow Agreement or (ii) the Seller Representative has delivered notice of their disagreement as to the amount of any indemnification requested by Buyer and either (A) Seller and Buyer shall have, subsequent to the giving of such notice, mutually agreed that Seller is obligated to indemnify Buyer for a specified amount and Buyer and Seller have so jointly notified the Escrow Agent or (B) a final, non-appealable judgment is rendered by the court having jurisdiction over the matters relating to such claim by Buyer for indemnification from Seller, and the Escrow Agent has received in the case of clause (A) above, written instructions from Sellers and Buyer or, in the case of clause (B) above, a copy of the final, non-appealable judgment of the court, Buyer and Seller shall instruct the Escrow Agent to deliver to Buyer from the Indemnification Escrow Account any amount determined to be owed to Buyer under Article X (Indemnification) in accordance with the Escrow Agreement

(b) Subject to the provisions of this Article X (Indemnification), including this Section 10.11(b), any indemnification of any Indemnified Parties pursuant to this Article X (Indemnification) or for other amounts payable by any Indemnifying Parties under this Agreement, shall be effected and paid promptly (and, in any event, within two (2) Business Days after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder) by wire transfer of immediately available funds from the Indemnifying Parties to an account designated by the Indemnified Party.

(c) On or prior to the third (3rd) Business Day following the General Survival Date, Buyer and the Seller Representative shall jointly instruct the Escrow Agent to release the remaining Indemnity Escrow Funds to the Seller Representative (on behalf of and for further distribution to Seller) in accordance with this Agreement and the Escrow Agreement; provided, that, Buyer and the Seller Representative shall jointly instruct the Escrow Agent to retain an amount (up to the total amount then remaining Indemnity Escrow Funds) equal to the amount of any indemnity claims under this Article X (Indemnification) asserted by any Buyer Indemnified Party on or prior to the expiration of the Applicable Survival Period of such claim that remain unresolved (each, an “Unresolved Claim”). The funds retained in the Indemnity Escrow Account for each Unresolved Claim shall be released by the Escrow Agent upon the final resolution of such Unresolved Claim in accordance with this Article X (Indemnification) and paid to (or the applicable portion thereof) (i) Buyer (on behalf of and for distribution to the applicable Buyer Indemnified Party, if applicable), and (ii) the Seller Representative (on behalf of and for further distribution to Seller) in accordance with this Agreement and the Escrow Agreement.

10.12 Treatment of Indemnification Payments. All indemnification payments made pursuant to this Article X (Indemnification) will be deemed to be adjustments to the Purchase Price (including, for the avoidance of doubt, for Tax purposes) to the extent permitted by applicable Law. No Party shall take any position on any Tax Return, or before any Governmental Authority, that is inconsistent with such treatment unless otherwise required by any applicable Law.

10.13 Right of Set-off. Subject to the time and economic limitations of this Article X, in addition to any other available remedy, any Buyer Indemnified Party shall be entitled to set-off or recoup any amount due or payable to such Buyer Indemnified Party from Seller or its Affiliates pursuant to this Article X against any amounts payable by Buyer or otherwise due to Seller under this Agreement, any Ancillary Agreement or otherwise, including, but not limited to, the Earn-Out Payment.

10.14 Exclusive Remedy. Except with respect to (a) the provisions of Section 2.5, (b) remedies that cannot be waived as a matter of Law, (c) Actions arising out of or relating to any Excluded Agreement or other Contract contemplated hereby, (d) Actions involving specific performance, injunctive, equitable or provisional relief, (e) Actions arising out of or relating to Fraud or (f) the provisions of Section 9.3, indemnification pursuant to this Article X (Indemnification) shall be the sole and exclusive remedy against any Party arising under this Agreement or any Ancillary Agreement. The Indemnified Parties are intended to be third party beneficiaries of this Article X.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All Actions, notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand to the address set forth below (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested); (c) on the date sent by e-mail (without receipt of an automated notice of failure of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to Buyer, to:

Pace Car Acquisition, LLC

c/o Social Mobile

2057 Coolidge Street

Hollywood, FL 33020

Attention: Benjamin Yogel, Chief Financial Officer; Ali Webster, General Counsel

Email: [**********]

with a copy to (which shall not constitute notice):

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

Attention: Louis M. Rappaport; Thomas Cournoyer

Email: Louis.Rappaport@blankrome.com; Thomas.Cournoyer@blankrome.com

If to Seller, to:

Sonim Technologies, Inc.

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

Attn: Clay Crolius

E-mail: [**********]

with a copy to (which shall not constitute notice):

Venable LLP

151 W. 42nd Street, 49th Floor

New York, NY 10036

Attention: William N. Haddad, Kirill Y. Nikonov

Telephone: (212) 503-9812

Facsimile: (212) 307-5598

Email: WNHaddad@Venable.com, KYNikonov@Venable.com

If to Seller Representative, to:

Clay Crolius

Sonim Technologies, Inc.

Attn: Special Committee

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

E-mail: [**********]

11.2 Interpretation. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. When used herein, the phrase “ordinary course” or “ordinary course of business” shall mean, with respect to an action or inaction of any Person, an action or inaction that (a) is consistent in nature, scope and magnitude in the ordinary course of business and consistent with the past practices of such Person and (b) does not require separate or special authorization or approval of any kind or nature, including by the board of directors or managers or equityholders of such Person. As used in this Agreement, the term “commercially reasonable efforts” shall not include any obligation of Buyer to expend money (other than nominal amounts), commence or participate in any judicial or administrative action, proceeding or investigation or grant any material accommodation (financial or otherwise) to any Person. When used herein, “dollar” or “$” means the U.S. dollar. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The use of “or” is not intended to be exclusive and shall include “and/or” unless expressly indicated otherwise. To the extent that there is a conflict between any general provision of this Agreement and any provision specifically relating to Tax matters, the terms of the specific Tax provision shall control.

11.3 Delivery of Documents. When reference is made in this Agreement to the terms “made available,” “provided,” “furnished” and words of similar import means the posting by or on behalf of Seller of materials to a virtual data room managed by Seller and made accessible to Buyer during the three (3) Business Days prior to the execution of this Agreement or the physical delivery by or on behalf of Seller of such materials to Buyer.

11.4 Headings. When reference is made in this Agreement to an Article, Schedule or a Section, such reference shall be to an Article, Schedule or Section of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.5 Negotiation of Agreement. Each Party has participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each Party and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled.

11.7 Amendment; Waiver. Subject to applicable Law, this Agreement may not be amended except by an instrument signed in writing by Buyer and Seller (or the Seller Representative on behalf of Seller). At any time prior to the Closing, any Party entitled to the benefits thereof may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby.

11.8 Entire Agreement. This Agreement (together with the Schedules and Annexes hereto, and the Seller Disclosure Schedule) and the Ancillary Agreements constitute the entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior representation, warranties, agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof and thereof. Each Party agrees that prior drafts of this Agreement (together with the Schedules and Annexes hereto and the Seller Disclosure Schedule) will be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the parties with respect hereto or thereto. Nothing in this Section 11.8 shall limit any claim based upon intentional misrepresentation or fraud.

11.9 Fees and Expenses. Except as otherwise expressly provided for herein, each Party will bear its respective expenses and fees incurred with respect to this Agreement, the Ancillary Agreements and the Transactions, including the expenses and fees of its own accountants, attorneys, investment bankers and other professionals and, with respect to Transaction Expenses, such amounts shall be paid in accordance with this Agreement.

11.10 Disclosure Schedules. In connection with the execution and delivery of this Agreement, Seller delivered to Buyer the Seller Disclosure Schedule setting forth, among other things, if permitted, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Article III. No disclosure set forth in the Seller Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty set forth in this Agreement unless (and only to the extent) such disclosure identifies the corresponding section of Article III and describes the exception and the relevant facts with reasonable particularity. No exception to any representation or warranty disclosed in one section of the Seller Disclosure Schedule shall constitute an exception to any other representation or warranty set forth in Article III unless a specific cross reference to a disclosure on another section of the Seller Disclosure Schedule is made. The Seller Disclosure Schedule constitutes an integral part of this Agreement and is attached hereto and is hereby incorporated herein. Capitalized terms used but not otherwise defined in the Seller Disclosure Schedule shall have the meanings given to such terms in this Agreement. Headings set forth in the Seller Disclosure Schedule are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Seller Disclosure Schedule.

11.11 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, that, Buyer may (a) assign any of its rights and interests hereunder to any Affiliate of Buyer or any successor to Buyer, any Affiliate of Buyer, the Business or a material portion of the Acquired Assets that agrees to or is otherwise responsible for Buyer’s obligations hereunder (whether by agreement, operation of law or otherwise) and (b) assign its rights under this Agreement to any lender (or agent on behalf of such lenders) as collateral security for the obligations of Buyer to such lenders. Any assignment in violation of this Section 11.11 will be void, ab initio.

11.12 Parties in Interest. Except for Indemnified Parties (who are express third party beneficiaries of Article X), this Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.13 Specific Performance. Each Party hereby acknowledges and agrees that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder in addition to any other rights and remedies existing in such Party’s favor. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.14 Failure or Indulgence Not Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

11.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Seller, on behalf of itself and each Seller Related Party, agrees and acknowledges that no recourse under this Agreement or Ancillary Agreement shall be had against any current or future director, officer, employee or member of Buyer or any Affiliate of Buyer (including any Continuing Employee after the Closing) or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Buyer or any Affiliate of Buyer (including any Continuing Employee after the Closing) or assignee thereof or any current or future member of Buyer or any Affiliate of Buyer (including any Continuing Employee after the Closing) or assignee thereof or any current or future director, officer, employee or member of Buyer or any Affiliate of Buyer (including any Continuing Employee after the Closing) or assignee thereof, as such, for any obligation of Buyer or any Affiliate of Buyer under this Agreement or Ancillary Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

11.16 Governing Law. This Agreement and any matters arising directly or indirectly from the subject matter hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.17 Exclusive Jurisdiction and Venue. Each Party (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware and any federal appellate court therefrom) (together, the “Delaware Courts”), in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such Delaware Court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.17, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

11.18 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The Agreement shall become effective when the Parties shall have executed this Agreement.

11.19 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.20 Guaranty. Parent is a party to this Agreement solely for purposes of this Section 11.20 and the other provisions of Article XI. In consideration of the covenants, agreements and undertakings of the Seller contained in this Agreement, Parent hereby guarantees to the Seller and its permitted successors and assigns the full, prompt and complete payment and performance by the Buyer of any and all of the payment and performance obligations of the Buyer contained in this Agreement. Parent hereby waives all notice of default by the Buyer and consents to any extension that may be given by the Seller to the Buyer of time of payment or performance.

11.21 Termination Fee Collateral. Solely as security for the performance by Seller of its obligations to pay the Termination Fee in accordance with and subject to the terms and conditions hereof, and subject to Seller obtaining the consent or approval required therefor by the Priority Lender (the “Priority Lender Consent”), Seller hereby grants to Buyer a continuing security interest in any and all right, title and interest of Seller in and to all of its personal property and assets, whether now owned or existing or owned, acquired, or arising hereafter, including all of the following: (a) all chattel paper, (b), all documents, (c) all equipment, (d) all fixtures, (e) all general intangibles (including all intellectual property), (f) all instruments, (g) all Inventory, (h) all investment property, (i) all letter of credit rights, (j) all supporting obligations, (k) all accounts and (l) all cash and non-cash proceeds of the foregoing, as each such term is defined in the Uniform Commercial Code as in effect from time to time in the State of Delaware (the “UCC”) (the “Termination Fee Collateral”), subject and subordinate to the outstanding secured Lien in favor of Streeterville Capital, LLC (the “Priority Lender” and such lien, the “Priority Lien”). Subject to the Priority Lender providing the Priority Lender Consent, Buyer is authorized to file UCC-1 financing statements with respect to the perfection of the foregoing security interest in favor of Buyer in all applicable jurisdictions. Seller shall use its commercially reasonable efforts to cause the Priority Lender to execute and deliver the Priority Lender Consent within thirty (30) days following the execution of this Agreement, and Buyer shall use all commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such agreements, documents, certificates and other instruments and shall take, or cause to be taken, all such further or other actions as the Seller may reasonably request (1) to evidence and effectuate any such subordination of such security interest to the Priority Lien and (2) in connection with Seller obtaining the Priority Lender Consent. For clarification, Seller’s failure to obtain the Priority Lender Consent shall not be a breach of this Agreement so long as Seller has used commercially efforts to obtain the Priority Lender Consent.

11.22 Waiver of Conflicts; Attorney-Client Communications.

(a) Recognizing that Venable LLP has acted as legal counsel to Seller, and Seller intends to continue to engage Venable LLP to act as legal counsel to Seller, Buyer consents to, waives, and will not assert any present, past or future actual or potential conflict of interest that may arise in connection with (i) Venable LLP representing Seller prior to or after the Closing in connection with this Agreement or the transactions contemplated hereby and (ii) the communication by Venable LLP to such persons, in such representation in connection with this Agreement or the transactions contemplated hereby, of any fact known to Venable LLP, including attorney-client communications, including with respect to clauses (i) and (ii) in connection with any negotiation, arbitration, mediation, litigation or other Action in any way related to a dispute with Buyer following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.

(b) Buyer irrevocably acknowledges and agrees as follows: (i) all communications (and all records of such communications) of Seller, any officer, director, employee, or agent of Seller, any of Seller’s brokers, financial advisors, attorneys, accountants and other advisors, including Venable LLP and their respective partners and employees, and all work product of Venable LLP with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Action arising under or in connection with, this Agreement or any Ancillary Agreement (individually and collectively “Attorney-Client Communications”) that are subject to the attorney-client privilege or attorney work-product doctrine, as applicable, shall be deemed to be confidential and proprietary information solely of Seller; (ii) such privilege or doctrine shall be held solely by Seller, and may be waived only by the Seller Representative, and not by Buyer; and (iii) Venable LLP shall not have any duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to Buyer. Notwithstanding the foregoing, in the event that a dispute arises between Buyer and a third party other than a party to this Agreement (or an Affiliate thereof), after the Closing, Buyer may assert the attorney-client privilege to prevent disclosure of confidential communications by Venable LLP to such third party; provided, however, that no member of Buyer may waive such privilege without the prior written consent of the Seller Representative.

(c) Buyer acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 11.22. This Section 11.22 is for the benefit of Seller. This Section 11.22 is irrevocable, and no term of this Section 11.22 may be amended, waived or modified, without the prior written consent of Seller.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Buyer, Seller and the Seller Representative have caused this Agreement to be duly-executed, all as of the date first written above.

BUYER:

PACE CAR ACQUISITION, LLC

By:
Name:
Title:

PARENT:

Social mobile technology holdings llc

By:
Name:
Title:

SELLER:

Sonim Technologies, Inc.

By:
Name:
Title:

SELLER REPRESENTATIVE:

Name:

[Signature Page to Asset Purchase Agreement]

ANNEX I

EARN-OUT PAYMENT

Pursuant to Section 2.2(c) of the Asset Purchase Agreement to which this Annex I is appended (the “Agreement”), as deferred Purchase Price and additional consideration for the transactions contemplated by the Agreement, and subject to the terms set forth below, Seller may be entitled to, and, if so entitled, Buyer shall pay to Seller a contingent performance payment (the “Earn-Out Payment”) determined and paid as follows (capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement):

1. Earn-Out Period and Revenue Threshold.

The measurement period for the Earn-Out Payment (the “Earn-Out Period”) shall be the twelve-month period beginning at 12:01 a.m. Eastern Time on July 1, 2025, and ending at 11:59 p.m. Eastern Time on June 30, 2026. Buyer shall have no obligation to pay any Earn-Out Payment unless the Net Revenue (as defined below) generated during the Earn-Out Period equals or exceeds Seventy Million Dollars ($70,000,000) (the “Revenue Threshold”).

2. Calculation of Earn-Out Payment.

If, and only if, Net Revenue for the Earn-Out Period exceeds the Revenue Threshold, the Earn-Out Payment shall be an amount equal to fifty percent (50%) of Net Revenue in excess of the Revenue Threshold; provided, however, that in no event shall the aggregate Earn-Out Payment exceed Five Million Dollars ($5,000,000).

3. Definition of Net Revenue.

“Net Revenue” means, without duplication, the gross revenue of the Business determined in accordance with GAAP during the Earn-Out Period, minus: (a) customary trade, quantity and cash discounts actually taken; (b) credits, allowances, rebates and chargebacks for returns, rejections, damaged goods and billing errors; (c) outbound freight, insurance, customs duties and other transportation charges directly related to such sales; (d) sales, value-added, use and similar taxes (other than income Taxes) collected from customers and remitted to the appropriate taxing authority; and (e) any other items that, in accordance with GAAP, are specifically and solely deductible from gross revenue to arrive at net revenue. Internal transfers among Buyer and its Affiliates shall be disregarded, it being the intent that only third-party sales be included.

4. Determination Procedure.

Within ninety (90) days after the end of the Earn-Out Period, Buyer shall deliver to Seller a written statement (the “Earn-Out Statement”) setting forth in reasonable detail its calculation of Net Revenue for the Earn-Out Period and the resulting Earn-Out Payment, together with supporting documentation reasonably sufficient to verify such calculation. Seller shall have thirty (30) days after receipt of the Earn-Out Statement (the “Review Period”) to review the Earn-Out Statement. During the Review Period Buyer shall provide Seller and its representatives reasonable access, during normal business hours and upon reasonable notice, to the books and records relevant to the computation of Net Revenue solely for purposes of verifying the Earn-Out Statement.

If Seller disagrees with any item reflected in the Earn-Out Statement, Seller shall, on or before the expiration of the Review Period, deliver to Buyer a written notice in accordance with the notice provisions of this Agreement (an “Objection Notice”) setting forth each disputed item and the basis for Seller’s disagreement. Any items not disputed in an Objection Notice shall be deemed accepted. Buyer and Seller shall use good-faith efforts to resolve all disputed items within thirty (30) days after Buyer’s receipt of the Objection Notice. Any disputed items not so resolved shall be submitted to the Accounting Firm for final, binding resolution in accordance with the principles and definitions set forth in the Agreement (and this Annex) with respect to the resolution of the Adjustment Amount. The fees and expenses of the Accounting Firm shall be allocated between Buyer and Seller in the proportion that the amount of the disputed items not awarded to each party bears to the total amount of disputed items submitted to the Accounting Firm.

5. Payment Timing and Method.

Subject to any unresolved dispute in accordance with Section 4 above, Buyer shall pay the Earn-Out Payment, if any, to Seller in immediately available funds no later than ten (10) Business Days after the earliest to occur of (a) Seller’s acceptance of the Earn-Out Statement, (b) expiration of the Review Period without delivery of an Objection Notice, or (c) final determination of the Earn-Out Payment by the Accounting Firm. Payment shall be made by wire transfer to the account designated in writing by the Seller. For purposes of clarity, no portion of the Earn-Out Payment shall be due and payable until all dispute matters, if any, have been resolved in accordance with Section 4 above.

6. Post-Closing Operation

From the Closing until the end of the Earn-Out Period, Buyer shall conduct the operation of and manage the Business and the Acquired Assets in good faith and in a commercially reasonable manner. Subject to the foregoing and the implied covenant of good faith and fair dealing, Buyer shall retain exclusive control over all aspects of the operation of its business during and after the Earn-Out Period and shall owe no fiduciary or other express duty to Seller to maximize Net Revenue or the Earn-Out Payment; provided that Buyer shall not intentionally take any action the primary purpose of which is to avoid or reduce the Earn-Out Payment or Net Revenue. Buyer shall maintain a financial reporting system that will separately account for Net Revenue.

7. Tax Characterization.

The parties agree to treat any Earn-Out Payment for all U.S. federal, state and local tax purposes as additional purchase price for the securities (or assets) acquired pursuant to the Agreement, except as otherwise required by applicable Law.

8. Set-Off.

Buyer shall have the right to withhold and set off against any Earn-Out Payment the amount of any bona fide claims for indemnification or other payment then due and payable to Buyer or any other Buyer Indemnitee under this Agreement.

9. No Security; Non-Transferability.

The contingent right to receive the Earn-Out Payment (if any) (i) shall not be evidenced by any certificate or other instrument, (ii) shall not be transferable except by operation of law, and (iii) shall not confer upon Seller any rights as an equity holder of Buyer. No interest shall accrue on any Earn-Out Payment except to the extent payable as a result of Buyer’s failure to make payment when due hereunder.

10. Entire Agreement.

This Annex I is incorporated into and made a part of the Agreement. Subject to the express terms of the Agreement concerning the Earn-Out, this Annex I constitutes the entire agreement of the parties with respect to the subject matter set forth herein and supersedes all prior or contemporaneous discussions, negotiations and agreements relating thereto.

ANNEX II

ACQUIRED sUBSIDIARIES

1. Sonim Technologies (Hong Kong) Limited

2. Sonim Technologies (Shenzhen) Ltd. (a wholly-owned subsidiary of #1 above)

3. Sonim Technologies Shenzhen Limited Beijing branch (a wholly-owned subsidiary of #1 above)

A-92

ANNEX B

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of November 24, 2025 by and among PACE CAR ACQUISITION LLC, a Delaware limited liability company (“Buyer”), SONIM TECHNOLOGIES, INC., a Delaware corporation (“Seller”), SOCIAL MOBILE TECHNOLOGY HOLDINGS LLC, a Delaware limited liability company (the “Parent”) and CLAY CROLIUS, solely in his capacity as the representative of Seller under this Amendment, the Purchase Agreement (as defined below), and the Ancillary Agreements (the “Seller Representative”), to amend that certain Asset Purchase Agreement, dated as of July 17, 2025 (the “Purchase Agreement”), by and among Buyer, Seller, Parent and Seller Representative. Buyer, Seller, Parent and Seller Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, the Parties desire to amend the Purchase Agreement upon the terms and conditions set forth in this Amendment;

WHEREAS, Section 11.7 of the Purchase Agreement provides that the Purchase Agreement may be amended by an instrument signed in writing by the Buyer and Seller.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

1. Amendments to Purchase Agreement.

(a)	The Purchase Agreement is hereby amended by deleting the Recitals in their entirety and replacing them with the following:

WHEREAS, Seller and its Subsidiaries are engaged in the business of providing enterprise 5G solutions including rugged handsets, smartphones, wireless internet devices, software, services and accessories (the business of Seller and its Subsidiaries as currently and as proposed by Seller to be conducted, is referred to herein as the “Business”); and

WHEREAS, Seller desires to sell, transfer and assign, and Buyer desires to purchase and assume, substantially all of the assets (other than the Excluded Assets) and certain expressly specified liabilities (the Assumed Liabilities, but not the Excluded Liabilities) of Seller and the Business, including the Equity Interests of the Acquired Subsidiaries, upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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(b)	The Purchase Agreement is hereby amended by deleting the definition of “Excluded Liabilities” in its entirety, and replacing it with the following:

“Excluded Liabilities” means any and all Liabilities of any kind or nature whatsoever of Seller, or its Affiliates (other than, for clarification, the Acquired Subsidiaries) or otherwise not expressly included (by type and amount) in the Assumed Liabilities (whenever arising prior to, at or after the Closing and whether or not relating solely or primarily to the Business or any Acquired Asset) (provided, that, for clarity, “Excluded Liabilities” shall expressly include (whether or not such Liabilities would otherwise constitute Assumed Liabilities) each of the following: (a) any Liabilities set forth on Schedule E; (b) any Liabilities resulting from, arising out of, relating to, in the nature of, or caused by accounts payable or accrued liabilities (whether short-term or long-term), in each case, as defined by and calculated in accordance with GAAP other than Liabilities set forth on Schedule C (which are Assumed Liabilities); and (c) any Liabilities to the extent resulting from, arising out of, relating to, in the nature of, or caused by: (i) Seller’s or the Seller Representative’s Liabilities under this Agreement, any Ancillary Agreement, any Excluded Agreement or any certificate or schedule delivered in connection herewith or therewith; (ii) any Excluded Tax Liability; (iii) Indebtedness of Seller or its Affiliates (whether or not reflected in the Financial Statements or the Estimated Balance Sheet) or any Liability for any outstanding checks or other items which are paid against the bank accounts of Seller or its Affiliates; (iv) any Excluded Asset; (v) any breach or default of contract or warranty, tort, infringement (including infringement by Seller or any of its Affiliates of third party Intellectual Property Rights), violation of Law (including, any Privacy Law or Environmental Law) or other requirement of any Governmental Authority or other Liability arising under any Law where the facts, Events or conditions underlying such Liability first occurred, first arose or first existed at or prior to the Closing, irrespective of whether such Liability attaches to Seller or its Affiliates or Buyer in the first instance; (vi) any breach or alleged breach by Seller or its Affiliates of any Contract taking place prior to Closing, regardless of when any such Liability is asserted, whether or not disclosed in the Seller Disclosure Schedule; (vii) the employment or service with or termination of employment or service from Seller or the Business of any Person (including the Continuing Employees); (viii) any Benefits Liability or any Seller Benefits Plan or other Employee Plan, benefit plan or arrangement with respect to which Seller has any Liability; (ix) Transaction Expenses of Seller or its Affiliates; (x) any Liability owing to any of Seller’s Affiliates (including Affiliate Transactions) or the Seller Representative, including any Liability for guaranteed payments or distributions to any equityholder or former equityholder of Seller and any Representative Losses; (xi) any failure to comply with applicable Bulk Sales Laws, any “de facto merger” or “successor-in-interest” theories of Liability or fraudulent transfer or conveyance Law; (xii) any Actions to which Seller or its Affiliates is or has been a party or any Liabilities resulting from the resolution or settlement of any Action or Order to which Seller or its Affiliates is a party or otherwise subject; (xiii) Liabilities under any Contract that is not an Assumed Contract, including any Liability arising out of or relating to any employment or similar agreement to which Seller is a party or otherwise bound (including the Merger Agreement); or (xiv) any and all Liabilities of, relating to, or arising out of Sonim India or any of its operations, contracts, employees, properties, tax obligations, or actions, whether arising prior to, at, or after the Closing, including any claims under Indian laws or regulations, and whether or not otherwise described in this Section or included in any schedule to this Agreement.

(c)	The Purchase Agreement is hereby amended by deleting the definitions “Form S-4” and “Reverse Merger Approval” in their entirety.

(d)	The Purchase Agreement is hereby amended by deleting Section 2.3 in its entirety and replacing it with the following:

2.3 Closing.Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place virtually via electronic exchange of documents no later than the fifth (5th) Business Day following the date on which there first occurs the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VIII (other than any condition which by its nature is satisfied at the Closing, but subject to satisfaction or waiver of all such conditions) or at such other time or place as the Seller Representative and Buyer may mutually agree, provided, however, that the Closing shall, subject to the terms and conditions of this Agreement, take place no later than the date that is one hundred eighty (180) calendar days after the date of this Agreement. The date on which the Closing actually occurs is referred to as the “Closing Date”.

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(e)	The Purchase Agreement is hereby amended by deleting Section 2.4(a) in its entirety and replacing it with the following:

2.4 Payments and Transactions at Closing.

(a) At least three (3) Business Days prior to the Closing, Seller shall prepare and deliver to Buyer: a closing statement (the “Pre-Closing Statement”), setting forth, as of the Closing, the calculation of each component of the Closing Purchase Price and payment information with respect to each Person receiving payments pursuant to this Section 2.4 or Section 5.3 (the “Distribution Schedule”), each of which will be subject to Buyer’s reasonable approval. Buyer and Buyer’s Affiliates shall be entitled to rely fully upon the Pre-Closing Statement for all purposes, including in making any payments to, or exercising any rights of indemnification or recovery from, Seller pursuant to this Agreement. The Pre-Closing Statement shall include the following information:

(i) the (1) the Estimated Balance Sheet; (2) the calculations of Estimated Net Working Capital, Estimated Transaction Expenses and Estimated Indebtedness; (3) the Working Capital Adjustment Amount; (4) the calculation of the Closing Purchase Price and the components thereof (including the Adjustment Amount) based on such estimated calculations; and

(ii) any reasonable supporting documentation or information for such estimated calculations.

Notwithstanding anything herein to the contrary, if Seller’s calculation of the Closing Purchase Price (including the Adjustment Amount) based on Seller’s estimates prepared in accordance with Section 2.4(a) results in a Closing Purchase Price that would equal an amount less than zero (0), then, before delivering the Pre-Closing Statement, Seller shall pay in full a sufficient portion of the Business’s accounts payable so that the Closing Purchase Price (including the Adjustment Amount) is greater than zero, and shall deliver the Pre-Closing Statement only after giving effect to such payment.

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(f)	The Purchase Agreement is hereby amended by deleting Section 3.6 in its entirety and replacing it with the following:

3.6 No Conflict; Required Filings and Consents. Except (i) as set forth on Schedule 3.6 of the Seller Disclosure Schedule, (ii) for the filing with the SEC of (A) a proxy statement in preliminary and definitive form relating to the Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the Transactions contemplated hereby, (iii) for the Stockholder Approval, or (iv) for filings, permits, clearances, authorizations, consents, orders and approvals as may be required pursuant to the rules and regulations of the Nasdaq Stock Market LLC (“Nasdaq”), neither the execution, delivery or performance of this Agreement or any Ancillary Agreement by Seller or any Acquired Subsidiary, nor the consummation of the Transactions will (a) conflict with or violate any provision of the Seller Charter Documents, (b) conflict with or violate any Law by which Seller or any of its assets or properties (including any Acquired Assets) are bound or subject, (c) conflict with or violate, constitute a default under (or an event that with or without notice, lapse of time or both could conflict with or violate or constitute a default under), require any consent, license, permit, approval, waiver, authorization, order, filing, registration, declaration or notice under or in connection with, result in or trigger any right of termination, modification, acceleration or cancellation of, or require any payment or performance obligation pursuant to, any Contract, Permit, franchise or other instrument or obligation to which Seller is a party or by which any of them or any of their assets or properties (including any Acquired Assets) are bound or subject, (d) result in the creation or imposition of any Lien on any of the properties or assets (including any Acquired Assets) of Seller or (e) require Seller or its Affiliates to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing, registration or declaration with or provide notice to, any Governmental Authority or other Person.

(g)	The Purchase Agreement is hereby amended by deleting the introductory paragraph to Section 3.12 in its entirety and replacing it with the following:

3.12 Absence of Certain Changes or Events. Except (x) as set forth on Schedule 3.12 of the Seller Disclosure Schedule, (y) for any actions required to be taken on or after the date hereof by Seller in connection with capital raising activities that Seller may undertake before Closing, including sale of equity, public offerings, private placements, ATM offerings, equity lines of credit, or debt financings, including convertible debt, but only to the extent not adverse to the Business, the Acquired Assets or Assumed Liabilities or (z) as expressly contemplated by this Agreement, since the Latest Balance Sheet Date: (i) Seller and its Subsidiaries have conducted the Business in the ordinary course of business, (ii) to the Knowledge of Seller, no Event has occurred or exists which has had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (iii) neither Seller nor any Acquired Subsidiary has:

(h)	The Purchase Agreement is hereby amended by deleting Section 3.28 in its entirety and replacing it with the following:

3.28 Information Provided. None of the information provided or to be provided by Seller or its Subsidiaries or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the date the Proxy Statement is first mailed to the stockholders of the Seller, at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Seller is responsible for filing with the SEC in connection with the Transactions will comply in all material respects with the provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations promulgated thereunder.

B-4

(i)	The Purchase Agreement is hereby amended by deleting the introductory paragraph to Section 5.4(d) in its entirety and replacing it with the following:

(d) Prohibited Actions Without Buyer Consent. Except (w) as contemplated or expressly permitted by this Agreement, (x) for any actions taken, or to be taken, by Seller in connection with capital raising activities that Seller may undertake before Closing, including sale of equity, public offerings, private placements, ATM offerings, equity lines of credit, or debt financings, including convertible debt, but only to the extent not adverse to the Business, the Acquired Assets or Assumed Liabilities, (y) as required by applicable Law, or (z) with Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), Seller shall not, and shall cause each member of the Seller Group not to, directly or indirectly:

(j)	The Purchase Agreement is hereby amended by adding the following Section 5.6(d):

(d) Effective on the first Business Day following the Closing Date, Seller shall, and shall cause its Affiliates and Representatives to, (i) provide a standing instruction to the financial institutions maintaining any Business Account to conduct a daily sweep of all funds in such accounts to an account designated by Buyer (provided, however, to the extent that any such funds constitute Excluded Assets (e.g., Cash of Seller), Buyer shall promptly remit such funds to Seller following Seller’s written notice to Buyer (x) requesting such remission and (y) providing Buyer with reasonable supporting documentation identifying such funds as Excluded Assets) and (ii) cause the authorized signatories and online access credentials for the Business Accounts to be changed to persons designated by Buyer. From and after the Closing, Seller shall have no right to access, direct, or withdraw funds from any Business Account, and shall not commingle Buyer funds with any funds of Seller or its Affiliates. Seller, its Affiliates and Representatives shall further covenant not to rescind, revoke, or otherwise alter such standing instruction or access credentials without the prior written consent of Buyer, and shall take all actions reasonably necessary to ensure the uninterrupted and timely transfer of funds from the Business Accounts to Buyer following the Closing.

(k)	The Purchase Agreement is hereby amended by deleting Section 5.21 in its entirety and replacing it with the following:

5.21 Preparation of Proxy Statement; Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, Seller shall, in consultation with Buyer, prepare and file with the SEC the Proxy Statement. Seller shall not file the Proxy Statement (or any preliminary version thereof) with the SEC without first providing Buyer and its counsel a reasonable opportunity to review and comment thereon, and Seller shall give reasonable and good faith consideration to all additions, deletions or changes suggested by Buyer or its counsel. Buyer shall provide to Seller all information concerning Buyer and its Affiliates as may be reasonably requested by Seller in connection with the Proxy Statement and shall otherwise reasonably assist in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC, provided that, unless otherwise expressly required by applicable Law, no disclosure relating specifically to non-public information about Buyer or its Affiliates may be made without Buyer’s prior written approval. Seller shall include in the Proxy Statement the Board Recommendation. Each of Seller and Buyer shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If, prior to the expiration of the ten (10) day waiting period provided in Rule 14a-6 under the Exchange Act, Seller does not receive either (i) comments from the SEC on the preliminary Proxy Statement or (ii) notice from the SEC that it will review the preliminary Proxy Statement, then Seller shall file definitive Proxy Statement with the SEC and mail the definitive Proxy Statement to Seller’s stockholders as soon as reasonably practicable, and in any event not later than two (2) Business Days after the expiration of such waiting period. Seller shall be responsible for 100% of the fees, costs and expenses associated with the preparation, filing and mailing of the Proxy Statement.

B-5

(b) Seller shall (i) notify Buyer promptly of the receipt of any comments, whether written or oral, from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and (ii) supply Buyer with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such filings. Seller shall use its reasonable best efforts to respond as promptly as practicable to, and resolve, any comments from the SEC with respect to the Proxy Statement as promptly as practicable after receipt thereof. Notwithstanding the foregoing, prior to responding to any comments from the SEC or its staff, Seller shall consult with Buyer and provide Buyer and its counsel a reasonable opportunity to review and comment on any response thereto, Seller shall give reasonable and good faith consideration to all additions, deletions or changes suggested by Buyer or its counsel, and shall include in such response all comments reasonably proposed by Buyer. No later than two (2) Business Days following confirmation by the SEC that the SEC has no further comments on the preliminary Proxy Statement, Seller shall file the definitive Proxy Statement with the SEC and mail it to Seller’s stockholders.

(c) No amendment or supplement to portion of the Proxy Statement relating to Buyer or its Affiliates, the Business, the Acquired Assets, the Assumed Liabilities or the Transactions shall be made by Seller without the prior written approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed).

(d) Seller will take all action necessary in accordance with applicable Law, its organizational documents and the rules of Nasdaq to establish a record date for, duly call, give notice of, convene, and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the definitive Proxy Statement to Seller’s stockholders, for the purpose of obtaining the Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, Seller shall convene, subject to Section 5.20(d), and hold the Stockholder Meeting as soon as practicable following the date that the Proxy Statement is mailed to Seller’s stockholders or on such other date elected by Seller with Buyer’s prior written consent (which shall not to be unreasonably withheld, conditioned or delayed). Seller shall use its reasonable best efforts to solicit proxies to obtain the Stockholder Approval.

(e) Seller shall cooperate with and keep Buyer informed upon Buyer’s reasonable request regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to Seller’s stockholders. Seller shall be permitted to postpone or adjourn the Stockholder Meeting (after consultation with Buyer), if, but only if, (i) as of the time that the Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are holders of an insufficient number of shares of Seller’s common stock present or represented by proxy at the Stockholder Meeting to constitute a quorum at the Stockholder Meeting or (B) if Buyer has not received proxies representing a sufficient number of shares for Stockholder Approval, (ii) Seller has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law or Governmental Order with respect to the Stockholder Approval to postpone or adjourn the Stockholder Meeting (whether or not the quorum is present), (iii) Seller is requested to postpone or adjourn the Stockholder Meeting by the SEC or its staff for any reason, or (iv) with the prior written consent of Buyer; provided, that the Stockholder Meeting may not be postponed or adjourned on the date the Stockholder Meeting is scheduled if Seller shall have received proxies in respect of an aggregate number of Seller’s Common Stock, which have not been withdrawn, such that Stockholder Approval will be obtained at such meeting.

(l)	The Purchase Agreement is hereby amended by deleting Section 5.23 in its entirety and replacing it with the following:

5.23 [Intentionally Omitted]

(m)	The Purchase Agreement is hereby amended by deleting Section 8.1(i)(vi) in its entirety and replacing it with the following:

(vi) Bank Accounts. Evidence reasonably acceptable to Buyer (which may include written confirmations from the applicable financial institutions) that each bank, deposit, lockbox, merchant, and other payment account used in connection with the Business (except for any such account that solely holds Cash that is an Excluded Asset) (collectively, the “Business Accounts”) has been re-designated to be held by Seller or an Affiliate of Seller solely as agent or trustee for the benefit of Buyer, in each case to the extent such re-designation is permitted by the applicable financial institutions.

(n)	The Purchase Agreement is hereby amended by deleting Annex II in its entirety and replacing it with the following:

B-6

ANNEX II

ACQUIRED sUBSIDIARIES

1.	Sonim Technologies (Hong Kong) Limited
2.	Sonim Technologies (Shenzhen) Ltd. (a wholly-owned subsidiary of #1 above)
3.	Sonim Technologies Shenzhen Limited Beijing branch (a wholly-owned subsidiary of #1 above)
4.	Sonim Technologies Germany GmbH

2. Effect upon Purchase Agreement. Each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall hereafter mean and be a reference to the Purchase Agreement, as amended hereby. Except as specifically amended hereby, the Purchase Agreement, and each and every term and provision thereof, shall remain in full force and effect.

3. Entire Agreement. The Purchase Agreement (together with the Exhibits and Schedules thereto), as amended hereby, contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

4. Governing Law; Dispute Resolution; Jury Trial Waiver. The provisions of Section 11.16 and 11.17 of the Purchase Agreement are incorporated herein by reference.

5. Execution Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in .PDF format or by e-mail shall be sufficient to bind the parties to the terms of this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

BUYER:
PACE CAR ACQUISITION, LLC

By:
Name:
Title:

PARENT:

Social mobile technology holdings llc

By:
Name:
Title:

SELLER:

Sonim Technologies, Inc.

By:
Name:	Peter Liu
Title:	Chief Executive Officer

SELLER REPRESENTATIVE:

Name:	Clay Crolius

B-8

ANNEX C

FAIRNESS OPINION OF ROTH CAPITAL PARTNERS, LLC

July 17, 2025

Special Committee of the Board of Directors of Sonim Technologies, Inc.

4445 Eastgate Mall, Suite 200 San Diego, CA 92121

Members of the Special Committee:

ROTH Capital Partners, LLC (“we” or “ROTH”) understands that Sonim Technologies, Inc., a Delaware corporation (the “Company” or “Seller”), and MW International Ventures, LLC dba Social Mobile (“Social Mobile”), have proposed to enter into an Asset Purchase Agreement, substantially in the form of the draft delivered to ROTH on July 17, 2025 (the “Asset Purchase Agreement”), whereby an affiliate of Social Mobile Pace Car Acquisition LLC (“Buyer”) has agreed to purchase substantially all of the assets of the Company (“Asset Sale”). Capitalized terms in this letter that are not defined herein shall have the meaning set forth in the Asset Purchase Agreement.

On and subject to the terms and conditions of the Asset Purchase Agreement, at the Closing, Buyer has agreed to purchase and take assignment and delivery from Seller, and Seller has agreed to sell, assign, convey, transfer and deliver to Buyer all of Seller’s rights, title and interests in and to the Acquired Assets, free and clear of all Liens (other than Permitted Liens), for the consideration specified in the Asset Purchase Agreement, as further detailed below. Seller has agreed to retain and shall not sell, convey, transfer nor deliver to Buyer, and Buyer has not agreed to purchase nor will Buyer have any rights in or to, the Excluded Assets. On and subject to the terms and conditions of the Asset Purchase Agreement, at the Closing, Buyer has agreed to assume only the Assumed Liabilities. In accordance with the Asset Purchase Agreement, the aggregate consideration for the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (collectively, the “Purchase Price”) shall be an amount equal to: Fifteen Million Dollars ($15,000,000); plus the Adjustment Amount (which may be a positive or negative number); plus the Earn-Out Payment (if any). In accordance with the Asset Purchase Agreement, the measurement period for the Earn-Out Payment (the “Earn-Out Period”) shall be the twelve-month period beginning on July 1, 2025, and ending on June 30, 2026. Buyer shall have no obligation to pay any Earn-Out Payment unless the Net Revenue generated during the Earn-Out Period equals or exceeds Seventy Million Dollars ($70,000,000) (the “Revenue Threshold”). If Net Revenue for the Earn-Out Period exceeds the Revenue Threshold, the Earn-Out Payment shall be an amount equal to fifty percent (50%) of Net Revenue in excess of the Revenue Threshold. In no event shall the aggregate Earn-Out Payment exceed Five Million Dollars ($5,000,000). Buyer shall pay the Earn-Out Payment, if any, to Seller no later than ten (10) Business Days after final determination of the Earn-Out Payment in accordance with the Asset Purchase Agreement.

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You have asked us to render an opinion, as of the date hereof, as to the fairness, from a financial point of view, of the Purchase Price payable to the Seller pursuant to the Asset Purchase Agreement.

For purposes of the opinion set forth herein, we have, among other things:

●	reviewed certain publicly available financial statements and other business and financial information of the Company;

●	performed due diligence of the business, operations, financial condition and prospects of the Company and reviewed the financial terms and the form of consideration offered;

●	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

●	reviewed certain financial projections concerning the Company prepared by the management of the Company (the “Financial Projections”);

●	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions we deemed comparable with the Asset Sale and compared such financial terms with those of the Asset Sale;

●	participated in certain discussions with representatives of the Special Committee and its legal advisors;

●	reviewed the Asset Purchase Agreement; and

●	performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, which formed a substantial basis for this opinion, and have further relied upon the assurances of the management of the Company that such information does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in any material respect. With respect to the Financial Projections, we have been advised by the management of the Company, and assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and we express no view as to the assumptions on which they are based. In addition, we have assumed that the final executed Asset Purchase Agreement will not differ in any material respect from the draft Asset Purchase Agreement reviewed by us, and that the Asset Sale will be consummated in accordance with the terms set forth in the Asset Purchase Agreement without any waiver, amendment or delay of any terms or conditions. We have also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Asset Sale, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Asset Sale. We are not legal, tax, accounting or regulatory advisors.

We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Purchase Price to be received by the Company.

We have not made any independent valuation or appraisal of the assets or liabilities (fixed, contingent or otherwise) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties, facilities or other assets of the Company. We have not evaluated the solvency of the Company under any law of any jurisdiction relating to bankruptcy, insolvency or similar matters. As you know, we are not legal experts, and for purposes of our analysis, we have not made any assessment of the status of any outstanding litigation involving the Company and have excluded the effects of any such litigation in our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, part of which is contingent upon the closing of the Asset Sale. The fee for this opinion is not contingent upon the consummation of the Asset Sale. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement, which indemnity obligation is not contingent on the consummation of the Asset Sale.

ROTH is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company and the other parties to the Asset Sale, and, accordingly, may at any time hold a long or a short position in such securities. ROTH and its affiliates may in the future provide investment banking and other financial services to Parent and their respective affiliates for which we would expect to receive compensation.

This opinion has been approved by a committee of ROTH investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Special Committee of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Asset Sale in accordance with the terms of our engagement letter with the Special Committee, if such inclusion is required by applicable law. In addition, ROTH expresses no opinion or recommendation as to how the Board of Directors should vote in connection with the Asset Sale.

On the basis and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion on the date hereof that the Purchase Price to be received by the Company pursuant to the Asset Purchase Agreement is fair from a financial point of view.

Very truly yours,

/s/ Roth Capital Partners

ROTH Capital Partners, LLC

ANNEX D

Historical Financial Statements

D-1

F-1

SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS EXCEPT SHARE AND

PER SHARE AMOUNTS)

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Cash and cash equivalents	$2,137	$5,343
Accounts receivable, net	3,498	4,339
Non-trade receivable	9,841	7,119
Related party receivable	—	181
Inventory	10,986	10,621
Prepaid expenses and other current assets	3,839	4,562
Total current assets	30,301	32,165
Property and equipment, net	140	227
Contract fulfillment assets	9,053	6,399
Other assets	725	948
Total assets	$40,219	$39,739
Liabilities and stockholders’ equity (deficit)
Accounts payable	$20,408	$22,848
Accrued liabilities	13,631	20,892
Promissory notes, net, current portion	4,817	—
Total current liabilities	38,856	43,740
Promissory notes, net	250	—
Income tax payable	1,814	1,699
Total liabilities	40,920	45,439
Commitments and contingencies (Note 8)
Stockholders’ equity (deficit)
Common stock, $0.001 par value per share; 100,000,000 shares authorized; and 1,015,652 and 276,881 shares issued and outstanding at September 30, 2025, and December 31, 2024, respectively(*)	1	—
Preferred stock, $0.001 par value per share, 5,000,000 shares authorized, and no shares issued and outstanding at September 30, 2025, and December 31, 2024, respectively	—	—
Additional paid-in capital(*)	294,676	277,908
Accumulated deficit	(295,378)	(283,608)
Total stockholders’ equity (deficit)	(701)	(5,700)
Total liabilities and stockholders’ equity (deficit)	$40,219	$39,739

(*)	Adjusted retroactively to reflect the 1-for-18 reverse stock split that became effective on October 27, 2025, see Note 1.

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net revenues	$16,214	$15,022	$44,125	$35,656
Related party net revenues	—	—	—	7,658
Total net revenues	16,214	15,022	44,125	43,314
Cost of revenues	14,398	10,790	33,108	33,211
Gross profit	1,816	4,232	11,017	10,103
Operating expenses
Research and development	181	715	2,723	1,728
Sales and marketing	2,452	3,045	9,136	8,756
General and administrative	3,163	2,848	9,225	7,937
Impairment of contract fulfillment assets	—	—	—	3,217
Total operating expenses	5,796	6,608	21,084	21,638
Income (loss) from operations	(3,980)	(2,376)	(10,067)	(11,535)
Interest expense, net	(522)	—	(1,002)	(17)
Other expense, net	(161)	(19)	(340)	(203)
Income (loss) before income taxes	(4,663)	(2,395)	(11,409)	(11,755)
Income tax expense	(90)	(117)	(361)	(279)
Net income (loss)	$(4,753)	$(2,512)	$(11,770)	$(12,034)
Net income (loss) per share (*):
Basic	$(4.83)	$(9.32)	$(19.14)	$(46.50)
Diluted	$(4.83)	$(9.32)	$(19.14)	$(46.50)
Weighted-average shares used in computing net income (loss) per share (*):
Basic	984,927	269,388	614,985	258,788
Diluted	984,927	269,388	614,985	258,788

(*)	Adjusted retroactively to reflect the 1-for-18 reverse stock split that became effective on October 27, 2025, see Note 1.

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(IN THOUSANDS EXCEPT SHARE AMOUNTS)

(UNAUDITED)

	Common stock		Additional Paid-in	Accumulated	Stockholders’
For the Three Months Ended September 30, 2024	Shares (*)	Amount (*)	Capital (*)	Deficit	Equity
Balance at July 1, 2024	268,182	$—	$276,956	$(259,482)	$17,474
Issuance of common stock upon exercise of stock options and settlement of restricted stock units, net of taxes withheld	522	—	—	—	—
Issuance of common stock, net of issuance costs	1,953	—	14	—	14
Stock-based compensation	—	—	373	—	373
Net loss	—	—	—	(2,512)	(2,512)
Balance at September 30, 2024	270,657	$—	$277,343	$(261,994)	$15,349

	Common stock		Additional Paid-in	Accumulated	Stockholders’ Equity
For the Three Months Ended September 30, 2025	Shares (*)	Amount (*)	Capital (*)	Deficit	(Deficit)
Balance at July 1, 2025	574,353	$1	$289,290	$(290,625)	$(1,334)
Issuance of common stock, net of issuance costs	411,111	7	4,838	—	4,845
Promissory note payments settled in equity	30,188	1	374	—	375
Stock-based compensation	—	—	166	—	166
Impact of retroactively adjusted reverse stock splits	—	(8)	8	—	—
Net loss	—	—	—	(4,753)	(4,753)
Balance at September 30, 2025	1,015,652	$1	$294,676	$(295,378)	$(701)

	Common stock		Additional Paid-in	Accumulated	Stockholders’
For the Nine Months Ended September 30, 2024	Shares (*)	Amount (*)	Capital (*)	Deficit	Equity
Balance at January 1, 2024	245,952	$4	$272,324	$(249,960)	$22,368
Issuance of common stock upon exercise of stock options and settlement of restricted stock units, net of taxes withheld	3,308	1	52	—	53
Taxes withheld on net settled restricted stock units	—	—	(5)	—	(5)
Issuance of common stock, net of issuance costs	21,397	4	3,794	—	3,798
Stock-based compensation	—	—	1,169	—	1,169
Impact of retroactively adjusted reverse stock splits	—	(9)	9	—	—
Net loss	—	—	—	(12,034)	(12,034)
Balance at September 30, 2024	270,657	$—	$277,343	$(261,994)	$15,349

	Common stock		Additional Paid-in	Accumulated	Stockholders’ Equity
For the Nine Months Ended September 30, 2025	Shares (*)	Amount (*)	Capital (*)	Deficit	(Deficit)
Balance at January 1, 2025	276,881	$—	$277,908	$(283,608)	$(5,700)
Issuance of common stock upon settlement of restricted stock units	42,956	—	—	—	—
Issuance of common stock, net of issuance costs	665,627	12	13,785	—	13,797
Stock-based compensation related to 2024 bonus accrual	—	—	1,215	—	1,215
Promissory note payments settled in equity	30,188	1	374	—	375
Stock-based compensation	—	—	1,382	—	1,382
Impact of retroactively adjusted reverse stock splits	—	(12)	12	—	—
Net loss	—	—	—	(11,770)	(11,770)
Balance at September 30, 2025	1,015,652	$1	$294,676	$(295,378)	$(701)

(*)	Adjusted retroactively to reflect the 1-for-10 reverse stock split that became effective on July 17, 2024 and the 1-for-18 reverse stock split that became effective on October 27, 2025, see Note 1.

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(IN THOUSANDS)

(UNAUDITED)

	Nine Months Ended
	September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(11,770)	$(12,034)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,804	2,643
Stock-based compensation	1,382	1,169
Release of customer allowance liability	(5,429)	—
Inventory write-downs	—	1,013
Impairment of contract fulfillment assets	1,084	3,217
Other	115	287
Changes in operating assets and liabilities:
Accounts receivable	702	8,579
Non-trade receivable	(2,722)	(3,361)
Related party receivable	181	(644)
Inventory	18	(6,870)
Prepaid expenses and other current assets	811	(639)
Contract fulfillment assets	(6,330)	(8,643)
Other assets	(17)	(125)
Accounts payable	(2,440)	517
Accrued liabilities	(26)	10,828
Income tax payable	115	86
Net cash used in operating activities	(21,522)	(3,977)
Cash flows from investing activities:
Purchase of property and equipment	—	(206)
Net cash used in investing activities	—	(206)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	13,797	3,798
Proceeds from promissory note, net of issuance costs	5,110	—
Repayments of short-term borrowings	(591)	—
Proceeds from stock option exercises, net of taxes paid on vested restricted stock units	—	48
Net cash provided by financing activities	18,316	3,846
Net decrease in cash and cash equivalents	(3,206)	(337)
Cash and cash equivalents at beginning of period	5,343	9,397
Cash and cash equivalents at end of period	$2,137	$9,060
Supplemental disclosure of cash flow information:
Cash paid for interest	$241	$17
Cash paid for income taxes	$122	$12
Non-cash activities:
Receivables transferred to satisfy payables (Note 3)	$—	$11,308
Accrued bonus settled in equity	$1,215	$—
Promissory note payments settled in equity	$375	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

SONIM TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In Thousands, except Share and Per Share Amounts)

NOTE 1 — The Company and Its Significant Accounting Policies

Description of Business

Sonim Technologies, Inc. was incorporated in the state of Delaware on August 5, 1999, and is headquartered in San Diego, California. The Company offers a robust portfolio that includes rugged handsets, smartphones, wireless internet devices, software, services, and accessories. These products are engineered to deliver reliable communication in challenging and unpredictable environments, serving sectors such as critical communications, first responders, government, industrial, construction, hospitality, and logistics. The Company distributes its products primarily through major wireless carriers. The Company currently has products available at all three U.S. Tier-one carriers – AT&T, T-Mobile and Verizon as well as the three primary carriers in Canada – Bell, Telus and Rogers, Telstra in Australia, and multiple carriers throughout Europe. These carriers resell the Company’s products, along with network services, to end customers focusing on two primary end markets: industrial enterprise and the public sector.

The Company is executing a strategic expansion initiative, focusing on broadening its market reach with new products, geographical footprint, and customer segments including enterprise, small and medium business, and prosumers. This strategy is underpinned by a strong emphasis on execution. The Company has introduced new product categories: Connected Solutions featuring wireless internet products, a next-generation rugged smartphone, and a new range of mid and low-tier professional rugged phones, all boasting IP ratings, MIL-STD-810H standards, and elements of Sonim’s Rugged Performance Standards (“RPS”), highlighting the Company’s value proposition to target markets.

During the second half of 2024 and through the filing date of this report, the Company launched the following products:

●	Sonim H500-series of 5G mobile hotspots available at Verizon and Verizon Frontline Verified, UScellular, and Bell in North America, as well as at select carriers and through the Company’s distribution partners in Europe;

●	Sonim MegaConnect, the world’s first 5G High Powered User Equipment (HPUE) rugged mobile hotspot, available at AT&T Business and FirstNet® in the United States, and is also FirstNet Trusted;

●	Sonim H100 4G mobile hotspot available through Telia Finland and distribution partners in Europe;

●	XP100 4G and XP400 5G professional rugged phones available through Deutsche Telekom in Germany and distribution partners in Europe and South Africa;

●	XP Pro 5G rugged smartphone available through Verizon and Verizon Frontline Verified, AT&T and FirstNet Ready, and T-Mobile and certified for T-Priority in the United States, Bell, Telus, Rogers, and SaskTel in Canada, and through select distributors in Europe the Middle East, and Africa;

●	XP Pro Thermal 5G rugged smartphone available in Europe, the Middle East, and Africa through select distributors; and

●	XP3plus 5G rugged flip phone available through T-Mobile and certified for T-Priority.

F-6

Most of these products are supported by the SonimWare™ platform and enterprise services. In 2025, all of the Company’s new products that launched with tier-one carriers in the United States included a certification associated with carrier first responder initiatives, including FirstNet Ready, FirstNet Trusted, Verizon Frontline Certified, and T-Mobile certified for T-Priority. During 2025 the Company launched the XP Pro Thermal 5G smartphone for Europe which includes an SDK-enabled Sonim IRIS software for custom application development and an integrated thermal camera by FLIR® that benefits a number of vertical trades such as electricians, plumbers, public safety, construction, agriculture, amongst others.

A significant revenue driver in the first quarter of 2024 was a range of low-priced products developed under Sonim’s original design manufacturer (“ODM”) model, emphasizing high-volume and low-margin production tailored to a specific customer’s needs. These sales concluded in the first quarter of 2024 due to its life cycle end. The ODM model does not represent the Company’s core business strategy.

Proposed Transaction with Social Mobile

On July 17, 2025, the Company entered into an asset purchase agreement (the “Asset Purchase Agreement”) by and among the Company, as seller, Pace Car Acquisition LLC, as buyer, (the “Buyer”), the Seller Representative named in the Asset Purchase Agreement, and, Social Mobile Technology Holdings LLC (the “Parent”), solely for the purpose of guaranteeing complete payment and performance obligations of the Buyer contained in the Asset Purchase Agreement.

Pursuant to the Purchase Agreement, the Buyer agreed to acquire substantially all assets of the Company and its subsidiaries related to the Company’s enterprise 5G solutions business, including rugged handsets, smartphones, wireless internet devices, software, services, and accessories (collectively, the “Business”) for a purchase price of $15,000 in cash, subject to (i) customary working capital, indebtedness and transaction expense adjustments (referred to in the Asset Purchase Agreement as the “Adjustment Amount,” which may be a positive or a negative number) and (ii) up to $5,000 in the form of an earn-out payment (the “Earn-Out Payment”), if earned.

Earn-Out

The Earn-Out Payment, if any, will be determined based on the performance of the Business during the twelve-month period beginning July 1, 2025, and ending June 30, 2026. If, during such period, the Business generates Net Revenue (as defined in the Asset Purchase Agreement) in excess of $70,000, the Company will be entitled to receive an amount equal to 50% of the Net Revenue above such threshold, calculated in accordance with the terms of the Asset Purchase Agreement, provided that the Earn-Out Payment will not exceed $5,000. For purposes of the Asset Purchase Agreement, “Net Revenue” generally means the gross revenue of the Business determined in accordance with U.S. generally accepted accounting principles (“GAAP”) minus (a) customary trade, quantity and cash discounts actually taken; (b) credits, allowances, rebates and chargebacks for returns, rejections, damaged goods and billing errors; (c) outbound freight, insurance, customs duties and other transportation charges directly related to such sales; (d) sales, value-added, use and similar taxes (other than income taxes) collected from customers and remitted to the appropriate taxing authority; and (e) any other items that, in accordance with GAAP, are specifically and solely deductible from gross revenue to arrive at net revenue.

No Solicitation and Change of Recommendation

The Asset Purchase Agreement includes covenants requiring the Company not to, directly or indirectly (i) solicit, initiate, knowingly encourage, or knowingly induce any Alternative Transaction (as defined in the Asset Purchase Agreement), (ii) engage in discussions or negotiations regarding any Alternative Transaction, or (iii) enter into any letter of intent, term sheet, memorandum of understanding, or other agreement relating to any Alternative Transaction. However, prior to the obtaining of the stockholder approval of the Asset Purchase Agreement (the “Stockholder Approval”), a customary “fiduciary out” provision allows the Company, under certain specified circumstances, to provide information to, and participate in discussions and engage in discussions or negotiations with, third parties with respect to an acquisition proposal if the Company complied with certain notice and other requirements and the board of directors of the Company (or the Special Committee, as applicable) determines in good faith (in each case after consultation with its outside legal counsel and financial advisors), taking into account the legal, financial, regulatory and other aspects of such proposal, that such proposal would be more favorable to the Company’s stockholders from a financial point of view than the consummation of the Asset Purchase Agreement and is reasonably capable of being consummated (a “Superior Proposal”). Negotiations related to a reverse merger not involving the Business are expressly excluded from the no-solicitation covenant.

Closing Conditions

The completion of the Asset Purchase Agreement is subject to the satisfaction of certain closing conditions, including (i) the Stockholder Approval, (ii) accuracy of the representations and warranties of the parties, (iii) the absence of any order, injunction or law prohibiting consummation of the Asset Purchase Agreement and (iv) receipt by the Company of certain third-party consents. The consummation of the Asset Purchase Agreement is not subject to any financing condition.

Termination; Termination Fee

The Asset Purchase Agreement may be terminated in certain circumstances, including:

(i)	by mutual written agreement of the parties;

(ii)	by either party if there is a non-appealable order of court or a governmental authority prohibiting, enjoining, restricting, or making illegal the transactions contemplated by the Asset Purchase Agreement or, if the consummation of the Asset Purchase Agreement is otherwise illegal or prohibited by any applicable law (the “Illegality”);

(iii)	by either party if the Stockholder Approval is not obtained;

(iv)	by either party if the Asset Purchase Agreement is not consummated within 180 calendar days after the date of the execution of the Asset Purchase Agreement, i.e., January 13, 2026 (the “Outside Date”);

(v)	by either party in the event of the other party’s material breach or non-performance of certain representations, warranties, and covenants of the Asset Purchase Agreement (a “Material Breach”);

F-7

(vi)	by Buyer in the event the Company’s board elects not to recommend that the Company’s stockholders approve and adopt the Asset Purchase Agreement or the Company breaches its non-solicitation obligations; and

(vii)	by the Company, if prior to obtaining the Stockholder Approval, its board of directors elects to proceed with an Alternative Transaction as a result of a Superior Proposal (together with item (vi) above, the “Adverse Recommendation”).

The Company will be obligated to pay to the Buyer an amount equal to the transaction expenses reasonably incurred by the Buyer and its affiliates, plus a termination fee equal to $1,000 within three business days following the termination of the Asset Purchase Agreement, if the latter is terminated because of:

(i)	the Asset Purchase Agreement is not consummated on or before the Outside Date;

(ii)	the Company’s Material Breach;

(iii)	the Illegality;

(iv)	the Stockholder Approval is not obtained; or

(v)	the Adverse Recommendation.

Other Terms

The Asset Purchase Agreement contains customary representations and warranties of the parties. Additionally, the Company has agreed to certain covenants, including, among others, (i) covenants relating to the conduct of its business during the interim period between the execution of the Asset Purchase Agreement and its consummation and (ii) not to engage in specified types of transactions or take specified actions during such period unless agreed to in writing by the Buyer.

Because the transaction contemplates the sale of substantially all of the Company’s assets, the Company is pursuing alternative strategies, in addition to completing the asset sale, with the objective of maximizing stockholder value. There can be no assurance that the Asset Purchase Agreement or any additional transaction will ultimately be consummated timely or at all.

Reverse Stock Split

All common share and per-share amounts in this Form 10-Q have been retroactively restated to reflect the effect of the Reverse Stock Splits, as defined below.

2024 Reverse Stock Split

On July 17, 2024, the Company effected a 1-for-10 reverse stock split of its issued and outstanding common stock (the “2024 Reverse Stock Split”). The Company’s common stock began trading on the Nasdaq Capital Market on a post-split basis on July 18, 2024. As a result of the 2024 Reverse Stock Split, each share of common stock issued and outstanding immediately prior to July 17, 2024, was automatically converted into one-tenth (1/10) of a share of common stock. The 2024 Reverse Stock Split affected all common stockholders uniformly and did not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the 2024 Reverse Stock Split would result in a stockholder owning a fractional share. No fractional shares were issued in connection with the 2024 Reverse Stock Split. Stockholders who otherwise would be entitled to receive a fractional share instead were entitled to receive one whole share in lieu of such fractional share.

The 2024 Reverse Stock Split did not change the par value of the common stock or the authorized number of shares of common stock. All outstanding stock options, restricted stock units, and warrants entitling their holders to purchase or obtain or convert into shares of our common stock were adjusted, as required by the terms of these securities.

The Company’s stockholders’ equity, in the aggregate, remained unchanged following the 2024 Reverse Stock Split. Net income (loss) per share increased because there were fewer shares of common stock outstanding. There were no other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, that arose as a result of the 2024 Reverse Stock Split.

2025 Reverse Stock Split

On October 27, 2025, subsequent to the balance sheet date, the Company effected a 1-for-18 reverse stock split of its issued and outstanding common stock (the “2025 Reverse Stock Split,” and, together with the 2024 Reverse Stock Split, the “Reverse Stock Splits”). The Company’s common stock began trading on the Nasdaq Capital Market on a post-split basis on October 27, 2025. As a result of the 2025 Reverse Stock Split, each share of common stock issued and outstanding immediately prior to October 27, 2025, was automatically converted into one-eighteenth (1/18) of a share of common stock. The 2025 Reverse Stock Split affected all common stockholders uniformly and did not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the 2025 Reverse Stock Split would result in a stockholder owning a fractional share. No fractional shares were issued in connection with the 2025 Reverse Stock Split. Stockholders who otherwise would be entitled to receive a fractional share instead received a cash payment equal to the fraction of which a stockholder would otherwise be entitled multiplied by $16.8678, which is the closing price per share of common stock on October 20, 2025 (as reported by the Nasdaq Capital Market), as adjusted to give effect to the 2025 Reverse Stock Split.

The 2025 Reverse Stock Split did not change the par value of the common stock or the authorized number of shares of common stock. All outstanding stock options, restricted stock units, and warrants entitling their holders to purchase or obtain or convert into shares of our common stock were adjusted, as required by the terms of these securities.

The Company’s stockholders’ equity, in the aggregate, remained unchanged following the 2025 Reverse Stock Split. Net income (loss) per share increased because there were fewer shares of common stock outstanding. There were no other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, that arose as a result of the 2025 Reverse Stock Split.

Liquidity and Ability to Continue as a Going Concern

The Company’s condensed consolidated financial statements account for the continuation of its business as a going concern. The Company anticipates closing the Asset Purchase Agreement in late 2025 or early 2026. Once the Asset Purchase Agreement closes, there will be no more revenue from the Company’s existing business. The Asset Purchase Agreement raises uncertainty with respect to the Company’s ability to forecast beyond the asset sale date, and our ability to determine if we can meet our obligations within one year after the date that the financial statements are issued. There is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

F-8

Basis of presentation and preparation

The condensed consolidated financial statements include the accounts of Sonim Technologies, Inc. and its wholly owned subsidiaries (collectively “Sonim” or the “Company”). Intercompany accounts and transactions have been eliminated. In the opinion of the Company’s management, the condensed consolidated financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. The preparation of these condensed consolidated financial statements and accompanying notes in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ materially from those estimates. Certain prior period amounts in the condensed consolidated financial statements and accompanying notes have been reclassified to conform to the current period’s presentation. These condensed consolidated financial statements and accompanying notes should be read in conjunction with the Company’s annual consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2024.

As discussed above, all per share amounts and common shares amounts have been adjusted on a retroactive basis to reflect the effect of the Reverse Stock Split. Proportionate adjustments were made to the per share exercise price and number of shares of common stock issuable under all outstanding stock options, restricted stock units, and warrants. In addition, proportionate adjustments have been made to the number of shares of common stock reserved for the Company’s equity incentive awards.

Promissory Notes

The Company accounts for promissory notes in accordance with ASC 470, Debt. Promissory notes are initially recorded at the amount of cash proceeds received, net of any original issue discount and direct issuance costs. Debt discounts and issuance costs are amortized to interest expense over the term of the note using the straight-line method, which approximates the effective interest method. Interest is accrued based on the stated interest rate.

Prior period reclassifications

Certain amounts in prior periods have been reclassified to conform with current period presentation. These reclassifications had no effect on the reported results of operations.

Related Party Transactions

Effective December 15, 2023, in the ordinary course of business, the Company entered into an agreement pursuant to which the Company would execute various statements of work and sell white label phones under the ODM model arrangement with a then-related party, in which a family member of the Company’s then-director, Jeffrey Wang, holds indirect interest of approximately 40% (the “ODM Arrangement”). Pursuant to the ODM Arrangement, the Company consummated various transactions during the first quarter of 2024.

On April 1, 2025, the Company signed an agreement with a then-related party, in which a family member of the Company’s then-director, Jeffrey Wang, holds an indirect interest of approximately 40%, to purchase parts and components to be used in the manufacturing of the company’s products for the aggregate amount of approximately $1,000. The agreement was executed in the ordinary course of business. During the nine months ended September 30, 2025, the Company purchased approximately $496 in raw materials under this agreement.

As of July 18, 2025, Jeffrey Wang is no longer a director of the Company.

New accounting pronouncements

Pronouncements adopted in 2025

None.

Pronouncements not yet adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures This guidance requires expanded annual income tax disclosures, including (1) consistent categories and greater disaggregation of information in the rate reconciliation, and (2) income taxes paid disaggregated by jurisdiction. This guidance is effective for public entities for annual periods beginning after December 15, 2024. Early adoption is permitted. ASU 2023-09 will be effective for the Company for the annual period ending December 30, 2025. The Company is currently evaluating the impact the adoption of this guidance will have on its condensed consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Topic 220): Disaggregation of Income Statement Expenses. This guidance requires additional disclosure of certain amounts included in the expense captions presented on the Statement of Operations as well as disclosures about selling expenses. The ASU is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact the adoption of this guidance will have on its condensed consolidated financial statements and related disclosures.

F-9

NOTE 2 — Revenue Recognition

The Company recognizes revenue primarily from the sale of products, including mobile phones, connected devices, and accessories, and the majority of the Company’s contracts include only one performance obligation, namely the delivery of product. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is defined as the unit of account for revenue recognition under ASC 606. The Company also recognizes revenue from other contracts that may include a combination of products and NRE services or from the provision of solely NRE services. Where there is a combination of products and NRE services, the Company accounts for the promises as individual performance obligations if they are concluded as distinct. Performance obligations are considered distinct if they are both capable of being distinct and distinct within the context of the contract. In determining whether performance obligations meet the criteria for being distinct, the Company considers a number of factors, such as the degree of interrelation and interdependence between obligations, and whether or not the good or service significantly modifies or transforms another good or service in the contract. During the three and nine months ended September 30, 2025, and 2024, the Company did not have any contracts in which the products and NRE services were concluded to be a single performance obligation. In certain cases, the Company may offer tiered pricing based on volumes purchased for specific model phones. To date, all tiered pricing provisions have fallen into observable ranges of pricing to existing customers, thus, not resulting in any material right which could be concluded as its own performance obligation. In addition, the Company does not offer material post-contract support services to its customers.

Net revenue for an individual contract is recognized at the related transaction price, which is the amount the Company expects to be entitled to in exchange for transferring the goods and/or services. The transaction price for product sales is calculated as the product selling price net of variable consideration which may include estimates for marketing development funds, sales incentives, and price protection and stock rotation rights. The Company generally does not offer a right of return to its customers, except for certain distributors where the company estimates future returns and reduces revenue on sales subject to return and maintains a reserve for returns allowance. Typically, variable consideration does not need to be constrained as estimates are based on specific contract terms. However, the Company continues to assess variable consideration estimates such that it is probable that a significant reversal of revenue will not occur. The transaction price for a contract with multiple performance obligations is allocated to the separate performance obligations on a relative standalone selling price basis. Standalone selling prices for products are determined based on the prices charged to customers, which are directly observable. The standalone selling price of the professional services are mostly based on time and materials. The Company determines its estimates of variable consideration based on historical collection experience with similar payor classes, aged accounts receivable by payor class, terms of payment agreements, correspondence from payors related to revenue audits or reviews, its historical settlement activity of audited and reviewed claims and current economic conditions using the portfolio approach. Revenue is recognized only to the extent that it is probable that a significant reversal of the cumulative amount recognized will not occur in future periods.

Revenue is then recognized for each distinct performance obligation as control is transferred to the customer. Revenue attributable to hardware is recognized at the time control of the product transfers to the customer. Control is generally transferred when the Company has a present right to payment and title and the significant risks and rewards of ownership of products or services are transferred to its customers. For most of the Company’s revenue attributable to hardware, control transfers when products are shipped. Revenue attributable to professional services is recognized as the Company performs the professional services for the customer.

The Company maintains agreements with certain customers that include provisions for product allowances under specific conditions. Accruals for these agreements are based on available customer-specific data or, when such data is not available, relevant historical trends. These costs are recognized as a reduction to revenue. Based on the terms of these agreements, any unused accruals are released and recognized as revenue. For the nine months ended September 30, 2025, the Company finalized agreements which resulted in the reduction of accruals by approximately $5,429, which was recognized as revenue.

Disaggregation of revenue

The following table presents total net revenues disaggregated by product category:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Smartphones	$8,108	$7,957	$23,976	$19,910
Feature Phones	3,801	6,780	12,447	14,839
Connected Solutions	4,000	49	6,937	330
White Label Products (ODM Model) (Related Party)	—	—	—	7,658
Accessories and Other	305	236	765	577
	$16,214	$15,022	$44,125	$43,314

Shipping and handling costs

The Company has elected to account for shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated products.

F-10

Contract costs

Applying the practical expedient, the Company recognizes the incremental costs of obtaining contracts as an expense when incurred when the amortization period of the assets that otherwise would have been recognized is one year or less. These costs are included in sales and marketing expenses.

The non-recurring costs associated with design and development of new products for technical approval represent costs to fulfill a contract pursuant to ASC 340-40, Other Assets and Deferred Costs. Accordingly, the Company capitalizes these contract fulfillment costs and amortizes such costs over the estimated period of time they are expected to be recovered, which is typically three to four years, the estimated life of a particular product model. As of September 30, 2025, and December 31, 2024, the net contract fulfillment assets were $9,053 and $6,399, respectively.

If the Company determines that such contract fulfillment costs are not expected to be recovered, it records an impairment in the period such determination is made. During the nine months ended September 30, 2024, the Company recorded an impairment of contract fulfillment assets of $3,217 due to a decrease in projected profit of one of its hotspots and the cancellation of a consumer durable product. During the nine months ended September 30, 2025, the Company recorded an impairment of contract fulfillment assets of $1,084 due to the end of life of a legacy smartphone, which is included in cost of revenues in the Condensed Consolidated Statements of Operations.

NOTE 3 — Significant Balance Sheet Components

The following table presents the components of the Company’s accounts receivable, net:

	September 30, 2025	December 31, 2024
Trade receivables	$6,204	$6,906
Allowance for credit losses	(2,706)	(2,567)
	$3,498	$4,339

As of January 1, 2024, accounts receivable, net, was $25,304 and non-trade receivables was $961.

The Company has non-trade receivables from manufacturing vendors resulting from the sale of components to the vendors who manufacture and assemble final products for the Company.

The Company determines the probability of default for each pool of receivables with similar risk characteristics. The probability of loss is applied to the value of the receivables and an allowance for potential credit losses is recorded with the offset to credit loss expense.

Five customers account for 15%, 15%, 13%, 13% and 11% of accounts receivable, net, at September 30, 2025. Three customers account for 33%, 24%, and 12% of accounts receivable, net, at December 31, 2024.

In October 2023, the Company stopped sales of the white label products to its customer as the product reached the end of its life cycle. In February 2024, an agreement was executed that transferred $11,308 of the receivables to the manufacturer of the white label products in exchange for relieving the Company of a $11,308 accounts payable liability.

F-11

The following table presents the components of the Company’s inventory:

	September 30, 2025	December 31, 2024
Devices – for resale	$2,194	$4,633
Raw materials	8,080	5,598
Accessories	712	390
	$10,986	$10,621

For certain new products, the Company began purchasing raw materials in 2024 that will be used by the third-party manufacturers to build the products. These purchased parts represent most of the raw materials in inventory at September 30, 2025 and December 31, 2024.

The following table presents the components of the Company’s prepaid expenses and other current assets:

	September 30, 2025	December 31, 2024
Deposits for inventory	$2,186	$2,697
Other	1,653	1,865
	$3,839	$4,562

The following table presents the components of the Company’s accrued liabilities:

	September 30, 2025	December 31, 2024
Customer allowances	$4,171	$11,421
Contract fulfillment liabilities	2,070	2,939
Inventory received, not billed	3,019	1,563
Employee-related liabilities	859	2,247
Other	3,512	2,722
	$13,631	$20,892

LS Receivables Financing Agreement

On September 23, 2024, the Company entered into an invoice purchase agreement (the “LS Receivables Financing Agreement”) with LS DE LLC (“LS”), pursuant to which LS will provide receivables factoring to the Company. Pursuant to the terms of the LS Receivables Financing Agreement, LS will advance 80% of the face value of the receivables being sold by the Company, up to a maximum of $2,500 of eligible customer invoices from the Company. In consideration of the advances, LS is entitled to receive (i) an invoice purchase fee equal to 0.20% of the face amount of each purchased invoice payable at the time of the purchase and (ii) a daily funds usage fee equal to 0.0388%, payable monthly in arrears on the last day of each month. Under the agreement, the Company must repurchase any invoices that LS deems to be uncollectible or no longer qualify as an Eligible Account, as defined in the LS Receivables Financing Agreement. The Company is accounting for this transaction as a secured borrowing and recognizes a factoring liability for any advances until the accounts receivables are collected. As of December 31, 2024, there was $591 outstanding under the LS Receivables Financing Agreement, which is included in accrued liabilities in the Condensed Consolidated Balance Sheets. As of September 30, 2025, the LS Receivables Financing Agreement is terminated.

Receivables Financing Agreement

On August 7, 2025, the Company entered into a non-recourse factoring agreement with Tradewind GmbH (the “Factor”). Under the terms of the agreement, the Company has committed to sell eligible accounts receivable from designated international customers to the Factor on a continuing basis, subject to individual credit limits and other conditions specified in the agreement.

The factoring arrangement provides for a maximum facility of €3,000, with a financing rate of 85% of the face value of qualified receivables. The Company is able to receive an advance on such receivables, less applicable fees and reserves. Factoring fees vary based on the payment terms of the underlying receivables and range from 0.55% to 1.65% of the invoice amount, with an additional late fee assessed on unpaid balances after 95 days. Interest is equal to the greater of 4.00% or EURIBOR + 3.50%. The Factor assumes the credit risk of purchased receivables, subject to specified exclusions and conditions. The agreement has an initial 12-month term and automatically renews unless terminated in accordance with its terms. As of September 30, 2025, there were no borrowings under the Receivables Financing Agreement.

F-12

NOTE 4 — Promissory Notes

February Purchase Agreement

On February 21, 2025, the Company entered into a note purchase agreement (the “February Purchase Agreement”) with Streeterville Capital, LLC (the “Lender”) pursuant to which the Company issued and sold to the Lender a promissory note in the original principal amount of $3,300 (the “February Note”).

The Purchase Agreement

Pursuant to the terms of the February Purchase Agreement, until all of the Company’s obligations under the February Note and all other transaction documents are paid and performed in full, the Company agreed to comply with certain covenants, including but not limited to the following: (i) compliance with its filing requirements under the Securities Exchange Act of 1934, as amended, (ii) maintaining the Company’s listing on a national securities exchange, and (iii) refraining from making any Restricted Issuances (as defined in the Purchase Agreement and described below) without the Lender’s prior written consent, which consent may be granted or withheld in the Lender’s sole discretion.

Subject to certain customary exceptions set forth in the February Purchase Agreement, Restricted Issuances include the incurrence or guaranty of any debt obligations other than trade payables in the ordinary course of business, the issuance of any convertible securities in which the number of shares that may be issued pursuant to a conversion right, or the conversion price, varies with the market price of the Company’s common stock, the issuance of any securities with reset provisions and the issuance of any securities in connection with Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange. Restricted Issuances do not include ATM facilities, commercial bank loans or lines of credit, leases, grants pursuant to the Company’s incentive plans, and change-in-control transactions that result in full repayment of the Note upon consummation.

The February Purchase Agreement also contains a “most favored nation” clause. Under this provision, for as long as the Note remains outstanding, if the Company issues any debt security with more favorable economic terms or conditions not similarly provided to the Lender, the Company must notify the Lender. At the Lender’s option, such favorable terms will become part of the Note and related transaction documents.

The February Note

The February Note carries an original issue discount of $270, and the Company agreed to pay $30 to the Lender to cover its legal fees, accounting costs, due diligence, monitoring, and other transaction costs, each of which was deducted from the proceeds of the February Note received by the Company resulting in a purchase price of $3,000 received by the Company. The Company incurred additional issuance costs of approximately $210, which consisted of legal costs and placement fees.

Since the February Note remained outstanding on the 90-day anniversary of the issuance, the Company incurred a one-time monitoring fee of approximately $595 during the nine months ended September 30, 2025, which is included in other expense, net, in the Condensed Consolidated Statements of Operations and accrued liabilities in the Condensed Consolidated Balance Sheets.

Interest under the February Note accrues at a rate of 9% per annum. The unpaid amount of the February Note, any interest, fees, charges, and late fees are due 18 months following the date of issuance. The Company may prepay all or any portion of the outstanding balance of the February Note. If the Company elects to prepay the February Note in part, it will be required to pay to the Lender an amount in cash equal to 110% of the portion of the outstanding balance the Company elects to prepay.

Commencing six months after the date of issuance of the February Note and at any time thereafter until the February Note is paid in full, the Lender will have the right to redeem up to $330 under the February Note per calendar month. The Company must pay the redeemed amount in cash within three trading days of receiving a redemption notice. On three separate occasions and not more than once every 90 calendar days, the Company may defer any redemptions the Lender could otherwise make during a calendar month, provided, however, that each deferral increases the outstanding balance of the February Note by 1%. During the three months ended September 30, 2025, the Company and the Lender entered into certain exchange agreements whereby the Company issued 30,188 shares, as adjusted for the Reverse Stock Splits, in exchange for payment-in-full of $375 in principal balance of the February Note, which resulted in the accelerated amortization of $58 in debt discount and debt issuance costs.

F-13

At any time following the occurrence of a Major Trigger Event or Minor Trigger Event (each as defined in the February Note), the Lender may increase the outstanding balance of the February Note by 15% for each occurrence of any Major Trigger Event and 5% for each occurrence of any Minor Trigger Event (the “Trigger Effect”), provided that the Trigger Effect may only be applied three times with respect to Major Trigger Events and three times with respect to Minor Trigger Events.

Subject to certain exceptions described below, if the Company fails to cure a Trigger Event within five trading days following the date of transmission of written demand notice by the Lender, the Trigger Event will automatically become an Event of Default (as defined in the February Note). Following the occurrence of any Event of Default, the Lender may, upon written notice to the Company, (i) accelerate the Note, with the outstanding balance of the February Note following application of the Trigger Effect (the “Mandatory Default Amount”) becoming immediately due and payable in cash, and (ii) cause interest on the outstanding balance of the February Note beginning on the date the applicable Event of Default occurred to accrue at an interest rate equal to the lesser of 22% per annum or the maximum rate permitted under applicable law. However, certain Trigger Events, such as bankruptcy or insolvency, automatically result in an Event of Default, making the outstanding balance immediately payable at the Mandatory Default Amount without notice.

July Purchase Agreement

On July 11, 2025, the Company entered into a note purchase agreement (the “July Purchase Agreement”) with the Lender pursuant to which the Company issued and sold to the Lender a promissory note in the original principal amount of $2,755 (the “July Note,” and together with the February Note, the “Notes”).

July Purchase Agreement

Pursuant to the terms of the July Purchase Agreement, until all of the Company’s obligations under the July Note and all other transaction documents are paid and performed in full, the Company agreed to comply with certain covenants, including but not limited to the following: (i) compliance with its filing requirements under the Securities Exchange Act of 1934, as amended, (ii) maintaining the Company’s listing on a national securities exchange, and (iii) refraining from making any Restricted Issuances (as defined in the July Purchase Agreement and described below) without the Lender’s prior written consent, which consent may be granted or withheld in the Lender’s sole discretion.

Subject to certain customary exceptions set forth in the Purchase Agreement, Restricted Issuances include the incurrence or guaranty of any debt obligations other than trade payables in the ordinary course of business, the issuance of any convertible securities in which the number of shares that may be issued pursuant to a conversion right, or the conversion price, varies with the market price of the Company’s common stock, the issuance of any securities with reset provisions and the issuance of any securities in connection with Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange. Restricted Issuances do not include ATM facilities, commercial bank loans or lines of credit, leases, grants pursuant to the Company’s incentive plans, and change-in-control transactions that result in full repayment of the July Note upon consummation.

The July Purchase Agreement also contains a “most favored nation” clause. Under this provision, for as long as the July Note remains outstanding, if the Company issues any debt security with more favorable economic terms or conditions not similarly provided to the Lender, the Company must notify the Lender. At the Lender’s option, such favorable terms will become part of the Note and related transaction documents.

F-14

July Note

The July Note carries an original issue discount of $225, and the Company agreed to pay $30 to the Lender to cover its legal fees, accounting costs, due diligence, monitoring, and other transaction costs, each of which was deducted from the proceeds of the July Note received by the Company resulting in a purchase price of $2,500 received by the Company. The Company incurred additional issuance costs of approximately $210, which consists of legal costs and placement fees.

Additionally, if the July Note remains outstanding on the 90-day anniversary of the issuance, the Company will incur a one-time monitoring fee equal to the difference between (i) the outstanding balance of the Note divided by 0.85 (as minuend), and (ii) the outstanding balance of the Note (as subtrahend).

Interest under the July Note accrues at a rate of 9% per annum. The unpaid amount of the July Note, any interest, fees, charges, and late fees are due 18 months following the date of issuance. The Company may prepay all or any portion of the outstanding balance of the July Note. If the Company elects to prepay the July Note in part, it will be required to pay to the Lender an amount in cash equal to 110% of the portion of the outstanding balance the Company elects to prepay. In addition, any time the Company receives any money in connection with any fundraising or financing transaction (including, but not limited to, any warrant exercises, “at the market” financing, equity line of credit or debt financing), it must immediately make a mandatory prepayment to the Lender in an amount equal to the lesser of (a) 33% of the amount raised in such transaction, and (b) the total outstanding balance due under the July Note as of the closing date of such financing, payable within two trading days of receiving such amount.

Commencing six months after the date of issuance of the July Note and at any time thereafter until the July Note is paid in full, the Lender will have the right to redeem up to $275 under the July Note per calendar month. The Company must pay the redeemed amount in cash within three trading days of receiving a redemption notice. On three separate occasions and not more than once every 90 calendar days, the Company may defer any redemptions the Lender could otherwise make during a calendar month, provided, however, that each deferral increases the outstanding balance of the July Note by 1%.

At any time following the occurrence of a Major Trigger Event or Minor Trigger Event (each as defined in the July Note), the Lender may increase the outstanding balance of the July Note by 15% for each occurrence of any Major Trigger Event and 5% for each occurrence of any Minor Trigger Event (the “Trigger Effect”), provided that the Trigger Effect may only be applied three times with respect to Major Trigger Events and three times with respect to Minor Trigger Events.

Subject to certain exceptions described below, if the Company fails to cure a Trigger Event within five (5) trading days following the date of transmission of written demand notice by the Lender, the Trigger Event will automatically become an Event of Default (as defined in the July Note). Following the occurrence of any Event of Default, the Lender may, upon written notice to the Company, (i) accelerate the July Note, with the outstanding balance of the Note following application of the Trigger Effect (the “Mandatory Default Amount”) becoming immediately due and payable in cash, and (ii) cause interest on the outstanding balance of the July Note beginning on the date the applicable Event of Default occurred to accrue at an interest rate equal to the lesser of 22% per annum or the maximum rate permitted under applicable law. However, certain Trigger Events, such as bankruptcy or insolvency, automatically result in an Event of Default, making the outstanding balance immediately payable at the Mandatory Default Amount without notice.

F-15

Security Agreements

The Company’s obligations under the July Note are secured by all of the Company’s assets, including its intellectual property, pursuant to a security agreement and intellectual property security agreement entered into by the Company in favor of the Lender on July 11, 2025. Pursuant to these agreements, the Company granted to the Lender a first-position security interest in all right, title, interest, claims and demands of the Company in and to certain property including, but not limited to: all equity in all wholly-owned or partially owned subsidiaries, all goods and equipment and all inventory, and certain patents, trademarks, and other intellectual property, as more fully detailed therein.

The following table presents the components of the net carrying amount of the Notes as of September 30, 2025:

Principal	$5,680
Less: unamortized debt discount and debt issuance costs	(613)
$5,067
Current portion	$4,817
Long-term portion	$250

The effective interest rate on the February Note and July Note was approximately 27.8% and 22.7%, respectively, for the period from the date of issuance through September 30, 2025. The following table sets forth total interest expense recognized related to the Notes:

	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025
Contractual interest expense	$133	$239
Amortization of debt discount	108	172
Amortization of debt issuance costs	98	160
	$339	$571

NOTE 5 — Stockholders’ Equity

ChEF Purchase Agreement

On September 29, 2025, the Company entered into a ChEF purchase agreement (the “ChEF Agreement”) and registration rights agreement (the “Registration Rights Agreement”), each with Chardan Capital Markets LLC (“Chardan”) related to a “ChEF,” Chardan’s committed equity facility.

Pursuant to the ChEF Agreement, the Company has the right from time to time at its option to sell to Chardan up to the lesser of (i) $500,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) the Exchange Cap (as defined in the ChEF Agreement), subject to certain conditions and limitations set forth in the Purchase Agreement and applicable Nasdaq listing rules. The Company is under no obligation to sell any securities to Chardan under the ChEF Agreement.

While there are distinct differences, the facility pursuant to the ChEF Agreement is structured similarly to a traditional “at-the-market” equity facility, insofar as it allows the Company to raise primary equity capital on a periodic basis. The net proceeds from any sales under the ChEF Purchase Agreement will depend on the frequency with, and prices at, which the shares of our common stock are sold to Chardan. The registration statement in connection with the facility became effective on October 29, 2025.

Use of Proceeds

The Company expects to use a minimum of 33% of proceeds from any sales under the ChEF Agreement for pre-payment of the promissory note in the original principal amount of $2,755 issued by the Company to Streeterville Capital, LLC on July 11, 2025, pursuant to the July Purchase Agreement, until and unless such note is repaid in full. The Company intends to use any remaining proceeds for operations, to support the overall business strategy, for working capital, and general corporate purposes.

F-16

Registered Public Offering

On July 2, 2025, the Company consummated a best-efforts public offering (the “Offering”) of 411,111 shares of its common stock, as adjusted for the Reverse Stock Splits, at a public offering price of $13.50 per share, as adjusted for the Reverse Stock Splits. In connection with the Offering, the Company entered into a securities purchase agreement with certain investor signatories thereto for the purchase of shares of common stock described above.

Roth (the “Placement Agent”) served as the exclusive placement agent in connection with the Offering. The Company paid the Placement Agent a cash fee of 7.0% of the aggregate gross proceeds raised at the closing of the Offering, and reimbursement of certain expenses and legal fees in the amount of $100. The Company also issued to designees of the Placement Agent warrants to purchase up to an aggregate of 11,604 shares of Common Stock, as adjusted for the Reverse Stock Splits (the “Placement Agent Warrants”). The Placement Agent Warrants have an exercise price of $13.50 per share, as adjusted for the Reverse Stock Splits, are not exercisable until January 2, 2026, and expire on July 2, 2030. The exercise prices of the Placement Agent Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, stock combinations, reorganizations or similar events affecting the Common Stock. Subject to limited exceptions, a holder of Placement Agent Warrants will not have the right to exercise any portion of its Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, upon election by a holder prior to the issuance of any Warrants, 9.99%) of the shares of common stock then outstanding. At the holder’s option, upon notice to the Company, the holder may increase or decrease this beneficial ownership limitation not to exceed 9.99% of the shares of Common Stock then outstanding. The Purchase Agreement contains customary representations, warranties, and covenants by the Company. It also provides for customary indemnification for losses or damages arising out of or in connection with the Offering, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

The shares of common stock and the Placement Agent Warrants described above and the underlying shares of common stock were offered pursuant to a Registration Statement on Form S-1, as amended (File No. 333-288221), which was declared effective by the SEC on June 30, 2025.

The net proceeds of the Offering are approximately $4,800, after deducting the Placement Agent fees and expenses and other estimated offering expenses payable by the Company. The Company used the net proceeds of the Offering for overall business strategy, for working capital purposes and for general corporate purposes.

Equity Financing

On April 29, 2024, the Company closed on a capital investment of 19,444 shares of common stock and warrants, as adjusted for the Reverse Stock Splits, with a single investor for an aggregate purchase price of $3,850. In connection with the closing, the Company incurred approximately $66 in issuance costs, which was offset against the proceeds.

Each warrant has an exercise price of $198.00 per share, as adjusted for the Reverse Stock Splits, is immediately exercisable, will expire in five years from the date of issuance, and is subject to customary adjustments for certain transactions affecting the Company’s capitalization. The warrants may not be exercised if the aggregate number of shares of common stock beneficially owned by the investor subsequent to the exercise exceeds the specified beneficial ownership limitation provided therein (which is currently 9.99% and may be adjusted upon advance notice). On August 7, 2025, the Company and the investor entered into an amendment to reduce the exercise price of the warrants to $13.50 per share.

On May 12, 2025, the Company closed on a capital investment of 61,111 shares of common stock, as adjusted for the Reverse Stock Splits, and 30,555 warrants, as adjusted for the Reverse Stock Splits, with two investors for an aggregate purchase price of $1,375. In connection with the closing, the Company incurred approximately $169 in issuance costs, which was offset against the proceeds.

Each warrant has an exercise price of $24.9552 per share, as adjusted for the Reverse Stock Splits, is immediately exercisable, will expire in five years from the date of issuance, and is subject to customary adjustments for certain transactions affecting the Company’s capitalization. The warrants may not be exercised if the aggregate number of shares of common stock beneficially owned by the investor subsequent to the exercise exceeds the specified beneficial ownership limitation provided therein (which is currently 9.99% and 4.99% and may be adjusted upon advance notice). On August 7, 2025, the Company and the investors entered into an amendment to reduce the exercise price of the warrants to $13.50 per share, as adjusted for the Reverse Stock Splits.

In connection with the close of the capital investment on May 12, 2025, the Company issued 1,375 warrants, as adjusted for the Reverse Stock Splits, to Roth on July 2, 2025. Each warrant has an exercise price of $24.912 per share, as adjusted for the Reverse Stock Splits, is immediately exercisable, will expire in five years from the date of issuance, and is subject to customary adjustments for certain transactions affecting the Company’s capitalization. The warrants may not be exercised if the aggregate number of shares of common stock beneficially owned by the investor subsequent to the exercise exceeds the specified beneficial ownership limitation provided therein (which is currently 4.99% and may be adjusted upon advance notice).

F-17

ATM Offering

On August 6, 2024, the Company entered into a sales agreement (the “Sales Agreement”) with Roth Capital Partners, LLC (“Roth”). Pursuant to the Sales Agreement, the Company may sell, at its option, shares of common stock through Roth, as sales agent. Sales of shares of the Company’s common stock made pursuant to the Sales Agreement are being made under the Registration Statement on Form S-3 filed on April 9, 2024 (File No. 333-278577), which was declared effective by the SEC on May 3, 2024. Subject to the terms and conditions of the Sales Agreement, Roth may sell the shares, if any, only by methods deemed to be an “at the market” offering as defined in Rule 415(a)(4) promulgated under the Securities Act. Roth will be entitled to compensation at a commission rate of 3% of the gross sales price per share sold through it under the Sales Agreement. The Company agreed to provide Roth with customary indemnification and contribution rights, including for liabilities under the Securities Act. In addition, the Company is required to reimburse Roth for certain specified expenses in connection with entering into the Sales Agreement.

During the nine months ended September 30, 2025, a total of 193,405 shares of common stock, as adjusted for the Reverse Stock Splits, were sold under the Sales Agreement for net proceeds of $8,229, after payment of commission fees and other related expenses of $258. In the second quarter of 2025, the Company completed its sales of shares of common stock under the Sales Agreement and the ATM program was terminated.

Shareholder Rights Plan

On April 21, 2025, the Board declared a dividend of one preferred share purchase right (“Right”) for each outstanding share of common stock, par value $0.001 per share, of the Company, and adopted a stockholder rights plan, as set forth in the Rights Agreement, dated as of April 21, 2025 (the “Rights Agreement”), by and between the Company and Equiniti Trust Company, LLC, a New York limited liability company, as rights agent. The dividend is payable to stockholders of record of the Company as of the close of business on May 2, 2025.

Each Right will allow its holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock (the “Preferred Shares”), par value $0.001 per share, for $4.00 (the “Purchase Price”), once the Rights become exercisable. The Purchase Price payable, and the number of Preferred Shares or other securities or other property issuable upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares. The Rights are exercisable only if a person or group acquires 15.5% or more of the Company’s outstanding common stock (an amount of “less than 20%” in the case of a passive institutional investor as described in the Rights Plan), commences tender or exchange offer, or a similar event, as described in detail in the Purchase Agreement.

NOTE 6 — Stock-Based Compensation

Stock-based compensation expense is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Cost of revenues	$12	$15	$27	$42
Research and development	9	15	23	35
Sales and marketing	38	99	432	289
General and administrative	107	244	900	803
	$166	$373	$1,382	$1,169

Stock-based compensation in Cost of Revenues relates to employees who focus on supply chain management.

Stock Options

Stock option activity, as adjusted for the Reverse Stock Splits, for the nine months ended September 30, 2025, is set forth in the table below:

	Options	Weighted average exercise price per share	Weighted average remaining contractual life (in years)	Aggregate Intrinsic Value*
Outstanding at January 1, 2025	41,874	$112.14
Granted	—	—
Exercised	—	—
Forfeited and Expired	(5,514)	116.18
Outstanding at September 30, 2025	36,360	$111.53	7.38	$—
Vested and Expected to Vest at September 30, 2025	36,360	$111.53	7.38	$—
Exercisable at September 30, 2025	26,171	$117.37	7.12	$—

*	The intrinsic value is calculated as the difference between the exercise price and the fair value of the common stock on the balance sheet date.

As of September 30, 2025, there was approximately $692 of unamortized stock-based compensation cost related to unvested stock options, which is expected to be recognized over a weighted average period of 1.25 years.

F-18

Restricted Stock Units

Restricted Stock Unit (“RSU”) activity, as adjusted for the Reverse Stock Splits, for the nine months ended September 30, 2025, is set forth in the table below:

RSUs
Outstanding at January 1, 2025	3,769
Granted	39,187
Released	(42,956)
Forfeited	—
Outstanding at September 30, 2025	—

NOTE 7 — Income Taxes

For the three months ended September 30, 2025, and 2024, the Company recorded provisions for income taxes of $90 and $117, respectively. For the nine months ended September 30, 2025, and 2024, the Company recorded provisions for income taxes of $361 and $279, respectively. The Company’s effective income tax rate is negative 3.2% for the nine months ended September 30, 2025, compared to negative 2.5% for the nine months ended September 30, 2024. The effective tax rate is higher than the U.S. federal statutory tax rate primarily as a result of the Company’s full valuation allowance in the United States and foreign income taxes paid in China and India.

The Company’s material income tax jurisdictions are the United States (federal and California), China and India. As a result of net operating loss and credit carryforwards, the Company is subject to audit for tax years 2017 and forward for federal and 2015 and forward for California purposes. The China and India tax years are open under the statute of limitations from 2014 and 2020, respectively, and forward.

The Company is subject to ongoing tax examinations of its tax returns by the Internal Revenue Service and other tax authorities in various jurisdictions. In accordance with the guidance on the accounting for uncertainty in income taxes, the Company regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of its provision for income taxes. These assessments can require considerable estimates and judgments. As of September 30, 2025, the gross amount of unrecognized tax benefits was approximately $1,507. If the Company’s estimates of income tax liabilities prove to be less than the ultimate assessment, then a further charge to expense would be required. If events occur and the payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period in which we determine the liabilities are no longer necessary. The Company does not anticipate any material changes to its uncertain tax positions during the next twelve months.

On July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was enacted into law. With the passing of this tax legislation, the most notable corporate tax issue that impacts the Company is the change to IRC §174. Since 2022, the Company has been required to capitalize U.S. and foreign research and development expenditures in accordance with IRC §174 and amortize those costs over 5 years for U.S. costs and 15 years for foreign costs. The new legislation will no longer require U.S. research and development costs to be capitalized; however, foreign costs will continue to be capitalized and amortized over 15 years. U.S. costs that were capitalized in tax years 2022 through 2024 can be expensed in 2025 or over a two-year period, 2025 and 2026. The Company continues to evaluate various elections available to the Company under OBBBA related to IRC Section 174 capitalized R&D costs. Because of the Company’s loss and full valuation allowance, we expect no impact on the Company’s 2025 financial statements regardless of the elections that the Company makes related to IRC Section 174 capitalized R&D costs for the 2025 year.

NOTE 8 — Commitments and Contingencies

Purchase Commitments

The aggregate amount of noncancelable purchase orders as of September 30, 2025, and December 31, 2024, was approximately $14,278 and $15,753, respectively, and were related to the purchase of inventory and components for the Company’s devices, and certification services.

Royalty payments

The Company is required to pay per unit royalties to wireless essential patent holders and other providers of integrated technologies on mobile devices delivered, which, in aggregate, amount to less than 5% of net revenues associated with each unit and expire between 2025 and 2033. Royalty expense for the three months ended September 30, 2025, and 2024 was $304 and $336, respectively. Royalty expense for the nine months ended September 30, 2025, and 2024 was $738 and $818, respectively. Royalty expense is included in Cost of Revenues. The Company may be required to pay additional royalties to additional patent holders and technology providers on future products.

F-19

General litigation

The Company is involved in various legal proceedings arising in the normal course of business. The Company does not believe that the ultimate resolution of these other matters will have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

As of September 30, 2025, the Company was not subject to any currently pending legal matters or claims that would be expected to have a material adverse effect on its financial position, results of operations, or cash flows should such litigation be resolved unfavorably. Information on legal proceedings and material developments in connection therewith for the six months ended June 30, 2025, is included in the Company’s quarterly report for that period, filed with the SEC on August 8, 2025, and is incorporated herein by reference.

Indemnification

Under the terms of its agreements with wireless carriers and other partners, the Company has agreed to provide indemnification for intellectual property infringement claims related to the Company’s products sold by them to their end customers. From time to time, the Company receives notices from these wireless carriers and other partners of a claim for infringement of intellectual property rights potentially related to their products. These infringement claims have been settled, dismissed, have not been further pursued by the customers, or are pending further action by the Company.

NOTE 9 — Net Income (Loss) Per Share

The following table sets forth the computation of the Company’s basic and diluted net loss per share. Share and per share amounts for the periods ended September 30, 2024, have been adjusted retrospectively for the Reverse Stock Splits.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Numerator:
Net loss	$(4,753)	$(2,512)	$(11,770)	$(12,034)
Denominator:
Weighted-average shares used in computing net loss per share, basic	984,927	269,388	614,985	258,788
Net loss per share, basic	$(4.83)	$(9.32)	$(19.14)	$(46.50)
Weighted-average shares used in computing net loss per share, diluted	984,927	269,388	614,985	258,788
Net loss per share, diluted	$(4.83)	$(9.32)	$(19.14)	$(46.50)

F-20

The potentially dilutive common shares that were excluded from the calculation of diluted net loss per share because their effect would have been antidilutive are as follows. Share amounts for the periods ended September 30, 2025 and 2024, have been adjusted retroactively for the applicable Reverse Stock Splits.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Shares subject to options to purchase common stock	36,360	41,186	36,360	41,186
Unvested restricted stock units	—	2,868	—	2,868
Shares subject to warrants to purchase common stock	62,978	19,444	62,978	19,444
	99,338	63,498	99,338	63,498

NOTE 10 — Entity Level Information

Segment Information

The Company operates in one reporting segment.

The Company’s Chief Executive Officer is the Company’s chief operating decision maker (“CODM”). The Company’s CODM primarily uses consolidated net income (loss) to allocate resources and assess Company performance, primarily through periodic budgeting and Company performance reviews. The CODM utilizes discrete financial information at the consolidated level, including profit and loss statements, cash flow and revenue forecasts, inventory reports, and vendor payment plans.

The following table details the revenues, significant expenses and other segment items regularly provided to and reviewed by the CODM:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues	$16,214	$15,022	$44,125	$43,314
Less:
Cost of sales	11,857	9,101	26,341	28,402
Amortization of contract fulfillment assets	908	896	2,592	2,595
Other cost of sales	1,633	793	4,175	2,214
Research and development	181	715	2,723	1,728
Sales and marketing	2,452	3,045	9,136	8,756
General and administrative, excluding legal fees	2,712	2,415	7,649	6,799
Legal fees	451	433	1,576	1,138
Impairment of contract fulfillment assets	—	—	—	3,217
Interest expense, net	522	—	1,002	17
Other (income) expense, net	161	19	340	203
Income tax expense	90	117	361	279
Consolidated segment net income (loss)	$(4,753)	$(2,512)	$(11,770)	$(12,034)

F-21

The following table summarizes total net revenues by region based on ship-to destinations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
United States	$11,762	$11,667	$34,215	$27,999
Asia Pacific	10	98	581	7,831
Canada	2,618	3,180	5,453	7,364
Europe and Middle East	1,824	77	3,876	120
	$16,214	$15,022	$44,125	$43,314

Long-lived assets, substantially comprised of contract fulfillment assets, located in the United States and Asia Pacific region were $9,756 and $162 as of September 30, 2025, respectively, and $7,384 and $187 as of December 31, 2024, respectively.

Inventory located in the United States and Asia Pacific region was $2,083 and $8,903 as of September 30, 2025, respectively, and $3,383 and $7,238 as of December 31, 2024, respectively.

Concentrations of Revenue Risk

Revenue from customers with concentration greater than 10% accounted for approximately the following percentage of net revenues:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Customer A	31%	37%	45%	40%
Customer B	20%	16%	16%	12%
Customer C (related party)	*	*	*	18%
Customer D	*	11%	*	*

*	Customer revenue did not exceed 10% in the respective period.

NOTE 11 — Subsequent Event

On October 27, 2025, the Company effected a 1-for-18 reverse stock split of its issued and outstanding common stock. The Company’s common stock began trading on the Nasdaq Capital Market on a post-split basis on October 27, 2025. See Note 1, The Company and Its Significant Accounting Policies, under the title “Reverse Stock Split—2025 Reverse Stock Split” for additional details.

F-22

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

Sonim Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sonim Technologies, Inc. (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Moss Adams LLP

Campbell, California
March 31, 2025

We have served as the Company’s auditor since 2013

F-23

SONIM TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2024 and 2023

(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$5,343	$9,397
Accounts receivable, net	4,339	25,304
Non-trade receivable	7,119	961
Related party receivable	181	—
Inventory	10,621	6,517
Prepaid expenses and other current assets	4,562	1,608
Total current assets	32,165	43,787
Property and equipment, net	227	71
Contract fulfillment assets	6,399	9,232
Other assets	948	2,953
Total assets	$39,739	$56,043
Liabilities and stockholders’ equity
Accounts payable	$22,848	$19,847
Accrued liabilities	20,892	12,300
Total current liabilities	43,740	32,147
Income tax payable	1,699	1,528
Total liabilities	45,439	33,675
Commitments and contingencies (Note 10)
Stockholders’ equity (deficit)
Common stock, $0.001 par value per share; 100,000,000 shares authorized: and 4,983,868 and 4,426,867 shares issued and outstanding at December 31, 2024 and 2023, respectively*	5	4
Preferred stock, $0.001 par value per share, 5,000,000 shares authorized: and no shares issued and outstanding at December 31, 2024 and 2023, respectively	—	—
Additional paid-in capital*	277,903	272,324
Accumulated deficit	(283,608)	(249,960)
Total stockholders’ equity (deficit)	(5,700)	22,368
Total liabilities and stockholders’ equity (deficit)	$39,739	$56,043

*	Adjusted retroactively to reflect the 1-for-10 reverse stock split that became effective on July 17, 2024, see Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

F-24

SONIM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2024 and 2023

(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	2024	2023
Net revenues	$50,919	$93,632
Related party net revenues	7,379	—
Total net revenues	58,298	93,632
Cost of revenues	48,378	74,308
Gross profit	9,920	19,324
Operating expenses
Research and development	14,235	1,772
Sales and marketing	12,962	8,768
General and administrative	12,384	8,271
Impairment of contract fulfillment assets	3,464	—
Restructuring charges	514	—
Total operating expenses	43,559	18,811
Net income (loss) from operations	(33,639)	513
Interest expense, net	(29)	(15)
Other income (expense), net	246	(214)
Net income (loss) before income taxes	(33,422)	284
Income tax expense	(226)	(374)
Net loss	$(33,648)	$(90)
Net loss per share:
Basic and diluted*	$(7.13)	$(0.02)
Weighted-average shares used in computing net loss per share:
Basic and diluted*	4,718,141	4,287,694

*	Adjusted retroactively to reflect the 1-for-10 reverse stock split that became effective on July 17, 2024, see Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

F-25

SONIM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2023 and 2024

(IN THOUSANDS EXCEPT SHARE AMOUNTS)

	Common Stock		Additional Paid-in	Accumulated	Stockholders’ Equity
	Shares*	Amount	Capital	Deficit	(Deficit)
Balance at January 1, 2023	4,077,469	$41	$269,874	$(249,870)	$20,045
Issuance of common stock to settle restricted stock units	61,905	—	—	—	—
Issuance of common stock for payment of services	68,735	1	497	—	498
Issuance of common stock upon exercise of stock options	100,000	1	418	—	419
Stock-based compensation	—	—	1,496	—	1,496
Impact of retroactively adjusted reverse stock split	118,758	(39)	39	—	—
Net loss	—	—	—	(90)	(90)
Balance at December 31, 2023	4,426,867	$4	$272,324	$(249,960)	$22,368

Issuance of common stock upon exercise of stock options and settlement of restricted stock units, net of taxes withheld	68,813	1	52	—	53
Taxes withheld on net settled restricted stock units	—	—	(5)	—	(5)
Issuance of common stock, net of issuance costs	488,188	4	4,003	—	4,007
Stock-based compensation	—	—	1,525	—	1,525
Impact of retroactively adjusted reverse stock split	—	(4)	4	—	—
Net loss	—	—	—	(33,648)	(33,648)
Balance at December 31, 2024	4,983,868	$5	$277,903	$(283,608)	$(5,700)

*	Adjusted retroactively to reflect the 1-for-10 reverse stock split that became effective on July 17, 2024, see Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

F-26

SONIM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2024 and 2023

(IN THOUSANDS)

	2024	2023
Cash flows from operating activities:
Net loss	$(33,648)	$(90)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,557	2,206
Stock-based compensation	1,525	1,496
Stock issued for services	—	388
Provision for credit losses	2,295	159
Inventory write-downs	887	—
Impairment of contract fulfillment assets	6,484	—
Other	110	97
Changes in operating assets and liabilities:
Accounts receivable	7,362	(3,030)
Non-trade receivable	(6,158)	1,308
Related party receivable	(181)	—
Inventory	(4,991)	(2,607)
Prepaid expenses and other current assets	(2,948)	426
Contract fulfillment assets	(7,137)	(4,543)
Other assets	1,876	(43)
Accounts payable	14,309	(1,279)
Accrued liabilities	8,001	1,361
Income tax payable	171	99
Net cash used in operating activities	(8,486)	(4,052)
Cash flows from investing activities:
Purchase of property and equipment	(214)	(36)
Net cash used in investing activities	(214)	(36)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	4,007	—
Proceeds from stock option exercises, net of taxes paid on vested restricted stock units	48	419
Proceeds from short-term borrowings	591	—
Repayment of long-term debt	—	(147)
Net cash provided by financing activities	4,646	272
Net increase (decrease) in cash and cash equivalents	(4,054)	(3,816)
Cash and cash equivalents at beginning of the year	9,397	13,213
Cash and cash equivalents at end of the year	$5,343	$9,397
Supplemental disclosure of cash flow information:
Cash paid for interest	$29	$15
Cash paid for income taxes	$134	$42
Non-cash activities:
Receivables transferred to satisfy payables (Note 5)	$11,308	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-27

SONIM TECHNOLOGIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, except Share and Per Share Amounts)

NOTE 1—The Company and Its Significant Accounting Policies

Description of Business—Sonim Technologies, Inc. was incorporated in the state of Delaware on August 5, 1999, and is headquartered in San Diego, California. The Company offers a robust portfolio that includes rugged handsets, smartphones, wireless internet devices, software, services, and accessories. These products are engineered to deliver reliable communication in challenging and unpredictable environments, serving sectors such as critical communications, first responders, government, industrial, construction, hospitality, and logistics. The Company distributes its products primarily through major wireless carriers. The Company currently has products available at all three U.S. Tier-one carriers – AT&T, T-Mobile and Verizon as well as the three primary carriers in Canada – Bell, Telus and Rogers, Telstra in Australia, and multiple carriers throughout Europe. These carriers resell the Company’s products, along with network services, to end customers focusing on two primary end markets: industrial enterprise and the public sector.

The Company is executing a strategic expansion initiative, focusing on broadening its market reach with new products, geographical footprint, and customer segments including enterprise, small and medium business, and prosumers. This strategy is underpinned by a strong emphasis on execution. The Company has introduced new product categories: Connected Solutions featuring wireless internet products, a next-generation rugged smartphone, and a new range of mid and low-tier professional rugged phones, all boasting IP ratings, MIL-STD-810H standards, and elements of Sonim’s Rugged Performance Standards (“RPS”), highlighting the Company’s value proposition to target markets.

During the second half of 2024 and through the filing date of this report, the Company launched the following products:

●	Sonim H500-series of 5G mobile hotspots available through Verizon, UScellular, and Bell in North America;

●	Sonim H700, the world’s first 5G Release 17 and Wi-Fi 7 rugged mobile hotspot, available through Telstra in Australia;

●	Sonim H100 4G mobile hotspot available through Telia Finland and distribution partners in Europe;

●	XP100 4G and XP400 5G professional rugged phones available through Deutsche Telekom in Germany and distribution partners in Europe and South Africa;

●	XP Pro 5G rugged smartphone available through Verizon in the United States; and

●	XP3plus 5G rugged flip phone available through T-Mobile and certified for T-Priority.

Additionally, the XP10 is now available through the Company’s distribution partners in EMEA and Australia. Most of these products are supported by the SonimWare platform and enterprise services. In the first quarter of 2025, the XP Pro 5G and H500 5G each received Verizon Frontline certification. In the first quarter of 2025 we also announced the upcoming launch and availability of the XP Pro Thermal 5G smartphone for Europe which includes an SDK-enabled Sonim IRIS software for custom application development and an integrated thermal camera by FLIR® that benefits a number of vertical trades such as electricians, plumbers, public safety, construction, agriculture, amongst others.

A significant revenue driver in 2023 was a tablet developed under Sonim’s original design manufacturer (“ODM”) model, emphasizing high-volume and low-margin production tailored to a specific customer’s needs. Tablet sales concluded in the fourth quarter of 2023 due to its life cycle end. The ODM model was also applied late in the fourth quarter of 2023 for a range of low-priced smartphones with sales ending in the first quarter of 2024. The ODM model does not represent the Company’s core business strategy.

Liquidity and Ability to Continue as a Going Concern—The Company’s consolidated financial statements account for the continuation of its business as a going concern. The Company is subject to the risks and uncertainties associated with the development and release of new products. The Company had a working capital deficit of $11,575 at December 31, 2024. Approximately $5,000 of the accrued liabilities at December 31, 2024 are customer allowances that will be written off in 2025 without being paid in cash (see Note 14). The Company has existing cash and cash equivalents totaling $5,343 and subsequent to December 31, 2024, the Company has received approximately $3,715 in proceeds from stock sales through the At-The-Market (“ATM”) program and $3,000 in proceeds from the issuance of new debt. With its cash, ATM stock sales, and proceeds from debt issuance, the Company believes that it can meet its obligations over the next twelve months following the filing date of this report.

The Company also has up to $2,500 available from an accounts receivable financing program that can be used for future borrowings, which gives the Company additional flexibility to meet its obligations over the next year.

F-28

Reverse Stock Split—On July 17, 2024, the Company effected a 1-for-10 reverse stock split of its issued and outstanding common stock (the “Reverse Stock Split”). The Company’s common stock began trading on the Nasdaq Capital Market on a post-split basis on July 18, 2024. As a result of the Reverse Stock Split, each share of common stock issued and outstanding immediately prior to July 17, 2024, was automatically converted into one-tenth (1/10) of a share of common stock. The Reverse Stock Split affected all common stockholders uniformly and did not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the Reverse Stock Split would result in a stockholder owning a fractional share. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive a fractional share instead were entitled to receive one whole share in lieu of such fractional share.

The Reverse Stock Split did not change the par value of the common stock or the authorized number of shares of common stock. All outstanding stock options, restricted stock units, and warrants entitling their holders to purchase or obtain or convert into shares of our common stock were adjusted, as required by the terms of these securities.

The Company’s stockholders’ equity, in the aggregate, remained unchanged following the Reverse Stock Split. Net income (loss) per share increased because there were fewer shares of common stock outstanding. There were no other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, that arose as a result of the Reverse Stock Split.

All common share and per-share amounts in this Form 10-K have been retroactively restated to reflect the effect of the Reverse Stock Split.

Financial Statement Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for annual financial information.

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of Sonim Technologies, Inc. and its wholly owned foreign subsidiaries, Sonim Technologies (India) Private Limited, Sonim Technologies (Shenzhen) Limited, Sonim Technologies Shenzhen Limited Beijing Branch, Sonim Technologies (Hong Kong) Limited, Sonim Technologies Germany GmbH and Sonim Communications India Private Limited (collectively, the “Company”). All significant intercompany transactions and balances have been eliminated in consolidation.

Reclassifications—Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications had no effect on the reported results of operations.

Related Party Transactions—Effective December 15, 2023, in the ordinary course of business, the Company entered into an agreement pursuant to which the Company would execute various statements of work and sell white label products under the ODM model arrangement with a related party, in which a family member of the Company’s director, Jeffrey Wang, holds an indirect interest of approximately 40% (the “ODM Arrangement”). Pursuant to the ODM Arrangement, the Company consummated various transactions during the year ended December 31, 2024.

On October 1, 2024, the Company signed an agreement with a related party, in which a family member of the Company’s director, Jeffrey Wang, holds an indirect interest of approximately 40%, to perform non-recurring engineering services in the amount of $1,000, which were capitalized as contract fulfillment assets. The agreement was executed in the ordinary course of business.

Estimates—The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates include, but are not limited to, estimates related to revenue recognition; valuation assumptions regarding the determination of the fair value of common stock, as well as stock options; the useful lives of the Company’s long-lived assets; product warranties; loss contingencies; the recognition and measurement of income tax assets and liabilities, including uncertain tax positions; the net realizable value of inventory; and allowances for credit losses. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates. As of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require it to update its estimates, judgments or revise the carrying value of its assets or liabilities.

F-29

Concentrations of Credit Risk—The Company’s product revenues are concentrated in the technology industry, which is highly competitive and rapidly changing. Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect the Company’s consolidated operating results.

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high-quality, federally insured commercial banks in the United States and cash balances are in excess of federal insurance limits as of December 31, 2024 and 2023.

The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition.

Segment Information—The Company operates in one reporting segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker, who is the chief executive officer, in deciding how to allocate resources and assessing performance. The Company’s chief operating decision maker allocates resources and assesses performance based upon discrete financial information at the consolidated level. See Note 12.

Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity from the date of purchase of 90 days or less to be cash equivalents. As of December 31, 2024 and 2023, cash and cash equivalents consist of cash deposited with banks and money market funds. Included in the Company’s cash and cash equivalents are amounts held by foreign subsidiaries. The Company had $1,695 and $1,131 of foreign cash and cash equivalents included in the Company’s cash positions on December 31, 2024, and 2023, respectively.

Accounts Receivable and Allowance for Credit Losses—Accounts receivable consist primarily of amounts due from customers in the course of normal business activities. Collateral on trade accounts receivable is generally not required. In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires measurement and recognition of expected credit losses for financial assets held. This guidance is effective for interim and annual periods beginning after December 15, 2022. The Company adopted this guidance effective January 1, 2023. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements and primarily resulted in new disclosures. Under this guidance, the Company maintains an allowance for credit losses for estimated uncollectible accounts receivable. The allowance is based on the Company’s assessment of the economic health of its customers and its history of credit losses. Accounts are written off against the allowance account when they are determined to be no longer collectible.

Receivables Financing Agreement—On September 23, 2024, the Company entered into an invoice purchase agreement (the “Receivables Financing Agreement”) with LS DE LLC (“LS”), pursuant to which LS will provide receivables factoring to the Company. Pursuant to the terms of the Receivables Financing Agreement, LS will advance 80% of the face value of the receivables being sold by the Company, up to a maximum of $2,500 of eligible customer invoices from the Company. In consideration of the advances, LS is entitled to receive (i) an invoice purchase fee equal to 0.20% of the face amount of each purchased invoice payable at the time of the purchase and (ii) a daily funds usage fee equal to 0.0388%, payable monthly in arrears on the last day of each month. Under the agreement, the Company must repurchase any invoices that LS deems to be uncollectible or no longer qualify as an Eligible Account, as defined in the Receivables Financing Agreement. The Company is accounting for this transaction as a secured borrowing and recognizes a factoring liability for any advances until the accounts receivables are collected. As of December 31, 2024, there was $591 outstanding under the Receivables Financing Agreement, which is included in Accrued Liabilities in the Consolidated Balance Sheets.

The Receivables Financing Agreement has an initial term of twelve months, subject to automatic annual extension unless terminated. Additionally, under certain circumstances and unless waived by LS, the Company will be obligated to pay a missing notation fee of 15% in the event of its failure to affix a certain legend regarding assignment or a misdirected payment fee in the amount of 15%. In the event of the Company’s default, the Company’s payment obligations will be accelerated, and, in addition to the aforementioned fees payable to LS, the Company will be required to pay the default interest rate of the lesser of 24% per annum or the maximum rate permitted by law until the default is cured or until all Company’s obligations are paid in full.

The Company’s obligations under the Receivables Financing Agreement are secured by a lien on all of the Company’s accounts receivable, inventory, and related property, excluding accounts receivable from certain specified counterparties.

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The Receivables Financing Agreement contains representations and warranties by the Company and LS, certain indemnification provisions in favor of LS and customary covenants (including limitations on other debt, liens, acquisitions, investments and dividends), and events of default (including payment defaults, breaches of covenants, a material impairment in LS’s security interest or in the collateral, and events relating to bankruptcy or insolvency). The Receivables Financing Agreement can be terminated by either party upon written notice or by LS upon the occurrence of certain events including the Company’s default.

Inventory—The Company reports inventories at the lower of cost or net realizable value. Cost is determined using a first-in, first-out method (“FIFO”) and includes the cost of inventory, materials, labor, and manufacturing overhead related to the purchase and production of inventories. Net realizable value is the estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation.

The Company periodically reviews its inventory for potential slow-moving or obsolete items and writes down specific items to net realizable value, as appropriate. The Company writes down inventory based on forecasted demand and technological obsolescence. These factors are impacted by market and economic conditions, technology changes, new product introductions, and changes in strategic direction, and require estimates that may include uncertain elements. Actual demand may differ from forecasted demand and such differences may have a material effect on recorded inventory values. Any write-down of inventory to the lower of cost or net realizable value creates a new cost basis that subsequently would not be marked up based on changes in underlying facts and circumstances.

Property and Equipment—Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets, generally 24 to 36 months. Leasehold improvements are amortized over the shorter of estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss is reflected in the consolidated statements of operations.

Leases—The Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or finance leases and, if significant, are recorded on the Consolidated Balance Sheets as both a right of use asset and a lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset results in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred. In calculating the right of use assets and lease liabilities, the Company elects to combine lease and non-lease components. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term.

In connection with leases, for the year ended December 31, 2024 and 2023, the Company recognized $330 and $266, respectively, of rent expense. The Company does not have any lease extension or termination options on any lease. There are no residual value guarantees in any lease. The weighted average remaining lease term of the operating leases is approximately 1.2 years and 0.2 years for the years ended December 31, 2024 and 2023. The weighted average of the discount rate for each lease as of December 31, 2023 was 8.5%, respectively.

Non-recurring Engineering (“NRE”) Tooling and Purchased Software Licenses—Third-party design services relating to the design of tooling materials and purchased software licenses used in the manufacturing process are capitalized and included in Other Assets within the Consolidated Balance Sheets. During the years ended December 31, 2024 and 2023, amortization of NRE tooling and NRE software costs approximating $13 and $12 were charged to cost of revenues. The related net book value is $500 and $110, respectively, as of December 31, 2024 and 2023.

F-31

Long-lived Assets—The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Aside from the impairment of contract fulfillment assets (see Note 2), no other impairments have been identified to date.

Revenue Recognition—The Company accounts for revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers.

The Company recognizes revenue primarily from the sale of products, including its mobile phones, tablets, hotspots, and accessories. The Company also recognizes revenue from other contractual arrangements that may include a combination of products and NRE services or from the provision of solely NRE services.

Revenue recognition incorporates discounts, price protection and customer incentives. In addition to cooperative marketing and other incentive programs, the Company has arrangements with some distributors, which allow for price protection and limited rights of return, generally through stock rotation programs. Under the price protection programs, the Company gives distributors credits for the difference between the original price paid and the Company’s then current price. Under the stock rotation programs, certain distributors are able to exchange certain products based on the number of qualified purchases made during the period.

The Company’s handsets typically require a technical approval process. This process entails design and configuration activities required to conform the Company’s devices to a wireless carrier customer’s specific network requirements. Each wireless carrier defines its own specific functional requirements and certification process in order for the product to be ready for manufacture. While the technical approval process does involve some level of customization, in addition to design and configuration, the Company does not charge separately and is not reimbursed for these activities to the extent that they do not involve significant customization and does not incur these costs in advance of entering into binding agreements with its wireless carrier customers. Such technical approval is obtained prior to shipment. Revenue is recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for its arrangements, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

Cost of Revenues—Cost of revenues includes direct and indirect costs associated with the manufacture of the Company’s products as well as with the performance of NRE services in connection with significant design modification and customization. Direct costs include the cost of inventory, shipping, royalties, warranty accruals, depreciation and amortization, supply chain costs, and logistic costs.

Advertising—The Company expenses the costs of advertising, including promotional expenses, as incurred. For the years ended December 31, 2024 and 2023 the Company had no advertising expenses.

Shipping and Handling Costs—When the Company bills customers for shipping and handling it includes such amounts as part of Total Net Revenues. Costs incurred for shipping and handling are recorded in cost of revenues.

Deferred Revenues—Deferred revenues represent the amount that is allocated to undelivered elements in multiple element arrangements. The Company limits the revenue recognized to the amount that is not contingent on the future delivery of products or services or meeting other specified performance conditions.

Research and Development—Research and development expenses consist of compensation costs, employee benefits, development fees paid to ODM partners, research supplies, allocated facility related expenses and allocated depreciation and amortization. Research and development expenses include costs incurred for the design and configuration activities of new products to conform to the specific functional requirements of the Company’s wireless carrier customers necessary to prepare the product for manufacture. The Company determined that the NRE technical approval costs and the NRE field test costs are contract fulfillment costs and recognizes the associated NRE asset as these costs are incurred. The Company tracks the NRE assets by product and customer, then amortizes the NRE assets to cost of revenues over a period of three or four years, which is management’s estimated product life for each model phone or connected device, starting from the date of the first significant sales.

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Stock-Based Compensation—The Company measures equity classified stock-based awards granted to employees, nonemployee directors, and consultants based on the estimated fair value on the date of grant and recognizes compensation expense of those awards, net of actual forfeitures, on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award. For awards subject to performance conditions, the Company evaluates the probability of achieving each performance condition at each reporting date and begins to recognize expense over the requisite service period when it is deemed probable that a performance condition will be met using the accelerated attribution method. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model, which is described more fully in Note 8. The fair value of each restricted stock award is measured as the fair value per share of the Company’s common stock on the date of grant.

Warranty—The Company provides standard warranty coverage on its accessories, connected devices, and handsets for one, two or three years, providing labor and parts necessary to repair the item during the warranty period. The warranty coverage is an assurance type warranty and thus is not a separate performance obligation. The Company accounts for the estimated warranty cost as a charge to cost of revenues when revenue is recognized. The estimated warranty cost is based on historical product performance and field expenses.

Utilizing actual service records, the Company calculates the average service hours and parts expense per device to determine the estimated warranty charge. The Company updates these estimated charges periodically. The actual product performance and/or field expense profiles may differ, and in those cases the Company adjusts warranty accruals accordingly.

From time to time, the Company ships mobile devices to its customers as seed stock. The seed stock represents extra units of mobile devices beyond the original mobile devices ordered by the customer and are primarily used to facilitate warranty coverage of mobile devices received by the Company’s customers from their direct customers.

The warranty liability account balance is based on management’s estimates of the lifetime return rate for each model and the cost to repair each returned model. These assumptions are based on historical rates for similar products and on actual return rates. If the estimated cost to repair each unit increased by 10%, then the warranty liability balance would be $69 higher at December 31, 2024. If the lifetime return rate was increased by 10%, then the warranty liability balance would be $69 higher at December 31, 2024. The cost of revenues for the year ended December 31, 2024 would increase by the same amount as an increase in the warranty liability. Decreases to these rates of 10% will reduce the warranty liability by the same amount.

Comprehensive Income or Loss—The Company had no items of comprehensive income or loss other than net loss for the years ended December 31, 2024 and 2023. Therefore, a separate statement of comprehensive loss has not been included in the accompanying consolidated financial statements.

Foreign currency translation—The Company uses the U.S. dollar as its functional currency for its significant subsidiaries. Foreign currency assets and liabilities are translated into U.S. dollars at the end-of-period exchange rates except for property and equipment, and related depreciation and amortization, which are translated at the historical exchange rates. Expenses are translated at average exchange rates in effect during each period. Foreign assets held directly by the Company include certain accounts receivable balances and bank accounts which are translated in the U.S. dollar at the end-of-period exchange rates. During the years ended December 31, 2024 and 2023, the Company had approximately $434 and $235, respectively, in net foreign currency transactions losses, which are included in Other Expense, Net, on the Consolidated Statements of Operations.

Sales taxes—Sales and value added taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and not included in revenue.

Income taxes—The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Compliance with income tax regulations requires the Company to make decisions relating to the transfer pricing of revenue and expenses between each of its legal entities that are located in several countries. The Company’s determinations include many decisions based on management’s knowledge of the underlying assets of the business, the legal ownership of these assets, and the ultimate transactions conducted with customers and other third parties. The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations in multiple tax jurisdictions. The Company may be periodically reviewed by domestic and foreign tax authorities regarding the amount of taxes due. These reviews may include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the exposure associated with various filing positions, the Company records estimated reserves when it is more likely than not that an uncertain tax position will not be sustained upon examination by a taxing authority. Such estimates are subject to change. See Note 9.

Net Loss per Share—Net loss per share is calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. For the years ended December 31, 2024 and 2023, for purposes of the calculation of diluted net loss per share, warrants to purchase stock, unvested restricted stock units and stock options to purchase common stock are considered potentially dilutive securities but have been excluded from the calculation of diluted net loss per share as their effect is antidilutive. As a result, diluted net loss per share is the same as the basic net loss per share for the periods presented.

F-33

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

Pronouncements adopted in 2024

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU was issued to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. This guidance applies to all public entities that are required to report segment information in accordance with Topic 280, Segment Reporting. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted this guidance in the fourth quarter of 2024 with additional disclosures included in the subsequent notes.

Pronouncements not yet adopted:

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU was issued to address investor requests for more transparency about income tax information through improvements to income tax disclosure primarily related to the rate reconciliation and income taxes paid information, and to improve the effectiveness of income tax disclosures. This guidance is effective for public entities for annual periods beginning after December 15, 2024. Early adoption is permitted. ASU 2023-09 will be effective for the Company in the first quarter of its fiscal year ending December 30, 2025. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Topic 220): Disaggregation of Income Statement Expenses. This guidance requires additional disclosure of certain amounts included in the expense captions presented on the Statement of Operations as well as disclosures about selling expenses. The ASU is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements and related disclosures.

NOTE 2—Revenue recognition

The Company recognizes revenue primarily from the sale of products, including mobile phones, connected devices, and accessories, and the majority of the Company’s contracts include only one performance obligation, namely the delivery of product. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is defined as the unit of account for revenue recognition under ASC 606. The Company also recognizes revenue from other contracts that may include a combination of products and NRE services or from the provision of solely NRE services. Where there is a combination of products and NRE services, the Company accounts for the promises as individual performance obligations if they are concluded as distinct. Performance obligations are considered distinct if they are both capable of being distinct and distinct within the context of the contract. In determining whether performance obligations meet the criteria for being distinct, the Company considers a number of factors, such as the degree of interrelation and interdependence between obligations, and whether or not the good or service significantly modifies or transforms another good or service in the contract. During the years ended December 31, 2024 and 2023, the Company did not have any contracts in which the products and NRE services were concluded to be a single performance obligation. In certain cases, the Company may offer tiered pricing based on volumes purchased for specific model phones. To date, all tiered pricing provisions have fallen into observable ranges of pricing to existing customers, thus, not resulting in any material right which could be concluded as its own performance obligation. In addition, the Company does not offer material post-contract support services to its customers.

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Net revenue for an individual contract is recognized at the related transaction price, which is the amount the Company expects to be entitled to in exchange for transferring the goods and/or services. The transaction price for product sales is calculated as the product selling price net of variable consideration which may include estimates for marketing development funds, sales incentives, and price protection and stock rotation rights. The Company generally does not offer a right of return to its customers, except for certain distributors where the company estimates future returns and reduces revenue on sales subject to return and maintains a reserve for returns allowance. Typically, variable consideration does not need to be constrained as estimates are based on specific contract terms. However, the Company continues to assess variable consideration estimates such that it is probable that a significant reversal of revenue will not occur. The transaction price for a contract with multiple performance obligations is allocated to the separate performance obligations on a relative standalone selling price basis. Standalone selling prices for products are determined based on the prices charged to customers, which are directly observable. The standalone selling price of the professional services are mostly based on time and materials. The Company determines its estimates of variable consideration based on historical collection experience with similar payor classes, aged accounts receivable by payor class, terms of payment agreements, correspondence from payors related to revenue audits or reviews, its historical settlement activity of audited and reviewed claims and current economic conditions using the portfolio approach. Revenue is recognized only to the extent that it is probable that a significant reversal of the cumulative amount recognized will not occur in future periods.

Revenue is then recognized for each distinct performance obligation as control is transferred to the customer. Revenue attributable to hardware is recognized at the time control of the product transfers to the customer. Control is generally transferred when the Company has a present right to payment and title and the significant risks and rewards of ownership of products or services are transferred to its customers. For most of the Company’s revenue attributable to hardware, control transfers when products are shipped. Revenue attributable to professional services is recognized as the Company performs the professional services for the customer.

Disaggregation of net revenues

The following table presents total net revenues disaggregate by product category:

	Year Ended December 31,
	2024	2023
Smartphones	$26,299	$31,410
Feature Phones	20,464	15,765
White Label Products (ODM Model) (Related Party)	7,379	—
White Label Tablets (ODM Model)	—	44,818
Connected Solutions	3,427	—
Accessories and Other	729	1,639
	$58,298	$93,632

Shipping and handling costs

The Company has elected to account for shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated products.

Contract costs

Applying the practical expedient, the Company recognizes the incremental costs of obtaining contracts as an expense when incurred when the amortization period of the assets that otherwise would have been recognized is one year or less. These costs are included in sales and marketing expenses.

The non-recurring costs associated with design and development of new products for technical approval represent costs to fulfill a contract pursuant to ASC 340-40, Other Assets and Deferred Costs. Accordingly, the Company capitalizes these contract fulfillment costs and amortizes such costs over the estimated period of time they are expected to be recovered, which is typically three to four years, the estimated life of a particular product model. As of December 31, 2024 and 2023, the net contract fulfillment assets were $6,399 and $9,232, respectively. Amortization of contract fulfillment assets for the years ended December 31, 2024 and 2023 was $3,486 and $2,159, respectively.

If the Company determines that such contract fulfillment costs are not expected to be recovered, it records an impairment in the period such determination is made. During the year ended December 31, 2024, the Company recorded an impairment of contract fulfillment assets of $6,484, of which $3,020 is included in cost of revenues, due to a decrease in projected profit of certain hotspots products, the cancellation of a consumer durable product, and the projected end of life of legacy products as newer products are scheduled to launch. The consumer durable product was cancelled because higher than anticipated manufacturing costs eliminated the expected profit margin on the product.

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NOTE 3—Fair value measurement

The fair value measurements standard establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under the standard are described below:

Level 1—Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2—Inputs to the valuation methodology include:

●	Quoted market prices for similar assets or liabilities in active markets;

●	Quoted prices for identical or similar assets or liabilities in inactive markets;

●	Inputs other than quoted prices that are observable for the asset or liability;

●	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets and liabilities measured at fair value. There have been no changes in the methodologies used for the years ended December 31, 2024 and 2023.

Money market funds are classified within level 1 of the fair value hierarchy because they are valued using quoted market prices.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

F-36

The following tables sets forth by level, within the fair value hierarchy, the Company’s assets and liabilities at fair value:

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds *	$103	$—	$—	$103

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds *	$102	$—	$—	$102

*	Included in cash and cash equivalents on the consolidated balance sheets.

NOTE 4—Significant Balance Sheet Components

Inventory consisted of the following:

	December 31,
	2024	2023
Devices—for resale	$4,633	$5,324
Raw materials	5,598	751
Accessories	390	442
	$10,621	$6,517

For certain new products, the Company began purchasing raw materials in 2024 that will be used by the third-party manufacturers to build the products. These purchased parts represent most of the raw materials in inventory at December 31, 2024.

Prepaid expenses and other current assets consisted of the following:

	December 31,
	2024	2023
Deposits for inventory	$2,697	$197
Other	1,865	1,411
	$4,562	$1,608

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Property and equipment consisted of the following:

	December 31,
	2024	2023
Computer equipment	$223	$156
Software	162	27
Furniture, fixtures, and office equipment	354	353
	739	536
Less: accumulated depreciation and amortization	(512)	(465)
	$227	$71

Depreciation and amortization expense of property and equipment for the years ended December 31, 2024, and 2023, was $58 and $47, respectively.

Accrued liabilities consisted of the following:

	December 31,
	2024	2023
Customer allowances	$11,421	$8,148
Contract fulfillment liabilities	2,939	568
Employee-related liabilities	2,247	1,755
Other	4,285	1,762
	$20,892	$12,233

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NOTE 5—Accounts Receivable

The following table presents the components of the Company’s accounts receivable, net:

	December 31,
	2024	2023
Trade receivables	6,906	25,576
Allowance for credit losses	(2,567)	(272)
	$4,339	$25,304

As of January 1, 2023, accounts receivable, net, was $22,433 and non-trade receivables was $2,269.

The Company has non-trade receivables from manufacturing vendors resulting from the sale of components to the vendors who manufacture and assemble final products for the Company.

The Company determines the probability of default for each pool of receivables with similar risk characteristics. The probability of loss is applied to the value of the receivables and an allowance for potential credit losses is recorded with the offset to credit loss expense.

The following table displays the roll forward of the allowance for credit losses on the Company’s trade receivables during the year ended December 31, 2024:

Beginning Balance, January 1, 2024	$272
Provision for credit losses	2,295
Ending Balance, December 31, 2024	$2,567

As of December 31, 2024, three customers account for 33%, 24%, and 12% of accounts receivable, net, respectively.

Trade receivables from the customer that purchased white label tablets from the Company accounts for 69% of accounts receivable, net, at December 31, 2023. In October 2023, the Company stopped sales of white label tablets to its tablet customer as the product reached the end of its life cycle. The tablet customer had a receivable due to the Company of $17,443 at December 31, 2023. In February 2024, an agreement was executed that transferred $11,308 of the receivables to the manufacturer of the tablets in exchange for relieving the Company of a $11,308 accounts payable liability. During the year ended December 31, 2024, the Company recorded an allowance for credit losses for this customer of approximately $2,564, which resulted in an insignificant remaining trade receivables balance from this customer as of December 31, 2024. One additional customer accounts for 15% of accounts receivable, net, at December 31, 2023.

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NOTE 6—Convertible Preferred Stock and Stockholders’ Equity

On November 2, 2018, the Company amended and restated its previous certificate of incorporation and adjusted its authorized capital stock (par value of $0.001) to consist of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Each outstanding share of common stock entitles the holder to one vote on each matter properly submitted to the stockholders of the Company for vote. As of December 31, 2024, no shares of preferred stock have been issued.

The following table, as adjusted for the Reverse Stock Split, shows shares of common stock reserved as of:

	December 31,
	2024	2023
Shares subject to options to purchase common stock	755,494	514,674
Unvested restricted stock units	67,962	68,185
Shares subject to warrants to purchase common stock	350,000	1
	1,173,456	582,860

NOTE 7—Stockholders’ Equity

Equity Financing

On April 29, 2024, the Company closed on a capital investment of 350,000 shares of common stock and warrants, as adjusted for the Reverse Stock Split, with a single investor for an aggregate purchase price of $3,850. In connection with the closing, the Company incurred approximately $66 in issuance costs, which was offset against the proceeds.

Each warrant has an exercise price of $11.00 per share, as adjusted for the Reverse Stock Split, is immediately exercisable, will expire in five years from the date of issuance, and is subject to customary adjustments for certain transactions affecting the Company’s capitalization. The warrants may not be exercised if the aggregate number of shares of common stock beneficially owned by the investor subsequent to the exercise exceeds the specified beneficial ownership limitation provided therein (which is currently 9.99% and may be adjusted upon advance notice).

ATM Offering

On August 6, 2024, the Company entered into a sales agreement (the “Sales Agreement”) with Roth Capital Partners, LLC (“Roth”). Pursuant to the Sales Agreement, the Company may sell, at its option, shares of common stock through Roth, as sales agent. Sales of shares of the Company’s common stock made pursuant to the Sales Agreement are being made under the Registration Statement on Form S-3 filed on April 9, 2024 (File No. 333-278577) (the “Registration Statement”), which was declared effective by the SEC on May 3, 2024. Subject to the terms and conditions of the Sales Agreement, Roth may sell the shares, if any, only by methods deemed to be an “at the market” offering as defined in Rule 415(a)(4) promulgated under the Securities Act. Roth will be entitled to compensation at a commission rate of 3% of the gross sales price per share sold through it under the Sales Agreement. The Company agreed to provide Roth with customary indemnification and contribution rights, including for liabilities under the Securities Act. In addition, the Company is required to reimburse Roth for certain specified expenses in connection with entering into the Sales Agreement.

The Company has no obligation to sell shares under the Sales Agreement, but it may do so from time to time. During the year ended December 31, 2024, a total of 138,988 shares of common stock were sold under the Sales Agreement for net proceeds of $438 after payment of commission fees and other related expenses of $18.

F-40

NOTE 8—Stock-based Compensation

As of December 31, 2024, the Company had the 2012 Equity Incentive Plan (the “2012 Option Plan”), 2019 Equity Incentive Plan (the “2019 Option Plan”) and the 2019 Employee Stock Purchase Plan (“ESPP”) in place.

The 2019 Option Plan provides for the grant of incentive and non-statutory stock options (“Options”), stock appreciation rights (“SAR”), restricted stock awards (“RSA”), and restricted stock units (“RSU”) to employees, nonemployee directors, and consultants of the Company. Option awards granted under the 2019 Option Plan generally become exercisable ratably over a two-year or four-year period following the date of grant and expire ten years from the date of grant. At the discretion of the Board of Directors, certain awards may be exercisable immediately at the date of grant but are subject to a repurchase right, under which the Company may buy back any unvested shares at their original exercise price in the event of an employee’s termination prior to full vesting. All other awards are exercisable only to the extent vested. At December 31, 2024 and 2023, there were no shares that had been early exercised that were subject to the Company’s repurchase right at that date. The exercise price or strike price for Options and SARs granted under the 2019 Option Plan must generally be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors. The exercise price of incentive stock options granted under the 2019 Option Plan to ten percent or greater stockholders must be at least equal to 110% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors, and are not exercisable after five years from the date of grant.

The Board of Directors adopted, and its stockholders approved, the ESPP and the 2019 Option Plan in March 2019 and April 2019, respectively, each of which became effective in connection with the IPO. As of December 31, 2024, there were 20,824 shares, as adjusted for the Reverse Stock Split, of common stock available to be issued under the ESPP. The number of shares of common stock reserved for issuance under the ESPP automatically increases on January 1 of each calendar year for 10 years, starting January 1, 2020, and ending on, and including, January 1, 2029, in an amount equal to the lesser of 1% of the total number of shares of capital stock outstanding on December 31st of the prior calendar year, and (ii) 50,000 shares, unless the Board of Directors or the compensation committee of the Board of Directors determines prior to such date that there will be a lesser increase, or no increase. The increase under the ESPP for both 2024 and 2023 was 5,000 shares, as adjusted for the Reverse Stock Split. During 2024 and 2023, there were no purchases under the ESPP.

As of December 31, 2024, there were 404,047 shares of common stock available to be issued under the 2019 Option Plan, plus the number of shares subject to outstanding stock options or other stock awards that were granted under the 2012 Option Plan that are forfeited, terminated, expired or are otherwise not issued. Additionally, the number of shares of common stock reserved for issuance under the 2019 Option Plan automatically increases on January 1 of each calendar year for 10 years, starting January 1, 2020 and ending on and including January 1, 2029, in an amount equal to 5% of the total number of shares of capital stock outstanding on December 31st of the prior calendar year, unless the Board of Directors or compensation committee determines prior to the date of increase that there will be a lesser increase, or no increase. The automatic increase under the 2019 Option Plan for the years ended December 31, 2024 and 2023 was 215,405 shares and 203,873 shares, as adjusted for the Reverse Stock Split, respectively. In August 2023, the Board of Directors approved an increase in the number of shares of common stock reserved for future issuance under the 2019 Option Plan by 200,000 shares, as adjusted for the Reverse Stock Split, which was approved by the Company’s stockholders on September 28, 2023. In June 2024, the Board of Directors approved an increase in the number of shares of common stock reserved for future issuance under the 2019 Option Plan by 300,000 shares, as adjusted for the Reverse Stock Split, which was approved by the Company’s stockholders on June 20, 2024.

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Stock-based compensation expense is as follows:

	For the Year Ended
	December 31,
	2024	2023
Cost of revenues	$59	$84
Research and development	51	101
Sales and marketing	372	377
General and administrative	1,043	934
	$1,525	$1,496

During the year ended December 31, 2023, 45,736 shares of common stock, as adjusted for the Reverse Stock Split, were issued under the 2019 Option Plan as payment to consultants for consulting fees and 23,000 shares of common stock, as adjusted for the Reverse Stock Split, were issued outside of the Company’s stock plans as payment to consultants for consulting fees. The aggregate value of shares issued to consultants for consulting fees during the year ended December 31, 2023 was $498 at the time of issuance, $388 of which is included in General and Administrative expenses in the Consolidated Statements of Operations for the year ended December 31, 2023, and $110 of which is included in Prepaid Expenses and Other Current Assets in the Consolidated Balance Sheets as of December 31, 2023.

Stock Options:

Stock option activity for the years ended December 31, 2024 and 2023 is as follows, as adjusted for the Reverse Stock Split:

		Weighted average exercise price	Weighted average remaining contractual life	Aggregate Intrinsic
	Options	per share	(in years)	Value*
Outstanding at January 1, 2023	447,664	$9.49
Granted	180,300	$5.74
Exercised	(112,500)	$4.19
Forfeited and expired	(790)	$45.00
Outstanding at December 31, 2023	514,674	$9.28
Granted	259,000	$5.76
Exercised	—	$—
Forfeited and expired	(18,180)	$75.47
Outstanding at December 31, 2024	755,494	$6.48	8.41	$—
Vested and expected to vest at December 31, 2024	755,494	$6.48	8.41	$—
Exercisable at December 31, 2024	333,554	$8.13	8.02	$—

*	The intrinsic value is calculated as the difference between the exercise price and the fair value of the common stock on the balance sheet date.

The total intrinsic value of stock options exercised to purchase common stock during the year ended December 31, 2023 was approximately $196.

On December 26, 2023, an employee exercised 12,500 stock options, as adjusted for the Reverse Stock Split. The Company issued common stock related to the exercised stock options in January 2024.

As of December 31, 2024, there was approximately $1,583 of unamortized stock-based compensation cost related to unvested stock options, which is expected to be recognized over a weighted average period of 1.86 years.

The weighted average grant date fair value of options granted during the years ended December 31, 2024 and 2023 was $5.76 and $5.74, respectively, as adjusted for the Reverse Stock Split.

The fair value of stock options is determined using the Black-Scholes option-pricing model using various inputs, including the Company’s estimates of the fair value of common stock on the date of grant, expected term, expected volatility, risk-free interest rate, and expectations regarding future dividends. Stock-based compensation also reflects the Company’s estimate regarding the portion of awards that may be forfeited.

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The following describes the key inputs used by the Company:

Fair Value of Common Stock—The Company measures equity classified stock-based awards granted to employees, consultants, and directors based on the estimated fair value on the date of grant, and the expense is recognized on a straight-line basis over the vesting period.

Expected Term—The expected term represents the period that the Company’s stock options are expected to be outstanding. The majority of stock option grants are considered to be “plain vanilla” and thus the Company determines the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

Expected Volatility—The expected volatility was derived from the historical stock volatility of the Company’s common stock since its IPO in May 2019.

Risk-Free Interest Rate—The risk-free interest rate is based on the interest yield in effect at the date of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Dividend Rate—The expected dividend rate was assumed to be zero, as the Company has not previously paid dividends on common stock and has no current plans to do so.

Forfeiture Rate—Forfeitures are recognized when they occur. Historically, the Company estimated the forfeiture rate based on an analysis of actual forfeiture experience, analysis of employee turnover behavior, and other factors.

The following represents the weighted-average assumptions used in the Black-Scholes valuation model by the Company in calculating the fair value of each stock option granted during the year ended December 31, 2024:

Expected dividend yield	0%
Risk-free interest rate	4.37%
Expected volatility	108%
Expected life (in years)	6.5

Restricted Stock Awards:

During 2023, 45,736 restricted stock awards, as adjusted for the Reverse Stock Split, with a grant date value of $305 were awarded and released in exchange for consulting services. The expense was recorded in the Consolidated Statements of Operations as General and Administrative expenses.

Restricted Stock Units:

The Company accounts for restricted stock units (“RSUs”) issued to employees and non-employees at fair value, based on the market price of the Company’s common stock on the date of grant. The RSUs are expensed over the vesting period, and the Company accounts for forfeitures as they occur. RSUs, primarily issued as incentives, generally vest annually over one to four years.

The following table summarizes the RSU activity for the year ended December 31, 2024 and has been adjusted retrospectively for the Reverse Stock Split:

	RSUs	Weighted average grant date fair value per share
Outstanding at January 1, 2024	68,185	$7.76
Granted	64,178	5.93
Released	(57,621)	7.96
Forfeited	(6,780)	5.90
Outstanding at December 31, 2024	67,962	$6.05

As of December 31, 2024, there was approximately $248 of unamortized stock-based compensation cost related to unvested RSUs, which is expected to be recognized over a weighted average period of 0.69 years.

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NOTE 9—Income Taxes

The following table presents the income (loss) before income taxes for domestic and foreign operations, and the components of the provision (benefit) for income taxes for the years ended December 31:

	2024	2023
Domestic loss	$(34,058)	$(425)
Foreign subsidiaries income	636	709
Income (loss) before income taxes	$(33,422)	$284

	2024	2023
Current income tax expense:
Federal	$1	$2
State	12	56
Foreign	223	250
Total Current	236	308

Deferred income tax expense (benefit):
Federal	—	—
State	—	—
Foreign	(10)	66
Total Deferred	(10)	66
Total provision for income taxes	$226	$374

The Company’s effective tax rate differs from the federal statutory rate due to the following for the years ended December 31:

	2024	2023
Statutory federal income tax rate	21.00%	21.00%
State income taxes, net of federal tax benefits	0.41%	23.20%
Stock compensation	-0.66%	84.92%
Foreign rate differential	-0.26%	58.55%
GILTI Inclusion	-0.37%	26.15%
Non-deductible expenses	-0.06%	1.02%
Valuation allowance	-20.74%	-83.07%
Effective tax rate	-0.68%	131.77%

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Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of the Company’s deferred tax assets and liabilities at December 31:

	2024	2023
Gross deferred tax assets:
Net operating loss carryforward	$25,379	$18,887
Section 174 capitalized costs	3,443	1,873
Tax credits	102	100
Accruals and reserves	2,928	1,927
Property and equipment	—	21
ASC 842 operating lease liability	—	12
Alternative minimum tax credits	21	21
Total gross deferred tax assets	31,873	22,841
Less: valuation allowance	(30,271)	(22,774)
Total deferred tax assets net of valuation allowance	1,602	67
Deferred tax liabilities:
Accruals and reserves	(1,440)	—
Property and equipment	(97)	—
ASC 842 right of use asset	—	(12)
Net deferred tax assets	$65	$55

A valuation allowance is provided for deferred tax assets where the recoverability of the assets is uncertain. The determination to provide a valuation allowance is dependent upon the assessment of whether it is more likely than not that sufficient future taxable income will be generated to utilize the deferred tax assets. Based on the weight of the available evidence, which includes the Company’s historical operating losses, lack of taxable income, and the accumulated deficit, the Company provided a full valuation allowance against the U.S. deferred tax assets resulting from the accruals and reserves along with the net operating loss and credits carried forward.

As of December 31, 2024 and 2023 the Company had net deferred income tax assets related primarily to net operating loss carry forwards, accruals and reserves and tax credit carryforward that are not currently being recognized of $30,271 and $22,841, respectively, which have been offset by a valuation allowance.

The Company has not provided U.S. Federal and State income taxes, nor foreign withholding taxes on approximately $12,003 of undistributed earnings for certain non-US subsidiaries, because such earnings are intended to be indefinitely reinvested. If these earnings were distributed to the U.S. in the form of dividends or otherwise, or if the shares of the relevant foreign subsidiaries were sold or otherwise transferred, the Company would not be subject to U.S. income tax due to the transition tax of IRC Section 965 or via newly enacted Global Intangible Low-Taxed Income (“GILTI”) provision, enacted as part of the 2017 U.S. Tax Act. The Company would be subject to U.S. state tax and potential foreign withholding taxes on a repatriation of the foreign earnings. The amount of unrecognized deferred income tax liability related to these earnings is not material.

Estimate of cumulative foreign earnings is as follows as of December 31:

	2024	2023
China	$6,694	$5,471
India	5,309	5,102
Total	$12,003	$10,573

The Company had net operating loss carryovers as follows as of December 31:

	2024	2023
Federal NOL	$118,497	$88,066
State NOL	$7,875	$7,086

F-45

Net operating loss carryforwards are available to offset future federal and state taxable income. Federal and state net operating loss carryforwards begin to expire in 2037 and 2035, respectively. The net operating losses have annual Section 382 limitations.

The Company had research and development (“R&D”) credit carryforwards as follows as of December 31:

	2024	2023
Federal R&D credits	$—	$—
California R&D credits	$129	$127

Federal and state laws impose restrictions on the utilization of net operating loss carryforwards and R&D credit carryforwards in the event of a change in ownership of the Company, which constitutes an ‘ownership change’ as defined by Internal Revenue Code Section 382 and 383. The Company experienced an ownership change in the past that materially impacts the availability of its net operating losses and tax credits. The amounts indicated in the above tables reflect the reduction of net operating losses and credit carryforwards as a result of previous ownership changes that the Company experienced. Should there be additional ownership changes in the future, the Company’s ability to utilize existing carryforwards could be substantially restricted.

The Company had excess interest expense carryforwards of $1,352 as of December 31, 2024. Federal laws impose restrictions on the utilization of Section 163(j) excess interest expense carryforwards in the event of a change in ownership of the Company, which constitutes an ‘ownership change’ as defined by Internal Revenue Code Section 382 and 383. The Company experienced an ownership change in July 2022 that materially impacts the availability of its excess interest expense. However, since the Section 163(j) excess interest expense carryover does not expire, there will be no limitation under Section 382 against the excess interest expense carryover in 2024. Should the Company utilize the excess interest expense in the future, the availability of its carryforwards would be substantially restricted.

The Company has long-term income taxes payable primarily related to transfer pricing agreements with its foreign subsidiaries.

Uncertain Tax Positions

The Company accounts for uncertainty in income taxes in accordance with ASC 740, Income Taxes. Under ASC 740, uncertain tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination by the tax authority, including resolutions of any related appeals or litigation processes, based on technical merit. If a tax position meets the more-likely-than-not recognition threshold it is then measured to determine the amount of benefit to recognize, in the consolidated financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

The following table summarizes the activity related to unrecognized tax benefits as follows as of December 31:

	2024	2023
Unrecognized benefit-beginning of period	$1,274	$1,273
Gross increases-prior period tax positions	153	1
Gross (decreases)-current period tax positions	46	—
Unrecognized benefit-end of period	$1,473	$1,274

As of December 31, 2024, $1 of the unrecognized tax benefits are accounted for as a reduction in the Company’s deferred tax assets. Due to the Company’s valuation allowance, only $1,472 of the $1,473 of unrecognized tax benefits would affect the Company’s effective tax rate, if recognized. The Company does not believe it is reasonably possible that its unrecognized tax benefits will significantly change in the next twelve months.

The Company recognizes interest and penalties related to unrecognized tax benefits as income tax expense. The Company reported a tax expense of $39 of interest and penalties in 2024 and the Company has accrued a liability of $259 for accrued interest and penalties related to unrecognized tax benefit as of December 31, 2024.

The Company’s material income tax jurisdictions are the United States (federal and California), China and India. As a result of net operating loss and credit carryforwards, the Company is subject to audit for tax years 2014 and forward for California purposes and for 2017 and forward for federal tax purposes. The China and India tax years are open under the statute of limitations from 2017 and forward.

F-46

Accounting for GILTI requires companies to adopt tax accounting policies related to:

Treating the book-tax differences as either period costs or to recognize GILTI related deferred tax assets/liabilities in accounting for the GILTI book-tax differences. The Company has elected to treat this difference as a period cost.

In the Company’s valuation allowance analysis, the Company will elect the Increment Cash Tax Savings Approach in determining its U.S. valuation allowance.

NOTE 10 —Commitments and Contingencies

The terms and conditions of applicable bylaws, certificates or articles of incorporation, agreements or applicable law may obligate Sonim under certain circumstances to indemnify its current and former directors, officers or employees, and underwriters, with respect to certain of the matters described below and Sonim has been advancing legal fees and costs to certain current and former directors, officers, employees and underwriters in connection with certain matters described below.

Purchase Commitments—The aggregate amount of noncancelable purchase orders as of December 31, 2024 and 2023, was approximately $15,753 and $13,478, respectively, and were related to the purchase of inventory and components for the Company’s devices, and certification services.

Royalty payments—The Company is required to pay per unit royalties to wireless essential patent holders and other providers of integrated technologies on mobile devices delivered, which, in aggregate, amount to less than 5% of net revenues associated with each unit and expire between 2024 and 2033. Royalty expenses for the years ended December 31, 2024 and 2023, were $1,084 and $1,102, respectively, which are included in cost of revenues on the Consolidated Statements of Operations. The Company may be required to pay additional royalties to additional patent holders and technology providers on future products.

General litigation—The Company is occasionally involved in various legal proceedings arising in the normal course of business. The Company is not involved in any material litigation as of the date of the filing of this Annual Report on Form 10-K.

The results of any future litigation cannot be predicted with certainty and, regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management time and resources and other factors.

Indemnification—Under the terms of its agreements with wireless carriers and other partners, the Company has agreed to provide indemnification for intellectual property infringement claims related to the Company’s product sold by them to their end customers. From time to time, the Company receives notices from these wireless carriers and other partners of a claim for infringement of intellectual property rights potentially related to their products. These infringement claims have been settled, dismissed, have not been further pursued by the customers, or are pending for further action by the Company.

F-47

NOTE 11 —Net Loss Per Share

The following table sets forth the computation of the Company’s basic and diluted net loss per share and has been adjusted retrospectively for the Reverse Stock Split:

	For the Years Ended
	December 31,
	2024	2023
Numerator:
Net loss	$(33,648)	$(90)
Denominator:
Weighted-average shares used in computing net loss per share, basic and diluted	4,718,141	4,287,694
Net loss per share, basic and diluted	$(7.13)	$(0.02)

The potentially dilutive common shares that were excluded from the calculation of diluted net loss per share because their effect would have been antidilutive are as follows and have been adjusted retrospectively for the Reverse Stock Split:

	For the Years Ended
	December 31,
	2024	2023
Shares subject to options to purchase common stock	755,494	514,674
Unvested restricted stock units	67,962	68,185
Shares subject to warrants to purchase common stock	350,000	1
Total	1,173,456	582,860

NOTE 12 —Entity Level Information

Segment Information—The Company operates in one reporting segment.

The Company’s Chief Executive Officer is the Company’s chief operating decision maker (“CODM”). The Company’s CODM primarily uses consolidated net income (loss) to allocate resources and assess Company performance, primarily through periodic budgeting and Company performance reviews. The CODM utilizes discrete financial information at the consolidated level, including profit and loss statements, cash flow and revenue forecasts, inventory reports, and vendor payment plans.

The following table details the revenues, significant expenses and other segment items regularly provided to and reviewed by the CODM for the years ended December, 31:

	2024	2023
Revenues	$58,298	$93,632
Less:
Cost of sales	38,364	69,121
Amortization of contract fulfillment assets	3,486	2,159
Other cost of sales	6,528	3,028
Research and development	14,235	1,772
Sales and marketing	12,962	8,768
General and administrative, excluding legal fees	10,916	7,271
Legal fees	1,468	1,000
Impairment of contract fulfillment assets	3,464	—
Restructuring charges	514	—
Interest expense, net	29	15
Other (income) expense, net	(246)	214
Income tax expense	226	374
Consolidated segment net loss	$(33,648)	$(90)
Reconciliation of profit or loss
Adjustments and reconciling items	—	—
Consolidated net loss	$(33,648)	$(90)

The following table summarizes total net revenues by region based on ship-to destinations:

	For the Years Ended
	December 31,
	2024	2023
United States	$39,726	$33,180
Canada	9,101	10,572
Europe and Middle East	642	4,299
Asia Pacific	8,829	45,581
	$58,298	$93,632

Long-lived assets, substantially comprised of contract fulfillment assets, located in the United States and Asia Pacific region were $7,384 and $187 as of December 31, 2024, respectively, and $9,365 and $48 as of December 31, 2023, respectively.

Inventory located in the United States and Asia Pacific region was $3,383 and $7,238 as of December 31, 2024, respectively, and $4,167 and $2,350 as of December 31, 2023, respectively.

F-48

The following table summarizes the composition of total net revenues:

	For the Years Ended
	December 31,
	2024	2023
Product Sales	$58,290	$93,628
Services	8	4
	$58,298	$93,632

Concentrations of Revenue Risk—The Company’s white label tablet customer accounted for 42% of net revenues for 2023. In the fourth quarter of 2023, tablet sales to this customer stopped as the product reached the end of its life cycle. After 2023, there is no longer a significant risk due to the concentration of revenue with this customer. One customer accounted for 41% and 29% of total net revenues for 2024 and 2023, respectively. Two additional customers accounted for 15% and 13% of total net revenues for 2024, respectively.

NOTE 13—Restructuring

During the fourth quarter of 2024, the Company commenced a restructuring initiative intended to continue to consolidate operations of its subsidiaries with those of the Company, including reductions-in-force (the “2024 Initiative”). The 2024 Initiative is expected to cost a total of approximately $514 and be completed in March 2025.

The following table sets forth activity in the restructuring liability, which is included in Accrued Liabilities on the Consolidated Balance Sheets:

Employee Costs
Beginning Balance, January 1, 2024	$—
Costs Incurred	514
Payments	(114)
Ending Balance, December 31, 2024	$400

NOTE 14—Subsequent Events

Purchase Agreement

On February 21, 2025, the Company entered into a note purchase agreement (the “Purchase Agreement”) with Streeterville Capital, LLC (the “Lender”) pursuant to which the Company issued and sold to the Lender a promissory note in the original principal amount of $3,300 (the “Note”).

The Purchase Agreement

Pursuant to the terms of the Purchase Agreement, until all of the Company’s obligations under the Note and all other transaction documents are paid and performed in full, the Company agreed to comply with certain covenants, including but not limited to the following: (i) compliance with its filing requirements under the Securities Exchange Act of 1934, as amended, (ii) maintaining the Company’s listing on a national securities exchange, and (iii) refraining from making any Restricted Issuances (as defined in the Purchase Agreement and described below) without the Lender’s prior written consent, which consent may be granted or withheld in the Lender’s sole discretion.

Subject to certain customary exceptions set forth in the Purchase Agreement, Restricted Issuances include the incurrence or guaranty of any debt obligations other than trade payables in the ordinary course of business, the issuance of any convertible securities in which the number of shares that may be issued pursuant to a conversion right, or the conversion price, varies with the market price of the Company’s common stock, the issuance of any securities with reset provisions and the issuance of any securities in connection with Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange. Restricted Issuances do not include ATM facilities, commercial bank loans or lines of credit, leases, grants pursuant to the Company’s incentive plans, and change-in-control transactions that result in full repayment of the Note upon consummation.

The Purchase Agreement also contains a “most favored nation” clause. Under this provision, for as long as the Note remains outstanding, if the Company issues any debt security with more favorable economic terms or conditions not similarly provided to the Lender, the Company must notify the Lender. At the Lender’s option, such favorable terms will become part of the Note and related transaction documents.

The Note

The Note carries an original issue discount of $270, and the Company agreed to pay $30 to the Lender to cover its legal fees, accounting costs, due diligence, monitoring, and other transaction costs, each of which was deducted from the proceeds of the Note received by the Company resulting in a purchase price of $3,000 received by the Company. Additionally, if the Note remains outstanding on the 90-day anniversary of the issuance, the Company will incur a one-time monitoring fee equal to the difference between (i) the outstanding balance of the Note divided by 0.85 (as minuend), and (ii) the outstanding balance of the Note (as subtrahend).

Interest under the Note accrues at a rate of 9% per annum. The unpaid amount of the Note, any interest, fees, charges, and late fees are due 18 months following the date of issuance. The Company may prepay all or any portion of the outstanding balance of the Note. If the Company elects to prepay the Note in part, it will be required to pay to the Lender an amount in cash equal to 110% of the portion of the outstanding balance the Company elects to prepay.

Commencing 6 months after the date of issuance of the Note and at any time thereafter until the Note is paid in full, the Lender will have the right to redeem up to $330 under the Note per calendar month. The Company must pay the redeemed amount in cash within three trading days of receiving a redemption notice. On three separate occasions and not more than once every 90 calendar days, the Company may defer any redemptions the Lender could otherwise make during a calendar month, provided, however, that each deferral increases the outstanding balance of the Note by 1%.

At any time following the occurrence of a Major Trigger Event or Minor Trigger Event (each as defined in the Note), the Lender may increase the outstanding balance of the Note by 15% for each occurrence of any Major Trigger Event and 5% for each occurrence of any Minor Trigger Event (the “Trigger Effect”), provided that the Trigger Effect may only be applied three times with respect to Major Trigger Events and three times with respect to Minor Trigger Events.

Subject to certain exceptions described below, if the Company fails to cure a Trigger Event within five trading days following the date of transmission of written demand notice by the Lender, the Trigger Event will automatically become an Event of Default (as defined in the Note). Following the occurrence of any Event of Default, the Lender may, upon written notice to the Company, (i) accelerate the Note, with the outstanding balance of the Note following application of the Trigger Effect (the “Mandatory Default Amount”) becoming immediately due and payable in cash, and (ii) cause interest on the outstanding balance of the Note beginning on the date the applicable Event of Default occurred to accrue at an interest rate equal to the lesser of 22% per annum or the maximum rate permitted under applicable law. However, certain Trigger Events, such as bankruptcy or insolvency, automatically result in an Event of Default, making the outstanding balance immediately payable at the Mandatory Default Amount without notice.

Placement Agent Fees

The Company paid $180 in placement agent fees on the transaction.

Contingent Gain

The Company recognizes a customer allowance liability in accordance with agreements with certain customers, which is included in Accrued Liabilities on the Consolidated Balance Sheets. In the first quarter of 2025, the Company settled a portion of these liabilities, leading to a reduction in the customer allowance liability and a contingent gain of approximately $5,000.

ATM Sales

In the first quarter of 2025, the Company has received approximately $3,715 in proceeds from stock sales through the ATM program.

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This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Peter Liu, Clayton Crolius, and Katherine Schooler (the “Named Proxies”), and each or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them, and each of them, to represent and to vote, as designated on the reverse of this proxy card, all of the shares of common stock of Sonim Technologies, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 6:00 a.m., Pacific Time on Tuesday, December 30, 2025, via a live webcast at www.proxydocs.com/ SONM, and any continuation, postponement, or adjournment thereof.

The Named Proxies are authorized to vote in their discretion on any matter that the Board of Directors did not know would be presented at the Special Meeting of Stockholders by a reasonable time before the proxy solicitation was made, and on such other business as may properly be brought before the Special Meeting of Stockholders or any continuation, postponement, or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Please be sure to sign and date this proxy card and mark on the reverse side

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Sonim Technologies, Inc. Special Meeting of Stockholders

Please make your marks like this: ☒

The Board of Directors recommends you vote: FOR each of the following Proposals 1, 2, AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
		FOR	AGAINST	ABSTAIN
1.	Approval of the asset purchase agreement, dated as of July 17, 2025, as amended, by and among Sonim Technologies, Inc. (the “Company”), Pace Car Acquisition LLC, the seller representative named in the asset purchase agreement, and Social Mobile Technology Holdings LLC, the sale of substantially all assets of the Company and its subsidiaries related to the Legacy Business (as defined in the accompanying proxy statement), and the other transactions contemplated by the asset purchase agreement (the “Asset Sale”).				FOR

2.	Approval, on an advisory, non-binding basis, of certain compensation that has, will, or may be paid or become payable to the Company’s named executive officers in connection with the Asset Sale.				FOR

3.

Approval of one or more adjournments of the Special Meeting, if necessary or appropriate, from time to time, to a later date or dates, even if a quorum is present, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the above-referenced proposal 1.

FOR

NOTE: To transact any other business properly brought before the Special Meeting or any continuation, postponement or adjournment thereof.

You must register to attend the meeting online and/or participate at www.proxydocs.com/SONM

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appear(s) on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date